As filed with the Securities and Exchange Commission on June 24, 2005
Registration No. 333-124319

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALPHA NATURAL RESOURCES, LLC	ALPHA NR HOLDING, INC.
(Exact name of registrant co-issuer as specified in its charter)	(Exact name of registrant parent guarantor as specified in its charter)
Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
1221	1221
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
56-2298262	02-0590704
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)
SEE TABLE OF ADDITIONAL CO-ISSUER AND GUARANTOR REGISTRANTS

406 West Main Street Abingdon, VA 24210 (276) 619-4410 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Vaughn R. Groves, Esq.
Vice President and General Counsel
Alpha NR Holding, Inc.
Alpha Natural Resources, LLC
406 West Main Street
Abingdon, VA 24210
(276) 619-4410
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:
Polly S. Swartzfager, Esq.
Bartlit Beck Herman Palenchar & Scott LLP
1899 Wynkoop Street, 8th Floor
Denver, CO 80202
Ph: (303) 592-3100
Fax: (303) 592-3140

     Approximate date of commencement of proposed exchange offer: May 12, 2005.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Note	Offering Price(1)	Fee

10% Senior Notes due 2012	$175,000,000	100%	$175,000,000	$20,597.50(3)

Guarantees of 10% Senior Notes due 2012	N/A(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

(3)	Previously paid.

     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF REGISTRANT CO-ISSUER AND ADDITIONAL REGISTRANT GUARANTORS

	State or Other		Address, Including Zip Code and
	Jurisdiction of	I.R.S. Employer	Telephone Number, Including
Exact Name of Registrant	Incorporation or	Identification	Area Code, of Registrants
as Specified in its Charter	Organization	Number	Principal Executive Offices

Alpha Coal Sales Co., LLC	Delaware	16-1641207	One Energy Place, Ste 1000 Latrobe, PA 15650 (724) 537-5731
Alpha Land and Reserves, LLC	Delaware	57-1136960	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Alpha Natural Resources Capital Corp.*	Delaware	41-2136215	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Alpha Natural Resources Services, LLC	Delaware	27-0075099	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Alpha NR Ventures, Inc.	Delaware	59-3796841	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Alpha Terminal Company, LLC	Delaware	55-0802473	406 West Main Street Abingdon, VA 24210 (276) 619-4410
AMFIRE, LLC	Delaware	51-0430939	406 West Main Street Abingdon, VA 24210 (276) 619-4410
AMFIRE Holdings, Inc.	Delaware	11-3673814	406 West Main Street Abingdon, VA 24210 (276) 619-4410
AMFIRE Mining Company, LLC	Delaware	11-3673833	One Energy Place, Suite 2800 Latrobe, PA 15650 (724) 537-5731
AMFIRE WV, L.P.	Delaware	56-2312151	406 West Main Street Abingdon, VA 24210 (276) 619-4410
ANR Holdings, LLC	Delaware	11-3673839	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Black Dog Coal Corp.	Virginia	54-1686572	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Brooks Run Mining Company, LLC	Delaware	52-2070922	25 Little Birch Rd. Sutton, WV 26601 (304) 765-4006
Dickenson-Russell Coal Company, LLC	Delaware	54-2079085	Rt. 2, Box 73 Cleveland, VA 24225 (276) 889-6100
Enterprise Mining Company, LLC	Delaware	38-3671602	1014 Laurel Avenue Coeburn, VA 24230 (276) 395-3316
Esperanza Coal Co., LLC	Delaware	06-1652549	Rt. 2, Box 73 Cleveland, VA 24225 (276) 889-6100

	State or Other		Address, Including Zip Code and
	Jurisdiction of	I.R.S. Employer	Telephone Number, Including
Exact Name of Registrant	Incorporation or	Identification	Area Code, of Registrants
as Specified in its Charter	Organization	Number	Principal Executive Offices

GTTC LLC	New Mexico	91-1765387	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Herndon Processing Company, LLC	West Virginia	51-0442749	Route 10 Herndon, WV 24726 (304) 294-4565
Kepler Processing Company, LLC	West Virginia	51-0442560	Route 97 Pineville, WV 24844 (304) 732-6452
Kingwood Mining Company, LLC	Delaware	57-1148058	Rt. 1 Box 294C Newburg, WV 26410 (304) 568-2466
Litwar Processing Company, LLC	West Virginia	51-0442687	Rural Route 1/5 Litwar, WV 24844 (304) 938-2922
Maxxim Rebuild Co., LLC	Delaware	01-0749355	12003 Virginia Boulevard Ashland, KY 41102 (606) 928-7911
Maxxim Shared Services, LLC	Delaware	55-0814342	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Maxxum Carbon Resources, LLC	Delaware	55-0802477	406 West Main Street Abingdon, VA 24210 (276) 619-4410
McDowell-Wyoming Coal Company LLC	Delaware	54-2079104	P.O. Box 1226 Welch, WV 24801 (304) 436-8451
NatCoal LLC	Colorado	84-1309669	406 West Main Street Abingdon, VA 24210 (276) 619-4410
Paramont Coal Company Virginia, LLC	Delaware	56-2298367	1014 Laurel Avenue Coeburn, VA 24230 (276) 395-3316
Riverside Energy Company, LLC	West Virginia	51-0442691	Route 10 Pineville, WV 24874 (304) 732-6422
Solomons Mining Company	West Virginia	55-0680485	P.O. Box 989 Phelps, KY 41533 (606) 432-7168

*	Co-issuer, together with Alpha Natural Resources, LLC, of the 10% Senior Notes due 2012 registered hereunder; the other above-listed registrants are subsidiaries or parents of Alpha Natural Resources, LLC that have guaranteed the notes.

PROSPECTUS
Alpha Natural Resources, LLC
Alpha Natural Resources Capital Corp.
Offer to Exchange
$175,000,000 principal amount of 10% Senior Notes due 2012,
which have been registered under the Securities Act of 1933, for
Any and all outstanding 10% Senior Notes due 2012

The Exchange Offer:

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that have been registered.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m. New York City time, on July 6, 2005, unless extended.

•	The exchange of outstanding notes for exchange notes in this exchange offer will not be a taxable event for U.S. federal income tax purposes.
The Exchange Notes:

•	The terms of the exchange notes to be issued in this exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable by persons who are not affiliated with us.

•	No public market currently exists for the outstanding notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

•	The exchange notes, like the outstanding notes, will be guaranteed on a senior unsecured basis by each of Alpha Natural Resources, LLC’s direct and indirect subsidiaries that guarantee its and its restricted subsidiaries obligations under its credit facility (other than Alpha Natural Resources Capital Corp., which is a co-issuer of the outstanding notes and will be a co-issuer of the exchange notes), and by its parent companies, ANR Holdings, LLC, Alpha NR Ventures, Inc. and Alpha NR Holding, Inc.
       See “Risk Factors” beginning on page 18 for a discussion of certain risks that you should carefully consider before participating in the exchange offer.
       Each broker-dealer that receives exchange notes and related guarantees for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes and related guarantees. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes and related guarantees received in exchange for outstanding notes and related guarantees where the outstanding notes and related guarantees were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described in the preceding sentence. See “Plan of Distribution.”

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 24, 2005.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY
      This summary does not contain all of the information you should consider in making your investment decision. Before deciding to tender your outstanding notes in the exchange offer, you should carefully read this entire document, including our historical consolidated and pro forma financial statements and accompanying notes included elsewhere in this prospectus. You should also carefully consider, among other things, the matters discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      Unless the context otherwise indicates, as used in this prospectus, the terms “Alpha,” “we,” “our,” “us” and similar terms refer to (1) the majority of the Virginia coal operations of Pittston Coal Company, a subsidiary of The Brink’s Company (our “Predecessor”) with respect to periods on and prior to December 13, 2002, (2) ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries on a combined basis with respect to periods from and after December 14, 2002 until the completion of our Internal Restructuring as defined and described below, and (3) Alpha NR Holding, Inc. and subsidiaries from and after the completion of our Internal Restructuring.
Alpha NR Holding, Inc. and Subsidiaries
      We are a leading Appalachian coal producer. Our reserves primarily consist of high Btu, low sulfur steam coal that is currently in high demand in U.S. coal markets and metallurgical coal that is currently in high demand in both U.S. and international coal markets. We produce, process and sell steam and metallurgical coal from seven regional business units, which, as of April 15, 2005, are supported by 43 active underground mines, 21 active surface mines and 11 preparation plants located throughout Virginia, West Virginia, Kentucky and Pennsylvania. We are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines, allowing us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately.
      Steam coal, which is primarily purchased by large utilities and industrial customers as fuel for electricity generation, accounted for approximately 63% of our 2004 coal sales volume. The majority of our steam coal sales volume during 2004 consisted of high Btu (above 12,500 Btu content per pound), low sulfur (sulfur content of 1.5% or less) coal, which typically sells at a premium to lower-Btu, higher-sulfur steam coal. Metallurgical coal, which is used primarily to make coke, a key component in the steel making process, accounted for approximately 37% of our 2004 coal sales volume. Metallurgical coal generally sells at a premium over steam coal because of its higher quality and its value in the steelmaking process as the raw material for coke. Under current market conditions, we are able to market a significant portion of our higher quality steam coal as metallurgical coal.
      During 2004, we sold a total of 25.8 million tons of steam and metallurgical coal and generated revenues of $1,269.7 million, EBITDA of $99.5 million and net income of $20.0 million. We define and reconcile EBITDA, and explain its importance, in note (1) under “Selected Historical Consolidated Financial Data.” Our coal sales during 2004 consisted of 19.4 million tons of produced and processed coal, including 0.9 million tons purchased from third parties and processed at our processing plants or loading facilities prior to resale, and 6.4 million tons of purchased coal that we resold without processing. We sold a total of 7.3 million tons of purchased coal in 2004, of which approximately 81% was blended with coal produced from our mines prior to resale. Approximately 47% of our sales revenue in 2004 was derived from sales made outside the United States, primarily in Japan, Canada, Brazil, Korea and several countries in Europe.
      As of December 31, 2004, we owned or leased 500.9 million tons of proven and probable coal reserves, excluding 10.2 million tons leased by our National King Coal regional business unit that we sold on April 14, 2005. Of our total proven and probable reserves, approximately 89% are low sulfur reserves, with approximately 57% having sulfur content below 1.0%. Approximately 94% of our total proven and probable reserves have a high Btu content. We believe that our total proven and probable reserves will support current production levels for more than 25 years.
Competitive Strengths
      We believe that the combination of the following competitive strengths distinguishes us from our competitors.
      We provide a comprehensive range of steam and metallurgical coal products that are in high demand. Our reserves enable us to provide customers with coal products that are in high demand — including high Btu, low sulfur steam coal, and low, medium and high volatile metallurgical coal. Steam coal customers value high Btu coal because it fuels electricity generation more efficiently than lower energy content coal. In addition, the demand for clean burning, low sulfur coal has grown significantly since the implementation of sulfur emission restrictions mandated by the Clean Air Act. Metallurgical coal customers require precise coal characteristics to meet their coke production specifications and generally value low volatile metallurgical coal more highly than other categories of metallurgical coal.
      Our flexible mining operations and diversified asset base allow us to manage costs while capitalizing on market opportunities. Our 64 active mines, 11 preparation plants and seven regional business units are supported by flexible and cost-effective use of our mining equipment and personnel. Our mining equipment is interchangeable and can be redirected easily at a relatively low cost, providing us more flexibility to respond to changing geologic, operating and market conditions. The diversity of our portfolio of mines and preparation plants allows us to move resources between existing or new operations and limits our mine concentration risk.
      Our ability to provide customized product offerings creates valuable market opportunities, strengthens our customer relationships and improves profitability. We have a “customer-focused” marketing strategy that, combined with our comprehensive range of coal product offerings and established marketing network, enables us to customize our coal deliveries to a customer’s precise needs and specifications. The products we sell to our customers will often be a blend of internally produced coal and coal we have purchased from third parties, in contrast to the more traditional approach of only offering coal produced from captive mines. We believe our commitment to providing high quality coal products designed to our customers’ specifications enables us to maintain strong customer relationships while maximizing the value of our coal reserves.
      Our primary operating focus is the Appalachian region, the region with the most producer-favorable coal supply and demand dynamics in the United States. Our operations are focused on Central and Northern Appalachia, which accounted for 70% and 28%, respectively, of the coal produced from our mines during 2004. The Appalachian region has produced declining supplies of coal in recent years while regional demand, already the highest in the United States based on tons consumed, is expected to increase due to growth in regional demand for electricity. We believe these trends in Appalachian coal supply and demand, the high quality of Appalachian coal and the lower transportation costs that result from the proximity of Appalachian producers and customers create favorable pricing dynamics that provide us with an advantage over producers from other regions.
      Our Central Appalachian mining expertise provides us with significant regional growth opportunities. Our focus on the Appalachian region has allowed us to develop expertise in efficiently mining Central Appalachian reserves. Furthermore, we have developed both a good understanding of the region’s transportation infrastructure and a favorable reputation with the region’s property owners, coal industry operators and employee base.
      Our comparatively low amount of long-term reclamation and employee-related liabilities provides us with financial flexibility. As of March 31, 2005, we had total accrued reclamation liabilities of $40.7 million, self-insured workers’ compensation liabilities of $6.5 million and post-retirement obligations of $17.8 million, and we had no pension liabilities and minimal black lung liabilities. We believe the amount of these liabilities are among the lowest of the publicly-traded U.S. coal producers. In addition, because over 91% of our approximately 2,800 employees are employed by our subsidiaries on a union-free basis as of May 31, 2005, and approximately 95% of our coal production during 2004 was produced from mines operated by union-free employees, we are better able to minimize the types of employee-related liabilities commonly associated with union-represented mines.
      Our management team has extensive coal industry experience and has successfully integrated a number of acquisitions. Our senior executives have, on average, more than 20 years of experience in the coal industry, largely in the Appalachian region, and they have substantial experience in increasing productivity, reducing costs, implementing our marketing strategy and coal blending capabilities, improving safety, and developing and maintaining strong customer and employee relationships. In addition to their operating strengths, the majority of our senior executives have significant experience in identifying, acquiring and integrating coal companies into existing organizations.
Business Strategy
      We believe that we are well-positioned to enhance our position as a leading Appalachian coal producer by continuing to implement our strategy, which consists of the following key components:
      Achieve premium pricing and optimum efficiency in contract fulfillment. We intend to continue to use our diversified operating strategy, coal blending capabilities, market knowledge and strong marketing organization to identify and capitalize on opportunities to generate premium pricing for our coal and to achieve optimum efficiency in fulfillment of coal contracts. As of April 15, 2005, we had contracts to sell 99% of our planned production for 2005, 66% of our planned production for 2006 and 34% of our planned production for 2007, which we believe provides us with significant price certainty in the short-term while maintaining uncommitted planned production that allows us to take an opportunistic approach to selling our coal.
      Maximize profitability of our mining operations. We continuously reassess our reserves, mines and processing and loading facilities in an effort to determine the optimum operating configuration that maximizes our profitability, efficient use of operating assets and return on invested capital. We intend to continue to optimize the profitability of our mining operations through a series of initiatives that include:

•	increasing production levels where we determine that such increased production can be profitably achieved;

•	leveraging our product offerings, blending capabilities and marketing organization to realize higher margins from our sales;

•	deploying our resources against the most profitable opportunities available in our asset portfolio;

•	consolidating regional operations and increasing the utilization of our existing preparation plants and loading facilities;

•	maintaining our focus on safety and implementing safety measures designed to keep our workforce injury free; and

•	coordinating company-wide purchasing activities with major vendors to provide materials and supplies at lower overall cost.
      Pursue strategic value-creating acquisitions. We have successfully acquired and integrated businesses into our operations, and we intend to continue to expand our business and coal reserves through acquisitions of attractive, strategically positioned assets. Although we intend to concentrate our efforts in Appalachia, where we believe there remain attractive acquisition opportunities, we will continue to evaluate opportunities in other regions that meet our acquisition criteria. We employ what we believe is a disciplined acquisition strategy focused on acquiring coal and coal-related operations and assets at attractive valuations.
      Maintain a strong safety, labor relations and environmental record. One of our core values is protecting the health and welfare of our employees by designing and implementing high safety standards in the workplace. We also aim to preserve the positive relationship we have developed with our employees. Similarly, we aim to adhere to high standards in protecting and preserving the environment in which we operate.
Risks Related to our Business and Strategy
      Our ability to execute our strategy is subject to the risks that are generally associated with the coal industry. For example, our profitability could decline due to changes in coal prices or coal consumption patterns, as well as unanticipated mine operating conditions, loss of customers, changes in our ability to access our coal reserves and other factors that are not within our control. Furthermore, the heavily regulated nature of the coal industry imposes significant actual and potential costs on us, and future regulations could increase those costs or limit our ability to produce coal.
      We are also subject to a number of risks related to our competitive position and business strategies. For example, our acquisitive business strategy exposes us to the risks involved in consummating and integrating acquisitions, including the risk that in a future acquisition we could assume more long-term liabilities relative to the value of the acquired assets than we have assumed in our previous acquisitions, thereby reducing our competitive strength with regard to our level of long-term liabilities. In addition, our focus on the Central and Northern Appalachian regions exposes us to the risks of operating in these regions, including higher costs of production as compared to other coal-producing regions and more costly and restrictive permitting, licensing and other environmental and regulatory requirements. For additional risks relating to our business and this offering, see “Risk Factors” beginning on page 18 of this prospectus.
Coal Market Outlook
      According to traded coal indices and reference prices, U.S. and international coal demand is currently strong, and coal pricing has increased year-over-year in each of our coal production markets. We believe that the current strong fundamentals in the U.S. coal industry result primarily from:

•	stronger industrial demand following a recovery in the U.S. manufacturing sector, evidenced by the most recent estimate of 3.5% real GDP growth in the first quarter of 2005, as reported by the Bureau of Economic Analysis;

•	relatively low customer stockpiles, estimated by the U.S. Energy Information Administration (“EIA”) to be approximately 104.6 million tons at the end of February 2005, down 8% from the same period in the prior year;

•	declining coal production in Central Appalachia, including an average annual decline of 4.9% in Central Appalachian coal production volume from January 1, 2001 through December 31, 2004;

•	capacity constraints of U.S. nuclear-powered electricity generators, which operated at an average utilization rate of 90.5% in 2004, up from 73.8% in 1994, as estimated by the EIA;

•	high current and forward prices for natural gas and heating oil, the primary fuels for electricity generation, with spot prices as of May 31, 2005, for natural gas and heating oil at $6.33 per million Btu and $1.45 per gallon, respectively, as reported by Bloomberg L.P.; and

•	increased international demand for U.S. coal for steelmaking, driven by global economic growth, high ocean freight rates and the weak U.S. dollar.
      U.S. spot steam coal prices have steadily increased since mid-2003, particularly for coals sourced in the eastern United States. The table below describes the percentage increase in year-over-year average reference prices for coal as of May 31, 2005, according to Platts Research and Consulting (“Platts”), in the regions where we produce our coal, and the percentage of our produced and processed coal sales volume during 2004 by region:

	Increase in Average	Percentage of Produced and
	Reference Prices	Processed Coal Sales in 2004

Central Appalachia	14%	70%
Northern Appalachia	24%	27%
      We expect near-term volume growth in U.S. coal consumption to be driven by greater utilization at existing coal-fired electricity generating plants, which operated at an estimated 71% of capacity in 2003, according to Platts. If existing U.S. coal fueled plants operate at estimated potential utilization rates of 85%, we believe they would consume approximately 200 million additional tons of coal per year, which represents an increase of approximately 18% over current coal consumption.
      We expect longer-term volume growth in U.S. coal consumption to be driven by the construction of new coal-fired plants. The National Energy Technology Laboratory (“NETL”), an arm of the U.S. Department of Energy (the “DOE”), projects that 112,000 megawatts of new coal-fired electric generation capacity will be constructed in the United States by 2025. The NETL has identified 106 coal-fired plants, representing 65,000 megawatts of electric generation capacity, that have been proposed and are currently in various stages of development. The DOE projects that 59 of these proposed coal-fired plants, representing 38,000 megawatts of electric generation capacity, will be completed and will begin consuming coal to produce electricity by the end of 2010.
      The current pricing environment for U.S. metallurgical coal is also strong in both the domestic and seaborne export markets. Demand for metallurgical coal in the United States has recently increased due to a recovery in the U.S. steel industry. In addition to increased demand for metallurgical coal in the United States, demand for metallurgical coal has increased in international markets. According to the International Iron and Steel Institute, Chinese steel consumption increased 25% in 2003, and Asia-Pacific Rim consumption of metallurgical coal continues to strain supply. For example, BHP Billiton, a major Australian producer, reported average price settlement increases of 28% for annually-priced metallurgical coal sales contracts in 2004 as compared to 2003, and Fording Canadian Coal Trust, a major Canadian producer, reported increases in metallurgical coal sales prices in the third quarter of 2004 of 22% over the same period in 2003. The tightening supply of metallurgical coal in global markets has been due in part to supply disruptions in Australia, the world’s largest coal exporter, and the decision by China, the world’s second largest coal exporter, to restrict its metallurgical coal exports in order to satisfy domestic demand. Additionally, the recent weakness of the U.S. dollar has made U.S. metallurgical coal more competitive in international markets. The table below describes average sale prices, according to Platts, for low volatile metallurgical coal at the Hampton Roads, Virginia export terminals, through which we ship the great majority of our metallurgical coal exports and which collectively constitute the highest volume export facility for U.S. metallurgical coal production, and the percentage increase in prices year-over-year:

				Percentage
Average Sale Prices per Ton for Low Volatile Metallurgical				Increase
Coal at Hampton Roads, Virginia Export Terminals				Year-Over-Year

April 5, 2004	$135.00	April 1, 2005	$135.00	0%
January 12, 2004	$71.50	January 3, 2005	$137.50	92%
October 6, 2003	$52.00	October 4, 2004	$135.00	160%
July 7, 2003	$50.45	July 5, 2004	$125.00	148%
History
      Alpha NR Holding, Inc. was formed under the laws of the State of Delaware on April 22, 2002 as a subsidiary of First Reserve Fund IX, L.P., to serve as a holding company of First Reserve Fund IX, L.P.’s ownership interest in the Alpha Natural Resources organization. In December 2002, ANR Holdings, LLC (“ANR Holdings”) was formed by First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P.

(referred to as the “First Reserve Stockholders” or collectively with their affiliates, “First Reserve”) and our management to serve as the top-tier holding company of the Alpha Natural Resources organization. ANR Holdings acquired all of the limited liability company membership interests of Alpha Natural Resources, LLC in December 2002.
      On December 13, 2002, we acquired a majority of the Virginia coal operations of Pittston Coal Company, a subsidiary of The Brink’s Company, our Predecessor. On January 31, 2003, we acquired Coastal Coal Company, LLC (“Coastal Coal Company”), and on March 11, 2003, we acquired American Metals & Coal International, Inc.’s (“AMCI”) U.S. coal production and marketing operations. A portion of the consideration for our acquisition of the U.S. coal production and marketing operations of AMCI (“U.S. AMCI”), was provided in the form of an approximate 44% membership interest in ANR Holdings issued to the owners of AMCI, which together with issuances of an approximate 1% membership interest to Madison Capital Funding, LLC and Alpha Coal Management, LLC (“Alpha Coal Management”) reduced the First Reserve Stockholders’ membership interest in ANR Holdings to approximately 55%. On November 17, 2003, we acquired the assets of Mears Enterprises, Inc. and affiliated entities. On May 18, 2004, Alpha Natural Resources, LLC and its wholly-owned subsidiary, Alpha Natural Resources Capital Corp., issued $175.0 million principal amount of 10% senior notes due 2012, and on May 28, 2004, we entered into a new $175.0 million credit facility (together referred to as the “2004 Financings”).
      On February 11, 2005, Alpha Natural Resources, Inc. succeeded to the business and became the indirect parent entity of ANR Holdings in a series of internal restructuring transactions which we refer to collectively as the “Internal Restructuring,” and on February 18, 2005, Alpha Natural Resources, Inc. completed an initial public offering of its common stock. Pursuant to the Internal Restructuring, Alpha NR Holding, Inc. became a direct, wholly-owned subsidiary of Alpha Natural Resources, Inc. On March 30, 2005, ANR Holdings, Alpha NR Ventures, Inc. and Alpha NR Holding, Inc., which we sometimes refer to herein as the “parent guarantors,” entered into a supplemental indenture pursuant to which they agreed to fully and unconditionally guarantee the notes.

      The following diagram depicts our organizational structure:
Recent Development
      Disposition of Assets in Colorado. On April 14, 2005, we sold the assets of our Colorado mining subsidiary National King Coal LLC and related trucking subsidiary Gallup Transportation and Transloading Company, LLC (collectively, “NKC”) to an unrelated third party for cash in the amount of $4.4 million, plus an amount in cash equal to the fair market value of NKC’s coal inventory, and the assumption by the buyer of certain liabilities of NKC. For the year ended December 31, 2004, NKC contributed revenues of $17.0 million, a net loss of $2.4 million after an asset impairment charge of $5.1 million, and negative EBITDA of $5.8 million on 0.5 million tons of steam coal sold. For the three months ended March 31, 2005, NKC contributed revenues of $3.6 million, a net loss of $0.5 million, and negative EBITDA of $0.3 million on 0.1 million tons sold. NKC controlled 10.2 million tons of proven and probable steam coal reserves at December 31, 2004. In connection with the closing of the transaction, National King Coal LLC was renamed NatCoal LLC, and Gallup Transportation and Transloading Company, LLC was renamed GTTC LLC.

The Exchange Offer
      On May 18, 2004, Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp. (together, the “Issuers”) issued an aggregate of $175,000,000 principal amount of 10% senior notes due 2012 in a private offering. For purposes of this and other sections in this prospectus, we refer to the 10% senior notes due 2012 issued by the Issuers in the private offering as the “exchange notes,” we refer to the 10% senior notes due 2012 registered under the Securities Act of 1933, as amended (the “Securities Act”) as the “exchange notes” and we refer to the outstanding notes and the exchange notes together as the “notes.”

General	In connection with the private offering, the Issuers and the subsidiary guarantors of the outstanding notes entered into a registration rights agreement with the initial purchasers in which they agreed to use commercially reasonable efforts to (1) have the exchange offer registration statement of which this prospectus forms a part declared effective by the Securities and Exchange Commission (the “SEC”) on or prior to 270 days after the closing of the offering and (2) consummate the exchange offer within 30 days after the exchange offer registration statement is declared effective. The exchange offer registration statement of which this prospectus forms a part was originally declared effective by the SEC on May 11, 2005. This prospectus is part of a post-effective amendment to the exchange offer registration statement we filed in order to include additional financial information regarding the parent guarantors. You are entitled to exchange in this exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except that:

• the exchange notes have been registered under the Securities Act and will be freely tradeable by persons who are not affiliated with us;

• the exchange notes are not entitled to any registration rights which are applicable to the outstanding notes under the registration rights agreement; and

• our obligation to pay additional interest on the outstanding notes because (1) the exchange offer registration statement of which this prospectus forms a part was not declared effective by February 14, 2005 (the “Effectiveness Target Date”) or (2) this exchange offer was not consummated within 30 business days of the Effectiveness Target Date, in each case, at incremental rates ranging from 0.25% per annum to 1.0% per annum depending on how long we fail to comply with these deadlines, does not apply to the exchange notes. Notwithstanding the foregoing, by exchanging your outstanding notes for exchange notes you will not give up your right to receive any additional interest that has accrued on the outstanding notes.

The Exchange Offer	The Issuers are offering to exchange up to $175,000,000 aggregate principal amount of their 10% senior notes which have been registered under the Securities Act for any and all of their outstanding 10% senior notes which were issued on May 18,

2004. Outstanding notes may be exchanged only in integral multiples of $1,000.

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each participating broker-dealer that receives exchange notes for its own account pursuant to this exchange offer in exchange for the outstanding notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who

• is our affiliate;

• does not acquire the exchange notes in the ordinary course of its business; or

• tenders its outstanding notes in this exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes,

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), as interpreted in the SEC’s letter to Shearman & Sterling (dated July 2, 1993), or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Expiration Date; Withdrawal of Tenders	This exchange offer will expire at 5:00 p.m. New York City time, on July 6, 2005, unless extended by us. We do not currently intend to extend the expiration date. A tender of outstanding notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer — Certain Conditions to this Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in this exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or the copy, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in this exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, through which you will agree to be bound by the letter of transmittal.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any exchange notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank or trust company or other nominee and you wish to tender those outstanding notes in this exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power form the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other documents required by the letter of transmittal or comply with the applicable procedures under DTC’s Automated Tender

Offer Program prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to continue to pay additional interest as described in the registration rights agreement. If you are a holder of outstanding notes and do not tender your outstanding notes in this exchange offer, you will continue to hold such outstanding notes and you will be entitled to all the rights and limitations applicable to the outstanding notes in the indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer. To the extent that outstanding notes are tendered and accepted in this exchange offer, the trading market for outstanding notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer provided for in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, or as otherwise required under certain limited circumstances pursuant to the terms of the registration rights agreement, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Material United States Federal Income Tax Consequences	The exchange of outstanding notes for exchange notes in this exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer. See “Use of Proceeds.”

Exchange Agent	Wells Fargo Bank, National Association is the exchange agent for this exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer — Exchange Agent” of this prospectus.

The Exchange Notes
      The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of Notes” section of this prospectus for a more detailed description of the terms of the exchange notes.

Issuers	Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp.

Exchange Notes Offered	$175,000,000 aggregate principal amount of 10% Senior Notes due 2012.

Maturity Date	June 1, 2012.

Interest	The exchange notes will bear interest at a rate equal to 10% per annum, payable semi-annually in arrears, on June 1 and December 1 of each year, commencing on June 1, 2005.

Guarantees	Alpha Natural Resources, LLC’s direct and indirect domestic subsidiaries that guarantee its obligations under the credit facility (other than Alpha Natural Resources Capital Corp., which will be a co-issuer of the exchange notes) and its parent companies that guarantee its obligations under the credit facility will fully and unconditionally guarantee the exchange notes on a senior unsecured basis.

Ranking	The exchange notes and the guarantees will be unsecured senior obligations of ours and the guarantors’ and will:

• rank equally in right of payment to all of our and the guarantors’ existing and future unsecured senior debt;

• rank senior in right of payment to all of our and the guarantors’ existing and future senior subordinated indebtedness and subordinated indebtedness; and

• be effectively subordinated to any of our and our the guarantors’ existing and future secured debt, including borrowings under our credit facility; and

• be effectively subordinated to any existing and future liabilities of any non-guarantor subsidiaries.

As of March 31, 2005, we and the guarantors had approximately $221.7 million of indebtedness outstanding, of which approximately $35.6 million was secured and effectively senior to the notes. In addition, under our credit facility we had $53.4 million of letters of credit outstanding and additional borrowings available under the revolving portion of our credit facility of $89.1 million.

Optional Redemption	We may redeem some or all of the notes at any time prior to June 1, 2008, at a price equal to 100% of the principal amount of the notes, plus a “make-whole” premium. Thereafter, we may redeem some or all of the notes at the redemption prices set forth in this prospectus. At any time and from time to time on or prior to June 1, 2007, we may redeem up to 40% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings. See “Description of Notes — Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, we will be required to make an offer to purchase each holder’s notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness or enter into sale and leaseback transactions;

• pay dividends or make other equity distributions;

• make investments;

• create liens;

• engage in transactions with affiliates; and

• merge or consolidate with other companies or sell substantially all of our assets.

These limitations are subject to a number of important exceptions and qualifications. Moreover, these covenants do not apply to the parent guarantors of the notes. See “Description of Notes — Certain Covenants.”

Termination of Certain Covenants	Many of the restrictive covenants will terminate if the notes achieve an investment grade rating from both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services in the future, and no default or event of default has occurred and is continuing under the indenture. Covenants that cease to apply as a result of achieving these ratings will not be restored, even if the credit ratings assigned to the notes later fall below investment grade. See “Description of Notes — Changes in Covenants When Notes Rated Investment Grade.”

No Public Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Although the initial purchasers in the offering of the outstanding notes have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so, and may discontinue market-making at any time without notice. For this reason, a liquid market for the exchange notes may not develop or be maintained.

Risk Factors	Investment in the exchange notes involves certain risks. You should carefully consider the information in the “Risk Factors” section and all other information included in this prospectus prior to exchanging your outstanding notes pursuant to this exchange offer.

      For additional information about the notes, see the section of this prospectus entitled “Description of Notes.”
Additional Information
      Alpha Natural Resources, LLC is a Delaware limited liability company, and Alpha NR Holding, Inc. and Alpha Natural Resources Capital Corp. are Delaware corporations. Our principal executive office is located at 406 West Main Street, Abingdon, Virginia 24210 and our telephone number is (276) 619-4410.
Summary Historical and Pro Forma Consolidated Financial Data
      The following summary historical consolidated financial data as of December 31, 2003 and 2004, for the period from December 14, 2002 through December 31, 2002 and for the years ended December 31, 2003 and 2004, have been derived from the combined financial statements of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries (the owners of a majority of the membership interests of ANR Holdings prior to the Internal Restructuring), and the related notes, included elsewhere in this prospectus, which have been audited by KPMG LLP (“KPMG”), an independent registered public accounting firm. The summary historical consolidated financial data as of December 31, 2002 have been derived from the audited combined balance sheet of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries not included in this prospectus. The summary historical financial data for the period from January 1, 2002 through December 13, 2002 have been derived from our Predecessor’s combined financial statements and related notes thereto, included elsewhere in this prospectus, which have been audited by KPMG. The summary historical consolidated financial data as of March 31, 2005 and for the three months ended March 31, 2004 and 2005, have been derived from the unaudited consolidated condensed interim financial statements of Alpha NR Holding, Inc. and subsidiaries, and the related notes, included elsewhere in this prospectus.
      On May 18, 2004 and May 28, 2004, we completed the 2004 Financings. On February 11, 2005, we completed the Internal Restructuring. On April 14, 2005, we sold substantially all of the assets of NKC (the “NKC Disposition”). The summary pro forma balance sheet data as of March 31, 2005 give pro forma effect to the subsequent NKC Disposition as if it had occurred on March 31, 2005, and the summary pro forma statement of operations data for the year ended December 31, 2004 and the three months ended March 31, 2005, give pro forma effect to the 2004 Financings, the Internal Restructuring and the subsequent NKC Disposition as if they had occurred on January 1, 2004. The summary pro forma financial data are for informational purposes only and should not be considered indicative of actual results that would have been achieved had these events actually been consummated on the dates indicated and do not purport to indicate results of operations as of any future date or for any future period.

      The following data should be read in conjunction with “Unaudited Pro Forma Consolidated Financial Information,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our and our Predecessor’s financial statements and related notes thereto included elsewhere in this prospectus.

		ANR Fund IX Holdings, L.P. and
	Predecessor	Alpha NR Holding, Inc. and Subsidiaries				Alpha NR Holding, Inc. and Subsidiaries

								Pro Forma
	January 1,	December 14,	Year Ended		Three Months	Pro Forma	Three Months	Three Months
	2002 to	2002 to	December 31,		Ended	Year Ended	Ended	Ended
	December 13,	December 31,			March 31,	December 31,	March 31,	March 31,
	2002	2002	2003	2004	2004	2004(1)	2005	2005(1)

					(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(In thousands, except ratios and per ton data)
Statement of Operations Data:
Revenues:
Coal revenues	$154,715	$6,260	$701,262	$1,089,992	$214,373	$1,079,733	$275,333	$273,134
Freight and handling revenues	17,001	1,009	73,800	146,166	25,604	141,100	33,165	31,753
Other revenues	6,031	101	17,504	33,560	6,761	31,869	7,275	7,269

Total revenues	177,747	7,370	792,566	1,269,718	246,738	1,252,702	315,773	312,156

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	158,924	6,268	632,979	930,914	187,593	920,359	228,845	226,285
Freight and handling costs	17,001	1,009	73,800	146,166	25,604	141,100	33,165	31,753
Cost of other revenues	7,973	120	16,750	25,064	5,161	22,994	6,138	6,065
Depreciation, depletion and amortization	6,814	274	36,054	56,012	11,929	55,261	14,480	14,170
Asset impairment charge	—	—	—	5,100	—	—	—	—
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation of $36,407 in 2005)	8,797	471	21,949	43,881	11,805	43,881	47,697	47,697
Costs to exit business	25,274	—	—	—	—	—	—	—

Total costs and expenses	224,783	8,142	781,532	1,207,137	242,092	1,183,595	330,325	325,970

Refund of federal black lung excise tax	2,049	—	—	—	—	—	—	—
Other operating income, net	1,430	—	—	—	—	—	—	—

Income (loss) from operations	(43,557)	(772)	11,034	62,581	4,646	69,107	(14,552)	(13,814)

Other income (expense):
Interest expense	(35)	(203)	(7,848)	(20,041)	(2,051)	(22,738)	(5,827)	(5,827)
Interest income	2,072	6	103	531	21	531	294	294
Miscellaneous income	—	—	575	734	213	723	(42)	(43)

Total other income (expense), net	2,037	(197)	(7,170)	(18,776)	(1,817)	(21,484)	(5,575)	(5,576)

Income (loss) before income taxes and minority interest	(41,520)	(969)	3,864	43,805	2,829	47,623	(20,127)	(19,390)
Income tax expense (benefit)	(17,198)	(334)	668	3,960	310	13,947	2,457	3,383
Minority Interest	—	—	934	19,830	1,282	—	2,846	—

Net income (loss)	$(24,322)	$(635)	$2,262	$20,015	$1,237	$33,676	$(25,430)	$(22,773)

		ANR Fund IX Holdings, L.P. and
	Predecessor	Alpha NR Holding, Inc. and Subsidiaries							Alpha NR Holding, Inc. and Subsidiaries

												Pro Forma
	January 1,	December 14,	Year Ended				Three Months		Pro Forma		Three Months	Three Months
	2002 to	2002 to	December 31,				Ended		Year Ended		Ended	Ended
	December 13,	December 31,					March 31,		December 31,		March 31,	March 31,
	2002	2002	2003		2004		2004		2004(1)		2005	2005(1)

							(unaudited)		(unaudited)		(unaudited)	(unaudited)
	(In thousands, except ratios and per ton data)
Balance sheet data (at period end):
Cash and cash equivalents		$8,444	$11,246		$7,391		$8,514				$214	$4,814
Operating and working capital		(12,223)	32,714		56,257		23,148				71,497	75,897
Total assets		108,442	379,336		477,121		389,752				547,412	547,887
Total debt		25,743	84,964		201,705		76,299				221,728	221,728
Stockholder’s equity and partners’ capital (deficit)		23,384	86,367		45,933		87,529				104,004	104,677
Statement of cash flows data:
Net cash provided by (used in)
Operating activities	$(13,816)	$(295)	$54,104		$106,776		$16,024				$2,447
Investing activities	(22,054)	(38,893)	(100,072)		(86,202)		(16,055)				(34,433)
Financing activities	35,783	47,632	48,770		(24,429)		(2,701)				24,809
Capital expenditures	21,866	960	27,719		72,046		16,269				30,268
Other financial data (unaudited):
EBITDA(2)		$(498)	$46,729		$99,497		$15,506		$125,091		$(2,960)	$313
Ratio of earnings to fixed charges(3)	$(77.94x )	(3.55x )	1.37	x	2.17	x	2.96	x	3.06	x	(2.91x )	(2.30x	)
Deficiency amount(3)	(41,520)	(969)									(17,096)	(13,513)
Other data (unaudited):
Tons sold	4,283	186	21,930		25,808		6,061		25,327		5,632	5,533
Tons produced and processed	4,508	87	17,532		19,525		5,135		19,068		4,978	4,872
Average coal sales realization (per ton)	$36.12	$33.66	$31.98		$42.23		$35.37		$42.63		$48.89	$49.36
Notes on following page.

(1)	The unaudited pro forma statement of operations data gives pro forma effect to the 2004 Financings, the Internal Restructuring and subsequent NKC Disposition as if they had occurred on January 1, 2004. The unaudited pro forma balance sheet data gives pro forma effect to the subsequent NKC Disposition as if it had occurred on March 31, 2005.

(2)	EBITDA, a measure used by management to measure operating performance, is defined as net income (loss) plus interest expense, income tax expense (benefit) and depreciation, depletion, and amortization, less interest income. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. We believe that EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation, depletion, amortization and taxes, which can vary from company to company. In addition, we use EBITDA in evaluating acquisition targets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, interest payments and other debt service requirements. The amounts presented for EBITDA differ from the amounts calculated under the definition of EBITDA used in our debt covenants. The definition of EBITDA used in our debt covenants is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring debt and making certain payments. Adjusted EBITDA as it is used and defined in our debt covenants is described and reconciled to net income (loss) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Analysis of Material Debt Covenants.”

      EBITDA is calculated and reconciled to net income (loss) in the table below:

	ANR Fund IX Holdings, L.P. and
	Alpha NR Holding, Inc. and Subsidiaries				Alpha NR Holding, Inc. and Subsidiaries

							Pro Forma
	December 14,	Year Ended		Three Months	Pro Forma	Three Months	Three Months
	2002 to	December 31,		Ended	Year Ended	Ended	Ended
	December 31,			March 31,	December 31,	March 31,	March 31,
	2002	2003	2004	2004	2004(1)	2005	2005(1)

				(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(In thousands)
Net income (loss)	$(635)	$2,262	$20,015	$1,237	$33,676	$(25,430)	$(22,773)
Interest expense	203	7,848	20,041	2,051	22,738	5,827	5,827
Interest income	(6)	(103)	(531)	(21)	(531)	(294)	(294)
Income tax expense (benefit)	(334)	668	3,960	310	13,947	2,457	3,383
Depreciation, depletion and amortization	274	36,054	56,012	11,929	55,261	14,480	14,170

EBITDA	$(498)	$46,729	$99,497	$15,506	$125,091	$(2,960)	$313

(3)	For purposes of this computation, “earnings” consist of income (loss) before income taxes and after minority interest plus fixed charges and amortization of capitalized interest. “Fixed charges” consist of interest expense on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense. The deficiency amount is calculated for periods for which the ratio of earnings to fixed charges is less than one-to-one.

RISK FACTORS
      You should carefully consider the risks described below, together with the other information contained in this prospectus, before deciding to tender your outstanding notes in the exchange offer. If any of the events described in the risk factors below actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the exchange notes. In such case, you may lose all or part of your original investment.
Risks Relating to Our Business

A substantial or extended decline in coal prices could reduce our revenues and the value of our coal reserves.
      Our results of operations are substantially dependent upon the prices we receive for our coal. The prices we receive for coal depend upon factors beyond our control, including:

•	the supply of and demand for domestic and foreign coal;

•	the demand for electricity;

•	domestic and foreign demand for steel and the continued financial viability of the domestic and/or foreign steel industry;

•	the proximity to, capacity of, and cost of transportation facilities;

•	domestic and foreign governmental regulations and taxes;

•	air emission standards for coal-fired power plants;

•	regulatory, administrative, and judicial decisions;

•	the price and availability of alternative fuels, including the effects of technological developments; and

•	the effect of worldwide energy conservation measures.
      Declines in the prices we receive for our coal could adversely affect our operating results and our ability to generate the cash flows we require to improve our productivity and invest in our operations.

Our coal mining production is subject to conditions and events beyond our control, which could result in higher operating expenses and/or decreased production and adversely affect our operating results.
      Our coal mining operations are conducted, in large part, in underground mines and, to a lesser extent, at surface mines. The level of our production at these mines is subject to operating conditions and events beyond our control that could disrupt operations, affect production and the cost of mining at particular mines for varying lengths of time and have a significant impact on our operating results. Adverse operating conditions and events that we or our Predecessor have experienced in the past include:

•	delays and difficulties in acquiring, maintaining or renewing necessary permits or mining or surface rights;

•	changes or variations in geologic conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

•	mining and processing equipment failures and unexpected maintenance problems;

•	limited availability of mining and processing equipment and parts from suppliers;

•	interruptions due to transportation delays;

•	adverse weather and natural disasters, such as heavy rains and flooding;

•	accidental mine water discharges;

•	the unavailability of qualified labor;

•	strikes and other labor-related interruptions; and

•	unexpected mine safety accidents, including fires and explosions from methane and other sources.
      For example, in 2004 we experienced mine roof stability issues at our Kingwood underground mine, which resulted in a 23% decrease in production at this mine for 2004 as compared to 2003 full-year production (including production in 2003 prior to our acquisition of the mine). If any of these conditions or events occur in the future at any of our mines, they may increase our cost of mining and delay or halt production at the particular mines either permanently or for varying lengths of time, which could adversely affect our operating results.

Any change in coal consumption patterns by steel producers or North American electric power generators resulting in a decrease in the use of coal by those consumers could result in lower prices for our coal, which would reduce our revenues and adversely impact our earnings and the value of our coal reserves.
      Steam coal accounted for approximately 63% of our 2004 coal sales volume. The majority of our sales of steam coal in 2004 were to U.S. and Canadian electric power generators. Domestic electric power generation accounted for approximately 92% of all U.S. coal consumption in 2003, according to the EIA. The amount of coal consumed for U.S. and Canadian electric power generation is affected primarily by the overall demand for electricity, the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as hydroelectric power, technological developments, and environmental and other governmental regulations. We expect many new power plants will be built to produce electricity during peak periods of demand, when the demand for electricity rises above the “base load demand,” or minimum amount of electricity required if consumption occurred at a steady rate. However, we also expect that many of these new power plants will be fired by natural gas because they are cheaper to construct than coal-fired plants and because natural gas is a cleaner burning fuel. In addition, the increasingly stringent requirements of the Clean Air Act may result in more electric power generators shifting from coal to natural gas-fired power plants. Any reduction in the amount of coal consumed by North American electric power generators could reduce the price of steam coal that we mine and sell, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.
      We produce metallurgical coal that is used in both the U.S. and foreign steel industries. Metallurgical coal represented approximately 37% of our 2004 coal sales volume. In recent years, U.S. steel producers have experienced a substantial decline in the prices received for their products, due at least in part to a heavy volume of foreign steel imported into the United States. Although prices for some U.S. steel products increased moderately after the Bush administration imposed steel import tariffs and quotas in March 2002, those tariffs and quotas were lifted in December 2003. Any deterioration in conditions in the U.S. steel industry would reduce the demand for our metallurgical coal and impact the collectibility of our accounts receivable from U.S. steel industry customers. In addition, the U.S. steel industry increasingly relies on electric arc furnaces or pulverized coal processes to make steel. These processes do not use coke. If this trend continues, the amount of metallurgical coal that we sell and the prices that we receive for it could decrease, thereby reducing our revenues and adversely impacting our earnings and the value of our coal reserves.

A decline in demand for metallurgical coal would limit our ability to sell our high quality steam coal as higher-priced metallurgical coal and could affect the economic viability of certain of our mines that have higher operating costs.
      Portions of our coal reserves possess quality characteristics that enable us to mine, process and market them as either metallurgical coal or high quality steam coal, depending on the prevailing conditions in the metallurgical and steam coal markets. We decide whether to mine, process and market these coals as metallurgical or steam coal based on management’s assessment as to which market is likely to provide us with a higher margin. We consider a number of factors when making this assessment, including the difference between the current and anticipated future market prices of steam coal and metallurgical coal, the lower volume of saleable tons that results from producing a given quantity of reserves for sale in the metallurgical market instead of the steam market, the increased costs incurred in producing coal for sale in the metallurgical market instead of the steam market, the likelihood of being able to secure a longer-term sales commitment by selling coal into the steam market and our contractual commitments to deliver different types of coals to our customers. During 2004, we believe that we sold approximately 8% of our produced and processed coal as metallurgical coal that we would have sold as steam coal in the market conditions prevalent during 2003. We believe that we generated approximately $65.0 million in additional revenues by selling this production as metallurgical coal rather than steam coal during 2004, based on a comparison of the actual sales price and volume versus the then-prevailing market price for steam coal and the volume of coal that we would have sold if the coal had been mined, processed and marketed as steam coal. A decline in the metallurgical market relative to the steam market could cause us to shift coal from the metallurgical market to the steam market, thereby reducing our revenues and profitability.
      Most of our metallurgical coal reserves possess quality characteristics that enable us to mine, process and market them as high quality steam coal. However, some of our mines operate profitably only if all or a portion of their production is sold as metallurgical coal to the steel market. If demand for metallurgical coal declined to the point where we could earn a more attractive return marketing the coal as steam coal, these mines may not be economically viable and may be subject to closure. Such closures would lead to accelerated reclamation costs, as well as reduced revenue and profitability.

Our business will be adversely affected if we are unable to develop or acquire additional coal reserves that are economically recoverable.
      Our profitability depends substantially on our ability to mine coal reserves possessing quality characteristics desired by our customers in a cost-effective manner. Excluding 10.2 million tons leased by NKC, which we sold on April 14, 2005, as of December 31, 2004, we owned or leased 500.9 million tons of proven and probable coal reserves that we believe will support current production levels for more than 25 years, which is less than the publicly reported amount of proven and probable coal reserves and reserve lives (based on current publicly reported production levels) of the other large publicly traded coal companies. We have not yet applied for the permits required, or developed the mines necessary, to mine all of our reserves. Permits are becoming increasingly more difficult and expensive to obtain and the review process continues to lengthen. In addition, we may not be able to mine all of our reserves as profitably as we do at our current operations.
      Because our reserves decline as we mine our coal, our future success and growth depend, in part, upon our ability to acquire additional coal reserves that are economically recoverable. If we are unable to replace or increase our coal reserves on acceptable terms, our production and revenues will decline as our reserves are depleted. Exhaustion of reserves at particular mines also may have an adverse effect on our operating results that is disproportionate to the percentage of overall production represented by such mines. Our ability to acquire additional coal reserves through acquisitions in the future also could be limited by restrictions under our existing or future debt agreements, competition from other coal companies for attractive properties, or the lack of suitable acquisition candidates.

Defects in title of any leasehold interests in our properties could limit our ability to mine these properties or result in significant unanticipated costs.
      We conduct a significant part of our mining operations on properties that we lease. Title to most of our leased properties and mineral rights is not thoroughly verified until a permit to mine the property is obtained, and in some cases title with respect to leased properties is not verified at all. Our right to mine some of our reserves may be materially adversely affected by defects in title or boundaries. In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs, which could adversely affect our profitability.

Acquisitions that we have completed since our formation, as well as acquisitions that we may undertake in the future, involve a number of risks, any of which could cause us not to realize the anticipated benefits.
      Since our formation and the acquisition of our Predecessor in December 2002, we have completed three significant acquisitions and several smaller acquisitions and investments. We continually seek to expand our operations and coal reserves through acquisitions. If we are unable to successfully integrate the companies, businesses or properties we are able to acquire, our profitability may decline and we could experience a material adverse effect on our business, financial condition, or results of operations. Acquisition transactions involve various inherent risks, including:

•	uncertainties in assessing the value, strengths, and potential profitability of, and identifying the extent of all weaknesses, risks, contingent and other liabilities (including environmental or mine safety liabilities) of, acquisition candidates;

•	the potential loss of key customers, management and employees of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition;

•	problems that could arise from the integration of the acquired business; and

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying our rationale for pursuing the acquisition.
      Any one or more of these factors could cause us not to realize the benefits anticipated to result from an acquisition. For example, in combining our Predecessor and acquired companies, we have incurred significant expenses to develop unified reporting systems and standardize our accounting functions. Additionally, we were unable to profitably operate NKC, which we acquired in connection with our acquisition of US AMCI. In September 2004, we recorded an impairment charge of $5.1 million to reduce the carrying value of the assets of NKC to their estimated fair value, and we sold the assets of NKC on April 14, 2005. Moreover, any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. In addition, future acquisitions could result in our assuming more long-term liabilities relative to the value of the acquired assets than we have assumed in our previous acquisitions.

The inability of the sellers of our Predecessor and acquired companies to fulfill their indemnification obligations to us under our acquisition agreements could increase our liabilities and adversely affect our results of operations and financial position.
      In the acquisition agreements we entered into with the sellers of our Predecessor and acquired companies, the respective sellers and, in some of our acquisitions, their parent companies, agreed to retain responsibility for and indemnify us against damages resulting from certain third-party claims or other liabilities, such as workers’ compensation liabilities, black lung liabilities, postretirement medical liabilities and certain environmental or mine safety liabilities. The failure of any seller and, if applicable, its parent company, to satisfy their obligations with respect to claims and retained liabilities covered by the acquisition agreements could have an adverse effect on our results of operations and financial position if claimants successfully assert that we are liable for those claims and/or retained liabilities. The obligations of the sellers and, in some instances, their parent companies, to indemnify us with respect to their retained liabilities will continue for a substantial period of time, and in some cases indefinitely. The sellers’ indemnification obligations with respect to breaches of their representations and warranties in the acquisition agreements will terminate upon expiration of the applicable indemnification period (generally 18-24 months from the acquisition date for most representations and warranties, and five years from the acquisition date for environmental representations and warranties), are subject to deductible amounts and will not cover damages in excess of the applicable coverage limit. The assertion of third-party claims after the expiration of the applicable indemnification period or in excess of the applicable coverage limit, or the failure of any seller to satisfy its indemnification obligations with respect to breaches of its representations and warranties, could have an adverse effect on our results of operations and financial position. See “— If our assumptions regarding our likely future expenses related to benefits for non-active employees are incorrect, then expenditures for these benefits could be materially higher than we have predicted.”

The loss of, or significant reduction in, purchases by our largest customers could adversely affect our revenues and profitability.
      Our largest customer during 2004 accounted for approximately 8% of our total revenues. We derived approximately 39% of our 2004 total revenues from sales to our ten largest customers. These customers may not continue to purchase coal from us under our current coal supply agreements, or at all. If these customers were to significantly reduce their purchases of coal from us, or if we were unable to sell coal to them on terms as favorable to us as the terms under our current agreements, our revenues and profitability could suffer materially.

Changes in purchasing patterns in the coal industry may make it difficult for us to extend existing supply contracts or enter into new long-term supply contracts with customers, which could adversely affect the capability and profitability of our operations.
      We sell a significant portion of our coal under long-term coal supply agreements, which are contracts with a term greater than 12 months. The execution of a satisfactory long-term coal supply agreement is frequently the basis on which we undertake the development of coal reserves required to be supplied under the contract. We believe that approximately 73% of our 2004 sales volume was sold under long-term coal supply agreements. At February 1, 2005, our long-term coal supply agreements had remaining terms of up to twelve years and an average remaining term of approximately two years. When our current contracts with customers expire or are otherwise renegotiated, our customers may decide to purchase fewer tons of coal than in the past or on different terms, including pricing terms less favorable to us. In addition, at April 15, 2005, approximately 1% of our planned 2005 production, 34% of our planned 2006 production and 66% of our planned 2007 production was uncommitted. We may not be able to enter into coal supply agreements to sell this production on terms, including pricing terms, as favorable to us as our existing agreements. For additional information relating to these contracts, see “Business — Marketing, Sales and Customer Contracts.”
      As electric utilities continue to adjust to frequently changing regulations, including the Acid Rain regulations of the Clean Air Act, the proposed Utility Mercury Reductions Rule, the proposed Clean Air Interstate Rule and the possible deregulation of their industry, they are becoming increasingly less willing to enter into long-term coal supply contracts and instead are purchasing higher percentages of coal under short-term supply contracts. The industry shift away from long-term supply contracts could adversely affect us and the level of our revenues. For example, fewer electric utilities will have a contractual obligation to purchase coal from us, thereby increasing the risk that we will not have a market for our production. The prices we receive in the spot market may be less than the contractual price an electric utility is willing to pay for a committed supply. Furthermore, spot market prices tend to be more volatile than contractual prices, which could result in decreased revenues.

Certain provisions in our long-term supply contracts may reduce the protection these contracts provide us during adverse economic conditions or may result in economic penalties upon our failure to meet specifications.
      Price adjustment, “price reopener” and other similar provisions in long-term supply contracts may reduce the protection from short-term coal price volatility traditionally provided by these contracts. Price reopener provisions are particularly common in international metallurgical coal sales contracts. Some of our coal supply contracts contain provisions that allow for the price to be renegotiated at periodic intervals. Price reopener provisions may automatically set a new price based on the prevailing market price or, in some instances, require the parties to agree on a new price, sometimes between a pre-set “floor” and “ceiling.” In some circumstances, failure of the parties to agree on a price under a price reopener provision can lead to termination of the contract. Any adjustment or renegotiation leading to a significantly lower contract price could result in decreased revenues. Accordingly, supply contracts with terms of one year or more may provide only limited protection during adverse market conditions.
      Coal supply agreements also typically contain force majeure provisions allowing temporary suspension of performance by us or the customer during the duration of specified events beyond the control of the affected party. Most of our coal supply agreements contain provisions requiring us to deliver coal meeting quality thresholds for certain characteristics such as Btu, sulfur content, ash content, grindability and ash fusion temperature. Failure to meet these specifications could result in economic penalties, including price adjustments, the rejection of deliveries or termination of the contracts. Moreover, some of our agreements where the customer bears transportation costs permit the customer to terminate the contract if the transportation costs borne by them increase substantially. In addition, some of these contracts allow our customers to terminate their contracts in the event of changes in regulations affecting our industry that increase the price of coal beyond specified limits.
      Due to the risks mentioned above with respect to long-term supply contracts, we may not achieve the revenue or profit we expect to achieve from these sales commitments.

Disruption in supplies of coal produced by contractors and other third parties could temporarily impair our ability to fill customers’ orders or increase our costs.
      In addition to marketing coal that is produced by our subsidiaries’ employees, we utilize contractors to operate some of our mines. Operational difficulties at contractor-operated mines, changes in demand for contract miners from other coal producers, and other factors beyond our control could affect the availability, pricing, and quality of coal produced for us by contractors. To meet customer specifications and increase efficiency in fulfillment of coal contracts, we also purchase and resell coal produced by third parties from their controlled reserves. The majority of the coal that we purchase from third parties is blended with coal produced from our mines prior to resale and we also process (which includes washing, crushing or blending coal at one of our preparation plants or loading facilities) a portion of the coal that we purchase from third parties prior to resale. We sold 7.3 million tons of coal purchased from third parties during 2004, representing 28% of our total sales during 2004. We believe that approximately 81% of our purchased coal sales in 2004 was blended with coal produced from our mines prior to resale, and approximately 3% of our total sales in 2004 consisted of coal purchased from third parties that we processed before resale. The availability of specified qualities of this purchased coal may decrease and prices may increase as a result of, among other things, changes in overall coal supply and demand levels, consolidation in the coal industry and new laws or regulations. Disruption in our supply of contractor-produced coal and purchased coal could temporarily impair our ability to fill our customers’ orders or require us to pay higher prices in order to obtain the required coal from other sources. Any increase in the prices we pay for contractor-produced coal or purchased coal could increase our costs and therefore lower our earnings. Although increases in market prices for coal generally benefit us by allowing us to sell coal at higher prices, those increases also increase our costs to acquire purchased coal, which lowers our earnings.

Competition within the coal industry may adversely affect our ability to sell coal, and excess production capacity in the industry could put downward pressure on coal prices.
      We compete with numerous other coal producers in various regions of the United States for domestic and international sales. During the mid-1970s and early 1980s, increased demand for coal attracted new investors to the coal industry, spurred the development of new mines and resulted in additional production capacity throughout the industry, all of which led to increased competition and lower coal prices. Recent increases in coal prices could encourage the development of expanded capacity by new or existing coal producers. Any resulting overcapacity could reduce coal prices and therefore reduce our revenues.
      Coal with lower production costs shipped east from western coal mines and from offshore sources has resulted in increased competition for coal sales in the Appalachian region. In addition, coal companies with larger mines that utilize the long-wall mining method typically have lower mine operating costs than we do and may be able to compete more effectively on price, particularly if the current favorable market weakens. This competition could result in a decrease in our market share in this region and a decrease in our revenues.
      Demand for our low sulfur coal and the prices that we can obtain for it are also affected by, among other things, the price of emissions allowances. Decreases in the prices of these emissions allowances could make low sulfur coal less attractive to our customers. In addition, more widespread installation by electric utilities of technology that reduces sulfur emissions (which could be accelerated by increases in the prices of emissions allowances), may make high sulfur coal more competitive with our low sulfur coal. This competition could adversely affect our business and results of operations.
      We also compete in international markets against coal produced in other countries. Measured by tons sold, exports accounted for approximately 32% of our sales in 2004. The demand for U.S. coal exports is dependent upon a number of factors outside of our control, including the overall demand for electricity in foreign markets, currency exchange rates, the demand for foreign-produced steel both in foreign markets and in the U.S. market (which is dependent in part on tariff rates on steel), general economic conditions in foreign countries, technological developments, and environmental and other governmental regulations. For example, if the value of the U.S. dollar were to rise against other currencies in the future, our coal would become relatively more expensive and less competitive in international markets, which could reduce our foreign sales and negatively impact our revenues and net income. In addition, if the amount of coal exported from the United States were to decline, this decline could cause competition among coal producers in the United States to intensify, potentially resulting in additional downward pressure on domestic coal prices.

Fluctuations in transportation costs and the availability or reliability of transportation could affect the demand for our coal or temporarily impair our ability to supply coal to our customers.
      Transportation costs represent a significant portion of the total cost of coal for our customers. Increases in transportation costs could make coal a less competitive source of energy or could make our coal production less competitive than coal produced from other sources. On the other hand, significant decreases in transportation costs could result in increased competition from coal producers in other parts of the country. For instance, coordination of the many eastern loading facilities, the large number of small shipments, terrain and labor issues all combine to make shipments originating in the eastern United States inherently more expensive on a per-mile basis than shipments originating in the western United States. Historically, high coal transportation rates from the western coal producing areas into Central Appalachian markets limited the use of western coal in those markets. More recently, however, lower rail rates from the western coal producing areas to markets served by eastern U.S. producers have created major competitive challenges for eastern producers. This increased competition could have a material adverse effect on our business, financial condition and results of operations.
      We depend upon railroads, trucks, beltlines, ocean vessels and barges to deliver coal to our customers. Disruption of these transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could temporarily impair our ability to supply coal to our customers, resulting in decreased shipments. Decreased performance levels over longer periods of time could cause our customers to look to other sources for their coal needs, negatively affecting our revenues and profitability.
      In 2004, 79% of our produced and processed coal volume was transported from the preparation plant to the customer by rail. In the third and fourth quarters of 2004 and the first quarter of 2005, we experienced a general deterioration in the reliability of the service provided by rail carriers, which increased our internal coal handling costs. If there are continued disruptions of the transportation services provided by the railroad companies we use and we are unable to find alternative transportation providers to ship our coal, our business could be adversely affected.
      We have investments in mines, loading facilities, and ports that in most cases are serviced by a single rail carrier. Our operations that are serviced by a single rail carrier are particularly at risk to disruptions in the transportation services provided by that rail carrier, due to the difficulty in arranging alternative transportation. If a single rail carrier servicing our operations does not provide sufficient capacity, revenue from these operations and our return on investment could be adversely impacted.
      The states of West Virginia and Kentucky have recently increased enforcement of weight limits on coal trucks on their public roads. It is possible that other states in which our coal is transported by truck could undertake similar actions to increase enforcement of weight limits. Such stricter enforcement actions could result in shipment delays and increased costs. An increase in transportation costs could have an adverse effect on our ability to increase or to maintain production on a profit-making basis and could therefore adversely affect revenues and earnings.

We face numerous uncertainties in estimating our recoverable coal reserves, and inaccuracies in our estimates could result in decreased profitability from lower than expected revenues or higher than expected costs.
      Forecasts of our future performance are based on, among other things, estimates of our recoverable coal reserves. We base our estimates of reserve information on engineering, economic and geological data assembled and analyzed by our internal engineers and which is periodically reviewed by third-party consultants. There are numerous uncertainties inherent in estimating the quantities and qualities of, and costs to mine, recoverable reserves, including many factors beyond our control. Estimates of economically recoverable coal reserves and net cash flows necessarily depend upon a number of variable factors and assumptions, any one of which may, if incorrect, result in an estimate that varies considerably from actual results. These factors and assumptions include:

•	future coal prices, operating costs, capital expenditures, severance and excise taxes, royalties and development and reclamation costs;

•	future mining technology improvements;

•	the effects of regulation by governmental agencies; and

•	geologic and mining conditions, which may not be fully identified by available exploration data and may differ from our experiences in areas we currently mine.
      As a result, actual coal tonnage recovered from identified reserve areas or properties, and costs associated with our mining operations, may vary from estimates. Any inaccuracy in our estimates related to our reserves could result in decreased profitability from lower than expected revenues or higher than expected costs.

Mining in Central and Northern Appalachia is more complex and involves more regulatory constraints than mining in other areas of the United States, which could affect the mining operations and cost structures of these areas.
      The geological characteristics of Central and Northern Appalachian coal reserves, such as depth of overburden and coal seam thickness, make them complex and costly to mine. As mines become depleted, replacement reserves may not be available when required or, if available, may not be capable of being mined at costs comparable to those characteristic of the depleting mines. In addition, as compared to mines in other regions, permitting, licensing and other environmental and regulatory requirements are more costly and time consuming to satisfy. These factors could materially adversely affect the mining operations and cost structures of, and our customers’ ability to use coal produced by, our mines in Central and Northern Appalachia.

Our work force could become increasingly unionized in the future, which could adversely affect the stability of our production and reduce our profitability.
      Approximately 95% of our 2004 coal production came from mines operated by union-free employees. As of May 31, 2005, 91% of our subsidiaries’ approximately 2,800 employees are union-free. However, our subsidiaries’ employees have the right at any time under the National Labor Relations Act to form or affiliate with a union. Any further unionization of our subsidiaries’ employees, or the employees of third-party contractors who mine coal for us, could adversely affect the stability of our production and reduce our profitability.

Our unionized work force could strike in the future, which could disrupt production and shipments of our coal and increase costs.
      Two negotiated wage agreements between one of our subsidiaries and the United Mine Workers of America (“UMWA”) have expired. One agreement, covering approximately 136 employees as of May 31, 2005, expired on December 31, 2003. Following 15 months of negotiations with the UMWA over a successor agreement, our subsidiary determined that an impasse had been reached and implemented the terms of its last offer to the UMWA on April 4, 2005. The UMWA has not challenged this implementation. The second agreement, covering approximately 87 employees as of May 31, 2005 at our Cherokee mine, expired on March 23, 2005. Our subsidiary is currently in negotiations with the UMWA over a successor agreement to cover union workers at the Cherokee mine. Two of our other subsidiaries have negotiated wage agreements with the UMWA covering an aggregate of 29 employees as of May 31, 2005 that will expire in December 2006. Some or all of the affected employees at each location could strike, which would adversely affect our productivity, increase our costs, and disrupt shipments of coal to our customers.

Our ability to collect payments from our customers could be impaired if their creditworthiness deteriorates.
      Our ability to receive payment for coal sold and delivered depends on the continued creditworthiness of our customers. During 2004, we had $152,000 of bad debt expense. Our customer base is changing with deregulation as utilities sell their power plants to their non-regulated affiliates or third parties that may be less creditworthy, thereby increasing the risk we bear on payment default. These new power plant owners may have credit ratings that are below investment grade. In addition, competition with other coal suppliers could force us to extend credit to customers and on terms that could increase the risk we bear on payment default.
      We have contracts to supply coal to energy trading and brokering companies under which those companies sell coal to end users. If the creditworthiness of the energy trading and brokering companies declines, this would increase the risk that we may not be able to collect payment for all coal sold and delivered to or on behalf of these energy trading and brokering companies.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations could increase those costs or limit our ability to produce and sell coal.
      The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to matters such as:

•	employee health and safety;

•	mandated benefits for retired coal miners;

•	mine permitting and licensing requirements;

•	reclamation and restoration of mining properties after mining is completed;

•	air quality standards;

•	water pollution;

•	plant and wildlife protection;

•	the discharge of materials into the environment;

•	surface subsidence from underground mining; and

•	the effects of mining on groundwater quality and availability.
      The costs, liabilities and requirements associated with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. Failure to comply with these regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. If we are pursued for these sanctions, costs and liabilities, our mining operations and, as a result, our profitability could be adversely affected.
      The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. These regulations, if proposed and enacted in the future, could have a material adverse effect on our financial condition and results of operations.

Extensive environmental regulations affect our customers and could reduce the demand for coal as a fuel source and cause our sales to decline.
      The Clean Air Act and similar state and local laws extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, and other compounds emitted into the air from electric power plants, which are the largest end-users of our coal. Such regulations will require significant emissions control expenditures for many coal-fired power plants to comply with applicable ambient air quality standards. As a result, these generators may switch to other fuels that generate less of these emissions, possibly reducing future demand for coal and the construction of coal-fired power plants.
      Various new and proposed laws and regulations may require further reductions in emissions from coal-fired utilities. For example, under the new Clean Air Interstate Rule issued on March 10, 2005, the EPA will further regulate sulfur dioxide and nitrogen oxides from coal-fired power plants. When fully implemented, this rule is expected to reduce sulfur dioxide emissions in affected states by over 70% and nitrogen oxides emissions by over 60% from 2003 levels. The stringency of this cap may require many coal-fired sources to install additional pollution control equipment, such as wet scrubbers, to comply. Installation of additional pollution control equipment required by this rule could result in a decrease in the demand for low sulfur coal (because sulfur would be removed by the new equipment), potentially driving down prices for low sulfur coal. In addition, under the Clean Air Act, coal-fired power plants will be required to control hazardous air pollution emissions by no later than 2009, which likely will require significant new investment in pollution-control devices by power plant operators. Further, on March 15, 2005, the EPA finalized the Clean Air Mercury Rule intended to control mercury emissions from power plants, which could require coal-fired power plants to install new pollution controls or comply with a mandatory, declining cap on the total mercury emissions allowed from coal-fired power plants nationwide. These standards and future standards could have the effect of making coal-fired plants unprofitable, thereby decreasing demand for coal. The majority of our coal supply agreements contain provisions that allow a purchaser to terminate its contract if legislation is passed that either restricts the use or type of coal permissible at the purchaser’s plant or results in specified increases in the cost of coal or its use.
      There have been several proposals in Congress, including the Clear Skies Initiative, that are designed to further reduce emissions of sulfur dioxide, nitrogen oxides and mercury from power plants, and certain ones could regulate additional air pollutants. If such initiatives are enacted into law, power plant operators could choose fuel sources other than coal to meet their requirements, thereby reducing the demand for coal.

      A regional haze program initiated by the EPA to protect and to improve visibility at and around national parks, national wilderness areas and international parks restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas, and may require some existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions.
      One major by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of concern with respect to global warming. In November 2004, Russia ratified the Kyoto Protocol to the 1992 Framework Convention on Global Climate Change (the “Protocol”), which establishes a binding set of emission targets for greenhouse gases. With Russia’s accedence, the Protocol now has sufficient support and became binding on all those countries that have ratified it on February 16, 2005. Four industrialized nations have refused to ratify the Protocol — Australia, Liechtenstein, Monaco, and the United States. Although the targets vary from country to country, if the United States were to ratify the Protocol, our nation would be required to reduce greenhouse gas emissions to 93% of 1990 levels in a series of phased reductions from 2008 to 2012. Canada, which accounted for approximately 6% of our 2004 sales volume, ratified the Protocol in 2002. Under the Protocol, Canada will be required to cut greenhouse gas emissions to 6% below 1990 levels in a series of phased reductions from 2008 to 2012, either in direct reductions in emissions or by obtaining credits through the Protocol’s market mechanisms. This could result in reduced demand for coal by Canadian electric power generators.
      Future regulation of greenhouse gases in the United States could occur pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or otherwise. The Bush Administration has proposed a package of voluntary emission reductions for greenhouse gases reduction targets which provide for certain incentives if targets are met. Some states, such as Massachusetts, have already issued regulations regulating greenhouse gas emissions from large power plants. Further, in 2002, the Conference of New England Governors and Eastern Canadian Premiers adopted a Climate Change Action Plan, calling for reduction in regional greenhouse emissions to 1990 levels by 2010, and a further reduction of at least 10% below 1990 levels by 2020. Increased efforts to control greenhouse gas emissions, including the future ratification of the Protocol by the United States, could result in reduced demand for our coal.

Our operations may impact the environment or cause exposure to hazardous substances, and our properties may have environmental contamination, which could result in material liabilities to us.
      Our operations currently use hazardous materials and generate limited quantities of hazardous wastes from time to time. Our Predecessor and acquired companies also utilized certain hazardous materials and generated similar wastes. We may be subject to claims under federal and state statutes and/or common law doctrines for toxic torts, natural resource damages and other damages as well as for the investigation and clean up of soil, surface water, groundwater, and other media. Such claims may arise, for example, out of current or former conditions at sites that we own or operate currently, as well as at sites that we or our Predecessor and acquired companies owned or operated in the past, and at contaminated sites that have always been owned or operated by third parties. Our liability for such claims may be joint and several, so that we may be held responsible for more than our share of the contamination or other damages, or even for the entire share. We have not been subject to claims arising out of contamination at our facilities, but may incur such liabilities in the future.
      We maintain extensive coal slurry impoundments at a number of our mines. Such impoundments are subject to extensive regulation. Slurry impoundments maintained by other coal mining operations have been known to fail, releasing large volumes of coal slurry. Structural failure of an impoundment can result in extensive damage to the environment and natural resources, such as bodies of water that the coal slurry reaches, as well as liability for related personal injuries and property damages, and injuries to wildlife. Some of our impoundments overlie mined out areas, which can pose a heightened risk of failure and of damages arising out of failure. If one of our impoundments were to fail, we could be subject to substantial claims for the resulting environmental contamination and associated liability, as well as for fines and penalties.

      These and other similar unforeseen impacts that our operations may have on the environment, as well as exposures to hazardous substances or wastes associated with our operations, could result in costs and liabilities that could materially and adversely affect us.

We may be unable to obtain and renew permits necessary for our operations, which would reduce our production, cash flow and profitability.
      Mining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with coal mining. These include permits issued by various federal and state agencies and regulatory bodies. The permitting rules are complex and may change over time, making our ability to comply with the applicable requirements more difficult or even impossible, thereby precluding continuing or future mining operations. Private individuals and the public have certain rights to comment upon and otherwise engage in the permitting process, including through court intervention. Accordingly, the permits we need may not be issued, maintained or renewed, or may not be issued or renewed in a timely fashion, or may involve requirements that restrict our ability to conduct our mining operations. An inability to conduct our mining operations pursuant to applicable permits would reduce our production, cash flow, and profitability.
      Permits under Section 404 of the Clean Water Act are required for coal companies to conduct dredging or filling activities in jurisdictional waters for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities. The COE is empowered to issue “nationwide” permits for specific categories of filling activity that are determined to have minimal environmental adverse effects in order to save the cost and time of issuing individual permits under Section 404. Nationwide Permit 21 authorizes the disposal of dredge-and-fill material from mining activities into the waters of the United States. On October 23, 2003, several citizens groups sued the COE in the U.S. District Court for the Southern District of West Virginia seeking to invalidate “nationwide” permits utilized by the COE and the coal industry for permitting most in-stream disturbances associated with coal mining, including excess spoil valley fills and refuse impoundments. The plaintiffs sought to enjoin the prospective approval of these nationwide permits and to enjoin some coal operators from additional use of existing nationwide permit approvals until they obtain more detailed “individual” permits. On July 8, 2004, the court issued an order enjoining the further issuance of Nationwide 21 permits within the Southern District of West Virginia. Although we had no operations that were immediately impacted or interrupted, this decision may require us to convert certain current and planned applications for Nationwide 21 permits to applications for individual permits. A similar lawsuit was filed on January 27, 2005 in the U.S. District Court for the Eastern District of Kentucky, and other lawsuits may be filed in other states where we operate. Although it is not possible to predict the results of the Kentucky litigation, it could adversely effect our Kentucky operations.

We may not be able to implement required public-company internal controls over financial reporting in the required time frame or with adequate compliance, and implementation of the controls will increase our costs.
      Our current operations consist primarily of the assets of our Predecessor and the other operations we have acquired, each of which had different historical operating, financial, accounting and other systems. Due to our rapid growth and limited history operating our acquired operations as an integrated business, our internal control over financial reporting does not currently meet all the standards contemplated by Section 404 of the Sarbanes-Oxley Act that we will eventually be required to meet. Areas of deficiency in our internal control over financial reporting requiring improvement include: documentation of controls and procedures; segregation of duties; timely reconciliation of accounts; methods of reconciling fixed asset accounts; the structure of our general ledger information; security access controls and testing of our disaster recovery plan for our information technology systems; and the level of experience in public company accounting and periodic reporting matters among our financial and accounting staff. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent auditors may not be able to certify as to the adequacy of our internal controls over financial reporting. This result may subject us to adverse regulatory consequences, and there could also be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. We could also suffer a loss of confidence in the reliability of our financial statements if our auditors report a material weakness in our internal controls. We will incur incremental costs in order to comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff with experience managing public companies.

Our ability to operate our company effectively could be impaired if we fail to attract and retain key personnel.
      Our ability to operate our business and implement our strategies depends, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our executive officers or other key employees or the inability to attract or retain other qualified personnel in the future could have a material adverse effect on our business or business prospects.
      Certain of our subsidiaries have entered into employment agreements with two of our executive officers — Michael J. Quillen, our Chief Executive Officer, and D. Scott Kroh, one of our Executive Vice Presidents. Each of our other executive officers are employed on an at-will basis. Unless extended, the employment agreements between Messrs. Quillen and Kroh and our subsidiaries terminate on March 11, 2006. When the terms of these agreements expire, we may not be able to renew or extend these employment agreements on terms acceptable to us.

Our significant indebtedness could harm our business by limiting our available cash and our access to additional capital and could force us to sell material assets or take other actions to attempt to reduce our indebtedness.
      We are a highly leveraged company. Our financial performance could be affected by our significant indebtedness. At March 31, 2005, we had approximately $221.7 million of indebtedness outstanding, representing 68% of our total capitalization. This indebtedness consisted of $175.0 million principal of our 10% senior notes due 2012, $32.5 million of borrowings under our revolving credit facility that will mature in May 2009 and $14.2 million of other indebtedness, including $1.9 million of capital lease obligations extending through March 2009, $1.2 million principal amount in variable rate term notes maturing in April 2006 that we incurred in connection with equipment financing and $11.1 million payable to an insurance premium finance company. In addition, under our credit facility we had $53.4 million of letters of credit outstanding and additional borrowings available under the revolving portion of our credit facility of $89.1 million. We may also incur additional indebtedness in the future.
      This level of indebtedness could have important consequences to our business. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	make it more difficult to self-insure and obtain surety bonds or letters of credit;

•	limit our ability to enter into new long-term sales contracts;

•	make it more difficult for us to pay interest and satisfy our debt obligations, including our obligations with respect to the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate activities;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, research and development, debt service requirements or other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and in the coal industry;

•	place us at a competitive disadvantage compared to less leveraged competitors; and

•	limit our ability to borrow additional funds.
      If our cash flows and capital resources are insufficient to fund our debt service obligations or our requirements under our other long-term liabilities, we may be forced to sell assets, seek additional capital or seek to restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, including our obligations with respect to the notes, or our requirements under our other long term liabilities. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. Our credit facility and the indenture under which our senior notes were issued restrict our ability to sell assets and use the proceeds from the sales. We may not be able to consummate those sales or to obtain the proceeds which we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. Furthermore, substantially all of our material assets secure our indebtedness under our credit facility.

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our significant indebtedness.
      We may be able to incur substantial additional indebtedness in the future. The terms of our credit facility and the indenture governing our senior notes do not prohibit us from doing so. Our credit facility provides for a revolving line of credit of up to $125.0 million, of which $89.1 million was available as of March 31, 2005. If new debt is added to our current debt levels, the related risks that we now face could increase. For example, the spread over the variable interest rate applicable to loans under our credit facility is dependent on our leverage ratio, and it would increase if our leverage ratio increases. Additional drawings under our revolving line of credit could also limit the amount available for letters of credit in support of our bonding obligations, which we will require as we develop and acquire new mines.

The covenants in our credit facility and the indenture governing the notes impose restrictions that may limit our operating and financial flexibility.
      Our credit facility, as amended and the indenture governing our senior notes contain a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability to, among other things, incur additional indebtedness or enter into sale and leaseback transactions, pay dividends, make redemptions and repurchases of certain capital stock, make loans and investments, create liens, engage in transactions with affiliates and merge or consolidate with other companies or sell substantially all of our assets.
      These covenants could adversely affect our ability to finance our future operations or capital needs or to execute preferred business strategies. In addition, if we violate these covenants and are unable to obtain waivers from our lenders, our debt under these agreements would be in default and could be accelerated by our lenders. If our indebtedness is accelerated, we may not be able repay our debt or borrow sufficient funds to refinance it. Even if we were able to obtain new financing, it may not be on commercially reasonable terms, on terms that are acceptable to us, or at all. If our debt is in default for any reason, our business, financial condition and results of operations could be materially and adversely affected.

Failure to obtain or renew surety bonds on acceptable terms could affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal.
      Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations such as mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other obligations. These bonds are typically renewable annually. Surety bond issuers and holders may not continue to renew the bonds or may demand additional collateral or other less favorable terms upon those renewals. The ability of surety bond issuers and holders to demand additional collateral or other less favorable terms has increased as the number of companies willing to issue these bonds has decreased over time. Our failure to maintain, or our inability to acquire, surety bonds that are required by state and federal law would affect our ability to secure reclamation and coal lease obligations, which could adversely affect our ability to mine or lease coal. That failure could result from a variety of factors including, without limitation:

•	lack of availability, higher expense or unfavorable market terms of new bonds;

•	restrictions on availability of collateral for current and future third-party surety bond issuers under the terms of our credit facility or the indenture governing our senior notes; and

•	the exercise by third-party surety bond issuers of their right to refuse to renew the surety.

Failure to maintain capacity for required letters of credit could limit our available borrowing capacity under our credit facility, limit our ability to obtain or renew surety bonds and negatively impact our ability to obtain additional financing to fund future working capital, capital expenditure or other general corporate requirements.
      At March 31, 2005, we had $53.4 million of letters of credit in place, of which $52.5 million serve as collateral for reclamation surety bonds and $0.9 million secure miscellaneous obligations. Our credit facility provides for commitments of up to $175.0 million, consisting of a funded letter of credit facility of up to $50.0 million and a $125.0 million revolving credit facility, of which $50.0 million can be used to issue additional letters of credit. As of March 31, 2005, our entire $50.0 million funded letter of credit facility has been committed and we have an additional $3.4 million of letters of credit outstanding under the revolving credit facility. Obligations secured by letters of credit may increase in the future. Any such increase would limit our available borrowing capacity under the revolving credit facility and could negatively impact our ability to obtain additional financing to fund future working capital, capital expenditure or other general corporate requirements. Moreover, if we do not maintain sufficient borrowing capacity under our revolving credit facility for additional letters of credit, we may be unable to obtain or renew surety bonds required for our mining operations.

If our assumptions regarding our likely future expenses related to benefits for non-active employees are incorrect, then expenditures for these benefits could be materially higher than we have predicted.
      At the times that we acquired the assets of our Predecessor and acquired companies, the Predecessor and acquired operations were subject to long-term liabilities under a variety of benefit plans and other arrangements with active and inactive employees. We assumed a portion of these long-term obligations. The current and non-current accrued portions of these long-term obligations, as reflected in our consolidated financial statements as of March 31, 2005, included $17.8 million of postretirement obligations and $6.5 million of self-insured workers’ compensation obligations, and our accumulated postretirement benefit obligation at December 31, 2004 is $43.8 million. These obligations have been estimated based on assumptions that are described in the notes to our consolidated financial statements included elsewhere in this prospectus. However, if our assumptions are incorrect, we could be required to expend greater amounts than anticipated.
      Several states in which we operate consider changes in workers’ compensation laws from time to time, which, if enacted, could adversely affect us. In addition, if any of the sellers from whom we acquired our operations fail to satisfy their indemnification obligations to us with respect to postretirement claims and retained liabilities, then we could be required to expend greater amounts than anticipated. See “— The inability of the sellers of our Predecessor and acquired companies to fulfill their indemnification obligations to us under our acquisition agreements could increase our liabilities and adversely affect our results of operations.” Moreover, under certain acquisition agreements, we agreed to permit responsibility for black lung claims related to the sellers’ former employees who are employed by us for less than one year after the acquisition to be determined in accordance with law (rather than specifically assigned to one party or the other in the agreements). We believe that the sellers remain liable as a matter of law for black lung benefits for their former employees who work for us for less than one year; however, an adverse ruling on this issue could increase our exposure to black lung benefit liabilities.

A shortage of skilled labor in the Appalachian region could pose a risk to achieving improved labor productivity and competitive costs and could adversely affect our profitability.
      Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In recent years, a shortage of trained coal miners in the Appalachian region has caused us to operate certain units without full staff, which decreases our productivity and increases our costs. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our coal, which could adversely affect our profitability.

Demand for our coal changes seasonally and could have an adverse effect on the timing of our cash flows and our ability to service our existing and future indebtedness.
      Our business is seasonal, with operating results varying from quarter to quarter. We have historically experienced lower sales during winter months primarily due to the freezing of lakes that we use to transport coal to some of our customers. As a result, our first quarter cash flow and profits have been, and may continue to be, negatively impacted. Lower than expected sales by us during this period could have a material adverse effect on the timing of our cash flows and therefore our ability to service our obligations with respect to our existing and future indebtedness.

Our earnings will be reduced in future periods as a result of our parent’s issuance of shares of its common stock to members of management as part of the Internal Restructuring.
      As part of the Internal Restructuring, our executive officers and certain other key employees exchanged their interests in ANR Holdings for shares of our parent’s common stock and the right to participate in a distribution of the proceeds received by our parent from the underwriters as a result of the underwriters’ exercise of their over-allotment option in connection with our parent’s initial public offering. As a result, we recorded stock-based compensation expense equal to the fair value of the vested shares issued and distributions paid in the amount of $36.2 million for the quarter ended March 31, 2005. In addition, as a result of the conversion of outstanding options held by members of our management to purchase units of Alpha Coal Management into options to purchase up to 596,985 shares of our parent’s common stock in connection with the Internal Restructuring (the “ACM Converted Options”), we recorded stock-based compensation of $0.2 million in the first quarter of 2005. The aggregate amount of stock-based compensation expense we recorded in the first quarter of 2005 was $36.4 million, equal to the $36.2 million of expense associated with distributions paid and the vested portions of shares issued in the Internal Restructuring, and $0.2 million of amortization expense from the ACM Converted Options. In addition, our parent recorded deferred stock-based compensation in the amounts of $22.9 million and $3.5 million related to the Internal Restructuring and the ACM Converted Options, respectively, that we will record as non-cash stock-based compensation expense over the applicable two-year and five-year vesting periods, respectively. The amortization of the deferred stock-based compensation relating to the unvested shares issued in the Internal Restructuring and the ACM converted options over the applicable two-year and five-year vesting periods will result in a non-cash amortization expense in these periods, thereby reducing our earnings in those periods.

Our Sponsors have significant influence on our company and may have conflicts of interest with us or you in the future.
      The First Reserve Stockholders and persons affiliated with AMCI beneficially own approximately 41% of the common stock of Alpha Natural Resources, Inc., our parent. We refer to First Reserve and to AMCI and its affiliates, collectively, as our “Sponsors.” Our Sponsors are in the business of making investments in companies and they may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. For example, our Sponsors hold a combined 25% ownership interest in Foundation Coal Holdings, Inc. (“Foundation”) as of April 5, 2005. These other investments may create competing financial demands on our Sponsors, potential conflicts of interest and require efforts consistent with applicable law to keep the other businesses separate from our operations. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, the amended and restated certificate of incorporation of Alpha Natural Resources, Inc. provides that our Sponsors may compete with us. Their designees on the board of directors of Alpha Natural Resources, Inc. will not be required to offer corporate opportunities to us and may take any such opportunities for themselves, other than any opportunities offered to the designees solely in their capacity as one of our directors. So long as our Sponsors continue to own a significant amount of the equity of Alpha Natural Resources, Inc., even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control our decisions. For example, our Sponsors could cause us to make acquisitions that increase our amount of indebtedness or sell revenue-generating assets.

Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition and results of operations.
      Terrorist attacks and threats, escalation of military activity in response to such attacks or acts of war may negatively affect our business, financial condition, and results of operations. Our business is affected by general economic conditions, fluctuations in consumer confidence and spending, and market liquidity, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions affecting our customers may materially adversely affect our operations and those of our customers. As a result, there could be delays or losses in transportation and deliveries of coal to our customers, decreased sales of our coal and extension of time for payment of accounts receivable from our customers. Strategic targets such as energy-related assets may be at greater risk of future terrorist attacks than other targets in the United States. In addition, disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to the Exchange Notes

The exchange notes and the guarantees will be unsecured and therefore will be structurally subordinated to our and our subsidiary guarantors’ existing and future secured indebtedness.
      The exchange notes and the guarantees of the exchange notes will not be secured by any of our or the guarantors’ assets and are effectively subordinated to any existing or future secured indebtedness of ours and that of each of the guarantors, including our credit facility, to the extent of the collateral securing such indebtedness. See “Description of Other Indebtedness — Credit Facility” for a detailed description of the security interests held by our lenders in our assets and the assets of our subsidiaries under the credit facility. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding involving us or the guarantors, our or the guarantors’ secured lenders would be entitled to exercise the remedies available to secured lenders under applicable law. Accordingly, it is possible that there will be insufficient assets remaining to pay amounts due on all or any of the exchange notes or the guarantees.
      The exchange notes will also be structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the exchange notes.

If the exchange notes become rated investment grade by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be terminated, and note holders will lose the protection of these covenants permanently, even if the exchange notes subsequently fall back below investment grade.
      The indenture contains certain covenants that permanently will cease to be in effect from and after the first date when the exchange notes are rated investment grade by both Standard & Poor’s Rating

Services and Moody’s Investors Service, Inc. These covenants restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	make distributions;

•	sell capital stock or other assets; and

•	engage in transactions with affiliates.
      Because these restrictions will not apply when the exchange notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our subsidiaries’ ability to satisfy their obligations with respect to their guarantees or the Issuers’ ability to satisfy their obligations with respect to the exchange notes. In addition, we will not have to make certain offers to repurchase the exchange notes. These covenants will not be restored, even if the credit ratings assigned to the registered notes later fall below investment grade.

We may be unable to repurchase the notes in the event of a change of control.
      In the event we undergo a change of control, we will be required to make an offer for cash to repurchase the notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. We may not be able to pay the required price for the notes at that time because we may not have available funds to pay the repurchase price. In addition, a change of control under the indenture may also result in an event of default under our credit facility. In such event, the lenders under our credit facility may accelerate our indebtedness, in which case we would be required to repay in full our secured indebtedness before we repay the notes. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that could constitute a change of control. Our failure to repurchase the notes upon a change of control would constitute an event of default under the indenture and would have a material adverse effect on our financial condition.

The guarantees may be limited by fraudulent conveyance considerations.
      The exchange notes will be guaranteed on an unsecured senior basis by all of our existing and certain future U.S. restricted subsidiaries and by the parent guarantors. The terms of each guarantee provide that such guarantee is limited and subject to automatic reduction to the extent necessary to prevent such guarantee from constituting a fraudulent conveyance. However, our creditors or the creditors of our guarantors could challenge the guarantees as fraudulent conveyances. It is possible that a court would conclude that the guarantees of the exchange notes constitute fraudulent conveyances. If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their contractual terms, any claim that you may make against us for amounts payable on the exchange notes would be subordinated to the debt and other liabilities of the applicable guarantors, including trade payables.

Your ability to transfer the exchange notes may be limited in the absence of an active trading market.
      The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the outstanding notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. The market for the exchange notes may be subject to similar disruptions. Any such disruptions could have an adverse effect on holders of the exchange notes.
Risk Related to the Exchange Offer

There may be adverse consequences to you if you do not exchange your outstanding notes.
      If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to “Prospectus Summary — The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding notes.
      The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may adversely affect the trading market for the outstanding notes, and have an adverse effect upon, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.
      We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.
      We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.
      The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	the consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	timing of reductions in customer coal inventories;

•	long-term coal supply arrangements;

•	inherent risks of coal mining beyond our control;

•	environmental laws, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	competition in coal markets;

•	railroad and other transportation performance and costs;

•	availability of mining and processing equipment and parts;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	employee workforce factors;

•	regulatory and court decisions;

•	future legislation and changes in regulations, governmental policies or taxes;

•	changes in post-retirement benefit obligations;

•	our liquidity, results of operations and financial condition; and

•	other factors, including those discussed in “Risk Factors.”
MARKET AND INDUSTRY DATA AND FORECASTS
      In this prospectus, we refer to information regarding the coal industry in the United States and internationally that is available from the World Coal Institute, the U.S. Department of Energy, the National Energy Technology Laboratory, the U.S. Energy Information Administration, Platts Research and Consulting, the International Iron and Steel Institute, Bloomberg L.P., the Bureau of Economic Analysis and BP Statistical Review. These organizations are not affiliated with us. They are not aware of and have not consented to being named in this prospectus. We believe that this information is reliable. In addition, in many cases we have made statements in this prospectus regarding our industry and our position in the industry based on our experience in the industry and our own investigation of market conditions.
USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2005. You should read the information in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto, each included elsewhere in this prospectus.

As of March 31, 2005

(In thousands)
Cash and cash equivalents	$214

Debt:
Revolving credit facility(1)	32,500
10% senior notes due 2012	175,000
Other debt(2)	14,228

Total debt	221,728

Stockholder’s equity	104,004

Total capitalization	$325,732

(1)	Our credit facility provides for a $50.0 million funded letter of credit facility and a revolving credit facility of up to $125.0 million (under which $50.0 million is available for additional letters of credit). As of March 31, 2005, we had $32.5 million of indebtedness and an additional $53.4 million of letters of credit outstanding under our credit facility, resulting in availability under the revolving credit facility of $89.1 million.

(2)	Includes $1.9 million of capital lease obligations extending through March 2009, $1.2 million principal amount in variable rate term notes maturing in April 2006 that we incurred in connection with the equipment financing and $11.1 million payable to an insurance premium finance company in installments of approximately $1.4 million per month through November of 2005.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
      The following unaudited pro forma consolidated financial information has been derived by application of pro forma adjustments to the audited combined financial statements of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries and the unaudited interim consolidated condensed financial statements of Alpha NR Holding, Inc. and subsidiaries included elsewhere in this prospectus. The unaudited pro forma condensed balance sheet data as of March 31, 2005, give effect to the sale on April 14, 2005, of NKC’s assets to an unrelated third party for cash in the amount of $4.4 million, plus an amount in cash equal to the fair market value of NKC’s coal inventory, and the assumption by the buyer of certain liabilities of NKC (the “NKC Disposition”), as if it had occurred on March 31, 2005. The unaudited pro forma condensed statement of operations data for the year ended December 31, 2004 and the three months ended March 31, 2005, give effect to:

•	the issuance by Alpha Natural Resources, LLC and its wholly-owned subsidiary, Alpha Natural Resources Capital Corp. on May 18, 2004, of $175.0 million principal amount of 10% senior notes due 2012, and our entry into a new $175.0 million credit facility on May 28, 2004 (together referred to as the “2004 Financings”);

•	the Internal Restructuring described in Note (1) to the audited combined financial statements of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries included elsewhere in this prospectus; and

•	the subsequent NKC Disposition, as if they had occurred on January 1, 2004.
      The pro forma adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, are described in the accompanying notes.
      The unaudited pro forma consolidated financial information is for informational purposes only, should not be considered indicative of actual results that would have been achieved had the transactions actually been consummated on the dates indicated and do not purport to be indicative of results of operations or financial position as of any future date or for any future period. The unaudited pro forma consolidated financial information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

Alpha NR Holding, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Balance Sheet Data
March 31, 2005

		NKC
		Disposition
		Pro Forma
	Historical(1)	Adjustments(2)	Pro Forma

	(In thousands)
ASSETS
Current assets	$238,810	$4,400	$243,210
Property, plant and equipment, net	232,802	(3,925)	228,877
Other assets	75,800	—	75,800

Total assets	$547,412	$475	$547,887

LIABILITIES AND STOCKHOLDER’S EQUITY

Note payable and current portion of long-term debt	$12,843	$—	$12,843
Other current liabilities	154,470	—	154,470

Total current liabilities	167,313	—	167,313
Long-term debt, net of current portion	208,885	—	208,885
Other liabilities	67,210	(198)	67,012

Total liabilities	443,408	(198)	443,210

Stockholder’s equity	104,004	673	104,677

Total liabilities and stockholder’s equity	$547,412	$475	$547,887

(1)	Reflects the consolidated condensed balance sheet of Alpha NR Holding, Inc. and subsidiaries as of March 31, 2005.

(2)	Adjusts for the receipt of proceeds and the elimination of the net assets of NKC as if the subsequent NKC Disposition had occurred on March 31, 2005. The cash proceeds from the NKC Disposition in the amount of $4.4 million plus payment of $0.2 million for NKC’s coal inventory as of March 31, 2005 are reflected as an addition to cash, with a net increase of $4.4 million to current assets after elimination of NKC’s coal inventory. Other assets and liabilities eliminated are NKC’s net property, plant and equipment as of March 31, 2005, and the March 31, 2005 balance of NKC’s other liabilities assumed by the buyer in the NKC Disposition.

Alpha NR Holding, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Statement of Operations Data
For the Three Months Ended March 31, 2005

		Internal		NKC
		Restructuring		Disposition
		Pro Forma		Pro Forma
	Historical	Adjustments		Adjustments
	(1)	(2)	SubTotal	(3)	Pro Forma

	(In thousands)
Total Revenues	$315,773	—	$315,773	$(3,617)	$312,156

Operating expenses (exclusive of items shown below)(4)	268,148	—	268,148	(4,045)	264,103
Depreciation, depletion and amortization	14,480	—	14,480	(310)	14,170
Selling, general and administrative expenses (exclusive of depreciation, depletion, and amortization shown separately above)	47,697	—	47,697	—	47,697

Income (loss) from operations	(14,552)	—	(14,552)	738	(13,814)
Interest expense	(5,827)	—	(5,827)	—	(5,827)
Interest income	294	—	294	—	294
Miscellaneous income	(42)		(42)	(1)	(43)
Income tax expense (benefit)	2,457	759	3,216	167	3,383
Minority interest	2,846	(2,846)	—	—	—

Net income (loss)	$(25,430)	$2,087	$(23,343)	$570	$(22,773)

(1)	Reflects the consolidated results of operations for Alpha NR Holding, Inc. and subsidiaries for the three months ended March 31, 2005.

(2)	Reflects the elimination of minority interest and related income tax effects as a result of the Internal Restructuring.

(3)	Eliminates the operating results of NKC as if the subsequent NKC Disposition had occurred on January 1, 2004.

(4)	Operating expenses include cost of coal sales, freight and handling costs and cost of other revenues.

ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Statement of Operations Data
For the Year Ended December 31, 2004

		2004	Internal		NKC
		Financings	Restructuring		Disposition
		Pro Forma	Pro Forma		Pro Forma
	Historical	Adjustments	Adjustments		Adjustments
	(1)	(2)	(3)	Subtotal	(4)	Pro Forma

	(In thousands)
Total revenues	$1,269,718	$—	$—	$1,269,718	$(17,016)	$1,252,702

Costs and expenses:
Operating expenses (exclusive of items shown separately below)(5)	1,102,144	—	—	1,102,144	(17,691)	1,084,453
Depreciation, depletion and amortization	56,012	—	—	56,012	(751)	55,261
Asset impairment charge	5,100	—	—	5,100	(5,100)	—
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	43,881	—	—	43,881	—	43,881

Income (loss) from operations	62,581	—	—	62,581	6,526	69,107

Interest expense	(20,041)	(2,697)		(22,738)	—	(22,738)
Interest income	531	—	—	531	—	531
Miscellaneous income	734	—	—	734	(11)	723
Income tax expense (benefit)	3,960	(1,025)	8,536	11,471	2,476	13,947
Minority interest	19,830	—	(19,830)	—	—	—

Net income (loss)	$20,015	$(1,672)	$11,294	$29,637	$4,039	$33,676

(1)	Reflects the combined results of operations for ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries for the year ended December 31, 2004.

(2)	Represents pro forma interest expense resulting from our 2004 Financings as shown in the table below (in thousands):

Note payable(a)	$228
Equipment financing(b)	101
Senior notes(c)	17,500
Funded revolver(d)	1,111
Letter of credit fees(e)	1,563
Commitment fees(f)	495

Total cash interest expense	20,998
Amortization of deferred loan costs(g)	1,740

Total pro forma interest expense	22,738
Less historical interest expense	(20,041)

Adjustment to interest expense	$2,697

(a)	Reflects interest at a fixed rate of 3.55% on an average balance of $7.2 million.

(b)	Reflects pro forma interest expense at a fixed rate of 4.79% on an estimated average balance of $2.1 million.

(c)	Reflects pro forma interest expense on our senior notes at 10%.

(d)	Reflects pro forma Interest at LIBOR of 1.52% plus 2.75% on an estimated average balance of $26.0 million.

(e)	Reflects fees at the fixed rate of 3.1% on $50.0 million letters of credit outstanding under our funded letter of credit facility.

(f)	Reflects commitment fees at 0.50% on an estimated $99.0 million average available balance.

(g)	Reflects deferred financing costs of $11.7 million amortized over approximately 7 years.

(3)	Reflects the elimination of minority interest and related income tax effects as a result of the Internal Restructuring.

(4)	Eliminates the operating results of NKC as if the subsequent NKC Disposition had occurred on January 1, 2004.

(5)	Operating expenses include cost of coal sales, freight and handling costs and cost of other revenues.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      The following table presents selected financial and other data about us and our Predecessor for the most recent five fiscal years and the first three months of 2005 and 2004. The selected historical consolidated financial data as of December 31, 2003 and 2004, for the period from December 14, 2002 to December 31, 2002 and for the years ended December 31, 2003 and 2004, have been derived from the combined financial statements of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries and the related notes, included elsewhere in this prospectus, which have been audited by KPMG LLP (“KPMG”), an independent registered public accounting firm. The selected historical consolidated financial data as of December 31, 2002 have been derived from the audited combined balance sheet of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries not included in this prospectus. The selected historical financial data for the period from January 1, 2002 through December 13, 2002 (the “Predecessor Period”) have been derived from our Predecessor’s combined financial statements included elsewhere in this prospectus, which have been audited by KPMG. The selected historical financial data as of December 31, 2000 and 2001, and for the years ended December 31, 2000 and 2001 have been derived from our Predecessor’s audited combined financial statements not included in this prospectus. The selected historical consolidated financial data as of March 31, 2005 and for the three months ended March 31, 2004 and 2005, have been derived from the unaudited consolidated condensed interim financial statements of Alpha NR Holding, Inc. and subsidiaries, and the related notes, included elsewhere in this prospectus. You should read the following table in conjunction with the financial statements, the related notes to those financial statements, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

												Alpha NR
												Holding, Inc.
					ANR Fund IX Holdings, L.P. and							and
	Predecessor				Alpha NR Holding, Inc. and Subsidiaries							Subsidiaries

	Year Ended			January 1,	December 14,	Year Ended				Three Months		Three Months
	December 31,			2002 to	2002 to	December 31,				Ended		Ended
				December 13,	December 31,					March 31,		March 31,
	2000	2001		2002	2002	2003		2004		2004		2005

	(In thousands, except ratios and per ton data)
Statement of Operations Data:
Revenues:
Coal revenues	$226,653	$227,237		$154,715	$6,260	$701,262		$1,089,992		$214,373		$275,333
Freight and handling revenues	25,470	25,808		17,001	1,009	73,800		146,166		25,604		33,165
Other revenues	5,601	8,472		6,031	101	17,504		33,560		6,761		7,275

Total revenues	257,724	261,517		177,747	7,370	792,566		1,269,718		246,738		315,773

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	224,230	219,545		158,924	6,268	632,979		930,914		187,593		228,845
Freight and handling costs	25,470	25,808		17,001	1,009	73,800		146,166		25,604		33,165
Cost of other revenues	4,721	8,156		7,973	120	16,750		25,064		5,161		6,138
Depreciation, depletion and amortization	7,890	7,866		6,814	274	36,054		56,012		11,929		14,480
Asset impairment charge	—	—		—	—	—		5,100		—		—
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation of $36,407 in 2005)	8,543	9,370		8,797	471	21,949		43,881		11,805		47,697
Costs to exit business	26,937	3,500		25,274	—	—		—		—		—

Total costs and expenses	297,791	274,245		224,783	8,142	781,532		1,207,137		242,092		330,325

Refund of federal black lung excise tax	—	16,213		2,049	—	—		—		—		—
Other operating income, net	57	94		1,430	—	—		—		—		—

Income (loss) from operations	(40,010)	3,579		(43,557)	(772)	11,034		62,581		4,646		(14,552)

Other income (expense):
Interest expense	—	—		(35)	(203)	(7,848)		(20,041)		(2,051)		(5,827)
Interest income	2,263	1,993		2,072	6	103		531		21		294
Miscellaneous income	4,215	1,250		—	—	575		734		213		(42)

Total other income (expense), net	6,478	3,243		2,037	(197)	(7,170)		(18,776)		(1,817)		(5,575)

Income (loss) before income taxes and minority interest	(33,532)	6,822		(41,520)	(969)	3,864		43,805		2,829		(20,127)
Income tax expense (benefit)	(13,545)	(1,497)		(17,198)	(334)	668		3,960		310		2,457
Minority interest	—	—		—	—	934		19,830		1,282		2,846

Net income (loss)	$(19,987)	$8,319		$(24,322)	$(635)	$2,262		$20,015		$1,237		$(25,430)

Balance sheet data (at period end):
Cash and cash equivalents	$185	$175			$8,444	$11,246		$7,391		$8,514		$214
Operating and working capital	(26,634)	(22,958)			(12,223)	32,714		56,257		23,148		71,497
Total assets	130,608	139,467			108,442	379,336		477,121		389,752		547,412
Notes payable and long-term debt, including current portion	—	—			25,743	84,964		201,705		76,299		221,728
Stockholder’s equity and partners’ capital (deficit)	(142,067)	(136,593)			23,384	86,367		45,933		87,529		104,004
Statement of cash flows data:
Net cash provided by (used in):
Operating activities	$20,659	$10,655		$(13,816)	$(295)	$54,104		$106,776		$16,024		$2,447
Investing activities	(8,564)	(9,203)		(22,054)	(38,893)	(100,072)		(86,202)		(16,055)		(34,433)
Financing activities	(12,106)	(1,462)		35,783	47,632	48,770		(24,429)		(2,701)		24,809
Capital expenditures	9,127	10,218		21,866	960	27,719		72,046		16,269		30,268
Other financial data (unaudited):
EBITDA(1)					$(498)	$46,729		$99,497		$15,506		$(2,960)
Ratio of earnings to fixed charges(2)	(42.83x )	12.76	x	(77.94x )	(3.55x )	1.37	x	2.17	x	2.96	x	(2.91x )
Deficiency amount(2)	$(33,532)			$(41,520)	(969)							(17,096)
Other data (unaudited):
Tons sold	7,947	6,975		4,283	186	21,930		25,808		6,061		5,632
Tons produced and processed	6,281	6,248		4,508	87	17,532		19,525		5,135		4,978
Average coal sales realization (per ton)	$28.52	$32.58		$36.12	$33.66	$31.98		$42.23		$35.37		$48.89
Notes on following page.

(1)	EBITDA, a measure used by management to measure operating performance, is defined as net income plus interest expense, income tax expense (benefit) and depreciation, depletion, and amortization, less interest income. We have presented EBITDA because our management believes that it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. We believe that EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation, depletion, amortization and taxes, which can vary from company to company. In addition, we use EBITDA in evaluating acquisition targets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, interest payments and other debt service requirements. The amounts presented for EBITDA differ from the amounts calculated under the definition of EBITDA used in our debt covenants. The definition of EBITDA used in our debt covenants is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring debt and making certain payments. Adjusted EBITDA as it is used and defined in our debt covenants is described and reconciled to net income (loss) in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Analysis of Material Debt Covenants.”

EBITDA is calculated and reconciled to net income (loss) in the table below:

					Alpha NR
					Holding, Inc.
	ANR Fund IX Holdings, L.P. and				and
	Alpha NR Holding, Inc. and Subsidiaries				Subsidiaries

	December 14,	Year Ended		Three Months	Three Months
	2002 to	December 31,		Ended	Ended
	December 31,			March 31,	March 31,
	2002	2003	2004	2004	2005

				(unaudited)	(unaudited)
	(In thousands)
Net income (loss)	$(635)	$2,262	$20,015	$1,237	$(25,430)
Interest expense	203	7,848	20,041	2,051	5,827
Interest income	(6)	(103)	(531)	(21)	(294)
Income tax expense (benefit)	(334)	668	3,960	310	2,457
Depreciation, depletion and amortization	274	36,054	56,012	11,929	14,480

EBITDA	$(498)	$46,729	$99,497	$15,506	$(2,960)

(2)	For purposes of this computation, “earnings” consist of income (loss) before income taxes and after minority interest plus fixed charges and amortization of capitalized interest. “Fixed charges” consist of interest expense on all indebtedness plus capitalized interest and amortization of deferred costs of financing and the estimated interest component of lease rental expense. The deficiency amount is calculated for periods for which the ratio of earnings to fixed charges is less than one-to-one.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion and analysis in conjunction with our financial statements and related notes, our “Unaudited Pro Forma Consolidated Financial Information,” and our “Selected Historical Consolidated Financial Data” included elsewhere in this prospectus. The historical financial information discussed below for periods prior to the completion of our Internal Restructuring on February 11, 2005, is for ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries, which prior to the completion of our Internal Restructuring were the owners of a majority of the membership interests of ANR Holdings, our top-tier holding company, and for Alpha NR Holding, Inc. and subsidiaries for periods from and after the completion of our Internal Restructuring.
Overview
      We produce, process and sell steam and metallurgical coal from seven regional business units, which, as of April 15, 2005, are supported by 43 active underground mines, 21 active surface mines and 11 preparation plants located throughout Virginia, West Virginia, Kentucky, and Pennsylvania. We also sell coal produced by others, the majority of which we process and/or blend with coal produced from our mines prior to resale, providing us with a higher overall margin for the blended product than if we had sold the coals separately. For the year ended December 31, 2004, sales of steam coal were 16.3 million tons which accounted for approximately 63% of our coal sales volume. Sales of metallurgical coal, which generally sells at a premium over steam coal, were 9.5 million tons during 2004 and accounted for approximately 37% of our 2004 coal sales volume. Our sales of steam coal during 2004 were made primarily to large utilities and industrial customers in the Eastern region of the United States, and our sales of metallurgical coal were made primarily to steel companies in the Northeastern and Midwestern regions of the United States and in several countries in Europe, Asia and South America. Approximately 47% of our sales revenue in 2004 was derived from sales made outside the United States, primarily in Japan, Canada, Brazil, Korea and several countries in Europe. For the three months ended March 31, 2005, sales of steam coal were 3.3 million tons which accounted for approximately 59% of our coal sales volume. Sales of metallurgical coal were 2.3 million tons and accounted for approximately 41% of our first quarter 2005 coal sales volume. Our sales of steam coal during the first quarter of 2005 were made primarily to large utilities and industrial customers in the Eastern region of the United States, and our sales of metallurgical coal during the quarter were made primarily to steel companies in the Northeastern and Midwestern regions of the United States and in several countries in Europe and Asia. Approximately 45% of our sales revenue in the first three months of 2005 was derived from sales made outside the United States.
      In addition, we generate other revenues from equipment and parts sales, equipment repair income, rentals, royalties, commissions, coal handling, terminal and processing fees, and coal and environmental analysis fees. We also record revenue for freight and handling charges incurred in delivering coal to our customers, which we treat as being reimbursed by our customers. However, these freight and handling revenues are offset by equivalent freight and handling costs and do not contribute to our profitability.
      Our business is seasonal, with operating results varying from quarter to quarter. We generally experience lower sales and hence build coal inventory during the winter months primarily due to the freezing of lakes that we use to transport coal to some of our customers.
      Our primary expenses are for wages and benefits, supply costs, repair and maintenance expenditures, cost of purchased coal, royalties, freight and handling costs, and taxes incurred in selling our coal. Historically, our cost of coal sales per ton is lower for sales of our produced and processed coal than for sales of purchased coal that we do not process prior to resale.
      We have one reportable segment, Coal Operations, which includes all of our revenues and costs from coal production and sales, freight and handling, rentals, commissions and coal handling and processing operations. We report the revenues and costs from rentals, commissions and coal handling and processing operations in our other revenues and cost of other revenues, respectively.

      Predecessor and 2003 Acquisitions. On December 13, 2002, we acquired our Predecessor, the majority of the Virginia coal operations of Pittston Coal Company, from The Brink’s Company (formerly known as The Pittston Company), for $62.9 million. On January 31, 2003, we acquired Coastal Coal Company for $67.8 million. In connection with our acquisition of Coastal Coal Company, we acquired an overriding royalty interest in certain properties located in Virginia and West Virginia owned by El Paso CPG Company for $11.0 million in cash. Effective February 1, 2003, we sold the overriding royalty interest to affiliates of Natural Resource Partners, L.P. (“NRP”) for $11.8 million in cash. Effective April 1, 2003, we also sold substantially all of our fee-owned Virginia mineral properties to NRP for approximately $53.6 million in cash in a sale/leaseback transaction. On March 11, 2003, we acquired U.S. AMCI for $121.3 million and on November 17, 2003, we acquired the assets of Mears for $38.0 million in cash. We refer to the acquisitions of Coastal Coal Company, U.S. AMCI and Mears, collectively, as the “2003 Acquisitions.”
      2004 Financings. On May 18, 2004, Alpha Natural Resources, LLC and its wholly-owned subsidiary, Alpha Natural Resources Capital Corp., issued $175.0 million principal amount of 10% senior notes due 2012, and on May 28, 2004, we entered into a new $175.0 million credit facility.
      Internal Restructuring and Initial Public Offering of Parent Company. On February 11, 2005, we completed a series of transactions in connection with the Internal Restructuring for the purpose of transitioning our top-tier holding company from a limited liability company to a corporation, and on February 18, 2005 Alpha Natural Resources, Inc. (our parent) completed the initial public offering of its common stock. Further information regarding our Internal Restructuring and the initial public offering of Alpha Natural Resources, Inc. can be found in note 1 to our combined financial statements included in this prospectus. As a result of our parent’s initial public offering and our Internal Restructuring, we have incurred during the period after the initial public offering and Internal Restructuring and will continue to incur additional expenses that we have not incurred in prior periods, including expenses associated with compliance with corporate governance and periodic financial reporting requirements for public companies. Moreover, all of our income is now subject to income tax and therefore the effective tax rates reflected in our financial statements for periods prior to the Internal Restructuring are not indicative of our effective tax rates after our Internal Restructuring.
      As part of our Internal Restructuring, our executive officers and certain other key employees exchanged their interests in ANR Holdings for shares of our parent’s common stock and the right to participate in a distribution of the proceeds received by our parent from the underwriters as a result of the underwriters’ exercise of their over-allotment option in connection with the initial public offering. As a result, we recorded stock-based compensation expense equal to the fair value of the unrestricted shares issued and distributions paid in the amount of $36.2 million for the quarter ended March 31, 2005. In addition, as a result of the conversion of outstanding options held by members of our management to purchase units of Alpha Coal Management into the ACM Converted Options, we recorded stock-based compensation of $0.2 million in the first quarter of 2005. The aggregate amount of stock-based compensation expense we recorded in the first quarter of 2005 was $36.4 million, equal to the $36.2 million of expense associated with distributions paid and the vested portions of shares issued in the Internal Restructuring, and $0.2 million of amortization expense from the ACM Converted Options. In addition, our parent recorded deferred stock-based compensation in the amounts of $22.9 million and $3.5 million related to our Internal Restructuring and the ACM Converted Options, respectively, that we will record as non-cash stock-based compensation expense over the applicable two-year and five-year vesting periods, respectively, thereby reducing our earnings in those periods.
      In connection with our Internal Restructuring, Alpha Natural Resources, Inc. assumed the obligation of ANR Holdings to make distributions to (1) affiliates of AMCI in an aggregate amount of $6.0 million, representing the approximate incremental tax resulting from the recognition of additional tax liability resulting from our Internal Restructuring, and (2) First Reserve Fund IX, L.P. in an aggregate amount of approximately $4.5 million, representing the approximate value of tax attributes conveyed as a result of the Internal Restructuring (collectively, the “Tax Distributions”). The Tax Distributions to affiliates of AMCI are payable in five equal installments on the dates for which estimated income tax payments are due in each of April 2005 (Alpha Natural Resources, Inc. paid this installment on April 15, 2005 in cash), June 2005, September 2005, January 2006 and April 2006. The Tax Distributions to First Reserve Fund IX, L.P. will be paid in three installments of approximately $2.1 million, $2.1 million and $0.3 million on December 15, 2007, 2008 and 2009, respectively. The Tax Distributions will be payable by Alpha Natural Resources, Inc. in cash or, to the extent our subsidiaries are not permitted by the terms of our credit facility or the indenture governing our senior notes to distribute cash to Alpha Natural Resources, Inc. to pay the Tax Distributions, in shares of Alpha Natural Resources, Inc. common stock.
      Subsequent NKC Disposition. On April 14, 2005, we sold the assets of NKC to an unrelated third party for cash in the amount of $4.4 million, plus an amount in cash equal to the fair market value of NKC’s coal inventory, and the assumption by the buyer of certain liabilities of NKC. For the three months ended March 31, 2005, NKC contributed revenues of $3.6 million, an after-tax and minority interest loss of $0.5 million on 0.1 million tons of steam coal sold. In connection with the closing of the transaction, National King Coal, LLC was renamed NatCoal LLC, and Gallup Transportation and Transloading Company, LLC was renamed GTTC LLC. Giving effect to this disposition as if it had occurred on January 1, 2005, our revenues would have been reduced by $3.6 million and our net loss would have decreased by $0.5 million.
      Coal Pricing Trends and Uncertainties. During 2004 and the three months ended March 31, 2005, prices for our coal increased significantly due to a combination of conditions in the United States and internationally, including an improving U.S. economy and robust economic growth in Asia, relatively low customer stockpiles, limited availability of high-quality coal from competing producers in Central Appalachia, capacity constraints of U.S. nuclear-powered electricity generators, high current and forward prices for natural gas and oil, and increased international demand for U.S. coal. This strong coal pricing environment has contributed to our growth in revenues during 2004 and the quarter ended March 31, 2005. While our outlook on coal pricing remains positive as noted below under “— Outlook,” future coal prices are subject to factors beyond our control and we cannot predict whether and for how long this strong coal pricing environment will continue. As of April 15, 2005, approximately 1% of our planned 2005 production, 34% of our planned 2006 production and 66% of our planned 2007 production was uncommitted and was not yet priced.
      During 2004 and the first quarter of 2005, we experienced increased costs for purchased coal which have risen with coal prices generally, and increased operating costs for steel manufactured equipment and supplies, employee wages and salaries and contract mining and trucking. We also experienced disruptions in railroad service during the second half of 2004 and the first three months of 2005, which caused delays in delivering products to customers and increased our internal coal handling costs at our operations. While as noted under “— Outlook,” we anticipate gradual improvement in railroad service beginning in the second half of 2005, conditions affecting railroad service are subject to factors beyond our control and we cannot predict the future impact of rail related service issues on our operations and costs.
      We experienced a tight market for supplies of mining and processing equipment and parts during 2004 and the first quarter of 2005, due to increased demand by coal producers attempting to increase production in response to the strong market demand for coal. Although we are attempting to obtain adequate supplies of mining and processing equipment and parts to meet our production forecasts, continued limited availability of equipment and parts could prevent us from meeting those forecasts. The supply of mining and processing equipment and parts is subject to factors beyond our control and we cannot predict whether and for how long this supply market will remain limited.
      In January 2005, the state of West Virginia passed legislation to increase the severance tax on coal by $0.56 per ton effective December 1, 2005. The estimated impact for this increased severance tax in 2005 is approximately $0.3 million and we estimate an annual impact beginning in 2006 of approximately $4.0 million based on current operating levels. A portion of this increase may be recoupable from customers based on allowances in some sales contracts for changes in law.
      The U.S. dollar has weakened over the last two years, which has made U.S. coal relatively less expensive and, therefore, more competitive in foreign markets. We believe that the weakening of the

U.S. dollar has enabled us to export more metallurgical coal at higher prices than would otherwise have been the case during 2003, 2004 and the first quarter of 2005, and this trend has contributed to our growth in revenues during those periods. Changes in currency conversion rates are subject to factors beyond our control and we cannot predict whether and for how long the dollar will continue to weaken against foreign currencies. We believe that a strengthening of the U.S. dollar would adversely affect our exports.
      For additional information regarding some of the risks and uncertainties that affect our business, see “Risks Factors — Risks Related to our Business.”
Results of Operations
      For purposes of the following discussion and analysis of our operating results, the revenues and costs and expenses of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries for the period from December 14, 2002 to December 31, 2002 have been combined with the revenues and costs and expenses of our Predecessor for the period from January 1, 2002 to December 13, 2002, as reflected in the table below. We believe this presentation facilitates the ability of the reader to more meaningfully compare our revenues, costs and expenses in 2002 with other periods. Our operating results from and after December 14, 2002, including our recorded depreciation, depletion and amortization expense, are not comparable to the Predecessor Periods as a result of the application of purchase accounting. The combining of the Predecessor and successor accounting periods in the year ended December 31, 2002 is not permitted by U.S. generally accepted accounting principles.
Combined Statement of Operations Data
For the Year Ended December 31, 2002

		ANR Fund IX
		Holdings, L.P. and
		Alpha NR	(Non-
		Holding, Inc. and	GAAP)
	Predecessor	Subsidiaries	Combined

	January 1,	December 14,	January 1,
	2002 to	2002 to	2002 to
	December 13,	December 31,	December 31,
	2002	2002	2002

	(In thousands, except per ton data)
Statement of Operations Data:
Revenues:
Coal revenues	$154,715	$6,260	$160,975
Freight and handling revenues	17,001	1,009	18,010
Other revenues	6,031	101	6,132

Total revenues	177,747	7,370	185,117

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	158,924	6,268	165,192
Freight and handling costs	17,001	1,009	18,010
Cost of other revenues	7,973	120	8,093
Depreciation, depletion and amortization	6,814	274	7,088
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	8,797	471	9,268
Costs to exit business	25,274	—	25,274

Total costs and expenses	224,783	8,142	232,925

Refund of federal black lung excise tax	2,049	—	2,049
Other operating income, net	1,430	—	1,430

Income (loss) from operations	$(43,557)	$(772)	$(44,329)

		ANR Fund IX
		Holdings, L.P. and
		Alpha NR	(Non-
		Holding, Inc. and	GAAP)
	Predecessor	Subsidiaries	Combined

	January 1,	December 14,	January 1,
	2002 to	2002 to	2002 to
	December 13,	December 31,	December 31,
	2002	2002	2002

	(In thousands, except per ton data)
Other Data:
Tons sold	4,283	186	4,469
Coal sales realization per ton sold	$36.12	$33.66	$36.02
Cost of coal sales per ton sold	$37.11	$33.70	$36.96
      The 2003 Acquisitions also affect comparability with the Predecessor Periods and, therefore, the results of operations for the Predecessor Periods are not comparable to the results of operations for the periods from and after December 14, 2002. In addition, the results of operations for the year ended December 31, 2004 are not directly comparable to the same period in 2003 due to the 2003 Acquisitions.

Three months Ended March 31, 2005 Compared to the Three months Ended March 31, 2004

Summary
      For the quarter ended March 31, 2005, our revenues increased $69.0 million to $315.8 million compared to $246.7 million for the quarter ended March 31, 2004. Net income decreased from $1.2 million in 2004 to a loss of $25.4 million for 2005, after our stock-based compensation charge in the amount of $36.4 million ($35.5 million after-tax) and a benefit in the amount of $1.8 million ($0.8 million after-tax and minority interest) related to the settlement of a funded reclamation bonding program. EBITDA, as reconciled to our net income or loss in the table above, was $(3.0) million in the first quarter 2005, including the stock-based compensation charge in the amount of $36.4 million and was $18.5 million less than the same period in 2004.
      We sold 5.6 million tons of coal during the first quarter of 2005, 0.4 million less than the comparable period in 2004. Production for the first quarter of 2005 totaled 6.2 million tons including 5.0 million tons of produced and processed coal and 1.2 million tons of purchased coal. Our production for the first quarter of 2004 was 5.1 million tons of produced and processed coal and 1.2 million tons of purchased coal. Coal margin, which we define as coal revenues less cost of coal sales, divided by coal revenues, increased from 12.5% in 2004 to 16.9% in 2005. Coal margin per ton was $8.26 in the first quarter 2005, an 87% increase from the first quarter of 2004. Coal margin per ton is calculated as coal sales realization per ton less cost of coal sales per ton. Cost of coal sales and cost of coal sales per ton exclude depreciation, depletion and amortization.

Revenues

	Three Months Ended		Increase
	March 31,		(Decrease)

	2004	2005	$ or Tons	%

	(In thousands, except per ton data)
Coal revenues	$214,373	$275,333	$60,960	28%
Freight and handling revenues	25,604	33,165	7,561	30%
Other revenues	6,761	7,275	514	8%

Total revenues	$246,738	$315,773	$69,035	28%

Tons Sold:
Steam	3,881	3,304	(577)	(15)%
Metallurgical	2,180	2,328	148	7%

Total	6,061	5,632	(429)	(7)%

Coal sales realization per ton:
Steam	$30.11	$36.20	$6.09	20%
Metallurgical	44.73	66.89	22.16	50%

Total	$35.37	$48.89	$13.52	38%

      Coal Revenues. Coal revenues increased by $61.0 million, or 28%, for the quarter ended March 31, 2005 as compared to the first quarter of 2004. This increase was primarily driven by a 38% increase in sales realization from $35.37 per ton in the first quarter 2004 to $48.89 per ton in the first quarter of 2005. Our metallurgical coal (met coal) realization per ton increased 50% from $44.73 per ton in the first quarter of 2004 to $66.89 per ton in the first quarter of 2005, and steam coal realization per ton increased 20% from $30.11 to $36.20. Met coal sales were 41% of our coal sales volume in the first quarter of 2005 compared to 36% in the first quarter 2004. Total tons sold for the first quarter of 2005 were 5.6 million, including 2.3 million tons of met coal and 3.3 million of steam coal. Sales for the first quarter of 2004 were 6.1 million tons of which 2.2 million were met coal and 3.9 million were steam coal. Our total revenues increased by $69.0 million, or 28%, from the first quarter of 2004 to the first quarter of 2005.
      Freight and Handling Revenues. Freight and handling revenues increased to $33.2 million for the three months ended March 31, 2005, an increase of $7.6 million compared to the three months ended March 31, 2004 due to an increase of 0.2 million tons of export shipments and higher freight rates. However, these revenues are offset by equivalent costs and do not contribute to our profitability.
      Other Revenues. Other revenues increased by $0.5 million mainly due to higher coal processing fees and revenues from equipment sales and repairs partially offset by a decrease in trucking revenues and sales commissions. Net sales commission recorded for the first quarter of 2005 were $1.2 million less than in the first quarter of 2004.

Costs and Expenses

	Three Months Ended
	March 31,		Increase (Decrease)

	2004	2005	$	%

	(In thousands, except per ton data)
Cost of coal sales (exclusive of items shown separately below)	$187,593	$228,845	$41,252	22%
Freight and handling costs	25,604	33,165	7,561	30%
Cost of other revenues	5,161	6,138	977	19%
Depreciation, depletion and amortization	11,929	14,480	2,551	21%
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation expense in the amount of $36,407 in 2005)	11,805	47,697	35,892	304%

Total costs and expenses	$242,092	$330,325	$88,233	36%

Cost of coal sales per ton:
Company mines	$27.24	$33.77	$6.53	24%
Contract mines (including purchased and processed)	35.17	48.28	13.11	37%

Total produced and processed	29.03	36.68	7.65	26%
Purchased and sold without processing	38.55	60.67	22.12	57%

Cost of coal sales per ton	$30.95	$40.63	$9.68	31%

      Cost of Coal Sales: Our cost of coal sales increased by $41.3 million, or $9.68 per ton, from $187.6 million, or $30.95 per ton, in the first quarter of 2004 to $228.8 million, or $40.63 per ton, in the first quarter of 2005. Our cost of sales per ton of our produced and processed tons was $36.68 per ton in the first three months of 2005 as compared to $29.03 per ton in the comparable period in 2004. This increase is attributable to increased costs for steel-related mine supplies, added costs involved in increasing the proportion of our sales made to the metallurgical markets, such as higher preparation and trucking costs, and increased variable sales-related costs, such as royalties and severance taxes. Also, our cost for contract miner services increased 37% in the current quarter as compared to the first quarter 2004. The cost of sales per ton of our purchased coal was $60.67 per ton in the first quarter of 2005, and $38.55 per ton for the corresponding period of 2004. This $22.12 per ton increase in costs is due to the general increase in coal prices since the first quarter 2004 and the change in the mix of coal qualities purchased. Approximately 62% of our purchased coal sold during the first quarter of 2005 was blended with our produced and processed coal prior to resale.
      Freight and Handling Costs. Freight and handling costs increased to $33.2 million for the three months ended March 31, 2005, an increase of $7.6 million compared to the three months ended March 31, 2004 due to an increase of 0.2 million tons of export shipments and higher freight rates. We paid these freight and handling costs which we treated as being reimbursed by the customer. These costs were offset by an equivalent amount of freight and handling revenue.
      Cost of Other Revenues. Our cost of other revenues increased by 19% or $1.0 million in the first quarter of 2005 when compared to the first quarter of 2004 due to increased costs associated with higher coal processing volumes and increases in costs to sell and repair equipment. The margin (other revenues less cost of other revenues) on other revenues reflects a decrease of $0.5 million compared to the first quarter of 2004 due to the decrease in sales commission revenue discussed above.
      Depreciation, Depletion and Amortization. Depreciation, depletion, and amortization increased $2.6 million or 21%, to $14.5 million for the three months ended March 31, 2005 as compared to the same period of 2004 due mainly to capital additions during 2004. Depreciation, depletion and amortization per ton increased from $1.97 per ton for the three months ended March 31, 2004 to $2.57 per ton in the same period of 2005. Approximately $0.18 per ton of the $0.60 per ton increase was due to lower coal sales volumes, as depreciation of our mining equipment was spread over a smaller volume of production.
      Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased by $35.9 million during the first quarter of 2005 over the corresponding quarter last year. Excluding our stock-based compensation charge of $36.4 million for the first quarter of 2005, selling, general and administrative costs decreased in the first quarter of 2005 by $0.5 million from the first quarter of last year. Our selling expenses were negatively impacted in the first quarter 2004 because we repurchased approximately 0.1 million tons from a customer for a payment in the amount of $3.1 million in order to sell additional met tons in the second quarter 2004. In the first quarter of 2005, in addition to a 24% increase in staffing over the first quarter 2004 levels, we incurred additional professional fees related to compliance with the Sarbanes-Oxley Act of 2002, our purchasing initiative and our annual audit. These increased staffing costs and professional fees totaled approximately $2.4 million.
      Interest Expense. Interest expense increased $3.8 million to $5.8 million during the first quarter 2005 compared to the same period in 2004. The increase was mainly due to the additional interest expense related to our 10% senior notes issued in May 2004.
      Interest Income. Interest income increased by $0.3 million in the three months ended March 31, 2005 from the three months ended March 31, 2004. The majority of this increase was related to our $10.0 million loan to a coal supplier which we made in June 2004.
      Income Tax Expense: Since the condensed consolidated statements of operations for the three months ended March 31, 2005 include activity both prior to and after the Internal Restructuring, the total income tax provision is the sum of the provisions for the pre and post restructuring periods.
      Prior to February 12, 2005, the minority interest owners and ANR Fund IX Holdings, L.P. owned interests in ANR Holdings, a limited liability company and pass-through entity for income tax purposes. As a pass-through entity, ANR Holdings provides information returns reflecting the allocated income (loss) to the minority interest owners and ANR Fund IX Holdings, L.P. based upon their respective ownership percentage and certain special allocations as provided by the limited liability company agreement and the Internal Revenue Code. The income tax consequences of the income (loss) allocated to these owners for the period from January 1, 2005 to February 11, 2005 and from January 1, 2004 to March 31, 2004 is not reflected in the financial statements. For these periods, only the income tax expense associated with Alpha NR Holding, Inc., a taxable entity, is included. The primary source of the income tax impact is derived from the allocated income (loss) from ANR Holdings, Alpha Natural Resources, LLC and its operating subsidiaries, all of which are pass-through entities for tax purposes. Subsequent to the Internal Restructuring, all of the income of ANR Holdings is taxed to Alpha NR Holding, Inc.
      A tax provision of $2.5 million was recorded for the three months ended March 31, 2005 on a pre-tax loss of $20.1 million which equates to an effective tax rate of (12.2%). This rate differs from the federal statutory rate of 35% due primarily to a significant portion of the stock-based compensation charge associated with the issuance of common stock to management in connection with the Internal Restructuring and IPO not being deductible for tax purposes. The increase in expected income tax expense related to the stock-based compensation charge is offset in part by the tax benefits associated with percentage depletion and taxes not being provided for on the minority interest and pass-through entity owners’ respective shares for the period prior to the Internal Restructuring. As $33.0 million of the stock-based compensation charge has been identified as a significant unusual item, the tax effect of the $33.0 million expense (no tax benefit) has been accounted for in the current period tax provision and excluded from the estimated annual effective tax rate of approximately 26%. The Company’s effective tax rate is applied to pre-tax income exclusive of the $33.0 million stock-based compensation charge. Since the majority of the 2005 stock-based compensation is recorded in the first quarter, the first quarter’s effective tax rate will not be indicative of the effective tax for the remainder of 2005. We estimate that exclusive of the stock-based compensation charge (both the $33.0 million significant unusual portion and the recurring portion for the full year of 2005), our 2005 effective tax rate would be approximately 23.5%, which is lower than the federal statutory rate of 35% due to the benefits of percentage depletion and a combination of the Extraterritorial Income Exclusion and deduction for domestic production activities enacted as part of the American Jobs Creation Act of 2004, partially offset by state income taxes and increases in the valuation allowances. Actual pre-tax income for the year will have an impact on the effective tax rates and therefore our estimate of the estimated annual income tax rate may change in subsequent quarters.
      Alpha NR Holding Inc.’s effective tax rate for the first quarter of 2005 is much greater compared to the first quarter of 2004 primarily due to the significant stock-based compensation charge for 2005 that did not exist in 2004. In addition, the portion of pre-tax income related to the minority interest and pass-through entity owners not tax affected is greater in the first quarter of 2004, thereby reducing the effective rate more in that period of 2004 compared to the same period in 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Summary
      For the year ended December 31, 2004, we recorded revenues of $1,269.7 million compared to $792.6 million for the year ended December 31, 2003, an increase of $477.2 million over the previous year. Net income increased from $2.3 million in 2003 to $20.0 million for 2004 and operating income increased $51.6 million to $62.6 million. Tons sold increased from 21.9 million tons in 2003 to 25.8 million tons in 2004 mainly due to the impact of our 2003 Acquisitions. Coal margin, which we define as coal revenues less cost of coal sales, divided by coal revenues, increased from 9.7% in 2003 to 14.5% in 2004.

Revenues

	Year Ended December 31,		Increase (Decrease)

	2003	2004	$ or Tons	%

	(In thousands, except per ton data)
Coal revenues	$701,262	$1,089,992	$388,730	55%
Freight and handling revenues	73,800	146,166	72,366	98%
Other revenues	17,504	33,560	16,056	92%

Total revenues	$792,566	$1,269,718	$477,152	60%

Tons sold	21,930	25,808	3,878	18%
Coal sales realization per ton sold	$31.98	$42.23	$10.25	32%
      Coal Revenues. Coal revenues increased for the year ended December 31, 2004 by $388.7 million or 55%, to $1,090.0 million, as compared to the year ended December 31, 2003. This increase was due to a $10.25 per ton increase in the average sales price of our coal and the sale of 3.9 million additional tons over the comparable period last year. The increase in the average sales price of our coal was due to the general increase in coal prices during the period and to our ability to take advantage of the exceptionally high metallurgical coal sale prices by processing and marketing as metallurgical coal some coal qualities that would traditionally have been marketed as steam coal. Approximately 63% and 37% of our tons sold during 2004 were steam coal and metallurgical coal, respectively, as compared to 71% and 29% during the same period in 2003. Our tons sold in 2004 increased by 3.9 million, or 18%, to 25.8 million, primarily due to the effect of our 2003 Acquisitions, which provided approximately 3.4 million additional tons.
      Freight and Handling Revenues. Freight and handling revenues increased to $146.2 million for the year ended December 31, 2004, an increase of $72.4 million compared to the year ended December 31, 2003 due to an increase of 3.4 million tons of export shipments. However, these revenues are offset by equivalent costs and do not contribute to our profitability.
      Other Revenues. Other revenues increased for the year ended December 31, 2004 by $16.1 million, or 92%, to $33.6 million, as compared to the same period for 2003 primarily due to higher equipment and parts sales and equipment repairs in the amount of $8.4 million, an increase in coal handling and processing fees of $6.1 million, and higher sales commissions of $3.4 million, partially offset by reduced trucking revenue of $1.8 million. Other revenues for 2004 include a gain of $1.5 million on the partial satisfaction of an obligation to reclaim certain properties retained by the seller in the Pittston acquisition. Other revenues attributable to our Coal Operations segment were $13.8 million in 2004 and $3.4 million in 2003.

Costs and Expenses

	Year Ended December 31,		Increase (Decrease)

	2003	2004	$	%

	(In thousands, except per ton data)
Cost of coal sales (exclusive of items shown separately below)	$632,979	$930,914	$297,935	47%
Freight and handling costs	73,800	146,166	72,366	98%
Cost of other revenues	16,750	25,064	8,314	50%
Depreciation, depletion and amortization	36,054	56,012	19,958	55%
Asset impairment charge	—	5,100	5,100
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	21,949	43,881	21,932	100%

Total costs and expenses	$781,532	$1,207,137	$425,605	54%

Cost of coal sales per ton sold	$28.86	$36.07	$7.21	25%
      Cost of Coal Sales. For the year ended December 31, 2004, our cost of coal sales, which excludes charges for depreciation, depletion and amortization and includes gain/loss on sale of fixed assets, increased $297.9 million, or 47%, to $930.9 million compared to the year ended December 31, 2003. Our cost of coal sales increased as a result of added costs involved in increasing the proportion of our sales made to the metallurgical markets, such as higher preparation and trucking costs, increased prices for steel-related mine supplies, contract mining services, higher prices for purchased coal, and increased variable sales-related costs, such as royalties and severance taxes. Approximately $80.0 million of the increase in the cost of coal sales was due to the 2003 Acquisitions which provided approximately 87% of our increase in tons sold. The average cost per ton sold increased 25% from $28.86 per ton in 2003 to $36.07 per ton in 2004. Our cost of coal sales as a percentage of coal revenues decreased from 90% in 2003 to 85% in 2004. For the years ended December 31, 2004 and 2003 our average cost per ton for our produced and processed coal sales was $33.07 and $28.21, respectively, and our average cost per ton for coal that we purchased from third parties and resold without processing was $45.21 and $31.91, respectively. Cost of coal sales in 2004 included $2.0 million of incentive bonus payments and accruals.
      Freight and Handling Costs. Freight and handling costs increased $72.4 million to $146.2 million during 2004 as compared to 2003, mainly due to a 3.4 million ton increase in export shipments where we paid the freight and handling costs which we treated as being reimbursed by the customer. These costs were offset by an equivalent amount of freight and handling revenue.
      Cost of Other Revenues. Cost of other revenues increased $8.3 million, or 50%, to $25.1 million for the year ended December 31, 2004 as compared to the prior year due to higher volumes of equipment and part sales, equipment repairs, and processing and handling fees. Cost of equipment sales and repairs increased $7.3 million and processing and handling costs increased $2.6 million for the year ended December 31, 2004 as compared to the prior year. The cost of trucking revenues decreased by $1.7 million for 2004 as compared to the prior year. Cost of other revenues attributable to our Coal Operations segment were $7.4 million in 2004 and $2.3 million in 2003.
      Depreciation, Depletion and Amortization. Depreciation, depletion, and amortization increased $20.0 million, or 55%, to $56.0 million for the year ended December 31, 2004 as compared to the same period of 2003 due to capital additions during 2004, resulting in additional depreciation of approximately $9.2 million. The remaining increase is attributable to the impact of the 2003 Acquisitions and 2003 capital additions of $27.7 million. Depreciation, depletion and amortization attributable to our Coal

Operations segment were $52.4 million in 2004 and $33.1 million 2003. Depreciation, depletion and amortization per ton increased from $1.64 per ton for the year ended December 31, 2003 to $2.17 per ton in the same period of 2004.
      Asset Impairment Charge. We acquired NKC as part of our acquisition of U.S. AMCI. From our acquisition of NKC through August 31, 2004, NKC incurred cumulative losses of $2.8 million. While NKC had not experienced sales revenue growth comparable to our other operations, it had been affected by many of the same cost increases. As a result, we were required to assess the recovery of the carrying value of the NKC assets. Based upon that analysis it was determined that the assets of NKC were impaired. An impairment charge of $5.1 million was recorded in September 2004 to reduce the carrying value of the assets of NKC to their estimated fair value. A discounted present value cash flow model was used to determine fair value.
      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $21.9 million, or 100%, to $43.9 million for the year ended December 31, 2004 compared to the same period in 2003. The increase is attributed to higher staffing levels and resulting salaries, wages and benefits of approximately $4.7 million, increased incentive bonus payments and accruals in the amount of $6.0 million, coal contract buyouts of $3.3 million, increased professional fees of approximately $3.2 million including $1.7 million incurred in documenting, assessing, and improving our controls and procedures due to the requirements of the Sarbanes-Oxley Act of 2002, and a net increase in all other sales, general and administrative expenses of approximately $4.7 million. Our selling, general and administrative expenses as a percentage of total revenues increased from 2.8% in 2003 to 3.5% in 2004.

Interest Expense
      Interest expense increased $12.2 million to $20.0 million during 2004 compared to 2003. The increase was mainly due to the additional interest expense of $10.8 million related to our 10% senior notes issued in May 2004 and the write-off of deferred financing costs of $2.8 million related to our previous credit facility.

Interest Income
      Interest income increased from $0.1 million to $0.5 million as a result of interest received on notes receivable issued in 2004.

Income Tax Expense
      Income tax expense increased $3.3 million to $4.0 million for the year ended December 31, 2004 as compared to the year ended December 31, 2003. Our effective tax rates for the year ended December 31, 2004 and 2003 were 9.0% and 17.3%, respectively. The effective tax rates are lower than the statutory tax rate since we are not subject to tax with respect to the portion of our income before taxes which is attributable to ANR Fund IX Holdings, L.P.’s portion of our earnings and the minority interest’s share in the earnings of ANR Holdings. In addition, our taxable income is reduced by percentage depletion allowances (computed as a percentage of coal revenue, subject to certain income limitations) and the extraterritorial income exclusion (ETI) deduction (computed as a percentage of exported coal revenue, subject to certain income limitations) which reduces our effective tax rates. These reductions in our effective tax rates are offset by the effect of increases in our valuation allowance for deferred tax assets of $0.6 million and $0.8 million recorded in the year ended December 31, 2004 and 2003, respectively. The reduction in our effective tax rate in 2004 compared to 2003 is due primarily to the ETI deduction in 2004 generated from significant export coal revenue, a lower valuation allowance as a percentage of pre-tax income in 2004, and a larger percentage of minority interest in 2004 which has no income tax provision.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Summary
      For the year ended December 31, 2003, revenues increased $607.4 million to $792.6 million over the combined revenues for our Predecessor and successor accounting periods in the year ended December 31, 2002. Net income and operating income for the year ended December 31, 2003 were $2.3 million and $11.0 million, respectively. Net income and operating income on a combined basis for 2002 are not comparable. Tons sold increased from 4.5 million tons for the year ended December 31, 2002 to 21.9 million tons in 2003 mainly due to the impact of our 2003 Acquisitions. Coal margin increased from (2.6)% in 2002 to 9.7% in 2003, mainly due to the lower unit cost of coal sold provided by our 2003 Acquisitions.

Revenues

	Year Ended December 31,		Increase (Decrease)

	2002*	2003	$ or Tons	%

	(In thousands, except per ton data)
Coal revenues	$160,975	$701,262	$540,287	336%
Freight and handling revenues	18,010	73,800	55,790	310%
Other revenues	6,132	17,504	11,372	185%

Total revenues	$185,117	$792,566	$607,449	328%

Tons sold	4,469	21,930	17,461	391%
Coal sales realization per ton sold	$36.02	$31.98	$(4.04)	(11)%

*	Reflects the combination of the Predecessor and successor accounting periods in the year ended December 31, 2002.
      Coal Revenues. Coal revenues increased $540.3 million, or 336%, to $701.3 million for the year ended December 31, 2003, from $161.0 million for the year ended December 31, 2002. The increase was primarily due to the 2003 Acquisitions, which contributed an additional 16.0 million tons sold and approximately $512.0 million in revenues, partially offset by a reduction in the average sales price per ton of $4.04 or $18.0 million in revenues. Tons sold increased from 4.5 million tons in 2002 to 21.9 million tons in 2003. The 2003 Acquisitions accounted for 16.0 million of the 17.5 million ton increase in tons sold from 2002 to 2003. Our average sales price per ton decreased 11% from $36.02 per ton in 2002 to $31.98 per ton in 2003, mainly due to our lower percentage of metallurgical coal sales in 2003 as compared to sales of our Predecessor in 2002. Approximately 71% and 29% of our tons sold in the 2003 were steam coal and metallurgical coal, respectively, as compared to 45% and 55% during 2002.
      Freight and Handling Revenues. Freight and handling revenues increased $55.8 million from $18.0 million in 2002 due to increased volumes resulting from the 2003 Acquisitions, which contributed approximately $33.5 million of the increase. An increase in overseas export tons of approximately 1.1 million tons was responsible for most of the remaining increase in freight and handling revenues. These revenues were offset by equivalent costs and did not contribute to our profitability.
      Other Revenues. Other revenues, principally equipment repair and sales, and coal handling, terminalling and processing fees, trucking revenue, rents and royalties increased $11.4 million to $17.5 for 2003, mainly due to the 2003 Acquisitions, which provided trucking revenues of $4.0 million, coal handling, terminalling and processing fees in the amount of $2.8 million and royalty income of $1.3 million. Other revenues for 2002 consisted of equipment repair and sales income, which increased $1.7 million in 2003. Other revenues attributable to our Coal Operations segment were $3.4 million for the year ended December 31, 2003, and we had no other revenues attributable to our Coal Operations segment for the year ended December 31, 2002.

Costs and Expenses

	Year Ended December 31,		Increase (Decrease)

	2002*	2003	$	%

	(In thousands, except per ton data)
Cost of coal sales (exclusive of items shown separately below)	$165,192	$632,979	$467,787	283%
Freight and handling costs	18,010	73,800	55,790	310%
Cost of other revenues	8,093	16,750	8,657	107%
Depreciation, depletion and amortization	7,088	36,054	28,966	409%
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	9,268	21,949	12,681	137%
Costs to exit business	25,274	—	(25,274)	—

Total costs and expenses	$232,925	$781,532	$548,607	236%

Cost of coal sales per ton sold	$36.96	$28.86	$(8.10)	(22)%

*	Reflects the combination of the Predecessor and successor accounting periods in the year ended December 31, 2002.
      Cost of Coal Sales. Our cost of coal sales increased $467.8 million, or 283%, to $633.0 million for the year ended December 31, 2003, from $165.2 million for the year ended December 31, 2002. The 2003 Acquisitions accounted for $461.8 million of the increase in our cost of coal sales and for 93% of the 12.9 million ton increase in our produced and processed coal sales for 2003. The average cost per ton sold decreased 22% from $36.96 per ton in 2002 to $28.86 per ton in 2003 as a result of increased production, which reduced our fixed costs per ton, as well as lower costs of coal produced from mines acquired in the 2003 Acquisitions. Our cost of coal sales as a percentage of coal revenues decreased from 103% in 2002 to 90% in 2003.
      Freight and Handling Costs. Freight and handling costs increased $55.8 million to $73.8 million for the year ended December 31, 2003 as compared to the prior period, primarily due to increased sales volumes resulting from the 2003 Acquisitions, which contributed approximately $33.5 million of the increase. An increase in overseas export tons of approximately 1.1 million tons was responsible for most of the remaining increase in freight and handling costs. These costs are offset by an equivalent amount of freight and handling revenue.
      Cost of Other Revenues. Cost of other revenues increased $8.7 million, or 107%, to $16.8 million for 2003 as compared to 2002 as a result of the 2003 Acquisitions, in which we acquired trucking and coal processing operations, and their related costs of $8.7 million, as the cost for 2002 includes only those related to equipment repair and sales income, which remained relatively unchanged. Cost of equipment repair and sales for 2002 included a litigation settlement, therefore cost for 2003 did not increase over 2002 with the increased sales volumes. Cost of other revenues attributable to our Coal Operations segment were $2.3 million for the year ended December 31, 2003 and we had no cost of other revenues attributable to our Coal Operations segment for the year ended December 31, 2002.
      Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense for the year ended December 31, 2003 was $36.1 million, an increase of $29.0 million from the prior year. The increase in expense is attributable to the 2003 Acquisitions, and the 2003 capital additions of $27.7 million, as depreciation, depletion and amortization expense per ton showed only a slight increase from $1.59 per ton in 2002 to $1.64 per ton in 2003. Depreciation, depletion and amortization attributable to our Coal Operations segment were $33.1 million for the year ended December 31, 2003 and $7.0 million for the year ended December 31, 2002.
      Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $12.7 million to $21.9 million, but decreased from $2.07 per ton sold to $1.00 per ton sold from 2002 to 2003, primarily due to a significant increase in tons sold, partially offset by additional expenses of

$2.0 million associated with transition services provided by the selling companies. Our selling, general and administrative expenses as a percentage of total revenues decreased from 5.0% in 2002 to 2.8% in 2003.
      Costs to Exit Business. For the year ended December 31, 2002, our Predecessor recorded a charge of $25.3 million for a pension plan early withdrawal penalty. The early withdrawal penalty was incurred when our Predecessor withdrew from a multi-employer pension plan when we purchased their operations.

Interest Expense
      Interest expense increased to $7.8 million for the year ended December 31, 2003 from $0.1 million for the period from January 1, 2002 to December 13, 2002. The increase is due to interest on loans to finance the 2003 Acquisitions.

Interest Income
      Interest income decreased from $2.1 million for the period from January 1 to December 13, 2002 to $0.1 million in 2003. Interest income for the period from January 1, 2002 to December 13, 2002 was attributable to interest earned on Virginia tax credits and an employee benefit trust. We did not acquire the assets of the employee benefit trust or the receivable for the Virginia tax credits.

Income Tax Expense (Benefit)
      Income taxes increased $17.9 million from a benefit of $17.2 million for the period from January 1, 2002 to December 13, 2002 to an expense of $0.7 million for the year ended December 31, 2003. This increase in income taxes was attributable primarily to the increase in pre-tax income. The effective tax rate for the period from January 1, 2002 to December 13, 2002 and for the year ended December 31, 2003 was 41.4% and 17.3%, respectively. In 2003, tax was not provided on ANR Fund IX Holdings, L.P.’s portion of our earnings and the minority interest owners’ share in the earnings of ANR Holdings. In addition, in periods when a pre-tax loss is reported, percentage depletion increases the effective tax rate (increases the tax benefit) whereas in periods when pre-tax income is reported, percentage depletion decreases the effective tax rate (decreases the tax expense).
Liquidity and Capital Resources
      Our primary liquidity and capital resource requirements are to finance the cost of our coal production and purchases, to make capital expenditures, and to service our debt and reclamation obligations. Historically we have made significant distributions to our equity holders, and in connection with our Internal Restructuring our parent has agreed to pay the Tax Distributions totaling $10.5 million in cash or, to the extent we are not permitted by the terms of our credit facility or the indenture governing the notes to pay the Tax Distributions in cash, in shares of our parent’s common stock. Our primary sources of liquidity are cash flow from sales of our produced and purchased coal, other income and borrowings under our senior credit facility.
      At March 31, 2005, our available liquidity was $89.3 million, including cash of $0.2 million and $89.1 million available under our credit facility. Total debt represented 68% of our total capitalization at March 31, 2005.
      We currently project cash capital spending for 2005 at the upper end of our previously stated range of $90 million to $120 million. These forecasted expenditures are to be used to develop new mines and replace or add equipment. We believe that cash generated from our operations and borrowings under our credit facility will be sufficient to meet our working capital requirements, anticipated capital expenditures and debt service requirements for at least the next twelve months.

Cash Flows
      Cash provided by operating activities was $2.4 million for the three months ended March 31, 2005 compared to $16.0 million of cash provided by operations in the corresponding period in 2004. This decrease is attributable to an additional investment in net operating assets and liabilities of $27.5 million in the 2005 quarter as compared to the 2004 quarter. The increase in net operating assets and liabilities is due to increased coal inventory ($30.1 million) caused by delays in export shipments, poor rail service and an increase in the cost per ton of our inventory; an increase in trade accounts receivables ($10.2 million) due to the increase in total sales; and an offsetting net increase in accounts payable and accrued expenses of $12.6 million. Our net loss and non-cash charges provided net cash in the amount of $28.8 million, an increase from the first quarter 2004 of $13.9 million mainly due to the non-cash portion of our stock-based compensation charge included in our net loss in the amount of $36.4 million and higher depreciation expense.
      Net cash used in investing activities was $34.4 million during the three months ended March 31, 2005, $18.4 million more than the same period of 2004. Capital expenditures increased $14.0 million from the first quarter 2004 level, to $30.3 million during the 2005 first quarter. The increase in capital expenditures was primarily due to the purchase of new and replacement mining equipment and the development of new mines. Also during the current quarter, we paid $5.0 million as contingent purchase price related to the coal assets purchased from The Brinks Company. We also paid our final installment in the amount of $0.5 million related to our equity investment in Excelven.
      Net cash provided by financing activities during the quarter ended March 31, 2005 was $24.8 million compared with net cash used in financing activities of $2.7 million in the quarter ended March 31, 2004. The amount outstanding under our revolving line of credit increased $24.5 million and our bank overdraft increased $10.9 million for the quarter ended March 31, 2005. Distributions to prior members of ANR Holdings, LLC were $7.7 million as part of the Internal Restructuring. We also received reimbursement from Alpha Natural Resources, Inc. during the three months ended March 31, 2005 of deferred common stock offering costs of $1.7 million previously paid on behalf of Alpha Natural Resources, Inc.
      Cash provided by operating activities was $106.8 million for the year ended December 31, 2004, an increase of $52.7 million from the same period in 2003. Cash provided by operations for 2004 benefited from the effects of our 2003 Acquisitions and the strength of the coal markets during the period. This increase is attributable to an increase in net income of $17.7 million for 2004 over 2003, an increase in non-cash charges included in net income of $49.9 million and partially offset by the effects of a $15.0 million increase in net operating assets and liabilities.
      Net cash used in investing activities was $86.2 million during the year ended December 31, 2004, $13.9 million less than the same period of 2003. Capital expenditures increased $44.3 million, to $72.0 million during 2004. The increase in capital expenditures was primarily due to the replacement of equipment, new mine development and upgrades to a preparation plant. In the second quarter of 2003, we sold our interest in certain coal properties acquired in the purchase of our Predecessor, and a royalty interest acquired in our Coastal Coal Company acquisition for cash of $65.2 million. We also paid $133.8 million for the Coastal Coal Company, U.S. AMCI and Mears acquisitions in 2003. As part of a coal supply agreement, we loaned an unrelated coal supplier $10.0 million in June 2004 at a variable rate to be repaid in installments over a two- year period beginning in August 2004. The loan is secured by the assets of the debtor and personally guaranteed by the debtor’s owner. The related coal supply agreement with the debtor should provide us with approximately 40,000 tons of coal per month through March of 2006. In September 2004, we also acquired an equity interest for a subscription price of $6.5 million in a company which is developing a mining property in Venezuela. Payments totaling $4.5 million were made during the year ended December 31, 2004.
      Net cash used in financing activities during the year ended December 31, 2004 was $24.4 million compared with net cash provided by financing activities of $48.8 million in the prior year. Net cash used by financing activities included the net proceeds of $171.5 million received as a result of the issuance of our $175 million 10% senior notes in May 2004 offset by distributions made to our equity owners of $115.6 million, the repayment of bank and other debt in the amount of $75.8 million, $10.5 million paid for debt issuance costs and $1.7 for deferred stock offering costs during the year ended December 31, 2004. We received $18.3 million in capital contributions and $20.0 million in advances from affiliates during the year ended December 31, 2003. In addition, we incurred bank and other debt in the net amount of $12.9 million during the year ended December 31, 2003.
      Our operations provided us cash of $54.1 million for the year ended December 31, 2003, while the operations of our Predecessor used cash of $13.8 million for the period from January 1, 2002 to December 13, 2002. Our net income increased $26.6 million to $2.3 million when compared to our Predecessor’s net loss of $24.3 million. Our non-cash charges increased by $36.8 million in 2003 mainly due to increased depreciation, depletion and amortization charges associated with the 2003 Acquisitions. Net changes in operating assets and liabilities increased our operating cash flow by $15.1 million in 2003 while net changes in operating assets and liabilities increased cash flow from operations by $11.3 million for the period from January 1, 2002 to December 13, 2002.
      Net cash used in investing activities was $100.1 million for the year ended December 31, 2003. Cash used in investing activities includes $133.8 million for the acquisitions of Coastal Coal Company, U.S. AMCI, and Mears and capital expenditures of $27.7 million. The 2003 period includes proceeds of $65.2 million received from the sales of coal reserves and mineral interests acquired in the Pittston Coal Company and Coastal Coal Company acquisitions. The investing activities of our Predecessor in 2002 consisted primarily of capital expenditures.
      Net cash provided by financing activities was $48.8 million and $35.8 million for the year ended December 31, 2003 and the period from January 1, 2002 to December 13, 2002, respectively. In 2003, we entered into a credit facility which provided for a $45.0 million term loan and a $75.0 million revolving credit line.
      Proceeds from borrowings under this credit facility were $58.5 million in 2003. Repayments of notes payable and long-term debt totaled $45.7 million. We received $15.2 million for common stock issued and we received advances from affiliates of $20.0 million during the year ended December 31, 2003. Cash provided by financing activities of our Predecessor in the period from January 1, 2002 to December 13, 2002 consisted of advances from affiliates.

Credit Facility and Long-term Debt
      As of March 31, 2005, our total long-term indebtedness, including capital lease obligations, consisted of the following (in thousands):

March 31,
2005

10% Senior notes due 2012	$175,000
Revolving credit facility	32,500
Variable rate term notes(1)	1,173
Capital lease obligation	1,875
Other	44

Total long-term debt	210,592
Less current portion	(1,707)

Long-term debt, net of current portion	$208,885

(1)	The term notes, which were issued in connection with equipment financing provided by The CIT Group Equipment Financing, Inc., bear interest at a variable rate of 6.17% at March 31, 2005, are payable in monthly installments ranging from $34,000 to $64,000 through April 2006 and are secured by a lien on the equipment purchased with the proceeds of the notes.
      On May 18, 2004, our subsidiaries Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp. issued $175.0 million of 10% senior notes due June 2012 in a private placement offering under Rule 144A of the Securities Act of 1933, resulting in net proceeds of approximately $171.5 million after fees and other offering costs. The senior notes are unsecured but are guaranteed fully and unconditionally on a joint and several basis by Alpha Natural Resources, LLC’s subsidiaries (other than Alpha Natural Resources Capital Corp.) and, beginning on March 30, 2005, by certain of its parent entities. Interest is payable semi-annually in June and December. Interest of $9.4 million was paid in 2004 and $1.5 million of interest had accrued as of December 31, 2004. Additional interest on the senior notes is payable in certain circumstances if a registration statement with respect to an offer to exchange the notes for a new issue of equivalent notes registered under the Securities Act has not been declared effective on or prior to February 14, 2005 (270 days after the notes were issued), or if the offer to exchange the notes is not consummated within 30 business days after February 14, 2005. The amount of this additional interest is equal to 0.25% of the principal amount of the notes per annum during the first 90-day period after a failure to have the registration statement declared effective or consummate the exchange offer, and it will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until the registration statement has been declared effective and the exchange offer has been consummated, up to a maximum amount of additional interest of 1.0% per annum. We incurred $0.1 million in additional interest with respect to the period from February 15, 2005 to March 31, 2005 as a result of our failure to comply with these obligations regarding our senior notes. We expect to consummate the exchange offer as soon as commercially practicable following the effectiveness of the registration statement of which this prospectus forms a part.
      On March 30, 2005, Alpha NR Holding, Inc., Alpha NR Ventures, Inc., and ANR Holdings were added as parent guarantors of the 10% senior notes. These parent guarantors and the issuers of the senior notes do not have independent operations or assets and thus disclosure of condensed historical financial information for guarantor/non-guarantor parent or subsidiary companies is not meaningful. As noted above, the parent guarantors and all subsidiaries of Alpha Natural Resources, LLC other than Alpha Natural Resources Capital Corp. have fully and unconditionally guaranteed the senior notes on a joint and several basis. The 10% senior notes and our credit facility described below place restrictions on the ability of Alpha Natural Resources, LLC to make distributions or loans to the parent guarantors. At March 31, 2005, Alpha Natural Resources, LLC had net assets of $77.0 million and, except for allowable distributions for the payment of income taxes, administrative expenses and dividends on the common stock of Alpha Natural Resources, Inc., the net assets of Alpha Natural Resources, LLC are restricted.
      On May 28, 2004, Alpha Natural Resources, LLC entered into a credit facility with a group of lending institutions. The credit facility, as amended, provides for a revolving line of credit of up to $125.0 million and a funded letter of credit facility of up to $50.0 million. As of March 31, 2005, $32.5 million principal amount in borrowings and letters of credit totaling $3.4 million were outstanding under the revolving line of credit, leaving $89.1 million available for borrowing on the line of credit. As of March 31, 2005, the funded letter of credit facility was fully utilized at $50.0 million at an annual fee of 3.1% of the outstanding amount. Amounts drawn under the revolver bear interest at a variable rate based upon either the prime rate or a London Interbank Offered Rate (LIBOR), in each case plus a spread that is dependent on our leverage ratio. The weighted average interest rate applicable to our borrowings under the revolver was 6.9% as of March 31, 2005. The principal balance of the revolving credit note is due in May 2009. Alpha NR Holding, Inc., Alpha NR Ventures, Inc., ANR Holdings and each of the subsidiaries of Alpha Natural Resources, LLC have guaranteed Alpha Natural Resources, LLC’s obligations under the revolving credit facility, as amended. The obligations of Alpha NR Holding, Alpha NR Ventures, ANR Holdings, Alpha Natural Resources, LLC and its subsidiaries under the credit facility are collateralized by the assets of those entities, including the equity of the subsidiaries of those entities. We must pay an annual commitment fee up to a maximum of 1/2 of 1% of the unused portion of the commitment. We were in compliance with our debt covenants under the credit facility as of March 31, 2005.
      The credit facility, as amended, and the indenture governing the senior notes each impose certain restrictions on us, including restrictions on our ability to: incur debt; grant liens; enter into agreements with negative pledge clauses; provide guarantees in respect of obligations of any other person; pay dividends and make other distributions; make loans, investments, advances and acquisitions; sell assets; make redemptions and repurchases of capital stock; make capital expenditures; prepay, redeem or repurchase debt; liquidate or dissolve; engage in mergers or consolidations; engage in affiliate transactions; change businesses; change our fiscal year; amend certain debt and other material agreements; issue and sell capital stock of subsidiaries; engage in sale and leaseback transactions; and restrict distributions from subsidiaries. In addition, the credit facility provides that we must meet or exceed certain interest coverage ratios and must not exceed certain leverage ratios.
      Borrowings under our credit facility will be subject to mandatory prepayment (1) with 100% of the net cash proceeds received from asset sales or other dispositions of property by ANR Holdings and its subsidiaries (including insurance and other condemnation proceedings), subject to certain exceptions and reinvestment provisions, (2) with 100% of the net cash proceeds received by ANR Holdings and its subsidiaries from the issuance of debt securities or other incurrence of debt, excluding certain indebtedness, and (3) 50% (or 25%, if our leverage ratio is less than or equal to 2.00 to 1.00 but greater than 1.00, or 0% if our leverage ratio is less than or equal to 1.00) of the net cash proceeds of equity issuances of ANR Holdings and its subsidiaries.

Other
      As a regular part of our business, we review opportunities for, and engage in discussions and negotiations concerning, the acquisition of coal mining assets and interests in coal mining companies, and acquisitions of, or combinations with, coal mining companies. When we believe that these opportunities are consistent with our growth plans and our acquisition criteria, we will make bids or proposals and/or enter into letters of intent and other similar agreements, which may be binding or nonbinding, that are customarily subject to a variety of conditions and usually permit us to terminate the discussions and any related agreement if, among other things, we are not satisfied with the results of our due diligence investigation. Any acquisition opportunities we pursue could materially affect our liquidity and capital resources and may require us to incur indebtedness, seek equity capital or both. There can be no assurance that additional financing will be available on terms acceptable to us, or at all.

Analysis of Material Debt Covenants
      We were in compliance with all covenants under our credit facility and the indenture governing our senior notes as of March 31, 2005.
      The financial covenants in our credit facility require, among other things, that:

•	Alpha Natural Resources, LLC must maintain a leverage ratio, defined as the ratio of total debt to Adjusted EBITDA (as defined in the credit agreement), of less than 3.75 at December 31, 2004, 3.50 at March 31 and June 30, 2005, 3.25 at September 30 and December 31, 2005, 3.15 at March 31, June 30, September 30 and December 31, 2006 and 3.00 at March 31, 2007 (and thereafter), respectively, with Adjusted EBITDA being computed using the most recent four quarters; and

•	Alpha Natural Resources, LLC must maintain an interest coverage ratio, defined as the ratio of Adjusted EBITDA (as defined in the credit agreement), to cash interest expense (defined as the sum of cash interest expense plus cash letter of credit fees and commissions), of greater than 2.50 at September 30, 2004 and at each quarter end thereafter.

      Based upon Adjusted EBITDA (as defined in the credit agreement), Alpha Natural Resources, LLC’s leverage ratio and interest coverage ratio for the twelve months ended March 31, 2005 were 1.62 (maximum of 3.50) and 9.51 (minimum of 2.50), respectively. Alpha Natural Resources, LLC maintained the leverage and interest coverage ratios specified in, and were in compliance with, the credit facility as of March 31, 2005.
      Adjusted EBITDA, as defined in the credit agreement, is used to determine compliance with many of the covenants under the credit facility. The breach of covenants in the credit facility that are tied to ratios based on Adjusted EBITDA could result in a default under the credit facility and the lenders could elect to declare all amounts borrowed due and payable. Any acceleration would also result in a default under our indenture.
      Because the covenants in our credit facility relate to Alpha Natural Resources, LLC, EBITDA as presented in the table below reflects adjustments for minority interest necessary to reconcile our net income to Alpha Natural Resources, LLC’s EBITDA. Adjusted EBITDA is defined as EBITDA further adjusted to exclude non-recurring items, non-cash items and other adjustments permitted in calculating covenant compliance under our credit facility, as shown in the table below. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

		Three
		Months	Three Months	Three Months	Twelve Months
	Three Months	Ended	Ended	Ended	Ended
	Ended	September 30,	December 31,	March 31,	March 31,
	June 30, 2004	2004	2004	2005	2005

	(In thousands)
Net income (loss)	$12,088	$5,342	$1,115	$(25,430)	$(6,885)
Interest expense, net	6,711	5,449	5,344	5,533	23,037
Income tax expense (benefit)	3,022	1,335	(772)	2,457	6,042
Depreciation, depletion and amortization expenses	13,111	14,312	16,660	14,480	58,563

EBITDA	34,932	26,438	22,347	(2,960)	80,757
Minority interest(1)	12,872	5,688	268	2,846	21,674
Stock-based compensation charge(2)	—	—	—	28,932	28,932
Asset impairment charge(2)	—	5,100	—	—	5,100

Adjusted EBITDA	$47,804	$37,226	$22,615	$28,818	$136,463

Leverage ratio(3)					1.62
Interest coverage ratio(4)					9.51

(1)	Because our credit facility and our senior notes are issued by our subsidiaries, we are required to adjust our EBITDA for our minority interest which does not exist at the subsidiary level.

(2)	We are required to adjust EBITDA under our credit facility for the asset impairment charge related to our NKC operations and the non-cash portion of the stock-based compensation charge related to our Internal Restructuring and the initial public offering of our parent.

(3)	Leverage ratio is defined in our credit facility as total debt divided by Adjusted EBITDA.

(4)	Interest coverage ratio is defined in our credit facility as Adjusted EBITDA divided by cash interest expense.

Contractual Obligations
      The following is a summary of our significant contractual obligations as of December 31, 2004 (in thousands):

	2005	2006-2007	2008-2009	After 2009	Total

Long-term debt and capital leases(1)	$1,693	$1,236	$8,548	$175,000	$186,477
Equipment purchases	43,271	—	—	—	43,271
Operating leases	4,307	6,463	769	261	11,800
Minimum royalties	9,212	17,368	15,509	30,031	72,120
Coal purchases	342,422	110,463	—	—	452,885
Coal contract buyout	680	1,360	1,360	567	3,967

Total	$401,585	$136,890	$26,186	$205,859	$770,520

(1)	Long-term debt and capital leases include principal amounts due in the years shown. Interest payable on these obligations, assuming a rate of 7.0% on our variable rate loan, would be approximately $18.3 million in 2005, $36.4 million in 2006 to 2007, $35.8 million in 2008 to 2009, and $42.3 million after 2009.
      Additionally, we have long-term liabilities relating to mine reclamation and end-of-mine closure costs, workers’ compensation benefits and all of our operating and management-services subsidiaries have long-term liabilities relating to retiree health care (postretirement benefits). The table below reflects the estimated undiscounted payments of these obligations as of December 31, 2004 (in thousands):

	2005	2006-2007	2008-2009	After 2009	Total

Reclamation	$6,691	$11,062	$8,473	$34,209	$60,435
Postretirement	39	193	1,078	155,365	156,675
Workers’ compensation benefits	1,612	2,235	324	2,119	6,290

Total	$8,342	$13,490	$9,875	$191,693	$223,400

Off-Balance Sheet Arrangements
      In the normal course of business, we are a party to certain off-balance sheet arrangements. These arrangements include guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in our combined balance sheets, and we do not expect any material adverse effects on our financial condition, results of operations or cash flows to result from these off-balance sheet arrangements.
      From time to time, we provide guarantees to financial institutions to facilitate the acquisition of mining equipment by third parties who mine coal for us. This arrangement is beneficial to us because it helps insure a continuing source of coal production.
      Federal and state laws require us to secure payment of certain long-term obligations such as mine closure and reclamation costs, federal and state workers’ compensation, coal leases and other obligations. We typically secure these payment obligations by using surety bonds, an off-balance sheet instrument. The use of surety bonds is less expensive for us than the alternative of posting a 100% cash bond or a bank letter of credit, either of which would require a greater use of our credit facility. We then use bank letters of credit to secure our surety bonding obligations as a lower cost alternative than securing those bonds with cash. Under our $125.0 million committed bonding facility, we are required to provide bank letters of credit in an amount up to 50% of the aggregate bond liability. Recently, surety bond costs have increased, while the market terms of surety bonds have generally become less favorable to us. To the extent that surety bonds become unavailable, we would seek to secure our reclamation obligations with letters of credit, cash deposits or other suitable forms of collateral.

      As of March 31, 2005, we had outstanding surety bonds with third parties for post-mining reclamation totaling $93.2 million plus $7.8 million for miscellaneous purposes. We maintained letters of credit as of March 31, 2005 totaling $53.4 million to secure reclamation and other obligations.
      In connection with our acquisition of Coastal Coal Company, the seller, El Paso CGP Company, has agreed to retain and indemnify us for all workers’ compensation and black lung claims incurred prior to the acquisition date of January 31, 2003. The majority of this liability relates to claims in the state of West Virginia. If El Paso CGP Company fails to honor its agreement with us, then we would be liable for the payment of those claims, which were estimated in April 2004 to be approximately $5.4 million on an undiscounted basis using claims data through June 2003. El Paso CGP Company has posted a bond with the state of West Virginia for the required discounted amount of $3.7 million for claims incurred prior to the acquisition.
Outlook
      While our business is subject to the general risks of the coal industry and specific individual risks, we believe that the outlook for coal markets remains positive worldwide, assuming continued growth in the U.S., China, Pacific Rim, Europe and other industrialized economies that are increasing coal demand for electricity generation and steelmaking. Published indices show improved year-over-year coal prices in most U.S. and global coal markets, and worldwide coal supply/demand fundamentals remain tight due to high market demand, transportation constraints and production difficulties in most countries. Metallurgical coal is generally selling at a significant premium to steam coal, and we expect that pricing relationship to continue based on the same assumptions made above.
      For 2005, we are targeting annual production of 20 million to 22 million tons and total sales volume of 25 million to 26 million tons. Approximately 99%, 66% and 34% of our planned production in 2005, 2006 and 2007, respectively, has been priced as of April 15, 2005.
      We anticipate continued challenges with railroad service, hopefully with gradual improvement in rail service beginning in the second half of 2005. We are working with our customers and the railroads in an effort to address these issues in a timely manner.
      Based on current market conditions in the steam and metallurgical coal markets, we anticipate increasing the proportion of our metallurgical coal sales that are committed under long-term contracts as compared to prior years and continuing to market portions of our high quality steam coal production as metallurgical coal. We plan to focus on organic growth by continuing to develop our existing reserves. In addition, we also plan to evaluate attractively priced acquisitions that create potential synergies with our existing operations.
      See “Risk Factors” for a discussion of other factors that could affect us in the future.
Critical Accounting Estimates and Assumptions
      Our discussion and analysis of our financial condition, results of operations, liquidity and capital resources is based upon our combined financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). GAAP requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
      Reclamation. Our asset retirement obligations arise from the federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, which require that mine property be restored in accordance with specified standards and an approved reclamation plan. Significant reclamation activities include reclaiming refuse and slurry ponds, reclaiming the pit and support acreage at surface mines, and sealing portals at deep mines. We account for the costs of our reclamation activities in accordance with the provisions of SFAS No. 143, “Accounting for Asset Retirement Obligations.” We determine the future cash flows necessary to satisfy our reclamation obligations on a mine-by-mine basis based upon current permit requirements and various estimates and assumptions, including estimates of disturbed acreage, cost estimates, and assumptions regarding productivity. Estimates of disturbed acreage are determined based on approved mining plans and related engineering data. Cost estimates are based upon third-party costs. Productivity assumptions are based on historical experience with the equipment that is expected to be utilized in the reclamation activities. In accordance with the provisions of SFAS No. 143, we determine the fair value of our asset retirement obligations. In order to determine fair value, we must also estimate a discount rate and third-party margin. Each is discussed further below:

•	Discount Rate. SFAS No. 143 requires that asset retirement obligations be recorded at fair value. In accordance with the provisions of SFAS No. 143, we utilize discounted cash flow techniques to estimate the fair value of our obligations. We base our discount rate on the rates of treasury bonds with maturities similar to expected mine lives, adjusted for our credit standing.

•	Third-Party Margin. SFAS No. 143 requires the measurement of an obligation to be based upon the amount a third party would demand to assume the obligation. Because we plan to perform a significant amount of the reclamation activities with internal resources, a third-party margin was added to the estimated costs of these activities. This margin was estimated based upon our historical experience with contractors performing certain types of reclamation activities. The inclusion of this margin will result in a recorded obligation that is greater than our estimates of our cost to perform the reclamation activities. If our cost estimates are accurate, the excess of the recorded obligation over the cost incurred to perform the work will be recorded as a gain at the time that reclamation work is completed.
      On at least an annual basis, we review our entire reclamation liability and make necessary adjustments for permit changes as granted by state authorities, additional costs resulting from accelerated mine closures, and revisions to cost estimates and productivity assumptions, to reflect current experience. At March 31, 2005, we had recorded asset retirement obligation liabilities of $40.7 million, including amounts reported as current. While the precise amount of these future costs cannot be determined with certainty, as of March 31, 2005, we estimate that the aggregate undiscounted cost of final mine closure is approximately $60.0 million.
      Coal Reserves. There are numerous uncertainties inherent in estimating quantities of economically recoverable coal reserves. Many of these uncertainties are beyond our control. As a result, estimates of economically recoverable coal reserves are by their nature uncertain. Information about our reserves consists of estimates based on engineering, economic and geological data assembled by our internal engineers and geologists and reviewed by a third-party consultant. Some of the factors and assumptions that impact economically recoverable reserve estimates include:

•	geological conditions;

•	historical production from the area compared with production from other producing areas;

•	the assumed effects of regulations and taxes by governmental agencies;

•	assumptions governing future prices; and

•	future operating costs.
      Each of these factors may in fact vary considerably from the assumptions used in estimating reserves. For these reasons, estimates of the economically recoverable quantities of coal attributable to a particular group of properties, and classifications of these reserves based on risk of recovery and estimates of future net cash flows, may vary substantially. Actual production, revenues and expenditures with respect to reserves will likely vary from estimates, and these variances may be material.

      Postretirement Medical Benefits. Three of our subsidiaries have long-term liabilities for postretirement benefit cost obligations. Detailed information related to these liabilities is included in the notes to our combined financial statements included elsewhere in this prospectus. Liabilities for postretirement benefit costs are not funded. The liability is actuarially determined, and we use various actuarial assumptions, including the discount rate and future cost trends, to estimate the costs and obligations for postretirement benefit costs. The discount rate assumption reflects the rates available on high quality fixed income debt instruments. The discount rate used to determine the net periodic benefit cost for postretirement benefits other than pensions was 6.25% for the year ended December 31, 2004 and 6.75% for the year ended December 31, 2003. We make assumptions related to future trends for medical care costs in the estimates of retiree health care and work-related injury and illness obligations. If our assumptions do not materialize as expected, actual cash expenditures and costs that we incur could differ materially from our current estimates. Moreover, regulatory changes could increase our requirement to satisfy these or additional obligations.
      Effective July 1, 2004, we began offering postretirement medical benefits to active, union-free employees that will provide a credit equal to $20 per month per year of service for pre-65 year-old retirees, and $9 per month per year of service for post-65-year old retirees toward the purchase of medical benefits (as defined) from us. This new plan resulted in prior service cost of $27.1 million which will be amortized over the remaining service lives of the union-free employees. This amortization of prior service cost is expected to be approximately $2.8 million per year. We recorded $3.7 million and $1.8 million in costs with respect to this new plan in 2004 and the first quarter of 2005, respectively, consisting of service cost, amortization of prior service cost and interest cost.
      Workers’ Compensation. Workers’ compensation is a system by which individuals who sustain personal injuries due to job-related accidents are compensated for their disabilities, medical costs, and on some occasions, for the costs of their rehabilitation, and by which the survivors of workers who suffer fatal injuries receive compensation for lost financial support. The workers’ compensation laws are administered by state agencies with each state having its own set of rules and regulations regarding compensation that is owed to an employee who is injured in the course of employment. Our operations are covered through a combination of a self-insurance program, participation in a state run program, and an insurance policy. We accrue for any self-insured liability by recognizing costs when it is probable that a covered liability has been incurred and the cost can be reasonably estimated. Our estimates of these costs are adjusted based upon actuarial studies. Actual losses may differ from these estimates, which could increase or decrease our costs.
      Coal Workers’ Pneumoconiosis. We are responsible under various federal statutes, including the Coal Mine Health and Safety Act of 1969, and various states’ statutes, for the payment of medical and disability benefits to eligible employees resulting from occurrences of coal workers’ pneumoconiosis disease (black lung). Our operations are covered through a combination of a self-insurance program, in which we are a participant in a state run program, and an insurance policy. We accrue for any self-insured liability by recognizing costs when it is probable that a covered liability has been incurred and the cost can be reasonably estimated. Our estimates of these costs are adjusted based upon actuarial studies. Actual losses may differ from these estimates, which could increase or decrease our costs.
      Income Taxes. We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires the recognition of deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, we take into account various factors including the expected level of future taxable income and available tax planning strategies. If future taxable income is lower than expected or if expected tax planning strategies are not available as anticipated, we may record a change to the valuation allowance through income tax expense in the period the determination is made.

New Accounting Pronouncements
      In November 2004, the Financial Accounting Standards Board (the FASB) issued SFAS No. 151, Inventory Costs, which amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges instead of inventory costs. The provisions of this pronouncement will be effective for inventory costs incurred during fiscal years ending after June 15, 2005. We are currently evaluating whether the adoption of SFAS No. 151 will have any material financial statement impact.
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment,which requires companies to expense the fair value of equity awards over the required service period. This Statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, which uses the intrinsic value method to value stock-based compensation. On April 14, 2005, the SEC adopted a new rule that amends the effective date of SFAS No. 123(R) to allow SEC registrants to implement SFAS No. 123(R) as of the beginning of the first annual reporting period that begins after June 15, 2005. This ruling by the SEC changes the effective date under SFAS No. 123(R) that would have required SEC registrants to adopt SFAS No. 123(R) at the beginning of their next interim or annual reporting period that begins after June 15, 2005. There are various methods of adopting SFAS 123(R), and we have not yet determined what method we will use or if we will adopt SFAS No. 123(R) in an earlier period than is required.
      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This Statement’s amendments are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of this pronouncement will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of SFAS No. 153 to have any material impact on our financial statements.
      On March 17, 2005, the Emerging Issues Task Force (EITF) of FASB reached consensus on EITF Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, and on March 30, 2005, the FASB Board ratified the consensus. The EITF reached consensus that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of inventory produced during the period that the stripping costs are incurred. ETIF 04-6 is effective for the first reporting period in fiscal years beginning after December 15, 2005 with early adoption permitted. The Company does not expect that the adoption of EITF 04-6 will have any material financial statement impact.
      In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The provisions of this pronouncement are effective for fiscal years ending after December 15, 2005. The Company does not expect the adoption of Interpretation No. 47 will have any material financial statement impact.
Discussion of Seasonality Impacts on Operations
      Our business is seasonal, with operating results varying from quarter to quarter. We have historically experienced lower sales during winter months primarily due to the freezing of lakes that we use to transport coal to some of our customers. As a result, our first quarter cash flow and profits have been, and may continue to be, negatively impacted. Lower than expected sales by us during this period could have a material adverse effect on the timing of our cash flows and therefore our ability to service our obligations with respect to our existing and future indebtedness.
Quantitative and Qualitative Disclosures about Market Risk
      In addition to risks inherent in operations, we are exposed to market risks. The following discussion provides additional detail regarding our exposure to the risks of changing coal prices, interest rates and customer credit.
      We are exposed to market price risk in the normal course of selling coal. As of April 15, 2005, approximately 1%, 34% and 66% of our estimated 2005, 2006 and 2007 production tonnage, respectively, was uncommitted. We have increased the proportion of our planned future production in 2005 and 2006 for which we have contracts to sell coal, which has the effect of lessening our market price risk.
      All of our borrowings under the revolving credit facility are at a variable rate, so we are exposed to rising interest rates in the United States. A one percentage point increase in interest rates would result in an annualized increase to interest expense of approximately $0.3 million based on our variable rate borrowings as of March 31, 2005.
      Our concentration of credit risk is substantially with electric utilities, producers of steel and foreign customers. Our policy is to independently evaluate a customer’s creditworthiness prior to entering into transactions and to periodically monitor the credit extended.

THE COAL INDUSTRY
      Coal is a major contributor to the world energy supply. In 2003, coal represented approximately 26% of the world’s primary energy consumption and was also the fastest growing energy source in the world, according to BP Statistical Review. The primary use for coal is to fuel electric power generation. In 2003, coal generated 53% of the electricity produced in the United States, according to the EIA.
      The United States is the second largest coal producer in the world, exceeded only by China, according to BP Statistical Review. Other leading coal producers include Australia, India, South Africa and Russia. According to BP Statistical Review, the United States is the largest holder of coal reserves in the world, with over 250 years of supply at current production rates. U.S. coal reserves are more plentiful than oil or natural gas, with coal representing approximately 93% of the nation’s fossil fuel reserves on a Btu-comparable basis according to data collected by BP Statistical Review.
U.S. Coal Production Regions
      According to the EIA, U.S. coal production has increased by 79% during the last 30 years. In 2003, total U.S. coal production, according to the EIA, was 1.07 billion tons. The Powder River Basin accounted for 37% of the total volume of U.S. coal production in 2003, with Central Appalachia accounting for 21%, the Midwest accounting for 14%, the West (other than the Powder River Basin) accounting for 14%, Northern Appalachia accounting for 12% and Southern Appalachia accounting for 2%, according to Platts. After the sale of NKC on April 14, 2005, all of our coal production comes from the Central and Northern Appalachian regions.
      Central Appalachia, including eastern Kentucky, Virginia and southern West Virginia, is the second largest coal producing region in the United States (21% of 2003 production). Coal from this region generally has a high heat content of between 12,000 and 14,000 Btus per pound and a low sulfur content ranging from 0.7% to 1.5%. From 2000 to 2003, according to Platts, the Central Appalachian region experienced a decline in production from 263 million tons to 228 million tons, or a 13% decline, primarily as a result of the depletion of economically attractive reserves, permitting issues and increasing costs of production, which was partially offset by production increases in Southern West Virginia due to the expansion of more economically attractive surface mines. The EIA estimates that Central Appalachian operators marketed approximately 52% of their 2003 coal sales directly to electric generators, principally in the southeastern U.S., 25% to coal synfuel plants that further process the coal for sale to electric generators and industrial end-users, and the remainder primarily to steel producers in the U.S. and internationally. Central Appalachia is the primary source of U.S. coal exports. We operate or have the right to receive production from 44 mines in this region producing primarily high Btu, low sulfur steam and metallurgical coal.
      Northern Appalachia, including Maryland, Ohio, Pennsylvania and northern West Virginia, is the other major coal producing region in the eastern U.S. (12% of 2003 U.S. production). Coal from this region generally has a high heat content of between 12,000 and 14,000 Btus per pound with typical sulfur content ranging from 1.0% to 4.5%. From 2000 to 2003, according to Platts, the Northern Appalachian region experienced a decline in production from 140 million tons to 126 million tons, or a 10% decline, primarily as a result of production problems at longwall mining operations in southern Pennsylvania and northern West Virginia. Northern Appalachian operators market the vast majority of their coal to electric generators. Despite its sulfur content, which is considered medium sulfur coal, coal from Northern Appalachia is generally considered attractive to electricity generators because of its high average heat content of approximately 13,000 Btus per pound. We operate or have the right to receive production from 20 mines in this region producing primarily steam and metallurgical coal with a sulfur content of greater than 1.5% that has an average heat content of approximately 12,350 Btus per pound.
      We do not currently operate any mines in the Powder River Basin, the Midwest region, Southern Appalachia or the Four Corners region.

Demand for U.S. Coal Production
      Coal produced in the United States is primarily consumed domestically by utilities to generate electricity, by steel companies to produce coke for use in blast furnaces, and by a variety of industrial users to heat and power foundries, cement plants, paper mills, chemical plants and other manufacturing and processing facilities. According to the EIA, 98% of coal consumed in the United States in 2003 was from domestic production sources. Coal produced in the United States is also exported, primarily from east coast terminals. The breakdown of 2003 U.S. coal consumption by end user, as estimated by the EIA, is as follows:

End Use	Tons	% of Total

	(In millions)
Electrical generation	1,000.6	88%
Industrial, residential & commercial	65.6	6%
Steel making	24.2	2%

Total domestic(1)	1,090.4	96%
Exports	43.0	4%

Total	1,133.4	100%

(1)	Includes consumption of 25.0 million tons of coal imported into the United States in 2003.
      As reflected in the above table, the dominant use for coal in the United States is for electricity generation. Coal used as fuel to generate electricity and for use by industrial consumers is commonly referred to as “steam coal,” and it accounted for approximately 63% of our 2004 coal sales volume. Coal has long been favored as an electricity generating fuel by regulated utilities because of its low cost compared to other fuels. The largest cost component in electricity generation is fuel. This fuel cost is typically lower for coal than competing hydrocarbon-based fuels such as oil and natural gas on a Btu-comparable basis. Platts has recently estimated the average total production costs of electricity, using coal and competing generation alternatives in the first five months of 2004 as follows:

Cost per
Megawatt
Electrical Generation Type	Hour

Natural Gas	$57.48
Oil	51.35
Coal	18.30
Nuclear	17.01
Hydroelectric	5.35

      According to Platts, excluding hydroelectric plants, 21 of the 25 lowest operating cost utility power plants in the United States during 2003 were primarily fueled by coal. Factors other than fuel cost that influence each utility’s choice of the type of electricity generation include, among others, facility construction cost, access to fuel transportation infrastructure and environmental restrictions. The breakdown of U.S. electricity generation by fuel source in 2003, according to EIA, is as follows:

% of
Total
Electricity
Electricity Generation Source	Generation

Coal	53%
Nuclear	21%
Natural Gas	15%
Hydro	7%
Oil and Other	4%

Total	100%

      The EIA projects that generators of electricity will increase their demand for coal as demand for electricity increases. Because coal-fired generation is used in most cases to meet “base load” requirements, which are the minimum amounts of electric power delivered or required over a given period of time at a steady rate, coal consumption has generally grown at the pace of electricity demand growth. Demand for electricity has historically grown in proportion to U.S. economic growth as measured by Gross Domestic Product. Based on estimates compiled by the EIA, coal consumption is expected to grow 1.7% per year until 2025.
      The other major market for our coal is the steel industry. The type of coal used in steel making is referred to as “metallurgical coal,” and it accounted for approximately 37% of our 2004 coal sales volume. When making steel in an integrated steel mill, two of the key raw ingredients are iron ore and coke. Coke is the substance formed when metallurgical coal is heated in a coking oven to a very high temperature in the absence of air. In the blast furnace of an integrated steel mill, coke is primarily used to (i) generate the heat required to convert iron ore into molten iron; (ii) generate the reducing gas necessary to chemically convert iron oxides into hot metal; and (iii) create a permeable bed to allow the molten iron to drip down and the reducing gases to rise up. Generally, 1.5 tons of metallurgical coal produces approximately 1 ton of coke, which in turn is needed to produce approximately 2 tons of steel.
      Blast furnaces are designed to use specific grades of cokes, and as a result, coking ovens are designed to use metallurgical coals with specific qualities. Metallurgical coal is distinguished by special quality characteristics that include high carbon content, low expansion pressure, low sulfur content, and various other chemical attributes. Metallurgical coal is also high in heat content (as measured in Btus), and therefore can alternatively be used by utilities as fuel for electricity generation. Consequently, metallurgical coal producers have the opportunity to select the market that provides maximum revenue. The premium price offered for metallurgical coal by steel makers for its coke-making attributes is typically higher than the price offered by utility coal buyers that typically value only the heat and sulfur content of steam coal. U.S. metallurgical coal reserves are predominately concentrated in the Central Appalachian region. The EIA estimates that the Central Appalachian region supplied 77% of U.S. export metallurgical coal during 2003.
      In 2004, approximately 4% of our coal sales were made to industrial consumers, all of which was steam coal. Industrial users of coal typically purchase high Btu products with the same type of quality focus as utility coal buyers. The primary goal is to maximize heat content, with other specifications like ash content, sulfur content, and size varying considerably among different customers. Because most industrial coal consumers use considerably less tonnage than electric generating stations, they typically prefer to purchase coal that is screened and sized to specifications that streamline coal handling processes.

Due to the more stringent size and quality specifications, industrial customers often pay a premium above utility coal pricing.
      Coal produced in the United States that is shipped for North American consumption is typically sold at the mine loading facility with transportation costs being borne by the purchaser. Offshore export shipments are normally sold at the ship-loading terminal, with the producer paying for the transportation costs to the port and the purchaser paying the ocean freight.
      While delivery to coal consumers often involves more than one mode of transportation, according to the EIA, approximately two-thirds of U.S. coal production is shipped via railroads. In addition, coal is also shipped via trucks, barges, overland conveyors, and ocean vessels loaded at export terminals.
      The United States ranked seventh among worldwide exporters of coal in 2003, according to estimates by the World Coal Institute. Australia was the largest exporter, with other major exporters including China, Indonesia, South Africa, Russia and Colombia. According to the EIA, the United States continues to be a swing supplier of coal in the world market. The EIA’s most recent estimates indicate that U.S. exports in 2003 decreased by over 40% since 1994 as a result of increased international competition, the U.S. dollar’s strength over time in comparison to foreign currencies and the depletion of reserves in regions of the United States that have traditionally sold into the export market. According to the EIA, the United States exported 43 million tons of coal in 2003, of which 49% was used for electricity generation and 51% was used for steel making. U.S. coal exports were shipped to more than 25 countries in 2003. According to the EIA, the largest purchaser of both exported steam coal and exported metallurgical coal from the United States in 2003 was Canada, which imported 17 million tons, or 82%, of total steam coal exports and 4 million tons, or 16%, of total metallurgical coal exports.
Industry Trends
      In recent years, the U.S. coal industry has experienced several significant trends including:
      Growth in Coal Consumption. According to the EIA, from 1990 to 2003 coal consumption in the United States increased from 904 million tons to 1,090 million tons, or 21%. The largest driver of increased coal consumption during this period was increased demand for electricity, as electricity production by domestic electric power producers increased 27% and coal consumption by electric power producers increased 28%. As coal remains one of the lowest cost fuel sources for domestic electric power producers, we believe coal consumption should continue to expand as demand for electricity continues to increase.
      Increased Utilization of Excess Capacity at Existing Coal-Fired Power Plants. We believe that existing coal-fired plants will supply much of the near-term projected increase in the demand for electricity because they possess excess capacity that can be utilized at low incremental costs. In 2003, the estimated average utilization of the existing coal-fired power plant fleet was 71%, significantly below the estimated potential utilization rate of 85%. If U.S. coal fueled plants operate at utilization rates of 85%, we believe they would consume approximately 200 million additional tons of coal per year, which represents an increase of approximately 18% over current coal consumption. In comparison, in 2003, the average utilization of the existing nuclear-fired power plant fleet was estimated by Platts to be 89%.
      Construction of New Coal-Fired Power Plants. The NETL projects that 112,000 megawatts of new coal-fired electric generation capacity will be constructed by 2025. The NETL has identified 106 coal-fired plants, representing 65,000 megawatts of electric generation capacity, which have been proposed and are currently in various stages of development. The DOE projects that 59 of these proposed coal-fired plants, representing 38,000 megawatts of electric generation capacity, will be completed and begin consuming coal to produce electricity by the end of 2010.
      Industry Consolidation. The U.S. coal industry has experienced significant consolidation over the last 15 years. In 2003, the five largest coal producers controlled over 47% of coal produced in the United States, compared to just 35% in 1995 and 22% in 1990, according to Platts. Weaker coal prices in the late 1990s forced many smaller operators to sell or shut down their operations. In addition, a number of large international oil and gas companies decided to exit the domestic coal industry. Despite increased consolidation, the industry still remains relatively fragmented with more than 675 coal producers in the United States in 2003, according to Platts.
      Increasingly Stringent Air Quality Laws. The coal industry has witnessed a shift in demand to low sulfur coal production driven by regulatory restrictions on sulfur dioxide emissions from coal-fired power plants. In 1995, Phase I of the Clean Air Act’s Acid Rain regulations required high sulfur coal plants to reduce their emissions of sulfur dioxide to 2.5 pounds or less per million Btu, and in 2000, Phase II tightened these sulfur dioxide restrictions further to 1.2 pounds of sulfur dioxide per million Btu. Sulfur dioxide and other emissions may be restricted even further by some currently proposed laws and regulations. Currently, electric power generators operating coal-fired plants can comply with these requirements by:

•	burning lower sulfur coal, either exclusively or mixed with higher sulfur coal;

•	installing pollution control devices, such as scrubbers, that reduce the emissions from high sulfur coal;

•	reducing electricity generating levels; or

•	purchasing or trading emission credits to allow them to comply with the sulfur dioxide emission compliance requirements.
      Additional current and proposed air emission requirements are discussed in “Environmental and Other Regulatory Matters.”
Recent Coal Market Conditions
      According to traded coal indices and reference prices, U.S. and international coal demand is currently at high levels, and coal pricing has increased year-over-year in each of our coal production markets. We believe that the current strong fundamentals in the U.S. coal industry result primarily from:

•	stronger industrial demand following a recovery in the U.S. manufacturing sector, evidenced by the most recent estimate of 3.5% real GDP growth in the first quarter of 2005, as reported by the Bureau of Economic Analysis;

•	relatively low customer stockpiles, estimated by the EIA to be approximately 104.6 million tons at the end of February 2005, down 8% from the same period in the prior year;

•	declining coal production in Central Appalachia, including an average annual decline of 4.9% in Central Appalachian coal production volume from January 1, 2001 to December 31, 2004;

•	capacity constraints of U.S. nuclear-powered electricity generators, which operated at an average utilization rate of 90.5% in 2004, up from 73.8% in 1994, as estimated by the EIA;

•	high current and forward prices for natural gas and heating oil, the primary fuels for electricity generation, with spot prices as of May 31, 2005 for natural gas and heating oil at $6.33 per million Btu and $1.45 per gallon, respectively, as reported by Bloomberg L.P.; and

•	increased international demand for U.S. coal for steelmaking, driven by global economic growth, high ocean freight rates and the weak U.S. dollar.
      Steam Coal Pricing. U.S. spot steam coal prices have experienced significant volatility over the past few years. Starting in late 2000 and continuing through mid-2001, U.S. spot steam coal prices began to rise as a result of reduced supply, higher demand from utility and industrial consumers, and rising natural gas and oil prices. Beginning in the middle of 2001, U.S. spot steam coal prices declined due to the weakening domestic economy, higher utility consumer inventories and increases in supply as the coal production market reacted to the stronger prices during the late 2000/early 2001 period. Spot prices for U.S. steam coal remained relatively low through the end of 2001 and during all of 2002.

      U.S. spot steam coal prices have steadily increased since mid-2003, particularly for coals sourced in the eastern United States. The table below describes the percentage increase in year-over-year average reference prices for coal as of May 31, 2005, according to Platts, in the regions where we currently produce our coal, and the percentage of our produced and processed coal sales during 2004 by region:

	Increase in Average	Percentage of Produced and
	Reference Prices	Processed Coal Sales in 2004

Central Appalachia	14%	70%
Northern Appalachia	24%	27%
      The following chart sets forth historical steam coal prices in various U.S. markets computed on an average monthly basis for the period from January 1, 1999 to May 31, 2005.
      Metallurgical Coal Pricing. Metallurgical coal prices in both the domestic and seaborne export markets have increased significantly over the past two years due to tight supply and strong global steel production. The price increase in the U.S. metallurgical coal market is due in part to improved stability in the U.S. steel industry, which has increased domestic demand for metallurgical coal. The U.S. flat-rolled steel industry has experienced several mergers and acquisitions involving a number of companies emerging from, and assets sold out of, Chapter 11 bankruptcy protection. Many of the companies or assets previously in Chapter 11 have reduced or eliminated certain of their costs and obligations associated with their steel operations, including environmental, employee and retiree benefit and other obligations. This reduction in industry liabilities, together with the recent weakening of the U.S. dollar, has helped U.S. steel companies become more competitive with foreign steel producers.
      Prices for U.S. metallurgical coal in foreign markets have been supported by significant increases in demand for metallurgical coal by foreign steel producers, driven by higher steel production in Asia and the Pacific Rim, particularly in China. According to the International Iron and Steel Institute, Chinese steel consumption increased 25% in 2003. Additionally, the recent weakness of the U.S. dollar has made U.S. metallurgical coal more competitive in international markets. Increased prices have also been supported by circumstances affecting the coal export industry in China and Australia, the world’s two largest coal exporters. In Australia, the world’s largest coal exporter, metallurgical coal exports have been reduced by operating disruptions at certain Australian metallurgical coal mines and capacity constraints at major Australian shipping ports. China’s contribution to the world metallurgical coal export market has been reduced by restrictions on its metallurgical coal exports announced in late 2003 in order to satisfy domestic demand. Asia-Pacific Rim consumption of metallurgical coal continues to strain supply, with an Australian producer reporting average price settlement increases of 28% for annually-priced metallurgical coal sales contracts in 2004 as compared to 2003, and a Canadian producer reporting increases in metallurgical coal sales prices in the third quarter of 2004 of 22% over the same period in 2003. The table below describes average sale prices, according to Platts, for low volatile metallurgical coal at the Hampton Roads, Virginia export terminals, through which we ship the great majority of our metallurgical coal exports and which collectively constitute the highest volume export facility for U.S. metallurgical coal production, and the percentage increase in prices year-over-year:

Average Sale Prices per Ton for Low Volatile Metallurgical				Percentage Increase
Coal at Hampton Roads, Virginia Export Terminals				Year-Over-Year

April 5, 2004	$135.00	April 1, 2005	$135.00	0%
January 12, 2004	$71.50	January 3, 2005	$137.50	92%
October 6, 2003	$52.00	October 4, 2004	$135.00	160%
July 7, 2003	$50.45	July 5, 2004	$125.00	148%

BUSINESS
Overview
      We are a leading Appalachian coal producer. Our reserves primarily consist of high Btu, low sulfur steam coal that is currently in high demand in U.S. coal markets and metallurgical coal that is currently in high demand in both U.S. and international coal markets. We produce, process and sell steam and metallurgical coal from seven regional business units, which, as of April 15, 2005, are supported by 43 active underground mines, 21 active surface mines and 11 preparation plants located throughout Virginia, West Virginia, Kentucky and Pennsylvania. We are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines, allowing us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately.
      Steam coal, which is primarily purchased by large utilities and industrial customers as fuel for electricity generation, accounted for approximately 63% of our 2004 coal sales volume. The majority of our steam coal sales volume in 2004 consisted of high Btu (above 12,500 Btu content per pound), low sulfur (sulfur content of 1.5% or less) coal, which typically sells at a premium to lower-Btu, higher-sulfur steam coal. Metallurgical coal, which is used primarily to make coke, a key component in the steel making process, accounted for approximately 37% of our 2004 coal sales volume. Metallurgical coal generally sells at a premium over steam coal because of its higher quality and its value in the steelmaking process as the raw material for coke. Under current market conditions, we are able to market a significant portion of our higher quality steam coal as metallurgical coal.
      During 2004, we sold a total of 25.8 million tons of steam and metallurgical coal and generated revenues of $1,269.7 million, EBITDA of $99.5 million and net income of $20.0 million. We define and reconcile EBITDA and explain its importance, in note (1) under “Selected Historical Consolidated Financial Data.” Our coal sales during 2004 consisted of 19.4 million tons of produced and processed coal, including 0.9 million tons purchased from third parties and processed at our processing plants or loading facilities prior to resale, and 6.4 million tons of purchased coal that we resold without processing. We sold a total of 7.3 million tons of purchased coal in 2004, of which approximately 81% was blended with coal produced from our mines prior to resale. Approximately 47% of our sales revenue in 2004 was derived from sales made outside the United States, primarily in Japan, Canada, Brazil, Korea and several countries in Europe.
      As of December 31, 2004, we owned or leased 500.9 million tons of proven and probable coal reserves, excluding 10.2 million tons leased by NKC, which we sold on April 14, 2005. Of our total proven and probable reserves, approximately 89% are low sulfur reserves, with approximately 57% having sulfur content below 1.0%. Approximately 94% of our total proven and probable reserves have a high Btu content. We believe that our total proven and probable reserves will support current production levels for more than 25 years.
      As discussed in note 22 to our combined financial statements, we have one reportable segment — Coal Operations — which consists of our coal extracting, processing and marketing operations, as well as our purchased coal sales function and certain other coal-related activities. Our equipment and part sales and equipment repairs operations, terminal services, coal and environmental analysis services and leasing of mineral rights described below under “— Other Operations” are not included in our Coal Operations segment.
History
      Alpha NR Holding, Inc. was formed under the laws of the State of Delaware on April 22, 2002 as a subsidiary of First Reserve Fund IX, L.P., to serve as a holding company of First Reserve Fund IX, L.P.’s ownership interest in the Alpha Natural Resources organization. In December 2002, ANR Holdings was formed by the First Reserve Stockholders and our management to serve as the top-tier holding company of the Alpha Natural Resources organization. ANR Holdings acquired all of the limited liability company membership interests of Alpha Natural Resources, LLC in December 2002.
      On December 13, 2002, we acquired the majority of the Virginia coal operations of our Predecessor through wholly-owned subsidiaries of Alpha Natural Resources, LLC for $62.9 million. On January 31, 2003, wholly owned subsidiaries of Alpha Natural Resources, LLC acquired Coastal Coal Company for $67.8 million, and on March 11, 2003, they acquired the U.S. coal production and marketing operations of AMCI for $121.3 million. Of the consideration for the U.S. AMCI acquisition, $69.0 million was provided in the form of an approximate 44% membership interest in ANR Holdings issued to the owners of AMCI, which together with the issuances of an approximate 1% membership interest to Madison Capital Funding, LLC and Alpha Coal Management reduced the First Reserve Stockholders membership interest in ANR Holdings to approximately 55%. On November 17, 2003, we acquired the assets of Mears for $38.0 million.
      On April 1, 2004, we acquired substantially all of the assets of Moravian Run Reclamation Co., Inc. for five thousand dollars in cash and the assumption by us of certain liabilities, including four active surface mines and two additional surface mines under development, operating in close proximity to and serving many of the same customers as our AMFIRE business unit located in Pennsylvania. On May 10, 2004, we acquired a coal preparation plant and railroad loading facility located in Portage, Pennsylvania and related equipment and coal inventory from Cooney Bros. Coal Company for $2.5 million in cash and an adjacent coal refuse disposal site from a Cooney family trust for $0.3 million in cash. On October 13, 2004, our AMFIRE business unit entered into a coal mining lease with Pristine Resources, Inc., a subsidiary of International Steel Group Inc., for the right to deep mine a substantial area of the Upper Freeport Seam in Pennsylvania.
      On February 11, 2005, Alpha Natural Resources, Inc. succeeded to the business and became the indirect parent entity of ANR Holdings in connection with the Internal Restructuring and, on February 18, 2005, Alpha Natural Resources, Inc. completed an initial public offering of its common stock. Pursuant to the Internal Restructuring, Alpha NR Holding, Inc. became a direct wholly-owned subsidiary of Alpha Natural Resources, Inc.
      On April 14, 2005, we sold the assets of NKC to an unrelated third party for cash in the amount of $4.4 million, plus an amount in cash equal to the fair market value of NKC’s coal inventory, and the assumption by the buyer of certain liabilities of NKC.
Competitive Strengths
      We believe that the combination of the following competitive strengths distinguishes us from our competitors.
      We provide a comprehensive range of steam and metallurgical coal products that are in high demand. Our reserves enable us to provide customers with coal products that are in high demand — including high Btu, low sulfur steam coal, and low, medium and high volatile metallurgical coal. Steam coal customers value high Btu coal because it fuels electricity generation more efficiently than lower energy content coal. In addition, the demand for clean burning, low sulfur coal has grown significantly since the implementation of sulfur emission restrictions mandated by the Clean Air Act. Metallurgical coal customers require precise coal characteristics to meet their coke production specifications and generally value low volatile metallurgical coal more highly than other categories of metallurgical coal.
      Our flexible mining operations and diversified asset base allow us to manage costs while capitalizing on market opportunities. Our 64 active mines, 11 preparation plants and seven regional business units are supported by flexible and cost-effective use of our mining equipment and personnel. Our underground mines use the room and pillar mining method with continuous mining equipment, and our surface mines principally use trucks, loaders and dozers. This equipment is interchangeable and can be redirected easily at a relatively low cost, providing us more flexibility to respond to changing geologic, operating and market conditions. The diversity of our portfolio of mines and preparation plants allows us to move resources between existing or new operations to pursue the most attractive market opportunities available to us. This diversity also limits our mine concentration risk, as the mine that produced the greatest amount of our coal contributed only approximately 10% of our production during 2004.
      Our ability to provide customized product offerings creates valuable market opportunities, strengthens our customer relationships and improves profitability. We have a “customer-focused” marketing strategy that, combined with our comprehensive range of coal product offerings and established marketing network, enables us to customize our coal deliveries to a customer’s precise needs and specifications. The products we sell to our customers will often be a blend of internally produced coal and coal we have purchased from third parties, in contrast to the more traditional approach of only offering coal produced from captive mines. Our blending capabilities give us a competitive advantage in product source and composition. We use spot market coal to optimize the mix delivered to our customers and to maximize the profitability of each of our contracts. We believe our commitment to providing high quality coal products designed to our customers’ specifications enables us to maintain strong customer relationships while maximizing the value of our coal reserves.
      Our primary operating focus is the Appalachian region, the region with the most producer-favorable coal supply and demand dynamics in the United States. Our operations are focused on Central and Northern Appalachia, which accounted for 70% and 28%, respectively, of the coal produced from our mines during 2004. The Appalachian region has produced declining supplies of coal in recent years while regional demand, already the highest in the United States based on tons consumed, is expected to increase due to growth in regional demand for electricity. We believe these trends in Appalachian coal supply and demand, the high quality of Appalachian coal and the lower transportation costs that result from the proximity of Appalachian producers and customers create favorable pricing dynamics that provide us with an advantage over producers from other regions. According to Platts, year-over-year reference prices at April 18, 2005 for Central and Northern Appalachian coal were 12% and 15% higher, respectively.
      Our Central Appalachian mining expertise provides us with significant regional growth opportunities. Our focus on the Appalachian region has allowed us to develop expertise in efficiently mining Central Appalachian reserves. Furthermore, we have developed both a good understanding of the region’s transportation infrastructure and a favorable reputation with the region’s property owners, coal industry operators and employee base.
      Our comparatively low amount of long-term reclamation and employee-related liabilities provides us with financial flexibility. We believe that our annual expenses for long-term reclamation and employee-related liabilities, such as workers’ compensation, black lung, post-retirement and pension liabilities, is among the lowest of the publicly-traded U.S. coal producers, providing us with increased financial flexibility. As of March 31, 2005, we had total accrued reclamation liabilities of $40.7 million, self-insured workers’ compensation liabilities of $6.5 million and post-retirement obligations of $17.8 million, and we had no pension liabilities and minimal black lung liabilities. In addition, because 91% of our approximately 2,800 employees are employed by our subsidiaries on a union-free basis as of May 31, 2005, and approximately 95% of our coal production during 2004 was produced from mines operated by union-free employees, we are better able to minimize the types of employee-related liabilities commonly associated with union-represented mines.
      Our management team has extensive coal industry experience and has successfully integrated a number of acquisitions. Our senior executives have, on average, more than 20 years of experience in the coal industry, largely in the Appalachian region, and they have substantial experience in increasing productivity, reducing costs, implementing our marketing strategy and coal blending capabilities, improving safety, and developing and maintaining strong customer and employee relationships. In addition to their operating strengths, the majority of our senior executives have significant experience in identifying, acquiring and integrating coal companies into existing organizations.

Business Strategy
      We believe that we are well-positioned to enhance our position as a leading Appalachian coal producer by continuing to implement our strategy, which consists of the following key components:
      Achieve premium pricing and optimum efficiency in contract fulfillment. We intend to continue to use our diversified operating strategy, coal blending capabilities, market knowledge and strong marketing organization to identify and capitalize on opportunities to generate premium pricing for our coal and to achieve optimum efficiency in fulfillment of coal contracts. As of April 15, 2005, we had contracts to sell 99% of our planned production for 2005, 66% of our planned production for 2006 and 34% of our planned production for 2007, which we believe provides us with significant price certainty in the short-term while maintaining uncommitted planned production that allows us to take an opportunistic approach to selling our coal.
      Maximize profitability of our mining operations. We continuously reassess our reserves, mines and processing and loading facilities in an effort to determine the optimum operating configuration that maximizes our profitability, efficient use of operating assets and return on invested capital. We intend to continue to optimize the profitability of our mining operations through a series of initiatives that include:

•	increasing production levels where we determine that such increased production can be profitably achieved;

•	leveraging our product offerings, blending capabilities and marketing organization to realize higher margins from our sales;

•	deploying our resources against the most profitable opportunities available in our asset portfolio;

•	consolidating regional operations and increasing the utilization of our existing preparation plants and loading facilities;

•	maintaining our focus on safety and implementing safety measures designed to keep our workforce injury free; and

•	coordinating company-wide purchasing activities with major vendors to provide materials and supplies at lower overall cost.
      Pursue strategic value-creating acquisitions. We have successfully acquired and integrated businesses into our operations, and we intend to continue to expand our business and coal reserves through acquisitions of attractive, strategically positioned assets. Although we intend to concentrate our efforts in Appalachia, where we believe there remain attractive acquisition opportunities, we will continue to evaluate opportunities in other regions that meet our acquisition criteria. We employ what we believe is a disciplined acquisition strategy focused on acquiring coal and coal-related operations and assets at attractive valuations. Some of the factors that we consider in evaluating an acquisition candidate include:

•	the candidate’s historical and projected financial performance;

•	the quality and quantity of the candidate’s coal reserves, coal processing facilities and other coal production assets;

•	the extent to which the geographic location of the candidate’s coal reserves, processing facilities, and access to transportation links and customers provides synergistic opportunities with our existing operations and assets;

•	the existing liabilities of the candidate, and whether the acquisition can be completed in a manner that limits our assumption of the candidate’s long-term liabilities;

•	in situations where we retain existing management, the management’s experience and relationship with the local community; and

•	the experience, terms of employment and union status of the candidate’s employees and the terms of the candidate’s contracts with third-party mine and processing facility operators.

      Maintain a strong safety, labor relations and environmental record. One of our core values is protecting the health and welfare of our employees by designing and implementing high safety standards in the workplace. We also aim to preserve the positive relationship we have developed with our employees. There have been no material work stoppages at any of our facilities since we were formed in 2002 or at any of our Predecessor or acquired facilities in the past 10 years. Furthermore, we intend to continue to adhere to strict environmental and reclamation compliance standards. For example, in August 2004 we began implementing an environmental best practices system across all of our subsidiaries’ operations that involves the development of specific environmental policies and programs, advanced training of our environmental staff and management, and periodic assessments to measure the level of our environmental awareness and compliance.
Mining Methods
      We produce coal using two mining methods: underground room and pillar mining using continuous mining equipment, and surface mining, which are explained as follows:
      Underground Mining. Underground mines in the United States are typically operated using one of two different methods: room and pillar mining or longwall mining. In 2004, approximately 82% of our produced coal volume came from underground mining operations using the room and pillar method with continuous mining equipment. In room and pillar mining, rooms are cut into the coal bed leaving a series of pillars, or columns of coal, to help support the mine roof and control the flow of air. Continuous mining equipment is used to cut the coal from the mining face. Generally, openings are driven 20 feet wide and the pillars are generally rectangular in shape measuring 35-50 feet wide by 35-80 feet long. As mining advances, a grid-like pattern of entries and pillars is formed. Shuttle cars are used to transport coal to the conveyor belt for transport to the surface. When mining advances to the end of a panel, retreat mining may begin. In retreat mining, as much coal as is feasible is mined from the pillars that were created in advancing the panel, allowing the roof to cave. When retreat mining is completed to the mouth of the panel, the mined panel is abandoned. The room and pillar method is often used to mine smaller coal blocks or thin or non-contiguous seams, and seam recovery ranges from 35% to 70%, with higher seam recovery rates applicable where retreat mining is combined with room and pillar mining. Productivity for continuous room and pillar mining in the United States averages 3.5 tons per employee per hour, according to the EIA.
      The other underground mining method commonly used in the United States is the longwall mining method, which we do not currently use at any of our mines. In longwall mining, a rotating drum is trammed mechanically across the face of coal, and a hydraulic system supports the roof of the mine while it advances through the coal. Chain conveyors then move the loosened coal to an underground mine conveyor system for delivery to the surface.
      Surface Mining. Surface mining is used when coal is found close to the surface. In 2004, approximately 18% of our produced coal volume came from surface mines. This method involves the removal of overburden (earth and rock covering the coal) with heavy earth-moving equipment and explosives, loading out the coal, replacing the overburden and topsoil after the coal has been excavated and reestablishing vegetation and plant life and making other improvements that have local community and environmental benefit. Overburden is typically removed at our mines using large, rubber-tired diesel loaders. We also operate a fine coal recovery dredge operation which we consider to be a surface mine. Seam recovery for surface mining is typically 90% or more. Productivity depends on equipment, geological composition and mining ratios and averages 4.8 tons per employee per hour in eastern regions of the United States, according to the EIA.

Mining Operations
      We have seven regional business units as of April 15, 2005, including two in Virginia, three in West Virginia, one in Pennsylvania and one in Kentucky. As of April 15, 2005, these business units include 11 preparation plants, each of which receive, blend, process and ship coal that is produced from one or more of our 64 active mines (some of which are operated by third parties under contracts with us), using two mining methods, underground room and pillar and surface mining. Our underground mines generally consist of one or more single or dual continuous miner sections which are made up of the continuous miner, shuttle cars, roof bolters and various ancillary equipment. Our surface mines are a combination of mountain top removal, contour and auger operations using truck/loader equipment fleets along with large production tractors. Most of our preparation plants are modern heavy media plants that generally have both coarse and fine coal cleaning circuits. We employ preventive maintenance and rebuild programs to ensure that our equipment is modern and well-maintained. During 2004, most of our preparation plants also processed coal that we purchased from third-party producers before reselling it to our customers. Within each regional business unit, mines have been developed at strategic locations in close proximity to our preparation plants and rail shipping facilities. Coal is transported from our regional business units to customers by means of railroads, trucks, barge lines and ocean-going vessels from terminal facilities. The following table provides location and summary information regarding our seven regional business units and the preparation plants and active mines associated with these business units as of April 15, 2005:
Regional Business Units

			Number and Type of Mines as of				2004
			April 15, 2005				Production of
		Preparation Plant(s)					Saleable
Regional Business Unit	Location	as of April 15, 2005	Underground	Surface	Total	Railroad	Tons(1)(2)

							(In 000’s)
Paramont	Virginia	Toms Creek	10	5	15	NS	5,876
Dickenson-Russell	Virginia	McClure River and Moss #3	6	1	7	CSX, NS	1,951
Kingwood	West Virginia	Whitetail	1	0	1	CSX	1,862
Brooks Run	West Virginia	Erbacon	3	0	3	CSX	1,987
Welch	West Virginia	Litwar, Kepler and Herndon	14	0	14	NS	2,401
AMFIRE	Pennsylvania	Clymer and Portage	6	13	19	NS	3,514
Enterprise	Kentucky	Roxana	3	2	5	CSX	1,477

		Total	43	21	64		19,068

(1)	Includes coal purchased from third-party producers that was processed at our subsidiaries’ preparation plants in 2004.

(2)	Excludes 457,000 tons of coal produced in 2004 by NKC. We sold NKC on April 14, 2005.

CSX Railroad = CSX

Norfolk Southern Railroad = NS
      The coal production and processing capacity of our mines and processing plants is influenced by a number of factors including reserve availability, labor availability, environmental permit timing and preparation plant capacity. We have obtained permits for and are currently in the process of developing Deep Mine 35 in Virginia to be operated by our Paramont business unit, Madison deep mine in Pennsylvania which is operated by our AMFIRE business unit, Seven Pines surface mine in West Virginia which is operated by our Brooks Run business unit and Cucumber deep mine in West Virginia to be operated by our Welch business unit. We anticipate spending approximately $60.0 million developing these mines during 2005. We expect these mines to begin production at various times during 2005 and to reach full production capacity of approximately 2.8 million tons by the end of 2006, some of which is intended to replace existing production from contract-operated deep mines in Virginia and West Virginia that are being depleted or decommissioned. We expect the majority of this new production to be metallurgical coal.
      The following provides a brief description of our business units as of April 15, 2005.
      Paramont. Our Paramont business unit produces coal from ten underground mines using continuous miners and the room and pillar mining method. Three of the underground mines are operated by independent contractors. The coal from these underground mines is transported by truck to the Toms Creek preparation plant operated by Paramont, or the McClure River or Moss #3 preparation plants operated by Dickenson-Russell. At the preparation plant, the coal is cleaned, blended and loaded onto rail for shipment to customers. Paramont also operates five truck/loader surface mines. Three of these surface mines are operated by independent contractors. The coal produced by the surface mines is transported to one of our preparation plants or raw coal loading docks where it is blended and loaded onto rail for shipment to customers. During 2004, Paramont purchased approximately 98,000 tons of coal from third parties that was blended with Paramont’s coal and shipped to our customers. As of April 15, 2005, the Paramont business unit was operating at a capacity to ship approximately six million tons per year.
      Dickenson-Russell. Our Dickenson-Russell business unit produces coal from six underground mines using continuous miners and the room and pillar mining method. Two of the underground mines are operated by independent contractors. The coal from these underground mines is transported by truck to the McClure River or Moss #3 preparation plants operated by Dickenson-Russell or the Toms Creek preparation plant operated by Paramont where it is cleaned, blended and loaded on rail or truck for shipment to customers. The Dickenson-Russell business unit also operates a fine coal recovery dredge operation where fine coals that were previously discarded by the coal cleaning process are recovered, cleaned, and blended with other coals for sale. During 2004, Dickenson-Russell purchased approximately 3,000 tons of coal from third parties that was blended with Dickenson-Russell’s coal and shipped to our customers. As of April 15, 2005, the Dickenson-Russell business unit was operating at a capacity to ship approximately two million tons per year.
      Kingwood. Our Kingwood business unit produces coal from one underground mine using continuous miners and the room and pillar mining method. The Kingwood operation is staffed and operated by Kingwood employees. The coal is belted to the Whitetail preparation plant operated by Kingwood where it is cleaned and loaded onto rail or truck for shipment to customers. The Kingwood business unit has no surface mining operations. During 2004, Kingwood purchased approximately 44,000 tons of coal from third parties that was blended with Kingwood’s coal and shipped to our customers. As of April 15, 2005, the Kingwood business unit was operating at a capacity to ship approximately one and one-half million tons per year.
      Brooks Run. Our Brooks Run business unit produces coal from three underground mines using continuous miners and the room and pillar mining method. All of the mining operations at the Brooks Run business unit are staffed and operated by Brooks Run employees. The coal is transported by truck to the Erbacon preparation plant operated by Brooks Run where it is cleaned, blended and loaded onto rail for shipment to customers. The Brooks Run business unit has no surface mining operations and purchased no coal from third parties in 2004. As of April 15, 2005, the Brooks Run business unit was operating at a capacity to ship approximately two and one-half million tons per year.
      Welch. Our Welch business unit produces coal from fourteen underground mines using continuous miners and the room and pillar mining method. Two of the underground mines are operated by our employees, and the others are operated by independent contractors. The coal is transported by truck or rail to the coal preparation plants operated by Welch where it is cleaned, blended and loaded onto rail for shipment to customers. The Welch business unit has no active surface mining operations as of April 15, 2005. During 2004, the Welch business unit purchased approximately 503,000 tons of coal from third parties that was blended with other coals and shipped to our customers. As of April 15, 2005, the Welch business unit was operating at a capacity to ship approximately two and three-quarter million tons per year.

      AMFIRE. Our AMFIRE business unit produces coal from six underground mines using continuous miners and the room and pillar mining method. All of the underground mining operations at AMFIRE are staffed and operated by AMFIRE employees. The underground coal is delivered directly by truck to the customer, or to the Clymer or Portage coal preparation plants or raw coal loading docks where it is cleaned, blended and loaded onto rail or truck for shipment to customers. AMFIRE also operates thirteen truck/loader surface mines. Six of the surface mines are operated by independent contractors. The surface mined coal is delivered directly by truck to the customer or transported to the Clymer or Portage coal preparation plants or raw coal loading docks where it is blended and loaded onto rail or truck for shipment to customers. During 2004, AMFIRE purchased approximately 175,000 tons of coal from third parties that was blended with AMFIRE’s coal and shipped to our customers. As of April 15, 2005, the AMFIRE business unit was operating at a capacity to ship approximately four million tons per year.
      Enterprise. Our Enterprise business unit produces coal from three underground mines using continuous miners and the room and pillar mining method. All of the underground mining operations at Enterprise are staffed and operated by Enterprise employees. The coal from these underground mines is transported by truck to the Roxana coal preparation plant operated by Enterprise where it is cleaned, blended and loaded onto rail for shipment to customers. Enterprise also has two truck/loader surface mines which are operated by independent contractors. The coal produced by the surface mines is transported to the Roxana preparation plant where it is blended and loaded onto rail for shipment to customers. During 2004, Enterprise purchased approximately 52,000 tons of coal from third parties that was blended with Enterprise’s coal and shipped to our customers. As of April 15, 2005, the Enterprise business was operating at a capacity to ship approximately one and one-half million tons per year.
Coal Characteristics
      In general, coal of all geological compositions is characterized by end use as either steam coal or metallurgical coal. Heat value, sulfur, ash and moisture content, and coking characteristics such as fluidity, Audibert-Arnu dilatometer (ARNU) scores and volatility in the case of metallurgical coal, are the most important variables in the profitable marketing and transportation of coal. These characteristics determine the best end use of a particular type of coal. We mine, process, market and transport bituminous coal, characteristics of which are described below.
      Heat Value. The heat value of coal is commonly measured in British thermal units, or “Btus.” A Btu is the amount of heat needed to raise the temperature of one pound of water by one degree Fahrenheit. All of our coal is bituminous coal, a “soft” black coal with a heat content that ranges from 9,500 to 15,000 Btus per pound. This coal is located primarily in Appalachia, Arizona, the Midwest, Colorado and Utah and is the type most commonly used for electric power generation in the United States. Bituminous coal is also used for metallurgical and industrial steam purposes. Of our estimated 500.9 million tons of proven and probable reserves, approximately 94% has a heat content above 12,500 Btus per pound.
      Sulfur Content. Sulfur content can vary from seam to seam and sometimes within each seam. When coal is burned, it produces sulfur dioxide, the amount of which varies depending on the chemical composition and the concentration of sulfur in the coal. Low sulfur coals are coals which have a sulfur content of 1.5% or less. Demand for low sulfur coal has increased, and is expected to continue to increase, as generators of electricity strive to reduce sulfur dioxide emissions to comply with increasingly stringent emission standards in environmental laws and regulations. Approximately 89% of our proven and probable reserves are low sulfur coal.
      High sulfur coal can be burned in plants equipped with sulfur-reduction technology, such as scrubbers, which can reduce sulfur dioxide emissions by 50% to 90%. Plants without scrubbers can burn high sulfur coal by blending it with lower sulfur coal or by purchasing emission allowances on the open market, allowing the user to emit a predetermined amount of sulfur dioxide. Some older coal-fired plants have been retrofitted with scrubbers, although most have shifted to lower sulfur coals as their principal strategy for complying with Phase II of the Clean Air Act’s Acid Rain regulations. We expect that any new coal-fired generation plant built in the United States will use clean coal-burning technology.
      Ash and Moisture Content. Ash is the inorganic residue remaining after the combustion of coal. As with sulfur content, ash content varies from seam to seam. Ash content is an important characteristic of coal because electric generating plants must handle and dispose of ash following combustion. The absence of ash is also important to the process by which metallurgical coal is transformed into coke for use in steel production. Moisture content of coal varies by the type of coal and the region where it is mined. In general, high moisture content decreases the heat value and increases the weight of the coal, thereby making it more expensive to transport. Moisture content in coal, as sold, can range from approximately 5% to 30% of the coal’s weight.
      Coking Characteristics. The coking characteristics of metallurgical coal are typically measured by the coal’s fluidity, ARNU and volatility. Fluidity and ARNU tests measure the expansion and contraction of coal when it is heated under laboratory conditions to determine the strength of coke that could be produced from a given coal. Typically, higher numbers on these tests indicate higher coke strength. Volatility refers to the loss in mass, less moisture, when coal is heated in the absence of air. The volatility of metallurgical coal determines the percentage of feed coal that actually becomes coke, known as coke yield. Coal with a lower volatility produces a higher coke yield and is more highly valued than coal with a higher volatility, all other metallurgical characteristics being equal.
Coal Reserves
      We estimate that, as of December 31, 2004, we had total proven and probable reserves of approximately 500.9 million tons, excluding 10.2 million tons leased by NKC, which we sold on April 14, 2005. We believe that our total proven and probable reserves will support current production levels for more than 25 years. “Reserves” are defined by SEC Industry Guide 7 as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. “Proven (Measured) Reserves” are defined by SEC Industry Guide 7 as reserves for which (1) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (2) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established. “Probable reserves” are defined by SEC Industry Guide 7 as reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.
      Information about our reserves consists of estimates based on engineering, economic and geological data assembled and analyzed by our internal engineers, geologists and finance associates. We periodically update our reserve estimates to reflect past coal production, new drilling information and other geological or mining data, and acquisitions or sales of coal properties. Coal tonnages are categorized according to coal quality, mining method, permit status, mineability and location relative to existing mines and infrastructure. In accordance with applicable industry standards, proven reserves are those for which reliable data points are spaced no more than 2,700 feet apart. Probable reserves are those for which reliable data points are spaced 2,700 feet to 7,900 feet apart. Further scrutiny is applied using geological criteria and other factors related to profitable extraction of the coal. These criteria include seam height, roof and floor conditions, yield and marketability.
      We periodically retain outside experts to independently verify our estimates of our coal reserves. The most recent of these reviews, completed in November 2004, included the preparation of reserve maps and the development of estimates by certified professional geologists based on data supplied by us and using standards accepted by government and industry, including the methodology outlined in U.S. Geological Survey Circular 891. Reserve estimates were developed using criteria to assure that the basic geologic characteristics of the reserves (such as minimum coal thickness and wash recovery, interval between deep mineable seams and mineable area tonnage for economic extraction) were in reasonable conformity with existing and recently completed mine operation capabilities on our various properties. As a result of this report, we increased our reserve estimate from 326.5 million tons as of January 1, 2004 to 514.5 million tons as of October 15, 2004.
      As with most coal-producing companies in Appalachia, the great majority of our coal reserves are subject to leases from third-party landowners. These leases convey mining rights to the coal producer in exchange for a percentage of gross sales in the form of a royalty payment to the lessor, subject to minimum payments. A small portion of our reserve holdings are owned and require no royalty or per-ton payment to other parties. The average royalties paid by us for coal reserves from our producing properties was $2.37 per ton in 2004, representing approximately 4% of our 2004 coal sales revenue.
      Although our coal leases have varying renewal terms and conditions, they generally last for the economic life of the reserves. According to our current mine plans, any leased reserves assigned to a currently active operation will be mined during the tenure of the applicable lease. Because the great majority of our leased or owned properties and mineral rights are covered by detailed title abstracts prepared when the respective properties were acquired by predecessors in title to us and our current lessors, we generally do not thoroughly verify title to, or maintain title insurance policies on, our leased or owned properties and mineral rights.
      The following table provides the “quality” (sulfur content and average Btu content per pound) of our coal reserves as of December 31, 2004.

		Recoverable	Sulfur Content(2)			Average Btu(2)
		Reserves Proven &
Regional Business Unit	State	Probable(1)(2)	<1%	1.0%-1.5%	>1.5%	>12,500	<12,500

		(In millions of tons)
			(In millions of tons)			(In millions of tons)
Paramont/ Alpha Land and Reserves(3)	Virginia	154.9	110.8	32.1	12.0	153.3	1.6
Dickenson-Russell	Virginia	32.9	32.9	0	0	32.9	0
Kingwood	West Virginia	31.5	0	18.9	12.6	31.5	0
Brooks Run	West Virginia	25.9	7.8	18.1	0	10.6	15.3
Welch	West Virginia	95.7	95.7	0	0	95.7	0
AMFIRE	Pennsylvania	93.7	14.1	49.4	30.2	84.3	9.4
Enterprise	Kentucky	66.3	26.3	38.4	1.6	64.2	2.1

Totals		500.9	287.6	156.9	56.4	472.5	28.4
Percentages			57%	31%	11%	94%	6%

(1)	Recoverable reserves represent the amount of proven and probable reserves that can actually be recovered taking into account all mining and preparation losses involved in producing a saleable product using existing methods under current law. The reserve numbers set forth in the table exclude reserves for which we have leased our mining rights to third parties. Reserve information reflects a moisture factor of 6.5%. This moisture factor represents the average moisture present on our delivered coal.

(2)	Excludes 10.2 million tons of proven and probable reserves leased as of December 31, 2004, by NKC, which we sold on April 14, 2005, of which 9.1 million tons had a sulfur content below 1% and 1.1 million tons had a sulfur content of between 1.0% and 1.5%. All of the proven and probable reserves held by NKC had an average Btu content of greater than 12,500. Percentages do not add to 100% due to the effect of rounding.

(3)	Includes proven and probable reserves in Virginia controlled by our subsidiary Alpha Land and Reserves, LLC as of December 31, 2004. Alpha Land and Reserves, LLC subleases a portion of the mining rights to its proven and probable reserves in Virginia to our subsidiary Paramont Coal Company Virginia, LLC.

      The following table summarizes, by regional business unit, the tonnage of our coal reserves that is assigned to our operating mines, our property interest in those reserves and whether the reserves consist of steam or metallurgical coal, as of December 31, 2004.

		Recoverable	Total Tons(2)		Total Tons(2)
		Reserves Proven &
Regional Business Unit	State	Probable(1)(2)	Assigned(3)	Unassigned(3)	Owned	Leased	Coal Type(4)

		(In millions of
		tons)	(In millions of tons)		(In millions of
					tons)
Paramont/ Alpha Land and Reserves(5)	Virginia	154.9	75.9	79.0	0	154.9	Steam and Metallurgical
Dickenson-Russell	Virginia	32.9	30.7	2.2	0	32.9	Steam and Metallurgical
Kingwood	West Virginia	31.5	23.1	8.4	0	31.5	Steam and Metallurgical
Brooks Run	West Virginia	25.9	3.4	22.5	3.3	22.6	Steam and Metallurgical
Welch	West Virginia	95.7	54.3	41.4	1.3	94.4	Steam and Metallurgical
AMFIRE	Pennsylvania	93.7	43.6	50.1	3.5	90.2	Steam and Metallurgical
Enterprise	Kentucky	66.3	10.9	55.4	7.2	59.1	Steam

Totals		500.9	241.9	259.0	15.3	485.6
Percentages			48%	52%	3%	97%

(1)	Recoverable reserves represent the amount of proven and probable reserves that can actually be recovered taking into account all mining and preparation losses involved in producing a saleable product using existing methods under current law. The reserve numbers set forth in the table exclude reserves for which we have leased our mining rights to third parties. Reserve information reflects a moisture factor of 6.5%. This moisture factor represents the average moisture present on our delivered coal.

(2)	Excludes 10.2 million tons of proven and probable reserves leased as of December 31, 2004, by NKC, which we sold on April 14, 2005, of which 1.4 million tons were assigned and 8.8 million tons were unassigned as of December 31, 2004.

(3)	Assigned reserves represent recoverable coal reserves that can be mined without a significant capital expenditure for mine development, whereas unassigned reserves will require significant capital expenditures to mine the reserves.

(4)	Almost all of our reserves that we currently market as metallurgical coal also possess quality characteristics that would enable us to market them as steam coal.

(5)	Includes proven and probable reserves in Virginia controlled by our subsidiary Alpha Land and Reserves, LLC as of December 31, 2004. Alpha Land and Reserves, LLC subleases a portion of the mining rights to its proven and probable reserves in Virginia to our subsidiary Paramont Coal Company Virginia, LLC.

      The following map shows the locations of our properties, including the number of mines and preparation plants as of April 15, 2005, and 2004 production of saleable tons for each of our seven regional business units:

PENNSYLVANIA
AMFIRE
19 Coal Mines
2 Preparation Plants
3.5 Million Tons*
Akron
Youngstown
Du Bois
Canton
CLYMER
Indiana
ALLEGHENY RIVER
PORTAGE
Pittsburgh
Latrobe
Steubenville
Wheeling
Washington
Columbus
Zanesville
OHIO
Uniontown
Bedford
MONONGAHELA
Cumberland
Chillicothe
Fairmont
Morgantown
MD
WHITETAIL
Parkersburg
Clarksburg
WEST VIRGINIA
Kingwood
1 Coal Mine
1 Preparation Plant
1.9 Million Tons*
Portsmouth
Brooks Run
3 Coal Mines
1 Preparation Plant
2.0 Million Tons*
ERBACON
Ashland
Huntington
Charleston
KANAWHA
Morehead
KENTUCKY
Staunton
Charlottesville
Dickenson - Russell
7 Coal Mines
2 Preparation Plants
2.0 Million Tons*
Beckley
Welch
14 Coal Mines
3 Preparation Plants
2.4 Million Tons*
VIRGINIA
Enterprise
5 Coal Mines
1 Preparation Plant
1.5 Million Tons*
Pikeville
KEPLER
LITWAR
HERNDON
Hazard
ROXANA
Lynchburg
Roanoke
McCLURE RIVER
MOSS # 3
Big Stone Gap
TOMS CREEK
ABINGDON
Paramont
15 Coal Mines
1 Preparation Plant
5.9 Million Tons*
NC
Alpha Natural Resources
LEGEND
LOW VOLATILE BITUMINOUS COAL DEPOSITS
MEDIUM VOLATILE BITUMINOUS COAL DEPOSITS
HIGH VOLATILE BITUMINOUS COAL DEPOSITS
ABINGDON, VA. HEADQUARTERS OFFICE
PREPARATION PLANT LOCATIONS
AREA OF BUSINESS UNITS
CSX CSX RAILROAD
NS NORFOLK SOUTHERN RAILROAD
*2004 production of saleable tons (includes coal purchased from third parties and processed at our subsidiaries' processing plants)
MAP OF
APPALACHIAN COALFIELDS
Showing
GENERAL LOCATIONS OF BUSINESS UNITS
As of April 15, 2005

Marketing, Sales and Customer Contracts
      Our marketing and sales force, which is principally based in Latrobe, Pennsylvania, included 30 employees as of February 1, 2005, and consists of sales managers, distribution/traffic managers and administrative personnel. In addition to selling coal produced in our seven regional business units, we are also actively involved in the purchase and resale of coal mined by others, the majority of which we blend with coal produced from our mines. We have coal supply commitments with a wide range of electric utilities, steel manufacturers, industrial customers and energy traders and brokers. Our overall sales philosophy is to focus first on the customer’s individual needs and specifications, as opposed to simply selling our production inventory. By offering coal of both steam and metallurgical grades blended to provide specific qualities of heat content, sulfur and ash and other characteristics relevant to our customers, we are able to serve a diverse customer base. This diversity allows us to adjust to changing market conditions and provides us with the ability to sustain high sales volumes and sales prices for our coal. Many of our larger customers are well-established public utilities who have been customers of ours or our Predecessor and acquired companies for decades.
      We sold a total of 25.8 million tons of coal in 2004, consisting of 19.4 million tons of produced and processed coal and 6.4 million tons of purchased coal that we resold without processing. Of our total purchased coal sales of 7.3 million tons in 2004, approximately 5.9 million tons were blended prior to resale, meaning the coal was mixed with coal produced from our mines prior to resale, which generally allows us to realize a higher overall margin for the blended product than we would be able to achieve selling these coals separately. Approximately 0.9 million tons of our 2004 purchased coal sales were processed by us, meaning we washed, crushed or blended the coal at one of our preparation plants or loading facilities prior to resale. We sold a total of 21.9 million tons of coal in 2003, consisting of 18.0 million tons of produced and processed coal and 3.9 million tons of purchased coal that we resold without processing. Of our total purchased coal sales of 5.4 million tons in 2003, approximately 1.5 million tons were processed prior to resale. The breakdown of tons sold by market served for 2004 and 2003 is set forth in the table below:

	Steam Coal Sales(1)		Metallurgical Coal Sales

Year	Tons	% of Total Sales	Tons	% of Total Sales

	(In millions, except percentages)
2004	16.3	63%	9.5	37%
2003	15.6	71%	6.3	29%

(1)	Steam coal sales include sales to utility and industrial customers. Sales of steam coal to industrial customers, who we define as consumers of steam coal who do not generate electricity for sale to third parties, accounted for approximately 4% and 5% of total sales in 2004 and 2003, respectively.
      We sold coal to over 130 different customers in 2004. Our top ten customers in 2004 accounted for approximately 39% of 2004 revenues and our largest customer during 2004 accounted for approximately 8% of 2004 revenues. The following table provides information regarding our exports (including to Canada and Mexico) in 2004 and 2003 by revenues and tons sold:

		Export Tons		Export Sales
		Sold as a		Revenues as a
	Export Tons	Percentage of	Export Sales	Percentage of
Year	Sold	Total Coal Sales	Revenues(1)	Total Revenues

	(In millions, except percentages)
2004	8.3	32%	$602.6	47%
2003	4.9	22%	$220.8	28%

(1)	Export sales revenues in 2004 include approximately $4.0 million in equipment export sales. All other export sales revenues are coal sales revenues and freight and handling revenues.
      Our export shipments during 2004 and 2003 serviced customers in 19 and 12 countries, respectively, across North America, Europe, South America, Asia and Africa. Japan was our largest export market in

2004 with sales to Japan accounting for approximately 23% of export revenues and approximately 11% of total revenues in 2004, while Canada was our largest export market in 2003, with sales to Canada accounting for approximately 40% of export revenues and approximately 11% of total revenues in 2003. All of our sales are made in U.S. dollars, which reduces foreign currency risk. A portion of our sales are subject to seasonal fluctuation, with sales to certain customers being curtailed during the winter months due to the freezing of lakes that we use to transport coal to those customers.
      As is customary in the coal industry, when market conditions are appropriate and particularly in the steam coal market, we enter into long-term contracts (exceeding one year in duration) with many of our customers. These arrangements allow customers to secure a supply for their future needs and provide us with greater predictability of sales volume and sales prices. A significant majority of our steam coal sales are shipped under long-term contracts. During 2003, most of our contracts to supply metallurgical coal were entered into on a one-year rolling basis or on a current market or spot basis. However, due to market conditions, the majority of the metallurgical coal sales contracts we entered into during 2004 were long-term contracts. Approximately 83% and 55% of our steam and metallurgical coal sales volume in 2004, respectively, was delivered pursuant to long-term contracts.
      As of April 15, 2005, as adjusted to reflect the NKC Disposition we had contracts to sell 99% of planned 2005 production, including sales commitments for approximately 20.6 million tons, of which 11.8 million tons are steam coal and 8.8 million tons are metallurgical coal, contracts to sell 66% of planned 2006 production, including sales commitments for approximately 14.6 million tons, of which 8.7 million tons are steam coal and 5.9 million tons are metallurgical coal, and contracts to sell 34% of planned 2007 production, including sales commitments for approximately 7.8 million tons, of which 5.0 million tons are steam coal and 2.8 million tons are metallurgical coal. As of April 15, 2005, we had commitments to purchase 5.6 million, 1.9 million and 0.8 million tons of coal during 2005, 2006 and 2007, respectively.
      The terms of our contracts result from bidding and negotiations with customers. Consequently, the terms of these contracts typically vary significantly in many respects, including price adjustment features, provisions permitting renegotiation or modification of coal sale prices, coal quality requirements, quantity parameters, flexibility and adjustment mechanisms, permitted sources of supply, treatment of environmental constraints, options to extend and force majeure, suspension, termination and assignment provisions, and provisions regarding the allocation between the parties of the cost of complying with future governmental regulations.
Distribution
      We employ transportation specialists who negotiate freight and terminal agreements with various providers, including railroads, trucks, barge lines, and terminal facilities. Transportation specialists also coordinate with customers, mining facilities and transportation providers to establish shipping schedules that meet the customer’s needs. Our coal sales of 25.8 million tons during 2004 were loaded from our 11 preparation plants and in certain cases directly from our mines and, in the case of purchased coal, in some cases directly from mines and preparation plants operated by third parties or from an export terminal. Virtually all of our coal is transported from the mine to our preparation plants by truck or rail, and then from the preparation plant to the customer by means of railroads, trucks, barge lines and ocean-going vessels from terminal facilities. Rail shipments constituted approximately 79% of total shipments of captive produced and processed coal volume from the preparation plant to the customer in 2004. The balance was shipped from our preparation plants, loadout facilities or mines via truck. In 2004, approximately 11% of our coal sales were ultimately delivered to customers through transport on the Great Lakes, approximately 14% was moved through the Norfolk Southern export facility at Norfolk, Virginia, approximately 6% was moved through the coal export terminal at Newport News, Virginia operated by Dominion Terminal Associates, and 5% was moved through the export terminal at Baltimore, Maryland. We own a 32.5% interest in the coal export terminal at Newport News, Virginia operated by Dominion Terminal Associates. See “— Other Operations.”

Competition
      With respect to our U.S. customers, we compete with numerous coal producers in the Appalachian region and with a large number of western coal producers in the markets that we serve. Competition from coal with lower production costs shipped east from western coal mines has resulted in increased competition for coal sales in the Appalachian region. We face limited competition from imports for our domestic customers. In 2003, only two percent of total U.S. coal consumption was imported. Excess industry capacity, which has occurred in the past, tends to result in reduced prices for our coal. The most important factors on which we compete are delivered coal price, coal quality and characteristics, transportation costs from the mine to the customer and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry, which has accounted for approximately 91% of domestic coal consumption over the last five years. These coal consumption patterns are influenced by factors beyond our control, including the demand for electricity, which is significantly dependent upon summer and winter temperatures in the United States, environmental and other government regulations, technological developments and the location, availability, quality and price of competing fuels for power such as natural gas, nuclear, fuel oil and alternative energy sources such as hydroelectric power. Demand for our low sulfur coal and the prices that we will be able to obtain for it will also be affected by the price and availability of high sulfur coal, which can be marketed in tandem with emissions allowances in order to meet Clean Air Act requirements.
      Demand for our metallurgical coal and the prices that we will be able to obtain for metallurgical coal will depend to a large extent on the demand for U.S. and international steel, which is influenced by factors beyond our control, including overall economic activity and the availability and relative cost of substitute materials. In the export metallurgical market, during 2004 we largely competed with producers from Australia, Canada, and other international producers of metallurgical coal.
      In addition to competition for coal sales in the United States and internationally, we compete with other coal producers, particularly in the Appalachian region, for the services of experienced coal industry employees at all levels of our mining operations.
Other Operations
      We have other operations and activities in addition to our normal coal production, processing and sales business, including:
      Maxxim Rebuild Company. We own Maxxim Rebuild Company, LLC, a mining equipment company with facilities in Kentucky and Virginia. This business largely consists of repairing and reselling equipment and parts used in surface mining and in supporting preparation plant operations. Maxxim Rebuild had revenues of $20.8 million for 2004, of which approximately 22% was generated by services provided to our other subsidiaries and approximately 19% was generated by equipment sales to export customers.
      Dominion Terminal Associates. Through our subsidiary Alpha Terminal Company, LLC, we hold a 32.5% interest in Dominion Terminal Associates, a 22 million-ton annual capacity coal export terminal located in Newport News, Virginia. The terminal, constructed in 1982, provides the advantages of state of the art unloading/transloading equipment with ground storage capability, providing producers with the ability to custom blend export products without disrupting mining operations. During 2004, we shipped a total of 1.4 million tons of coal to our customers through the terminal. We make periodic cash payments in respect of the terminal for operating expenses, which are offset by payments we receive for transportation incentive payments and for renting our unused storage space in the terminal to third parties. Our cash payments for expenses for the terminal in 2004 were $3.3 million, partially offset by payments received in 2004 of $1.8 million. The terminal is held in a partnership with subsidiaries of three other companies, Dominion Energy (20%), Arch Coal (17.5%) and Peabody Energy (30%).

      Miscellaneous. We engage in the sale of certain non-strategic assets such as timber, gas and oil rights as well as the leasing and sale of non-strategic surface properties and reserves. We also provide coal and environmental analysis services.
Employee and Labor Relations
      Approximately 95% of our coal production in 2004 came from mines operated by union-free employees, and as of May 31, 2005, 91% of our subsidiaries’ approximately 2,800 employees were union-free. We believe our employee relations are good and there have been no material work stoppages at any of our subsidiaries’ properties in the past ten years.
Legal Proceedings
      From time to time, we are involved in litigation and administrative proceedings which arise in the ordinary course of our business. Management does not believe that any of the litigation or proceedings in which we are currently involved, either individually or in the aggregate, are likely to have a material adverse effect on our business, financial condition, operating results or cash flows.

ENVIRONMENTAL AND OTHER REGULATORY MATTERS
      Federal, state and local authorities regulate the U.S. coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, the reclamation and restoration of mining properties after mining has been completed, the discharge of materials into the environment, surface subsidence from underground mining, and the effects of mining on groundwater quality and availability. These regulations and legislation have had, and will continue to have, a significant effect on our production costs and our competitive position. Future legislation, regulations or orders, as well as future interpretations and more rigorous enforcement of existing laws, regulations or orders, may require substantial increases in equipment and operating costs to us and delays, interruptions, or a termination of operations, the extent of which we cannot predict. We intend to respond to these regulatory requirements at the appropriate time by implementing necessary modifications to facilities or operating procedures. Future legislation, regulations or orders may also cause coal to become a less attractive fuel source, thereby reducing coal’s share of the market for fuels used to generate electricity. As a result, future legislation, regulations or orders may adversely affect our mining operations, cost structure or the ability of our customers to use coal.
      We endeavor to conduct our mining operations in compliance with all applicable federal, state, and local laws and regulations. However, because of extensive and comprehensive regulatory requirements, violations occur from time to time. None of the violations or the monetary penalties assessed upon us since our inception in 2002 have been material. Nonetheless, we expect that future liability under or compliance with environmental and safety requirements could have a material effect on our operations or competitive position. Under some circumstances, substantial fines and penalties, including revocation or suspension of mining permits, may be imposed under the laws described below. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws.
      As of March 31, 2005, we had accrued $40.7 million for reclamation liabilities and mine closures, including $6.7 million of current liabilities.
      Mining Permits and Approvals. Numerous governmental permits or approvals are required for mining operations. When we apply for these permits and approvals, we may be required to present data to federal, state or local authorities pertaining to the effect or impact that any proposed production or processing of coal may have upon the environment. The requirements imposed by any of these authorities may be costly and time consuming and may delay commencement or continuation of mining operations. Regulations also provide that a mining permit or modification can be delayed, refused or revoked if an officer, director or a stockholder with a 10% or greater interest in the entity is affiliated with or is in a position to control another entity that has outstanding permit violations. Thus, past or ongoing violations of federal and state mining laws could provide a basis to revoke existing permits and to deny the issuance of additional permits.
      In order to obtain mining permits and approvals from state regulatory authorities, mine operators, including us, must submit a reclamation plan for restoring, upon the completion of mining operations, the mined property to its prior or better condition, productive use or other permitted condition. Typically, we submit our necessary permit applications several months, or even years, before we plan to begin mining a new area. Although permits may take six months or longer to obtain, in the past we have generally obtained our mining permits without significant delay. However, we cannot be sure that we will not experience difficulty in obtaining mining permits in the future.
      Surface Mining Control and Reclamation Act. The Surface Mining Control and Reclamation Act of 1977 (“SMCRA”), which is administered by the Office of Surface Mining Reclamation and Enforcement (“OSM”), establishes mining, environmental protection and reclamation standards for all aspects of surface mining as well as many aspects of deep mining. Mine operators must obtain SMCRA permits and permit renewals from the OSM or the applicable state agency. Where state regulatory agencies have adopted federal mining programs under SMCRA, the state becomes the regulatory authority. States in which we have active mining operations have achieved primary control of enforcement through federal authorization.

      SMCRA permit provisions include a complex set of requirements which include: coal prospecting; mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and re-vegetation.
      The mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area. This work includes surveys of cultural and historical resources, soils, vegetation, wildlife, assessment of surface and ground water hydrology, climatology, and wetlands. In conducting this work, we collect geologic data to define and model the soil and rock structures and coal that we will mine. We develop mining and reclamation plans by utilizing this geologic data and incorporating elements of the environmental data. The mining and reclamation plan incorporates the provisions of SMCRA, the state programs, and the complementary environmental programs that affect coal mining. Also included in the permit application are documents defining ownership and agreements pertaining to coal, minerals, oil and gas, water rights, rights of way and surface land, and documents required of the OSM’s Applicant Violator System, including the mining and compliance history of officers, directors and principal owners of the entity.
      Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness review and technical review. Public notice of the proposed permit is given that also provides for a comment period before a permit can be issued. Some SMCRA mine permits take over a year to prepare, depending on the size and complexity of the mine and may take six months to two years or even longer to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public and other agencies have rights to comment on and otherwise engage in the permitting process, including through intervention in the courts.
      Before a SMCRA permit is issued, a mine operator must submit a bond or otherwise secure the performance of reclamation obligations. The Abandoned Mine Land Fund, which is part of SMCRA, requires a fee on all coal produced. The proceeds are used to reclaim mine lands closed or abandoned prior to SMCRA’s adoption in 1977. The current fee is $0.35 per ton on surface-mined coal and $0.15 per ton on deep-mined coal, but tax rate revisions are currently pending. On April 4, 2005, the United States Court of Federal Claims ruled that this fee is unconstitutional to the extent it is levied on exported coal. We do not know whether the U.S. government will appeal this ruling.
      SMCRA stipulates compliance with many other major environmental statutes, including: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act (“RCRA”) and Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA” or “Superfund”).
      Surety Bonds. Federal and state laws require us to obtain surety bonds to secure payment of certain long-term obligations including mine closure or reclamation costs, federal and state workers’ compensation costs, coal leases and other miscellaneous obligations. Many of these bonds are renewable on a yearly basis. Surety bond costs have increased in recent years while the market terms of surety bonds have generally become more unfavorable. In addition, the number of companies willing to issue surety bonds has decreased. We have a committed bonding facility with Travelers Casualty and Surety Company of America, pursuant to which it has agreed, subject to certain conditions, to issue surety bonds on our behalf in a maximum amount of $125.0 million. As of March 31, 2005, we have posted an aggregate of $93.2 million in reclamation bonds and $7.8 million of other types of bonds under this facility.
      Clean Air Act. The Clean Air Act and comparable state laws that regulate air emissions affect coal mining operations both directly and indirectly. Direct impacts on coal mining and processing operations may occur through Clean Air Act permitting requirements and/or emission control requirements relating to particulate matter, such as fugitive dust, including future regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. The Clean Air Act indirectly affects coal mining operations by extensively regulating the air emissions of sulfur dioxide, nitrogen oxides, mercury and other compounds emitted by coal-fired electricity generating plants. The general effect of this extensive regulation of emissions from coal-fired power plants could be to reduce demand for coal.

      Clean Air Act requirements that may directly or indirectly affect our operations include the following:

•	Acid Rain. Title IV of the Clean Air Act required a two-phase reduction of sulfur dioxide emissions by electric utilities. Phase II became effective in 2000 and applies to all coal-fired power plants generating greater than 25 Megawatts. The affected electricity generators have sought to meet these requirements by, among other compliance methods, switching to lower sulfur fuels, installing pollution control devices, reducing electricity generating levels or purchasing sulfur dioxide emission allowances. We cannot accurately predict the effect of these provisions of the Clean Air Act on us in future years. At this time, we believe that implementation of Phase II has resulted in an upward pressure on the price of lower sulfur coals, as coal-fired power plants continue to comply with the more stringent restrictions of Title IV.

•	Fine Particulate Matter and Ozone. The Clean Air Act requires the U.S. Environmental Protection Agency (the “EPA”) to set standards, referred to as National Ambient Air Quality Standards (“NAAQS”), for certain pollutants. Areas that are not in compliance (referred to as “non-attainment areas”) with these standards must take steps to reduce emissions levels. In 1997, the EPA revised the NAAQS for particulate matter and ozone. Although previously subject to legal challenge, these revisions were subsequently upheld but implementation was delayed for several years. For ozone, these changes include replacement of the existing one-hour average standard with a more stringent eight-hour average standard. On April 15, 2004, the EPA announced that counties in 32 states fail to meet the new eight-hour standard for ozone. States that fail to meet the new standard will have until June 2007 to develop plans for pollution control measures that allow them to come into compliance with the standards. For particulates, the changes include retaining the existing standard for particulate matter with an aerodynamic diameter less than or equal to 10 microns (“PM10”), and adding a new standard for fine particulate matter with an aerodynamic diameter less than or equal to 2.5 microns (“PM2.5”). State fine particulate non-attainment designations were promulgated by the EPA on January 5, 2005. On March 7, 2005, a number of entities filed an appeal of the non-attainment designations in the United States Federal Court for the D.C. Circuit. On May 12, the court ordered the case held in abeyance and directed the EPA to file 90-day status reports. The first such status report is due in July of 2005. Following identification of non-attainment areas, each individual state will identify the sources of emissions and develop emission reduction plans. These plans may be state-specific or regional in scope. Under the Clean Air Act, individual states have up to twelve years from the date of designation to secure emissions reductions from sources contributing to the problem. Meeting the new PM2.5 standard may require reductions of nitrogen oxide and sulfur dioxide emissions. Future regulation and enforcement of these new ozone and PM2.5 standards will affect many power plants, especially coal-fired plants and all plants in “non-attainment” areas.

•	Ozone. Significant additional emissions control expenditures will be required at coal-fired power plants to meet the current NAAQS for ozone. Nitrogen oxides, which are a by-product of coal combustion, can lead to the creation of ozone. Accordingly, emissions control requirements for new and expanded coal-fired power plants and industrial boilers will continue to become more demanding in the years ahead.

•	NOx SIP Call. The NOx SIP Call program was established by the EPA in October of 1998 to reduce the transport of ozone on prevailing winds from the Midwest and South to states in the Northeast, which said they could not meet federal air quality standards because of migrating pollution. Under Phase I of the program, the EPA is requiring 90,000 tons of nitrogen oxides reductions from power plants in 22 states east of the Mississippi River and the District of Columbia beginning in May 2004. Phase II of the program, which became effective June 21, 2004, requires a further reduction of about 100,000 tons of nitrogen oxides per year by May 1, 2007. Installation of additional control measures, such as selective catalytic reduction devices, required under the final rules will make it more costly to operate coal-fired electricity generating plants, thereby making coal a less attractive fuel.

•	Clear Skies Initiative. The Bush Administration has proposed legislation, commonly referred to as the Clear Skies Initiative, that could require dramatic reductions in nitrous oxide, sulfur dioxide, and mercury emissions by power plants through “cap-and-trade” programs similar to the existing Acid Rain regulations and current NOx budget programs. The Senate Environment and Public Works Committee considered this proposed legislation and failed to recommend it for a vote by the full Senate on March 10, 2005. Some members of the House and Senate have publicized their efforts to add the Clear Skies Initiative as an amendment to the currently proposed Energy Bill. It is currently not possible to predict what, if any, new regulatory requirements will ultimately evolve out of this initiative.

•	Clean Air Interstate Rule. The EPA finalized the Clean Air Interstate Rule (CAIR) on March 10, 2005. The new CAIR calls for power plants in 29 eastern states and the District of Columbia to reduce emission levels of sulfur dioxide and nitrous oxide. The rule requires states to regulate power plants under a cap and trade program similar to the system now in effect for acid deposition control and to that proposed by the Clear Skies Initiative. When fully implemented, this rule is expected to reduce regional sulfur dioxide emissions by over 70% and nitrogen oxides emissions by over 60% from 2003 levels. The stringency of the cap may require many coal-fired electricity generation plants to install additional pollution control equipment, such as wet scrubbers, to comply, which could decrease the demand for low sulfur coal at these plants and thereby potentially reduce market prices for low sulfur coal. Emissions are permanently capped and cannot increase.

•	Utility Mercury Reductions Rule. On March 15, 2005, the EPA issued the Clean Air Mercury Rule, originally proposed as the Utility Mercury Reduction Rule, to permanently cap and reduce mercury emissions from coal-fired power plants. The Clean Air Mercury Rule establishes mercury emissions limits from new and existing coal-fired power plants and creates a market-based cap-and-trade program that is expected to reduce nationwide utility emissions of mercury in two phases. The cap on mercury emissions during the first phase is 38 tons. To the extent mercury emissions are required to be reduced during the first phase, emissions may reduced by taking advantage of “co-benefit” reductions — that is, mercury reductions achieved by reducing sulfur dioxide and nitrogen oxides emissions under CAIR. In the second phase, due in 2018, coal-fired power plants will be subject to a second cap, which will reduce emissions to 15 tons.

•	Carbon Dioxide. In February 2003, a number of states notified the EPA that they planned to sue the agency to force it to set new source performance standards for utility emissions of carbon dioxide and to tighten existing standards for sulfur dioxide and particulate matter for utility emissions. In June 2003, three of these states sued the EPA seeking a court order requiring the EPA to designate carbon dioxide as a criteria pollutant and to issue a new NAAQS for carbon dioxide. If these lawsuits result in the issuance of a court order requiring the EPA to set emission limitations for carbon dioxide and/or lower emission limitations for sulfur dioxide and particulate matter, it could reduce the amount of coal our customers would purchase from us. Although the court heard arguments in this case on April 12, 2005, to date, no decision has been rendered.

•	Regional Emissions Trading: Eleven Northeast and Mid-Atlantic states are working cooperatively to develop a regional cap and trade program that would initially cover carbon dioxide emissions from power plants in the region. The states intended to develop a model rule by April 2005, but the process has been delayed and no model rule has been made public to date. There are a number of uncertainties regarding this initiative, including the applicable baseline of emissions to be permitted, initial allocations, required emissions reductions, availability of offsets, the extent to which states will adopt the program, whether it will be linked with programs in other states or in Canadian provinces, and the timing for implementation of the program. There can be no assurance at this time that a carbon dioxide cap and trade program, if implemented by the states where our customers operate, will not affect the future market for coal in this region.

•	Regional Haze. The EPA has initiated a regional haze program designed to protect and to improve visibility at and around national parks, national wilderness areas and international parks. This program restricts the construction of new coal-fired power plants whose operation may impair visibility at and around federally protected areas. Moreover, this program may require certain existing coal-fired power plants to install additional control measures designed to limit haze-causing emissions, such as sulfur dioxide, nitrogen oxides, volatile organic chemicals and particulate matter. These limitations could affect the future market for coal.
      Clean Water Act. The Clean Water Act of 1972 (the “CWA”) and corresponding state laws affect coal mining operations by imposing restrictions on the discharge of certain pollutants into water and on dredging and filling wetlands. The CWA establishes in-stream water quality standards and treatment standards for wastewater discharge through the National Pollutant Discharge Elimination System (“NPDES”). Regular monitoring, as well as compliance with reporting requirements and performance standards, are preconditions for the issuance and renewal of NPDES permits that govern the discharge of pollutants into water.
      Permits under Section 404 of the CWA are required for coal companies to conduct dredging or filling activities in jurisdictional waters for the purpose of creating slurry ponds, water impoundments, refuse areas, valley fills or other mining activities. Jurisdictional waters typically include ephemeral, intermittent, and perennial streams and may in certain instances include man-made conveyances that have a hydrologic connection to a stream or wetland. Presently, under the SMCRA Stream Buffer Zone Rule, mining disturbances are prohibited within 100 feet of streams if negative effects on water quality are expected. OSM has proposed changes to this rule, which would make exemptions available if mine operators take steps to reduce the amount of waste and its effect on nearby waters.
      The Army Corps of Engineers (the “COE”) is empowered to issue “nationwide” permits for specific categories of filling activity that are determined to have minimal environmental adverse effects in order to save the cost and time of issuing individual permits under Section 404. Nationwide Permit 21 authorizes the disposal of dredge-and-fill material from mining activities into the waters of the United States. On October 23, 2003, several citizens groups sued the COE in the U.S. District Court for the Southern District of West Virginia seeking to invalidate “nationwide” permits utilized by the COE and the coal industry for permitting most in-stream disturbances associated with coal mining, including excess spoil valley fills and refuse impoundments. The plaintiffs sought to enjoin the prospective approval of these nationwide permits and to enjoin some coal operators from additional use of existing nationwide permit approvals until they obtain more detailed “individual” permits. On July 8, 2004, the court issued an order enjoining the further issuance of Nationwide 21 permits and rescinded certain listed permits where construction of valley fills and surface impoundments had not commenced. On August 13, 2004, the court extended the ruling to all Nationwide 21 permits within the Southern District of West Virginia. Although Alpha had no operations that were interrupted, this decision required us to convert certain ongoing and planned applications for Nationwide 21 permits to applications for individual permits. A similar lawsuit was filed on January 27, 2005 in the U.S. District Court for the Eastern District of Kentucky, and other lawsuits may be filed in other states where Alpha operates.
      Total Maximum Daily Load (“TMDL”) regulations established a process by which states designate stream segments as impaired (not meeting present water quality standards). Industrial dischargers, including coal mines, will be required to meet new TMDL effluent standards for these stream segments. Some of our operations currently discharge effluents into stream segments that have been designated as impaired. The adoption of new TMDL related effluent limitations for our coal mines could require more costly water treatment and could adversely affect our coal production.
      Under the CWA, states must conduct an anti-degradation review before approving permits for the discharge of pollutants to waters that have been designated as high quality. A state’s anti-degradation regulations would prohibit the diminution of water quality in these streams. Several environmental groups and individuals recently challenged, and in part successfully, West Virginia’s anti-degradation policy. In general, waters discharged from coal mines to high quality streams will be required to meet or exceed new

“high quality” standards. This could cause increases in the costs, time and difficulty associated with obtaining and complying with NPDES permits, and could aversely affect our coal production.
      Mine Safety and Health. Stringent health and safety standards have been in effect since Congress enacted the Coal Mine Health and Safety Act of 1969. The Federal Mine Safety and Health Act of 1977 significantly expanded the enforcement of safety and health standards and imposed safety and health standards on all aspects of mining operations. All of the states in which we operate have state programs for mine safety and health regulation and enforcement. Collectively, federal and state safety and health regulation in the coal mining industry is perhaps the most comprehensive and pervasive system for protection of employee health and safety affecting any segment of U.S. industry. While this regulation has a significant effect on our operating costs, our U.S. competitors are subject to the same degree of regulation.
      Under the Black Lung Benefits Revenue Act of 1977 and the Black Lung Benefits Reform Act of 1977, as amended in 1981, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry prior to July 1, 1973. The trust fund is funded by an excise tax on production of up to $1.10 per ton for deep-mined coal and up to $0.55 per ton for surface-mined coal, neither amount to exceed 4.4% of the gross sales price. The excise tax does not apply to coal shipped outside the United States. In 2004, we recorded $12.6 million of expense related to this excise tax.
      Coal Industry Retiree Health Benefit Act of 1992. Unlike many companies in the coal business, we do not have any liability under the Coal Industry Retiree Health Benefit Act of 1992 (the “Coal Act”), which requires the payment of substantial sums to provide lifetime health benefits to union-represented miners (and their dependents) who retired before 1992, because liabilities under the Coal Act that had been imposed on our Predecessor or acquired companies were retained by the sellers and, if applicable, their parent companies, in the applicable acquisition agreements. We should not be liable for these liabilities retained by the sellers unless they and, if applicable, their parent companies, fail to satisfy their obligations with respect to Coal Act claims and retained liabilities covered by the acquisition agreements.
      Endangered Species Act. The federal Endangered Species Act and counterpart state legislation protect species threatened with possible extinction. Protection of threatened and endangered species may have the effect of prohibiting or delaying us from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or agricultural activities in areas containing the affected species or their habitats. A number of species indigenous to the areas in which we operate are protected under the Endangered Species Act. Based on the species that have been identified to date and the current application of applicable laws and regulations, however, we do not believe there are any species protected under the Endangered Species Act that would materially and adversely affect our ability to mine coal from our properties in accordance with current mining plans.
      Resource Conservation and Recovery Act. The RCRA affects coal mining operations by establishing requirements for the treatment, storage, and disposal of hazardous wastes. Certain coal mine wastes, such as overburden and coal cleaning wastes, are exempted from hazardous waste management.
      Subtitle C of RCRA exempted fossil fuel combustion wastes from hazardous waste regulation until the EPA completed a report to Congress and made a determination on whether the wastes should be regulated as hazardous. In a 1993 regulatory determination, the EPA addressed some high volume-low toxicity coal combustion wastes generated at electric utility and independent power producing facilities, such as coal ash. In May 2000, the EPA concluded that coal combustion wastes do not warrant regulation as hazardous under RCRA. The EPA is retaining the hazardous waste exemption for these wastes. However, the EPA has determined that national non-hazardous waste regulations under RCRA Subtitle D are needed for coal combustion wastes disposed in surface impoundments and landfills and used as mine-fill. The agency also concluded beneficial uses of these wastes, other than for mine-filling, pose no significant risk and no additional national regulations are needed. As long as this exemption remains in effect, it is not anticipated that regulation of coal combustion waste will have any material effect on the amount of coal used by electricity generators. Most state hazardous waste laws also exempt coal combustion waste, and instead treat it as either a solid waste or a special waste. Any costs associated with handling or disposal of hazardous wastes would increase our customers’ operating costs and potentially reduce their ability to purchase coal. In addition, contamination caused by the past disposal of ash can lead to material liability.
      Due to the hazardous waste exemption for coal combustion waste such as ash, much coal combustion waste is currently put to beneficial use. For example, in one Pennsylvania mine from which we have the right to receive coal, we have used some ash as mine fill. The ash we use for this purpose is mixed with lime and serves to help alleviate the potential for acid mine drainage.
      Federal and State Superfund Statutes. Superfund and similar state laws affect coal mining and hard rock operations by creating liability for investigation and remediation in response to releases of hazardous substances into the environment and for damages to natural resources. Under Superfund, joint and several liabilities may be imposed on waste generators, site owners or operators and others regardless of fault. In addition, mining operations may have reporting obligations under the Emergency Planning and Community Right to Know Act and the Superfund Amendments and Reauthorization Act.
      Climate Change. One major by-product of burning coal is carbon dioxide, which is considered a greenhouse gas and is a major source of concern with respect to global warming. In November 2004, Russia ratified the Kyoto Protocol to the 1992 Framework Convention on Global Climate Change (the “Protocol”), which establishes a binding set of emission targets for greenhouse gases. With Russia’s accedence, the Protocol now has sufficient support and became binding on all those countries that have ratified it on February 16, 2005. Four industrialized nations have refused to ratify the Protocol — Australia, Liechtenstein, Monaco, and the United States. Although the targets vary from country to country, if the United States were to ratify the Protocol our nation would be required to reduce greenhouse gas emissions to 93% of 1990 levels from 2008 to 2012. Canada, which accounted for 6% of our sales volume in 2004, ratified the Protocol in 2002. Under the Protocol, Canada will be required to cut greenhouse gas emissions to 6% below 1990 levels in 2008 to 2012, either in direct reductions in emissions or by obtaining credits through the Protocol’s market mechanisms. This could result in reduced demand for coal by Canadian electric power generators.
      Future regulation of greenhouse gases in the United States could occur pursuant to future U.S. treaty obligations, statutory or regulatory changes under the Clean Air Act, or otherwise. The Bush Administration has proposed a package of voluntary emission reductions for greenhouse gases reduction targets which provide for certain incentives if targets are met. Some states, such as Massachusetts, have already issued regulations regulating greenhouse gas emissions from large power plants. Further, in 2002, the Conference of New England Governors and Eastern Canadian Premiers adopted a Climate Change Action Plan, calling for reduction in regional greenhouse emissions to 1990 levels by 2010, and a further reduction of at least 10% below 1990 levels by 2020. Increased efforts to control greenhouse gas emissions, including the future ratification of the Protocol by the U.S., could result in reduced demand for coal.

MANAGEMENT
Our Manager and Executive Officers
      The following table sets forth the names, ages and titles of our manager and executive officers:

Name	Age	Position with Alpha Natural Resources, LLC

Michael J. Quillen	56	President, Chief Executive Officer and Manager
Kevin S. Crutchfield	44	Executive Vice President
D. Scott Kroh	55	Executive Vice President
David C. Stuebe	65	Vice President and Chief Financial Officer
Michael D. Brown	43	Vice President
Vaughn R. Groves	48	Vice President and General Counsel
Eddie W. Neely	54	Vice President and Controller
      Set forth below is a description of the background of our manager and executive officers.
      Michael J. Quillen joined the Alpha management team as President and sole manager of Alpha Natural Resources, LLC in August 2002, and has served as its Chief Executive Officer since January 2003. He has served as President and a member of the board of directors of ANR Holdings since December 2002, and as the Chief Executive Officer of ANR Holdings since March 2003. He has also served as the President and Chief Executive Officer and a member of the board of directors of Alpha Natural Resources, Inc. since its formation in November 2004, and Mr. Quillen has served as President and Chief Executive Officer and the sole director of Alpha NR Holding, Inc. since the completion of our Internal Restructuring on February 11, 2005. From September 1998 to December 2002, Mr. Quillen was Executive Vice President — Operations of AMCI. While at AMCI, he was also responsible for the development of AMCI’s Australian properties. Mr. Quillen has over 30 years of experience in the coal industry starting as an engineer. He has held senior executive positions in the coal industry throughout his career, including as Vice President — Operations of Pittston Coal Company, President of Pittston Coal Sales Company, Vice President AMVEST Corporation, a coal and gas producer and provider of related products and services, Vice President — Operations of NERCO Coal Corporation, President and Chief Executive Officer of Addington, Inc. and Manager of Mid-Vol Leasing, Inc.
      Kevin S. Crutchfield has served as the Executive Vice President of Alpha Natural Resources, LLC since February 2003. He has also served as Executive Vice President of Alpha Natural Resources, Inc. since its formation in November 2004 and as Executive Vice President of ANR Holdings since November 2003. From June 2001 through January 2003, he was President of Coastal Coal Company, LLC and Vice President of El Paso Corporation. Prior to joining El Paso, he served as President of AMVEST Corporation and held executive positions at AEI Resources, Inc., most recently as President and Chief Executive Officer. Before joining AEI Resources, Inc., he served as the Chairman, President and Chief Executive Officer of Cyprus Australia Coal Company and held executive operating management positions with Cyprus in the U.S. before being relocated to Sydney, Australia in 1997. He worked for Pittston Coal Company in various operating and executive management positions from 1986 to 1995, serving most recently as Vice President Operations prior to joining Cyprus Amax Coal Company.
      D. Scott Kroh has served as the Executive Vice President of Alpha Natural Resources, LLC since March 2003. He has also served as Executive Vice President of Alpha Natural Resources, Inc. since its formation in November 2004 and as Executive Vice President of ANR Holdings since November 2003. From June 1989 through February 2003, he served as President of Tanoma Energy’s sales and mining company, an AMCI affiliate located in Latrobe, Pennsylvania. Mr. Kroh also served as Vice President of AMCI Export from January 1992 until February 2003. Prior to founding Tanoma Energy, he served as Vice President of Sales for Amerikohl Mining Company of Butler, Pennsylvania from 1980 until May 1989. Mr. Kroh began his career in the coal business in 1978 as a salesman for Ringgold Mining Company of Kittanning, Pennsylvania.

      David C. Stuebe has served as the Vice President and Chief Financial Officer of Alpha Natural Resources, LLC since October 2003. Mr. Stuebe has also served as Vice President and Chief Financial Officer of Alpha Natural Resources, Inc. since its formation in November 2004, as Vice President and Chief Financial Officer of ANR Holdings since November 2003 and as Vice President, Treasurer and Chief Financial Officer of Alpha NR Holding, Inc. since the completion of our Internal Restructuring on February 11, 2005. Mr. Stuebe served from March 2000 to July 2003 as Senior Vice President-Finance and Administration of Hearth and Home Technologies, Inc., a wholly-owned subsidiary of HON INDUSTRIES Inc., a leading manufacturer of office systems and hearth products, and from October 1994 to March 2000 as Vice President and Chief Financial Officer of the parent, HON INDUSTRIES Inc. Prior to joining HON, he served as President, Chief Executive Officer and Director of United Recycling Industries, Inc., a metals broker, precious metals recycler and non-ferrous metals producer from 1990 to 1994, as President, Chief Executive Officer and Director of Auto Specialties Manufacturing, Inc., a manufacturer of O.E.M. truck and construction equipment components from 1988 to 1990, and as Chairman, President and Chief Executive and Chief Financial Officer of MSL Industries, Inc., a manufacturer and distributor of fasteners, tubing, roll-form shapes, electric motors, components for electric utilities and missile components from 1981 to 1987. Mr. Stuebe’s business background also includes significant general and financial management positions with Carpetland U.S.A. and the Scholl Products Group of Schering-Plough, as well as 13 years of audit experience with an international public accounting firm.
      Michael D. Brown has served as the Vice President of Alpha Natural Resources, LLC since March 2003. He has also served as Vice President of Alpha Natural Resources, Inc. since its formation in November 2004 and as Vice President of ANR Holdings since November 2003. From 2000 through March 2003, he served as Vice President — Development and Technical Resources for Pittston Coal Company. Prior to this he served as Pittston’s Group Vice President of Metallurgical Operations, which included all Pittston properties acquired by Alpha. Mr. Brown served in numerous other executive and financial positions within Pittston Coal Company including a two year period as the chief operating officer for Pittston’s affiliated gas and timber companies. Mr. Brown was affiliated with Pittston Coal from June 1984 until his employment at Alpha.
      Vaughn R. Groves has served as the Vice President and General Counsel of Alpha Natural Resources, LLC since October 2003. He has also served as Vice President, Secretary and General Counsel of Alpha Natural Resources, Inc. since its formation in November 2004, as Vice President of ANR Holdings since November 2003 and as Vice President, Secretary and General Counsel of Alpha NR Holding, Inc. since the completion of our Internal Restructuring on February 11, 2005. Prior to that time, he served as Vice President and General Counsel of Pittston Coal Company from 1996 until joining Alpha, and as Associate General Counsel of Pittston Coal Company from 1991 until 1996. Before joining Pittston Coal, he was associated with the law firm of Jackson Kelly PLLC, one of the leading mineral law firms in the Appalachian region. He is also a mining engineer and before obtaining his law degree, he worked as an underground section foreman, construction foreman and mining engineer for Monterey Coal Company.
      Eddie W. Neely joined the Alpha management team as the Secretary of Alpha Natural Resources, LLC in August 2002, and has also served as Vice President and Controller of Alpha Natural Resources, LLC since March 2003. He has also served as Vice President and Controller of Alpha Natural Resources, Inc. since its formation in November 2004, as Secretary of ANR Holdings since December 2002 and as Vice President and Controller of Alpha NR Holding, Inc. since the completion of our Internal Restructuring on February 11, 2005. From August 1999 to August 2002, he served as Chief Financial Officer of White’s Fresh Foods, Inc., a family-owned supermarket chain. In August 2001, White’s Fresh Foods, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Prior to joining White’s Fresh Foods, from October 1997 to August 1999, Mr. Neely was Controller for Hunt Assisted Living, LLC, a company that developed, constructed, managed and operated assisted living facilities for the elderly. Mr. Neely served as Director of Accounting for The Brinks Company (formerly known as The Pittston Company) from January 1996 until October 1997 and held various accounting and finance positions with Pittston Coal Company and subsidiaries prior to January 1996. Mr. Neely is a certified public accountant.
Parent Company Directors
      Alpha Natural Resources, Inc.’s board of directors currently consists of eight members. All of its directors serve one-year terms, with all directors elected each year. Each current member of the board of directors of Alpha Natural Resources, Inc. was elected or reelected, as applicable, at the annual meeting of stockholders of Alpha Natural Resources, Inc. held on April 27, 2005, to serve a one-year term expiring at the annual meeting in 2006 and until their respective successors are elected and qualified. Each of these directors had been nominated by the board of directors in accordance with the provisions of the stockholder agreement of Alpha Natural Resources, Inc., which contains agreements among our Sponsors and Alpha Natural Resources, Inc. regarding the composition of the Alpha Natural Resources, Inc. board of directors. See “Certain Relationships and Related Party Transactions — Transactions in Connection with Internal Restructuring — Stockholder Agreement.”
      Under the New York Stock Exchange (“NYSE”) rules, Alpha Natural Resources, Inc. was required to have its compensation and nominating/corporate governance committees be comprised of a majority of independent directors by May 15, 2005, and Alpha Natural Resources, Inc. is required to have a majority of independent directors on its board of directors and to have its compensation and nominating/corporate governance committees be comprised entirely of independent directors by February 14, 2006. In addition, the NYSE rules and the Securities Exchange Act of 1934 and rules there under adopted by the SEC required Alpha Natural Resources, Inc. to have its audit committee be comprised of a majority of independent directors by May 15, 2005 and to have its audit committee be comprised entirely of independent directors by February 14, 2006.
      The nominating and corporate governance committee undertook an annual review of director and director-nominee independence in March 2005. The purpose of this review was to determine whether any relationships or transactions involving the directors and director-nominees, their family members and affiliates were inconsistent with a determination that the director or director nominee is independent under the independence standards in the rules of the NYSE. Based on that review, the Alpha Natural Resources, Inc. board of directors has determined that each of E. Linn Draper, Jr. Glenn A. Eisenberg and John W. Fox, Jr. qualify as “independent” under the general independence standards in the NYSE rules.
      Set forth below is certain background information relating to the current members of Alpha Natural Resources, Inc.’s board of directors (other than Michael J. Quillen, whose biographical information is set forth above under “— Our Manager and Executive Officers”):
      E. Linn Draper, Jr. has been a member of the board of directors of Alpha Natural Resources, Inc. since its formation in November 2004 and he served as a member of the board of directors of ANR Holdings from August 2004 until the completion of the Internal Restructuring. Mr. Draper joined American Electric Power (AEP), an electric utility company, as President in 1992. He served as the Chairman, President and Chief Executive Officer of AEP from 1993 until December 2003, and he continued as Chairman of AEP until his retirement in February 2004. Prior to joining AEP, Mr. Draper worked for Gulf States Utility Company, an electric utility company, from 1979 to 1992, serving as the company’s Chairman of the Board, President and Chief Executive Officer from 1987 to 1992. He also serves as a director of Sprint, a telecommunications company, and Temple Inland, a holding company with subsidiaries operating in the corrugated packaging, forest products and financial services sectors. Mr. Draper is also a non-executive Chairman of NorthWestern Corporation, an electric utility, and a director of Alliance Data Systems, a provider of transportation services, credit services and marketing services. Mr. Draper is 63 years old.
      Glenn A. Eisenberg has been a member of the board of directors of Alpha Natural Resources, Inc. since the 2005 annual meeting. Mr. Eisenberg currently serves as Executive Vice President, Finance and Administration of The Timken Company, an international manufacturer of highly engineered bearings, alloy and specialty steel and components and a provider of related products and services. Prior to joining

The Timken Company in 2002, Mr. Eisenberg served as President and Chief Operating Officer of United Dominion Industries, a manufacturer of proprietary engineered products, from 1999 to 2001, and as the President — Test Instrumentation Segment for United Dominion Industries from 1998 to 1999. Mr. Eisenberg also serves as a director of Family Dollar Stores, Inc. Mr. Eisenberg is 44 years old.
      John W. Fox, Jr. has been a member of the board of directors of Alpha Natural Resources, Inc. since its formation in November 2004 and he served as a member of the board of directors of ANR Holdings from August 2004 until the completion of the Internal Restructuring. Mr. Fox served as Senior Vice President, Coal Services for Norfolk Southern Company, a railroad operator, from April 2001 until his retirement in November 2003, and as Senior Vice President Coal Marketing from December 1999 to April 2001. Mr. Fox began his career with a predecessor of Norfolk Western Railroad Company in 1969. Mr. Fox is 58 years old.
      Alex T. Krueger has been a member of the board of directors of Alpha Natural Resources, Inc. since its formation in November 2004 and he served as a member of the board of directors of ANR Holdings from March 2003 until the completion of the Internal Restructuring. Mr. Krueger is a Managing Director of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1999. Mr. Krueger is a director of GP Natural Resource Partners LLC, the general partner of NRP, and Foundation Coal Holdings, Inc., a coal company. Prior to joining First Reserve, Mr. Krueger worked in the Energy Group of Donaldson, Lukfin & Jenrette. Mr. Krueger is 31 years old.
      Fritz R. Kundrun has been a member of the board of directors of Alpha Natural Resources, Inc. since its formation in November 2004 and he served as a member of the board of directors of ANR Holdings from March 2003 until the completion of the Internal Restructuring. Mr. Kundrun is currently Chairman and Chief Executive Officer of AMCI, a mining and marketing company, positions he has held since he co-founded AMCI in 1986. Prior to founding AMCI, Mr. Kundrun was employed for 26 years by the Thyssen Group, one of the largest German multinational companies with interests in steel making and general heavy industrial production. There he served as Executive Vice President of Thyssen, Inc., and President of Thyssen Carbometal where his responsibilities included overseeing the international trading activities of Thyssen in the Western Hemisphere, Asia and certain markets in Europe. He also served as Thyssen’s chief delegate in Pakistan, Iran and Iraq. Mr. Kundrun is 68 years old.
      William E. Macaulay has served as a member of the board of directors of Alpha Natural Resources, Inc. since its formation in November 2004 and he served as a member of the board of directors of ANR Holdings from March 2003 until the completion of the Internal Restructuring. Mr. Macaulay is the Chairman and Chief Executive Officer of First Reserve Corporation, a private equity firm focusing on the energy industry, which he joined in 1983. Prior to joining First Reserve, Mr. Macaulay was co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance, with responsibility for investing Oppenheimer’s capital in private equity transactions, as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. Mr. Macaulay is currently a director and chairman of the board of Pride International, Inc., a contract drilling and related services company and Foundation Coal Holdings, Inc., a coal company. Mr. Macaulay is also a director of Dresser-Rand Group, Inc., a supplier of rotating equipment solutions to the oil, gas, petrochemical and industrial process industries, Dresser, Inc., an equipment and services company serving the energy industry and Weatherford International, Inc., an oilfield service company. Mr. Macaulay is 59 years old.
      Hans J. Mende has been Chairman of the board of directors of Alpha Natural Resources, Inc. since its formation in November 2004 and he served as a director of ANR Holdings from March 2003 until the completion of the Internal Restructuring. He is currently President and Chief Operating Officer of AMCI, positions he has held since he co-founded AMCI in 1986. Prior to founding AMCI, Mr. Mende was employed by the Thyssen Group in various senior executive positions. At the time of his departure from Thyssen Group, Mr. Mende was President of its international trading company, where he was responsible for the worldwide raw material trading activities of the group, including coal, iron-ore, steel, scrap, fertilizers and turn-key projects. Mr. Mende also serves on the board of directors of Foundation Coal Holdings, Inc., a coal company. He is 61 years old.
Committees of Our Parent’s Board of Directors
      Alpha Natural Resources, Inc.’s board of directors has three standing committees: (1) an audit committee, (2) a compensation committee and (3) a nominating and corporate governance committee.
      Audit Committee. The current members of the audit committee are Messrs. Draper, Eisenberg and Krueger, with Mr. Eisenberg serving as chairman. The board of directors of Alpha Natural Resources, Inc. has determined that Mr. Draper is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K and that Messrs. Draper and Eisenberg qualify as “independent” members of the audit committee as defined in the rules of the SEC and NYSE setting forth independence requirements for public company audit committees.
      The audit committee provides assistance to the Alpha Natural Resources, Inc. board of directors in monitoring the quality, reliability and integrity of our accounting policies and financial statements, overseeing our compliance with legal and regulatory requirements and reviewing the independence, qualifications and performance of our internal and independent auditors. The audit committee is also responsible for (1) the appointment, compensation, and oversight of our independent auditor, (2) approving the overall scope of the audit and approving any non-audit services to be performed by the independent auditor, (3) annually reviewing a report by the independent auditor describing the firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, and all relationships between us and the independent auditor, (4) discussing the annual audited and quarterly unaudited financial statements with management and the independent auditor, (5) discussing the company’s press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (6) reviewing and discussing risk assessment and risk management policies as well as procedures management has established to monitor compliance with our Code of Business Ethics, (7) meeting periodically, but separately, with the independent auditor, internal auditors and management, (8) reviewing with the independent auditor any audit problems or difficulties and management’s response, (9) preparing an audit committee report as required by the SEC to be included in our annual proxy statement, (10) establishing policies regarding the company’s hiring of employees or former employees of the independent auditor, (11) annually reviewing and reassessing the adequacy of audit committee’s written charter and recommending any proposed changes to the board of directors, (12) reporting regularly to the full board of directors, (13) conducting an annual performance review and evaluation of the audit committee, and (14) handling other matters that are specifically delegated to the audit committee by the board of directors from time to time.
      Compensation Committee. The current members of the compensation committee are Messrs. Draper, Fox and Krueger, with Mr. Draper serving as chairman. The compensation committee and its designated subcommittees are responsible for (1) reviewing and approving the compensation, including salary, bonuses and benefits, of our chief executive officer and other executive officers, (2) reviewing and approving corporate goals and objectives relevant to the compensation of executive officers and evaluating their performance in light of these goals and objectives, (3) reviewing and recommending to the board of directors executive compensation policies and practices for our and our subsidiaries’ executive officers generally, (4) reviewing director compensation and recommending any proposed changes to the board of directors, (5) reviewing and approving any employment contract or similar agreement for any executive officer, (6) reviewing and consulting with the chief executive officer regarding matters of key personnel selection, (7) reviewing and making recommendations to the board of directors with respect to incentive compensation plans and equity- based plans, and exercising all the authority of the board with respect to administration and interpretation of the plans, including approving awards of shares or share options pursuant to the plans, (8) monitoring compliance with applicable laws relating to compensation of executive officers, (9) producing a compensation committee report on executive compensation as required by the SEC to be included in Alpha Natural Resources, Inc.’s annual proxy statement or annual report on Form 10-K filed with the SEC, (10) reporting to the full board of directors following the compensation committee’s meetings or actions, (11) conducting an annual performance evaluation of the compensation committee, and (12) handling other matters that are specifically delegated to the compensation committee by the board of directors from time to time.
      Nominating and Corporate Governance Committee. The current members of the nominating and corporate governance committee are Messrs. Eisenberg, Fox and Krueger, with Mr. Fox serving as chairman. The nominating and corporate governance committee assists the Alpha Natural Resources, Inc. board of directors in identifying individuals qualified to become board members and executive officers and selecting, or recommending that the board select, director nominees for election to the board of directors and its committees. The nominating and corporate governance committee is also responsible for (1) developing and recommending governance policies and procedures to the Alpha Natural Resources, Inc. board of directors, (2) reviewing conflicts of interest that may affect directors, (3) monitoring compliance by our parent and subsidiaries with corporate governance practices and policies, (4) leading the Alpha Natural Resources, Inc. board of directors in its annual review of the board’s performance, (5) making recommendations regarding committee purpose, structure and operation and (6) overseeing and approving a management continuity planning process.
Compensation of Our Parent’s Directors
      Directors of Alpha Natural Resources, Inc. who are not determined to be independent directors will receive no additional compensation for serving as directors. All independent directors will receive (1) $30,000 as an annual retainer, (2) a $2,000 per-meeting fee for attendance at board meetings, (3) a $2,000 per-meeting fee for in-person attendance at committee meetings and a $1,000 per-meeting fee for telephonic attendance at committee meetings and (4) a $10,000 annual retainer for service as the chairman of the audit committee and a $2,000 annual retainer for service as the chairman of any other board committee. Each of the directors of Alpha Natural Resources, Inc. is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at board of directors meetings or any committee thereof, and customary directors’ indemnification. Mr. Draper and Mr. Fox were each granted an option on February 14, 2005, at an exercise price of $19.00 per share, and Mr. Eisenberg was granted an option on April 27, 2005, at an exercise price of $24.85 per share, in each case pursuant to the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan to purchase up to 10,000 shares of our common stock, and the board of directors of Alpha Natural Resources, Inc. is considering adopting a broader stock-based compensation program for its directors as well.

Executive Compensation
      The following summary compensation table sets forth information concerning the compensation by us of Michael J. Quillen, our Chief Executive Officer and President, and our other four most highly compensated executive officers for each of the last three completed fiscal years.
Summary Compensation Table

						Long-Term
						Compensation
	Annual Compensation
						Securities
				All Other		Underlying
Name and Principal Position	Year	Salary($)	Bonus ($)(1),(2)	Compensation ($)(5)		Options (#)

Michael J. Quillen	2004	420,004	929,409	35,136	(6)	—
Chief Executive Officer and	2003	420,468	115,000	8,000
President(3)	2002	—	—	—
Kevin Crutchfield	2004	360,022	600,359	32,727	(7)	—
Executive Vice President(4)	2003	311,295	100,000	134,495
	2002	—	—	—
D. Scott Kroh	2004	358,000	401,000	28,518	(8)	—
Executive Vice President(4)	2003	287,332	100,000	6,000
	2002	—	—	—
Michael D. Brown	2004	257,696	425,143	32,537	(9)	62,841
Vice President(4)	2003	169,091	100,000	6,224
	2002	—	—	—
David C. Stuebe	2004	280,020	396,060	75,137	(10)	—
Vice President and Chief	2003	84,620	30,000	28,375
Financial Officer(4)	2002	—	—	—

(1)	We generally pay bonuses in the year following the year in which they were earned. Unless otherwise noted, bonus amounts presented represent employee performance bonuses and are reported for the year in which they were earned, though they may have been paid in the following year.

(2)	Each of the bonuses presented for 2004 include a special bonus paid in June 2004 to recognize efforts in connection with the recapitalization of Alpha Natural Resources, LLC in May 2004, a vacation bonus in the amount of $1,000 and bonuses earned in 2004 under our Annual Incentive Bonus Plan based on the achievement of specified financial performance, operating and safety goals for fiscal 2004.

(3)	Although Mr. Quillen joined us in August 2002, he did not receive any compensation from us during 2002.

(4)	Messrs. Crutchfield, Kroh, Brown and Stuebe joined us on varying dates in 2003 and the respective compensation is reported only from the start date to year end.

(5)	Amounts shown in this column for 2003 represent our contributions under our 401(k) Plan and (a) in the case of Mr. Crutchfield, $126,495 of relocation expenses reimbursed by us and tax gross-up payments paid by us in connection with the expense reimbursement and (b) in the case of Mr. Stuebe, $25,836 of relocation expenses reimbursed by us.

(6)	Includes $10,250 contributed to Mr. Quillen’s account under our 401(k) Plan, $21,888 for a vehicle allowance and imputed income of $2,998 in respect of life insurance.

(7)	Includes $10,250 contributed to Mr. Crutchfield’s account under our 401(k) Plan, $21,888 for a vehicle allowance and imputed income of $589 in respect of life insurance.

(8)	Includes $6,150 contributed to Mr. Kroh’s account under our 401(k) Plan, $21,024 for a vehicle allowance and imputed income of $1,344 in respect of life insurance.

(9)	Includes $10,250 contributed to Mr. Brown’s account under our 401(k) Plan, $21,888 for a vehicle allowance and imputed income of $399 in respect of life insurance.

(10)	Includes $61,949 of relocation expenses reimbursed by us and tax gross-up payments paid by us in connection with the expense reimbursement, $10,250 contributed to Mr. Stuebe’s account under our 401(k) Plan and imputed income of $2,938 in respect of life insurance.
Option Grants During 2004
      The table below sets forth the options granted to our named executive officers during 2004 by Alpha Coal Management, which were automatically converted into options to purchase shares of Alpha Natural Resources, Inc. common stock in connection with the Internal Restructuring.

Individual Grants
Potential Realizable
	Number	% of Total			Value at Assumed
	of	Options			Annual Rate of Stock
	Securities	Granted to	Exercise		Price Appreciation for
	Underlying	Employees	Price per		Option Year(5)
	Options	in	Share	Expiration
Name	Granted(1)	2004(2)	($/Share)(3)	Date(4)	5.0%($)	10.0% ($)

Michael J. Quillen	—	—	—	—	—	—
Kevin Crutchfield	—	—	—	—	—	—
D. Scott Kroh	—	—	—	—	—	—
Michael D. Brown	62,841	10%	$12.73	11/10/14	503,084	1,274,940
David C. Stuebe	—	—	—	—	—	—

(1)	Represents options granted under the Amended and Restated Alpha Natural Resources, Inc. 2004 Long-Term Incentive Plan, which Alpha Natural Resources, Inc. assumed in connection with the Internal Restructuring. These options vest over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(2)	Based on an aggregate of 596,285 shares of common stock of Alpha Natural Resources, Inc. that are subject to options granted to employees during 2004, net of options granted in 2004 and cancelled upon termination of the optionholder’s employment prior to the completion of our Internal Restructuring, using the same assumptions as note (1) above.

(3)	Options were granted at an exercise price equal to the fair market value of ANR Holdings’ common equity as determined by the ANR Holdings board of directors at the date of grant. In determining the fair market value of ANR Holdings’ equity, the board considered various factors, including the company’s financial condition and business prospects, operating results, the absence of a market for the company’s common equity and marketability discount, and third party valuations of the company.

(4)	The term of each option granted under the 2004 Long-Term Incentive Plan is generally ten years from the date of grant. Options may terminate before their expiration date if the option holder’s status as an employee is terminated or upon the option holder’s death or disability.

(5)	The potential realizable values are based on an assumption that the stock price of Alpha Natural Resources, Inc.’s common stock will appreciate at the annual rate shown, compounded annually, from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the SEC and do not reflect estimates of future stock price growth of the shares of Alpha Natural Resources, Inc.’s common stock.
Compensation Committee Interlocks and Insider Participation
      Mr. Krueger, a member of the Alpha Natural Resources, Inc. compensation committee, is a managing director of First Reserve Corporation. Affiliates of First Reserve Corporation have engaged in certain transactions with us, our parents and our subsidiaries since our inception, as described more fully in “Certain Relationships and Related Party Transactions.” Mr. Krueger also serves on the board of GP

Natural Resource Partners LLC, the general partner of NRP, our largest landlord in 2004 based on lease, royalty and property tax reimbursement payments.
      Mr. Mende, a member of the Alpha Natural Resources, Inc. compensation committee, is affiliated with AMCI. AMCI is one of our Sponsors, and AMCI and certain entities affiliated with AMCI have engaged in certain transactions with us, our parents and our subsidiaries since our acquisition of U.S. AMCI, as described more fully in “Certain Relationships and Related Party Transactions.”
Employment Contracts, Termination of Employment and Change of Control Arrangements
      Michael J. Quillen Employment Agreement. On January 1, 2003, Alpha Natural Resources, LLC entered into an employment agreement with Michael J. Quillen to serve as our Chief Executive Officer. On December 31, 2003, this agreement was assigned to our indirect wholly-owned subsidiary, Alpha Natural Resources Services, LLC (“Alpha Services”). Pursuant to the employment agreement, as amended, Mr. Quillen receives a base salary of $420,000 per annum, subject to any increase as determined by the compensation committee of our board of directors. In addition, Mr. Quillen is entitled to receive an annual bonus ranging between 50% and 200% of his then current base salary, based upon achievement of certain performance and other goals, a portion of which Mr. Quillen waived with regard to 2003. Mr. Quillen is also entitled to participate in our benefit plans.
      The initial term of Mr. Quillen’s employment agreement, as amended, ends on March 11, 2006, and the agreement renews for successive annual terms unless terminated by Mr. Quillen or us in advance of the end of the initial term or any renewal term. Alpha Services may terminate Mr. Quillen’s employment at any time and for any reason and Mr. Quillen may resign at any time and for any reason. Under his employment agreement, Mr. Quillen has agreed to certain non-competition provisions. In consideration for this non-competition agreement, Alpha Services has agreed to make payments to Mr. Quillen following the termination of his employment. If Mr. Quillen’s employment is terminated without cause, or Mr. Quillen resigns for “employee cause” (as defined in the agreement), Alpha Services will be required to pay Mr. Quillen his earned but unpaid salary through the date of termination, and to continue to pay his then current base salary for the following twelve months. In addition, Mr. Quillen would be entitled to receive any bonuses payable for prior years, plus the pro rata bonus payable for the current year, at the same time as bonuses are paid to similarly situated employees. Pursuant to the employment agreement, a resignation by Mr. Quillen “for employee cause” includes, among others, (i) a substantial diminution of his status or responsibilities, and (ii) his resignation during the period beginning three months, and ending nine months following the liquidation or sale by First Reserve of more than 75% of its ownership in ANR Holdings and affiliates.
      D. Scott Kroh Employment Agreement. On January 1, 2003, Alpha Natural Resources, LLC also entered into an employment agreement with D. Scott Kroh to serve as our Executive Vice President. On December 31, 2003, this agreement was assigned to our wholly-owned subsidiary, Alpha Coal Sales Co., LLC (“Alpha Coal Sales”). Pursuant to the employment agreement, Mr. Kroh receives a base salary of $360,000 per annum, subject to any increase as determined by the compensation committee of our board of directors. In addition, Mr. Kroh is entitled to receive an annual bonus ranging between 50% and 200% of his then current base salary, based upon achievement of certain performance and other goals, a portion of which Mr. Kroh waived with regard to 2003. Mr. Kroh is also entitled to participate in our benefit plans.
      The current term of Mr. Kroh’s employment agreement, as amended, ends on March 11, 2006, and the agreement renews for successive annual terms unless terminated by Mr. Kroh or us in advance of the end of any renewal term. Alpha Coal Sales may terminate Mr. Kroh’s employment at any time and for any reason and Mr. Kroh may resign at any time and for any reason. Under his employment agreement, Mr. Kroh has agreed to certain non-competition provisions. In consideration for this non-competition agreement, Alpha Coal Sales has agreed to make payments to Mr. Kroh following the termination of his employment. If Mr. Kroh’s employment is terminated without cause, or Mr. Kroh resigns for “employee cause” (as defined in the agreement), Alpha Coal Sales will be required to pay Mr. Kroh his earned but unpaid salary through the date of termination, and to continue to pay his then current base salary for the following twelve months. In addition, Mr. Kroh would be entitled to receive any bonuses payable for prior years, plus the pro rata bonus payable for the current year, at the same time as bonuses are paid to similarly situated employees. Pursuant to the employment agreement, a resignation by Mr. Kroh “for employee cause” includes, among others, (i) a substantial diminution of his status or responsibilities, and (ii) his resignation during the period beginning three months and ending nine months following the liquidation or sale by First Reserve of more than 75% of its ownership in ANR Holdings and affiliates.
      Vesting Provisions Regarding Options and Stock. Alpha Natural Resources, Inc. has adopted the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”) and has assumed the Amended and Restated Alpha Natural Resources, Inc. 2004 Long-Term Incentive Plan (the “2004 Plan”), each of which provide for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), stock appreciation rights, restricted stock awards, dividend equivalents, performance-based awards and other stock-based awards. These plans provide that the board or committee approving the grant or issuance of awards shall determine in its discretion and specify in each agreement evidencing an award the effect on the award, if any, of the termination of employment of the award recipient. As of March 1, 2005, there are options outstanding to purchase up to an aggregate of 692,905 and 596,985 shares of common stock of Alpha Natural Resources, Inc. under the 2005 Plan and the 2004 Plan, respectively. Each outstanding stock option has been issued pursuant to an option agreement that provides for vesting over a five year period, with 20% vesting on each of the first, second, third, fourth and fifth anniversaries of the date of grant. The option agreements further provide that the options will terminate after consummation of a change of control, as defined in the option agreements, and the board or committee that is responsible for administering the plan has discretion to provide that upon termination in connection with a change of control the option holders will receive (1) payment of an amount equal to the excess, if any, of the fair market value of the vested but unexercised option shares over the aggregate exercise price of such option shares, and/or (2) issuance of substitute awards for the vested but unexercised portion of the option.
      Pursuant to the Alpha Natural Resources, Inc. stockholder agreement, an aggregate of 1,344,930 shares of common stock of Alpha Natural Resources, Inc. held by our executives are unvested and subject to forfeiture. The stockholder agreement provides that an executive holding unvested shares whose employment is terminated by our parent for cause, as defined in the stockholder agreement, or who voluntarily terminates his employment will forfeit all of the unvested shares if the termination is prior to December 31, 2005 and one half of the unvested shares if the termination is after December 31, 2005 and prior to December 31, 2006. The stockholder agreement also provides that an executive holding unvested shares whose employment is terminated by our parent without cause, or due to retirement, death or disability, will become vested upon termination in a percentage of the total shares initially subject to vesting equal to the number of full calendar months then elapsed since December 31, 2004 divided by 24. The stockholder agreement further provides that vesting of all unvested shares will accelerate upon a change of control of Alpha Natural Resources, Inc., as defined in the stockholder agreement.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS
      The co-issuers of the notes are Alpha Natural Resources, LLC and its wholly-owned subsidiary, Alpha Natural Resources Capital Corp. Alpha Natural Resources, LLC is a direct wholly owned subsidiary of ANR Holdings, LLC. ANR Holdings, LLC is owned by Alpha NR Holding, Inc. and Alpha NR Ventures, Inc., a subsidiary of Alpha NR Holding, Inc. Alpha NR Holding, Inc. is a direct wholly-owned subsidiary of Alpha Natural Resources, Inc. The following table and accompanying footnotes show information regarding the beneficial ownership of shares of common stock of Alpha Natural Resources, Inc., as of June 1, 2005, for:

•	each person who is known by us to own beneficially more than 5% of the common stock of Alpha Natural Resources, Inc.;

•	each director of Alpha Natural Resources, Inc.;

•	our Chief Executive Officer and each of our other four other most highly compensated executive officers for 2004; and

•	all current members of Alpha Natural Resources, Inc.’s board of directors and our executive officers as a group.
      Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner(1)	Number	Percent

First Reserve GP IX, Inc.(2)	13,998,911	22.50%
First Reserve Fund IX, L.P.(2)	12,462,992	20.03
ANR Fund IX Holdings, L.P.(2)	1,535,919	2.47
Fritz R. Kundrun(3)	11,351,896	18.25
Hans J. Mende(3)	11,351,896	18.25
Michael J. Quillen(4)	931,164	1.50
Kevin S. Crutchfield(5)	465,577	0.75
D. Scott Kroh(6)	1,786,368	2.87
Michael D. Brown(7)	277,214	0.45
David C. Stuebe(8)	279,299	0.45
Glenn A. Eisenberg		—
E. Linn Draper, Jr.(9)		—
John W. Fox, Jr.(9)		—
Alex T. Krueger(10)		—
William E. Macaulay(10)		—
All executive officers and directors as a group (13 persons)	15,314,910	24.62

(1)	The shares of Alpha Natural Resources, Inc. common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of our parent’s common stock. In accordance with the beneficial ownership rules of the SEC, the table does not reflect (1) an aggregate of 596,985 shares of common stock reserved for issuance upon the exercise of outstanding options under the Alpha Natural Resources, Inc. Amended and Restated 2004 Long-Term Incentive Plan that our parent assumed in connection with the Internal Restructuring and (2) an aggregate of 3,338,841 shares of common stock reserved for issuance under the Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan, of which an aggregate of 702,905 shares of common stock are subject to outstanding options under the Long-Term Incentive Plan as of June 1, 2005.

(2)	The shares of common stock shown for First Reserve GP IX, Inc. consist of shares beneficially owned by First Reserve Fund IX, L.P. and by ANR Fund IX Holdings, L.P. First Reserve GP IX, L.P. is the general partner of each of First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P. First Reserve GP IX, Inc. is the general partner of First Reserve GP IX, L.P. First Reserve Corporation is the investment advisor to both First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P. The address of First Reserve GP IX, Inc., First Reserve GP IX, L.P. First Reserve Fund IX, L.P. and ANR Fund IX Holdings, L.P. is One Lafayette Place, Greenwich, CT 06830.

(3)	Reflects beneficial ownership through shared voting and investment power over shares of common stock held by the following entities affiliated with the owners of AMCI, which entities own of record the following number of shares of our Common Stock: Beta Resources, LLC (1,126,250 shares), Creekside Energy Development Company (1,568,071 shares), Dunamis Resources, Inc. (116,218 shares), I-22 Processing, Inc. (145,940 shares), Laurel Energy, L.P. (684,148 shares), Laurel Resources, L.P. (91,020 shares), Madison Mining Company LLC (124,754 shares), Newhall Pocahontas Energy, Inc. (164,124 shares), Redbank, Inc. (368,065 shares), REI, Inc. (1,288,521 shares), RRD, Inc. (1,240,309 shares), SCM, Inc. (307,662 shares), Still Run Coal Company, Inc. (210,854 shares), Tanoma Energy, Inc. (2,824,863 shares), and Vollow Resources LLC (1,091,097 shares). REI, Inc. wholly owns Still Run Coal Company and may be deemed to have beneficial ownership of the shares held by Still Run Coal Company, Inc. RRD, Inc. wholly owns REI, Inc. and may be deemed to have beneficial ownership of the shares held by REI, Inc. and Still Run Coal Company, Inc. RRD, Inc. is also the indirect owner of 100% of Newhall Pocahontas Energy, Inc., SCM, Inc. and Creekside Energy Development Company, and may be deemed to have beneficial ownership of the shares held by those entities. The address for each of the above entities and Messrs. Mende and Kundrun is c/o American Metals & Coal International, Inc., 475 Steamboat Road, 2nd Floor, Greenwich, CT 06830, Attention: Hans J. Mende, President.

(4)	Includes beneficial ownership of 451,663 unvested shares subject to forfeiture under the terms of the Alpha Natural Resources, Inc. stockholder agreement, as described in “— Executive Compensation — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” The address for Mr. Quillen is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(5)	Includes beneficial ownership of 225,829 unvested shares subject to forfeiture under the terms of the Alpha Natural Resources, Inc. stockholder agreement, as described in “— Executive Compensation — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” The address for Mr. Crutchfield is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(6)	Includes beneficial ownership of 180,661 unvested shares subject to forfeiture under the terms of the Alpha Natural Resources, Inc. stockholder agreement, as described in “— Executive Compensation — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” Also includes beneficial ownership of one-third of the shares of common stock held directly by each of Dunamis Resources, Inc., I-22 Processing, Inc., Madison Mining Company LLC and Tanoma Energy, Inc. and 44.3% of the shares held directly by each of Laurel Energy, L.P. and Laurel Resources, L.P. through Mr. Kroh’s investment power over these shares. Mr. Kroh disclaims beneficial ownership of all other shares of Common Stock held by the entities listed in the previous sentence. The address for Mr. Kroh is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(7)	Includes beneficial ownership of 134,492 unvested shares subject to forfeiture under the terms of the Alpha Natural Resources, Inc. stockholder agreement, as described in “— Executive Compensation — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” The address for Mr. Brown is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(8)	Includes beneficial ownership of 135,504 unvested shares subject to forfeiture under the terms of the Alpha Natural Resources, Inc. stockholder agreement, as described in “— Executive Compensation — Employment Contracts, Termination of Employment and Change of Control Arrangements — Vesting Provisions Regarding Options and Stock.” The address for Mr. Stuebe is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(9)	The address for Messrs. Draper, Eisenberg and Fox is c/o Alpha Natural Resources, Inc., 406 West Main Street, Abingdon, Virginia 24210.

(10)	Mr. Krueger is an executive officer of First Reserve G.P. IX, Inc. and disclaims beneficial ownership of any shares owned by such entity or its affiliates. Mr. Macaulay is the Chairman, Chief Executive Officer and managing director of First Reserve G.P. IX, Inc. and disclaims beneficial ownership of any shares owned by such entity or its affiliates. The address of Messrs. Krueger and Macaulay is c/o First Reserve Corporation, One Lafayette Place, Greenwich, CT 06830.
Change of Control Arrangements
      All of our membership interests and the equity securities of all of our subsidiaries and of our parent companies ANR Holdings and Alpha NR Ventures are pledged to the lenders as security under our credit facility. If there were to be a default under the credit facility and the lenders exercise their rights to obtain our membership interests, this would result in a change of control. See “Description of Other Indebtedness.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Loans from First Reserve
      We were formed and wholly owned by affiliates of First Reserve, one of our Sponsors, in 2002. As part of our formation and our acquisition of our Predecessor in December 2002, First Reserve loaned us $24.0 million for which we paid First Reserve $0.3 million in fees in 2002 and for which we incurred interest expense of $2.6 million and $144,000 during 2003 and 2002, respectively. The loan was contributed to our capital in 2003.
      On November 17, 2003, First Reserve loaned us $30.0 million to fund the purchase price of the Mears acquisition. We repaid all outstanding principal and interest on this loan during December 2003.
Payments by Affiliates of AMCI to Mr. Quillen
      At the time of the U.S. AMCI acquisition, certain affiliates of AMCI entered into an agreement with Michael J. Quillen, our manager, President and Chief Executive Officer, pursuant to which they paid him $194,000 in 2003 and $250,000 in each of 2004 and 2005 in respect of compensation deferred from his prior employment with U.S. AMCI. The purpose of this agreement was in part to recognize Mr. Quillen’s efforts in connection with the contribution of U.S. AMCI to us.
      Also at the time of the U.S. AMCI acquisition and in further recognition of Mr. Quillen’s efforts in connection with the development and growth of U.S. AMCI over the previous five years and the contribution of U.S. AMCI to us, Hans J. Mende and Fritz R. Kundrun, who are members of Alpha Natural Resources, Inc.’s board of directors, and D. Scott Kroh, our Executive Vice President (the “AMCI Owners”), entered into an incentive agreement with Mr. Quillen. Under this incentive agreement, as amended, the AMCI Owners agreed to compensate Mr. Quillen upon their receipt of consideration in connection with the repayment of certain indebtedness (the “Restructuring Notes”) of Alpha Natural Resources, Inc. issued pursuant to the Internal Restructuring with the net proceeds from its initial public offering, any sale or disposition by the AMCI Owners of our parent’s common stock received by them in the Internal Restructuring or any merger or consolidation of Alpha Natural Resources, Inc. with a third party or sale of all or substantially all of the assets of Alpha Natural Resources, Inc. to an unaffiliated party. The amount of the payment to Mr. Quillen under this incentive agreement will be equal to 5% of the net amount, if any, by which the value of the consideration received by the AMCI Owners exceeds an agreed upon net value of their interest in ANR Holdings at the time of the U.S. AMCI acquisition, minus 5% of certain of the AMCI Owners’ expenses for the transaction for which Mr. Quillen is paid. Mr. Quillen received a payment of approximately $22.9 million under the incentive agreement as a result of the repayment of the Restructuring Notes in connection with the initial public offering of Alpha Natural Resources, Inc. The incentive agreement terminates on the earlier to occur of March 11, 2010 and one year after the date Mr. Quillen ceases to be an officer or employee of ANR Holdings or any of its subsidiary or affiliated companies. In the event that the AMCI Owners have not transferred all of the Alpha Natural Resources, Inc. common stock received by them in the Internal Restructuring in one or more transactions of the type listed above by March 11, 2010, the AMCI Owners have agreed to pay Mr. Quillen consideration equal to 5% of the amount by which the agreed or appraised fair market value of common stock on that date exceeds the agreed upon value referred to above.
Transactions with Mr. Kroh
      Mr. Kroh is a 50% owner of Robindale Energy Services, Inc. (“Robindale”), which is engaged in the business of waste coal sales and related businesses in Pennsylvania. From time to time, Robindale has sold and purchased and may in the future sell or purchase waste coal and related products to or from us. During 2003, 2004 and the period from January 1, 2005 to May 31, 2005, we paid an aggregate of $0.2 million, $0.8 million, and $0.4 million, respectively, to Robindale as payment for trucking services and waste coal. During 2004 and the period from January 1, 2005 to May 31, 2005, we had sales of $0.2 million and $0.1 million, respectively, to Robindale. We have agreed that Mr. Kroh’s continued

relationship with Robindale will not cause a breach of his employment agreement with us, and Mr. Kroh has agreed that he will not participate in any decisions to enter into any transactions that might be proposed between Robindale and Alpha.
Office Lease from Related Parties
      We lease office space in Latrobe, Pennsylvania from the KMKT Partnership, which is 25% owned by Mr. Kroh, 25% owned by Mr. Mende, and 25% owned by Mr. Kundrun. The initial term of the lease extends through March 31, 2007 and provides for rental payments of $15,500 per month.
Loan to Executives
      In connection with the hiring in October 2003 of David Stuebe, our Vice President and Chief Financial Officer, we extended to Mr. Stuebe a $100,000 relocation loan bearing interest at a rate of 6%. Mr. Stuebe repaid all outstanding principal and interest on this loan on March 31, 2004. In connection with the hiring in February 2003 of Kevin Crutchfield, our Executive Vice President, we extended to Mr. Crutchfield a $79,600 relocation loan bearing interest at a rate of 6.25%. Mr. Crutchfield repaid all outstanding principal and interest on this loan during 2003.
Coal Transaction with Foundation
      On October 26, 2004, we agreed to purchase an aggregate of 500,000 tons of coal from subsidiaries of Foundation, with an option to purchase up to 25,000 tons more upon agreement of the parties. We paid Foundation an aggregate of $10.7 million during the period from January 1, 2005 to May 31, 2005 in connection with coal purchases pursuant to this agreement. The coal is deliverable in monthly installments during the period from January 2005 through March 2006. Messrs. Mende, Krueger and Macaulay are members of our parent’s board of directors who also serve as directors of Foundation. First Reserve and affiliates of the AMCI Parties beneficially own an aggregate of 25% of the outstanding shares of Foundation’s common stock as of April 5, 2005.
Coal Transactions with the AMCI Parties
      During 2003, 2004 and the period from January 1, 2005 to May 31, 2005, we were parties to coal purchase and sale transactions involving entities affiliated with the AMCI Parties valued at approximately $14.8 million, $68.3 million and $32.8 million, respectively. We are obligated to deliver 300,000 firm tons and 200,000 optional tons of coal during April 2005 through March 2006 to AMCI Metall & Kohle AG, a company owned by Mr. Mende and Mr. Kundrun, under an arrangement whereby we sell coal to AMCI Metall & Kohle AG at a price that is $1.00 per metric ton less than the price at which AMCI Metall & Kohle AG resells the coal to an international customer. Other than this arrangement with AMCI Metall & Kohle AG for coal shipped during April 2005 through March 2006, since our acquisition of U.S. AMCI we have not paid or agreed to pay any commission or fee to Mr. Mende or Mr. Kundrun or any entities affiliated with AMCI in connection with our coal transactions with entities affiliated with AMCI.
Transactions in Connection with the U.S. AMCI Acquisition
      The Contribution Agreement. In connection with our acquisition of U.S. AMCI, we entered into a contribution agreement with certain affiliates of AMCI (the “AMCI Parties”) and First Reserve, pursuant to which the AMCI Parties agreed to contribute their North American coal operations (including working capital) to us in exchange for $53.9 million in cash, the issuance by ANR Holdings of 44.3473% of its common sharing ratios, and 44.4903% of its preferred sharing ratios, and the assumption by certain of our subsidiaries of various liabilities. Messrs. Mende, Kundrun and Kroh control the AMCI Parties. The contribution agreement included customary seller representations and warranties, customary covenants and other agreements among the AMCI parties, First Reserve and us and provides for indemnification for losses relating to specified events, circumstances and matters. The indemnification arrangements permit, under certain circumstances, the transfer by certain of the AMCI Parties to First Reserve of membership interests in ANR Holdings (shares of Alpha Natural Resources, Inc. common stock after giving effect to the Internal Restructuring) to compensate for indemnified losses.
      The contribution agreement with the AMCI Parties also included a number of post-closing matters in addition to the indemnification agreement referred to above. The following summarizes the principal terms of these matters:

•	The AMCI Parties established an escrow of $2.8 million in favor of us and First Reserve in respect of certain retiree medical liabilities retained by the AMCI Parties. This escrow arrangement was eliminated as part of the Internal Restructuring.

•	Certain of the AMCI Parties entered into a pledge agreement with First Reserve under which these persons pledged to First Reserve all of their membership interests in ANR Holdings to secure their obligation under the contribution agreement to discharge certain retiree medical liabilities retained by the AMCI Parties. This pledge agreement was terminated in connection with the Internal Restructuring.

•	The AMCI Parties gave First Reserve the right to purchase from them additional ANR Holdings membership interests having a fair market value of up to $7.5 million, at a purchase price equal to 75% of the fair market value, in the event payments are required to be made under the escrow agreement to satisfy the AMCI parties’ indemnification obligations under the contribution agreement to discharge certain retiree medical liabilities retained by the AMCI Parties. This right to purchase was terminated in connection with the Internal Restructuring.

•	We reimbursed AMCI $2.0 million in transaction costs related to the acquisitions of our Predecessor and Coastal Coal Company.

•	We entered into an agreement with certain of the AMCI Parties under which they granted us the right to acquire AMCI’s wholly-owned subsidiary, AMCI Export Corporation, an export trading company. These rights expired on September 11, 2004. We also entered into an agreement with Messrs. Mende, Kundrun and Kroh and others that gives us the option to acquire an ocean going port in Nova Scotia from them for $2.0 million plus the amount of follow-on investments made in the port after the date of the agreement, payable in shares of our parent’s common stock. This purchase option expired on March 11, 2005. We also have a right of first refusal that expires on March 11, 2008 to acquire the port if the owners of the port propose to sell it to a third party.

•	We paid $35.0 million for the working capital of U.S. AMCI, subject to a post-closing audit. On September 13, 2004, we, First Reserve and the AMCI Parties agreed that the net working capital actually acquired was approximately $34.1 million and the AMCI Parties paid the difference of $0.9 million to us. We further agreed that the AMCI Parties would be entitled to any refund of, and obligated to make any payment of, all federal black lung excise taxes of the companies contributed by the AMCI Parties to us, estimated to be $0.1 million, but only insofar as the taxes related to pre-closing or straddle periods ending on or prior to the closing date of the U.S. AMCI acquisition.
      Solomons Mining Company. In conjunction with the U.S. AMCI acquisition, we agreed with the AMCI Parties to operate Solomons Mining Company (“Solomons”), one of the companies included in U.S. AMCI, for the account of the AMCI Parties until the time Solomons could be sold, and the AMCI parties agreed to indemnify us for all liabilities associated with the operation of Solomons. We also agreed that, upon the disposition of Solomons, we would pay to the AMCI Parties $5.0 million in cash (which we withheld in connection with the contribution transaction to fund Solomons’ operating losses), plus the net proceeds of the sale of Solomons, plus the cumulative profits or less the cumulative operating losses of Solomons from the date of our acquisition of U.S. AMCI to the date of sale of Solomons, less the actual costs incurred by ANR Holdings in managing Solomons. On September 2, 2003, substantially all of the assets of Solomons and cash were transferred to the lessor of Solomons’ mining properties in connection with the settlement of a lease dispute with the lessor. At that time, ANR Holdings, First Reserve and the

AMCI Parties agreed that Solomons would advance to the lessor for the account of the AMCI Parties an aggregate of $3.1 million in cash in installments, by applying a portion of the withheld funds and a portion of the tax distributions that we would otherwise have made to the AMCI Parties under the ANR Holdings company agreement. The AMCI Parties also agreed to provide to us an additional $1.0 million to be used to pay operating expenses. This agreement also provides that should the AMCI Parties fail to perform any of their payment obligations, then First Reserve would have the right (but not the obligation) to purchase membership interests in ANR Holdings held by the AMCI Parties having a fair market value, as of March 11, 2003, equal to the payment the AMCI Parties failed to make. This right to purchase was terminated in connection with the Internal Restructuring.
      As part of the arrangement to operate Solomons, we entered into an agreement to purchase from a third party and for the account of the AMCI Parties 350,000 tons of coal at various times from April 2004 through November 2005 (the “Coal Supply Agreement”). On April 22, 2004, ANR Holdings, First Reserve and the AMCI Parties entered into an agreement (the “April 2004 Agreement”), under which we will take the coal to be delivered under the Coal Supply Agreement and will pay to the AMCI Parties the difference between the agreed fair market value of the coal as of the date of the April 2004 Agreement ($54.50 per ton), and the price to be paid to the third party under the Coal Supply Agreement ($34.50 per ton). We will withhold up to 40% of the net proceeds (up to $2.3 million) to fund Solomons’ reclamation obligations and any other Solomons’ liabilities for which the AMCI Parties agreed to provide indemnification. With the exception of reclamation obligations and any future claims by the lessor referred to above, the amounts withheld will be our exclusive recourse against the AMCI Parties for this indemnification. The AMCI Parties will not be obligated to fund certain of the payments that could otherwise be due to ANR Holdings under the September 2, 2003 agreement with ANR Holdings and First Reserve for so long as the third party under the Coal Supply Agreement performs its obligations under the Coal Supply Agreement according to its terms. We believe that the sources of indemnification available to us, which include the amounts withheld under the Coal Supply Agreement and recourse to certain of the AMCI Parties for matters related to reclamation and future claims by the lessor, will be sufficient to satisfy all claims expected to arise related to Solomons.
Transactions with NRP
      NRP is our largest landlord based on the aggregate of $16.0 million, $20.2 million and $7.1 million that we paid it in lease, royalty and property tax reimbursement and royalty payments during 2003, 2004 and the period from January 1, 2005 to May 31, 2005, respectively. In an unrelated transaction, in December 2003, Alex Krueger, a member of the Alpha Natural Resources, Inc. board of directors, was appointed as a member of the board of directors of GP Natural Resource Partners, LLC, the general partner of NRP, and First Reserve became a substantial equity owner of NRP. We believe the production and minimum royalty rates contained in our leases with NRP are consistent with current market royalty rates.
Investment in Excelven Pty Ltd
      In August 2004, we and the AMCI Parties entered into an agreement with Excelven Pty Ltd, pursuant to which we agreed to acquire a 24.5% interest in Excelven for a purchase price of $5.0 million in cash, and the AMCI Parties agreed to acquire a 24.5% interest in Excelven for a purchase price of $5.0 million in cash. Excelven, through its subsidiaries, owns the rights to the Las Carmelitas mining venture in Venezuela and the related Palmarejo export port facility on Lake Maracaibo in Venezuela. We and the AMCI Parties each funded $3.25 million of our respective subscription obligations in September 2004, an additional $1.25 million in December 2004 and the remaining $500,000 in March 2005. The Las Carmelitas mine, which is not yet in operation, is currently expected to produce approximately two million tons of low sulfur thermal coal per year over a 15-year mine life. The project is currently in the developmental stage, with preliminary governmental mining and environmental approvals having been obtained. Final governmental approval of the project, which is subject to the submission of a detailed mine plan, is currently expected in 2005 with mining to commence in 2007. We and the AMCI Parties are also in preliminary negotiations with Excelven to provide promotion, marketing, sales and distribution services to Excelven for all coal extracted from the Las Carmelitas mine.
Distributions to Members of ANR Holdings and Our Parent’s Stockholders
      Since its formation in December 2002, ANR Holdings has made periodic distributions to its members, including First Reserve, entities affiliated with AMCI, and Alpha Coal Management, on dates and in amounts calculated in accordance with its governing documents, sufficient to enable the members to pay their estimated income tax liability associated with their ownership of ANR Holdings. The amounts of these distributions by ANR Holdings, which were funded by cash distributions made to ANR Holdings by Alpha Natural Resources, LLC, totaled $5.3 million and $14.0 million during 2003 and 2004, respectively, and $1.1 million during the period from January 1, 2005 through the date of Internal Restructuring.
      On May 28, 2004, in connection with the closing under our credit agreement and our receipt of the proceeds from the sale of the notes, Alpha Natural Resources, LLC distributed $110.0 million to ANR Holdings, which in turn distributed an aggregate of $110.0 million to its members, including First Reserve, entities affiliated with AMCI, and Alpha Coal Management, in proportion to their common sharing ratios in ANR Holdings.
      In connection with the Internal Restructuring, Alpha Natural Resources, Inc. assumed the obligation of ANR Holdings to make the Tax Distributions to (1) affiliates of AMCI in an aggregate amount of $6.0 million, representing the approximate incremental tax resulting from the recognition of additional tax liability resulting from the Internal Restructuring and (2) First Reserve Fund IX, L.P. in an aggregate amount of approximately $4.5 million, representing the approximate value of tax attributes conveyed as a result of the Internal Restructuring. The Tax Distributions to affiliates of AMCI will be paid in five equal installments on the dates for which estimated income tax payments are due in each of April 2005, June 2005, September 2005, January 2006 and April 2006. The first two of these payments to affiliates of AMCI were made on April 15, 2005 and June 15, 2005, in the amount of $1.2 million each in cash. The Tax Distributions to First Reserve Fund IX, L.P. will be paid in three installments of approximately $2.1 million, $2.1 million and $0.3 million on December 15, 2007, 2008 and 2009, respectively. The Tax Distributions will be payable in cash to the extent we are permitted by the terms of the indenture governing the notes and our credit facility to distribute the required funds to our parent or, if we are not permitted to make such cash distributions, the Tax Distributions will be payable in shares of common stock of Alpha Natural Resources, Inc.
      Alpha Natural Resources, LLC distributed an aggregate of $5.3 million and $123.9 million to ANR Holdings during 2003 and 2004.
Transactions in Connection with Internal Restructuring
      On February 11, 2005, Alpha Natural Resources, Inc. and ANR Holdings completed a series of transactions in connection with the Internal Restructuring which involved transactions with the First Reserve Stockholders and the AMCI Parties and certain of our managers and key employees. These transactions included the following:

•	Amendment to AMCI Related Agreements: We amended certain of the post-closing arrangements that are part of our acquisition of U.S. AMCI discussed above. The AMCI Parties posted for our benefit a letter of credit that provides, for a period of ten years, financial assurances supporting the obligations of the AMCI Parties to indemnify us under the contribution agreement in respect of certain retiree medical liabilities. The letter of credit is initially in the amount of $6.8 million, declining to $3.8 million in the sixth and seventh years, and further declining to $1.8 million in the eighth through tenth years. The escrow and pledge agreements with the AMCI Parties and all of the First Reserve purchase right arrangements described in “— Transactions in Connection with the U.S. AMCI Acquisition” were terminated.

•	Releases and Indemnities. Each former member of ANR Holdings (including members of our management team) released us and our past, present and future affiliates from any and all claims such member may have against ANR Holdings relating to events occurring prior to the closing. We, in turn, agreed to indemnify them with respect to any action which may be brought against any former member by reason of the fact that the member was a member, managing member, executive committee member or officer of ANR Holdings prior to the closing of the Internal Restructuring, other than with respect to any acts committed in bad faith or that were the result of active and deliberate dishonesty or from which the member gained financial profit or another advantage to which the member was not legally entitled.
Additionally, First Reserve Fund IX, L.P. agreed to indemnify us against certain pre-closing liabilities, including tax liabilities, associated with Alpha NR Holding, Inc. in an amount not to exceed $15.0 million for the first two years following consummation of the agreement, at which time the amount for which First Reserve will be obligated to indemnify will decline to $10.0 million for two additional years.

•	Stockholder Agreement. Alpha Natural Resources, Inc. entered into a stockholder agreement with its management stockholders, the First Reserve Stockholders, the AMCI Parties and Madison Capital Funding LLC that became effective upon consummation of the Internal Restructuring and replaced the former member agreement among these parties and ANR Holdings. As part of the stockholder agreement:

•	Agreement on Board Composition: Alpha Natural Resources, Inc.’s board of directors consisted of seven members upon consummation of its initial public offering. The board may be subsequently expanded to include additional independent directors as may be required by the rules of any exchange on which shares of Alpha Natural Resources, Inc. common stock are traded. Each of the First Reserve Stockholders and the AMCI Parties will designate two nominees for election (initially, Messrs. Macaulay and Krueger, as to the First Reserve Stockholders, and Messrs. Kundrun and Mende as to the AMCI Parties). The Alpha Natural Resources, Inc. board of directors will designate as directors our chief executive officer (Mr. Quillen) and two other nominees who must be “independent” as that term is defined by the NYSE rules (initially Messrs. Draper and Fox), but the independent nominees must be reasonably acceptable to both the First Reserve Stockholders and the AMCI Parties. If at any time, either the First Reserve Stockholders or the AMCI Parties and their affiliates as a group beneficially own less than 15% of the outstanding shares of our parent’s common stock, then the applicable party will only be entitled to designate one director, and if either the First Reserve Stockholders or the AMCI Parties and their affiliates as a group beneficially own less than 7.5% of the outstanding shares of our parent’s common stock, then the applicable party will no longer be entitled to designate any directors pursuant to the stockholder agreement; and

•	Registration Rights: Each of the First Reserve Stockholders and the AMCI Parties have the right in certain circumstances after consummation of Alpha Natural Resources, Inc.’s initial public offering to require our parent to register their shares of common stock in connection with a public offering and sale. In addition, in connection with other registered offerings by our parent, existing holders of shares of its common stock will have the ability to exercise certain piggyback registration rights with respect to the shares.

DESCRIPTION OF OTHER INDEBTEDNESS
Secured Credit Facility

General
      In May 2004, Alpha Natural Resources, LLC, as the borrower, and ANR Holdings, as parent guarantor, entered into a senior secured credit facility with Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc. as joint lead arranger, Credit Suisse First Boston as syndication agent and joint lead arranger and UBS Securities LLC, as documentation agent and joint lead arranger, and each lender party thereto. The credit facility provides for $175.0 million in senior secured financing, consisting of a $125.0 million revolving credit facility and a funded letter of credit facility of up to $50.0 million. The revolving credit facility includes $20.0 million of availability for borrowings on same-day notice, referred to as swingline loans and $50.0 million for additional letters of credit. The revolving credit facility commitment will terminate in May 2009.
      As of March 31, 2005, we had approximately $32.5 million of indebtedness and $53.4 million of letters of credit outstanding under our credit facility, and additional borrowing available under the revolving portion of our credit facility of $89.1 million.

Interest Rate and Fees
      All borrowings under our credit facility bear interest, at our option, at either: (A) an “alternate base rate” equal to, for any day, the higher of: (i) 0.50% per year above the overnight federal funds effective rate, as published by the Board of Governors of the Federal Reserve System, as in effect from time to time; and (ii) the annual rate of interest in effect for that day announced by the administrative agent as its “base rate” plus a rate dependent on our leverage ratio, ranging from 2.00% to 1.25% per year, or (B) a “LIBO rate” equal to the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for the relevant interest period (which will be one, two, three or six months, as selected by us) are offered in the interbank eurodollar market, as determined by the administrative agent, plus a rate dependent on our leverage ratio, ranging from 3.00% to 2.25% per year. The rates that depend on our leverage ratio range from the high rate specified if the ratio is greater than or equal to 3.00 to 1.0 to the low rate specified if the ratio is less than 1.50 to 1.0.
      In addition to paying interest on outstanding principal under the revolving credit facility, we are required to pay a usage-dependent commitment fee on the available unused commitment under the revolving credit facility. The fee is equal to: (a) 0.25% per year, in the event that the usage of the revolving credit facility is at least 66.67%, (b) 0.375% per year, in the event that the usage of the revolving credit facility is at least 33.33% but less than 66.67%, and (c) 0.50% per year, in the event that the usage of the revolving credit facility is less then 33.33%. For purposes of calculating the commitment fee, swingline loans will not be considered usage of the revolving credit facility. The fee accrues quarterly.
      We are also required to pay a letter of credit fee calculated at a rate equal to the spread over the “LIBO rate” under the credit facility per annum of the face amount of each letter of credit and a fronting fee equal to a percentage per annum, as agreed with the issuing bank, of the face amount of each letter of credit. In addition, we pay customary transaction charges in connection with any letters of credit.

Prepayments
      We are required to prepay borrowings under our credit facility: (1) with 100% of the net cash proceeds received by us from asset sales or other dispositions of property (including insurance and other condemnation proceedings), subject to certain exceptions and reinvestment provisions, (2) with 100% of the net cash proceeds received by us from the issuance of debt securities or other incurrences of debt, excluding the senior notes of Alpha Natural Resources, LLC and certain other indebtedness, and (3) 50% (or 25%, if our leverage ratio is less than or equal to 2.00 to 1.00 but greater than 1.00 to 1.00, or 0% if our leverage ratio is less than or equal to 1.00 to 1.00) of the net cash proceeds of our equity issuances, excluding the initial public offering of common stock of Alpha Natural Resources, Inc.

Guarantee and Security
      Our obligations under our credit facility are secured by a lien on the material assets of ANR Holdings and Alpha Natural Resources, LLC and its domestic subsidiaries, including: (1) a pledge by ANR Holdings of its membership interests in Alpha Natural Resources, LLC, (2) a pledge by Alpha Natural Resources, LLC and its direct and indirect domestic subsidiaries of all of the capital stock (or other ownership interests) of their respective domestic subsidiaries and 65% of the capital stock of any of their first-tier foreign subsidiaries, (3) material coal reserves, mineral rights, leasehold interests and other material real property and all related as-extracted collateral of ANR Holdings and Alpha Natural Resources, LLC and its domestic subsidiaries, (4) coal supply agreements and other material contracts to which ANR Holdings and Alpha Natural Resources, LLC and its domestic subsidiaries are a party and (5) substantially all of the other personal property of ANR Holdings and Alpha Natural Resources, LLC and its direct and indirect subsidiaries, subject to certain exceptions in cases where the cost of obtaining the liens exceeds the benefits thereof. In addition, indebtedness under our credit facility is guaranteed by ANR Holdings and the domestic subsidiaries of Alpha Natural Resources, LLC. In connection with the Internal Restructuring, we amended the credit facility to add Alpha NR Holding, Inc. and Alpha NR Ventures, Inc. as guarantors and these entities granted a lien in favor of the lenders on their material assets, including a pledge of their membership interests in ANR Holdings, LLC.

Certain Covenants and Events of Default
      Our credit facility contains a number of covenants that restrict, among other things and subject to certain exceptions, our ability to:

•	incur debt;

•	grant liens;

•	enter into agreements with negative pledge clauses;

•	provide guarantees in respect of obligations of any other person;

•	pay dividends and make other distributions;

•	make loans;

•	investments, advances and acquisitions;

•	sell our assets;

•	make redemptions and repurchases of capital stock;

•	make capital expenditures;

•	prepay, redeem or repurchase debt;

•	liquidate or dissolve;

•	engage in mergers or consolidations;

•	engage in affiliate transactions;

•	change our business;

•	change our fiscal year;

•	amend certain debt and other material agreements;

•	issue and sell capital stock of subsidiaries;

•	engage in sale and leaseback transactions; and

•	declare distributions from subsidiaries.
      The credit facility also includes customary affirmative covenants and events of default. In addition, the credit facility requires us to maintain the following financial covenants:

•	we must maintain a leverage ratio, defined as the ratio of total debt to EBITDA (as defined in the credit agreement);

•	we must maintain an interest coverage ratio, defined as the ratio of EBITDA (as defined in the credit agreement), to cash interest expense (defined as the sum of cash interest expense plus cash letter of credit fees and commissions); and

•	a limitation on our capital expenditures.

Surety Bonds
      Federal and state laws require surety bonds to secure our obligations to reclaim lands disturbed for mining, to pay federal and state workers’ compensation and to satisfy other miscellaneous obligations. The amount of the reclamation bonds varies constantly, depending upon the amount of acreage disturbed and the degree to which each property has been reclaimed. Under federal law, partial bond release is provided as mined lands (1) are backfilled and graded to approximate original contour, (2) are re-vegetated and (3) achieve pre-mining vegetative productivity levels on a sustained basis for a period of five to 10 years.
      We have a committed bonding facility with Travelers Casualty and Surety Company of America, pursuant to which Travelers has agreed, subject to certain conditions, to issue certain surety bonds on behalf of us and our subsidiaries in a maximum amount of $125.0 million. The bonding facility is supported by letters of credit in an amount up to 50% of the aggregate bond liability. As of March 31, 2005, we have posted an aggregate of $93.2 million in reclamation bonds and $7.8 million of other types of bonds under this facility.

THE EXCHANGE OFFER
Purpose and Effect of the Exchange Offer
      We entered into a registration rights agreement with the initial purchasers of the outstanding notes in which they agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the outstanding notes for exchange notes. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act no later than 270 days following the closing date of the issuances of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. Outstanding notes in the aggregate principal amount of $175.0 million were issued on May 18, 2004.
      Under the circumstances set forth below, we will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time period specified in the registration rights agreement and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

(1) we are not

(a) required to file the exchange offer registration statement; or

(b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

(2) any holder of “Transfer Restricted Securities” notifies us prior to the 20th business day following consummation of the exchange offer that:

(a) it is prohibited by law or SEC policy from participating in the exchange offer;

(b) it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) it is a broker-dealer and owns notes acquired directly from the Issuers or affiliates of the Issuers.
      For purposes of the preceding, “Transfer Restricted Securities” means each outstanding note until the earliest to occur of:

(1) the date on which such note has been exchanged by a person other than a broker-dealer for an exchange note in the exchange offer;

(2) following the exchange by a broker-dealer in the exchange offer of an outstanding note for an exchange note, the date on which such exchange note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(4) the date on which such note is sold pursuant to Rule 144 under the Securities Act.
      Under the registration rights agreement, if

(1) either the exchange offer registration statement or the shelf registration statement is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “effectiveness target date”);

(2) the Issuers and the subsidiary guarantors fail to consummate the exchange offer within 30 business days of the effectiveness target date with respect to the exchange offer registration statement; or

(3) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (3) above, a “registration default”), then the Issuers and the subsidiary guarantors will pay additional interest to each holder of outstanding notes with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to 0.25% per annum. The amount of the additional interest will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.0% per annum. We are currently paying additional interest on the outstanding notes as a result of our failure to complete the exchange offer within 30 days of the effectiveness target date, which shall cease once we have fulfilled our obligations under the registration rights agreement to complete the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.
      If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuers or any of the guarantors;

•	if you are not a broker dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	if you are a broker dealer, you are acquiring exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities and you will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”
Resale of Exchange Notes
      Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuers or any of the guarantors.

      If you are an affiliate of the Issuers or any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	You cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
      This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.
Terms of the Exchange Offer
      On the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in integral multiples of $1,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.
      The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to cause the exchange offer registration statement to be effective, to complete the exchange offer, or to cause a shelf registration statement, if required thereby, to become effective, in each case within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture. For a description of the indenture, see “Description of Notes.”
      The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
      As of the date of this prospectus, $175.0 million aggregate principal amount of the outstanding notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes.
      We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to not accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “— Conditions to the Exchange Offer.”
      If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “— Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
Expiration Date, Extensions, Amendments
      As used in this prospectus, the term “expiration date” means 5:00 p.m. New York City time, on July 6, 2005. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer. On June 10, 2005, we extended the original expiration date for the exchange offer from 5:00 p.m. New York City time, on June 10, 2005, to 5:00 p.m. New York City time, on July 6, 2005, and we may elect to extend the expiration date again in our discretion.
      In order to extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (if we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner.
      Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of outstanding notes of that amendment.
      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.
Conditions to the Exchange Offer
      Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•	The exchange notes to be received will not be tradeable by the holder without restriction under the Securities Act or the Exchange Act and without material restriction under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer or the making of any exchange by a holder of outstanding notes violates any applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.
      In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “— Purpose and Effect of the Exchange Offer,” “— Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.
      We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the exchange agent followed by written notice or public announcement of such extension to the registered holders of the outstanding notes. During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
      We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration of the exchange offer in our sole discretion. All conditions must be satisfied or waived prior to the expiration of the exchange offer. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. Notwithstanding the other terms of the exchange offer, we will not be required to accept any outstanding notes for exchange or to issue exchange notes in exchange for such outstanding notes if it would be unlawful for us to do so under applicable law.
      In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).
Procedures for Tendering Outstanding Notes
      Only a holder of outstanding notes may tender such notes in the exchange offer. To tender in the exchange offer, a holder must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “— Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.
      In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	the holder must comply with the guaranteed delivery procedures described below.
      Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
      The method of delivery of outstanding notes, the letter of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
      If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.
      The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.
      Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.
      If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.
      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.
Acceptance of Exchange Notes
      In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
      By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes within the meaning of the Securities Act;

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of the Issuers or any of the guarantors; and

•	if you are not a broker dealer, you are not engaged in, and do not intend to engage in, a distribution of the exchange notes.
      In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
      We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.
      Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
Book-Entry Delivery Procedures
      Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined above, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to DTC does not constitute delivery to the exchange agent.
      Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
Guaranteed Delivery Procedures
      If you wish to tender your outstanding notes but certificates for your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

      Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.
Withdrawal Rights
      Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m. New York City time, on the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “— Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.
      If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.
      If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at DTC, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.
Exchange Agent
      Wells Fargo Bank, National Association has been appointed as the exchange agent for the exchange offer. Wells Fargo Bank, National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

By Registered and Certified Mail: Wells Fargo Bank , N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Overnight Courier or
Regular Mail:
Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-121
6(th) & Marquette Avenue
Minneapolis, MN 55479
or
Facsimile: (612) 667-6282
Telephone: (800) 344-5128	By Hand Delivery: Wells Fargo Bank, N.A. Corporate Trust Services 608 2(nd) Avenue South Northstar East Building — 12(th) Floor Minneapolis, MN 55402
      If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.
Fees and Expenses
      We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by facsimile, telephone or in person by our officers and regular employees and our affiliates.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related, reasonable out-of-pocket expenses.
      We will pay the cash expenses to be incurred in connection with the exchange offer, which are estimated in the aggregate to be approximately $0.4 million. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.
Accounting Treatment
      We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.
Transfer Taxes
      We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.
      If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.
Consequences of Failure to Exchange
      If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the confidential offering circular distributed in connection with the private placement of the outstanding notes.
      In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
Other
      Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
      We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF NOTES
      The outstanding notes were issued and the exchange notes will be issued under an indenture (the “indenture”), dated as of May 18, 2004, as supplemented, among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as Trustee. Copies of the indenture are available as set forth below under “— Additional Information.” A copy of the indenture has also been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange notes and the outstanding notes are referred to in this section as the notes.
      The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the “TIA”). Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “— Certain Definitions.” As used in this section, the term “Company” refers only to Alpha Natural Resources, LLC and not to any of its Subsidiaries, the term “Alpha Capital” refers to Alpha Natural Resources Capital Corp., a Wholly-Owned Subsidiary of the Company with nominal assets that conducts no material operations, and the term “Issuers” refers to the Company and Alpha Capital. The term “Parent Guarantors” refers to ANR Holdings, LLC, Alpha NR Holding, Inc. and Alpha NR Ventures, Inc.
Brief Description of the Notes and the Note Guarantees

The Notes
      The notes:

•	are general unsecured obligations of the Issuers;

•	are pari passu in right of payment with all existing and future unsecured senior Indebtedness of the Issuers;

•	are senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	are unconditionally guaranteed, jointly and severally, by the Guarantors and by the Parent Guarantors.
      Substantially all of the personal property and all other material assets of the Issuers, the Guarantors and the Parent Guarantors have been pledged to secure our obligations to our secured creditors, including our obligations under our credit facility. In the event our secured creditors exercise their rights with respect to their pledged assets, our secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to our other creditors, including holders of the notes. See “Risk Factors — Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors.”

The Note Guarantees
      The notes are guaranteed by certain of the Company’s wholly-owned Domestic Subsidiaries (other than Alpha Capital which is a co-issuer of the notes, and other than Receivables Subsidiaries), and by certain of the Company’s parent companies.
      Each guarantee of the notes:

•	is a general unsecured obligation of the Guarantor or Parent Guarantor, as applicable;

•	is pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor or Parent Guarantor, as applicable; and

•	is senior in right of payment to any future subordinated Indebtedness of that Guarantor or Parent Guarantor, as applicable.

      As of the date of this prospectus, all of our Subsidiaries are “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes, and if we designate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture, the Guarantee of such Subsidiary will be released.
      ANR Holdings, LLC, Alpha NR Holding, Inc. and Alpha NR Ventures, Inc. agreed to guarantee the notes as “Parent Guarantors” pursuant to a supplemental indenture dated as of March 30, 2005. The Parent Guarantors are not, however, subject to the restrictive covenants in the indenture. The guarantees of the notes by the Parent Guarantors are referred to herein as the “Parent Guarantees.”

Alpha Capital
      Alpha Capital is a wholly-owned Subsidiary of the Company that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes in order to facilitate the offering of the notes. The Company believes that certain prospective purchasers of the notes may be restricted in their ability to purchase debt securities of limited liability companies, such as the Company, unless such debt securities are jointly issued by a corporation. Alpha Capital does not have any material operations or assets and does not have any revenues. Alpha Capital has no obligations other than the notes and obligations permitted to be incurred pursuant to the covenant described below under “— Certain Covenants — Restrictions on Activities of Alpha Capital.” As a result, holders of the notes should not expect Alpha Capital to participate in servicing the interest and principal obligations on the notes.
Principal, Maturity and Interest
      On May 18, 2004, the Issuers issued $175.0 million in aggregate principal amount of notes. The Issuers may issue an unlimited amount of additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes are issued in denominations of $1,000 and integral multiples of $1,000. The notes will mature on June 1, 2012.
      Interest on the notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2004. The Issuers will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.
      Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a holder of notes has given wire transfer instructions to the Company, the Issuers will pay all principal, interest and premium on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes
      The Trustee is initially acting as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries, including Alpha Capital, may act as paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders are required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Note Guarantees
      The notes are unconditionally guaranteed by (i) each of the Company’s current and future wholly-owned Domestic Subsidiaries that are also Material Subsidiaries, other than Alpha Capital which is a co-issuer of the notes, and (ii) the Parent Guarantors. These Note Guarantees and the Parent Guarantees are joint and several obligations of the Guarantors and the Parent Guarantors, respectively. The obligations of each Guarantor under its Note Guarantee and each Parent Guarantor under its Parent Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — The guarantees may be limited by fraudulent conveyance considerations.”
      A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuers or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.
      The foregoing restrictions on sales of assets and mergers of a Guarantor do not apply to the Parent Guarantors.
      The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”; or

(5) upon the release of such Guarantors’ guarantee under the Credit Agreement.

The Parent Guarantee of a Parent Guarantor will be released:

(a) in connection with any sale or other disposition of all or substantially all of the assets of that Parent Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company, another Parent Guarantor or a Restricted Subsidiary of the Company;

(b) in connection with any sale or other disposition of all of the Capital Stock of that Parent Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company, another Parent Guarantor or a Restricted Subsidiary of the Company;

(c) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”;

(d) upon the release of such Guarantors’ guarantee under the Credit Agreement; or

(6) upon 30 days prior written notice to the Trustee that such Parent Guarantor is no longer able or willing to provide the Parent Guarantee; provided, however, that the Parent Guarantee of a Parent Guarantor shall not be released pursuant to this clause (6) if a demand for payment pursuant to the terms of such Parent Guarantee and the related supplemental indenture was made by holders of notes or the Trustee on their behalf prior to the delivery of the guarantee termination to the Trustee, and such demand has not been satisfied or waived
Optional Redemption
      At any time, prior to June 1, 2007, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the issue date) at a redemption price of 110% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to, but not including, the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (excluding notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 180 days of the date of the closing of such Public Equity Offering.
      Except pursuant to the preceding paragraph or as otherwise set forth below, the notes will not be redeemable at the Issuers’ option prior to June 1, 2008. We are not, however, prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.
      On or after June 1, 2008, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2008	105.000%
2009	102.500%
2010 and thereafter	100.000%
      Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
      At any time prior to June 1, 2008, the Issuers may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
Mandatory Redemption
      The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to, but not including, the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided, that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.
      The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Marketable Securities. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which, the Company or such Restricted Subsidiary is released from further liability;

(b) any securities, notes, other obligations or assets received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash

Consideration is less than the greater of (x) 5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and (y) $15.0 million; and

(d) any Capital Stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may:

(a) apply such Net Proceeds, at its option:

(1) to repay (w) Indebtedness and other Obligations under a Credit Facility, (x) any Indebtedness that was secured by the assets sold in such Asset Sale, (y) other pari passu Indebtedness (provided, that the Company shall also equally and ratably reduce Indebtedness under the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of notes), or (z) Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, that in the case of any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(b) enter into a binding commitment to apply the Net Proceeds pursuant to clauses (a)(2), (3) or (4) above, provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365 day period.
      Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within ten Business Days thereof, the Issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
      The agreements governing the Issuers’ other Indebtedness, including the credit facility, contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are prohibited from purchasing notes, the Issuers could seek the consent of their senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain prohibited from purchasing notes. In that case, the Issuers’ failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Issuers’ ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors — We may be unable to repurchase the notes in the event of a change of control.”
Selection and Notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the notes are not listed on any national securities exchange, on a pro rata basis.
      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Certain Covenants
      The Issuers and their Restricted Subsidiaries are subject to certain restrictive and affirmative covenants contained in the indenture. The Parent Guarantors, however, are not subject to these covenants.

Changes in Covenants when notes Rated Investment Grade
      If on any date following the date of the indenture:

(1) the notes are assigned an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day, the covenants specifically listed under the following captions in this prospectus will be terminated:
      (1) “— Repurchase at the Option of Holders-Asset Sales;”
      (2) “— Restricted Payments;”
      (3) “— Incurrence of Indebtedness and Issuance of Preferred Equity;”
      (4) “— Dividend and Other Payment Restrictions Affecting Subsidiaries;”
      (5) “— Designation of Restricted and Unrestricted Subsidiaries;”
      (6) “— Transactions with Affiliates;”
      (7) clause (4) of the covenant described below under the caption “— Merger, Consolidation or Sale of Assets;”
      (8) clauses (1)(a) and (2) of the covenant described below under the caption “— Limitation on Sale and Leaseback Transactions;” and
      (9) “— Business Activities”.

Restricted Payments
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment;
      (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:
      (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
      (2) the Company would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity;” and

      (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8), (9), (10), (12), (13), (15) and (16) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing prior to the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Company since the date of the indenture (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock, Designated Preferred Stock and Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company or any direct or indirect parent company of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or has been merged into, consolidated or amalgamated with or into, or transfers or conveys its assets to, the Company or a Restricted Subsidiary of the Company, 100% of the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed); plus

(e) 100% of any dividends or distributions received by the Company or a Wholly-Owned Restricted Subsidiary of the Company after the date of the indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Company for such period.
      The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of the Company to finance any such repurchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent company of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company pursuant to any equity subscription agreement, stock option agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent company of the Company that occurs after the date of the indenture (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (3) of the immediately proceeding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after the date of the indenture;
(provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity;”

(8) without duplication as to amounts distributable with respect to taxes under clause (9) below, so long as the Company is a pass-through or disregarded entity for U.S. federal income tax purposes, Tax Distributions to members of the Company in an amount, with respect to any period after the last day of the fiscal quarter preceding the issuance of the notes in 2004, not to exceed the Tax Amount for such period;

(9) without duplication as to amounts distributed under clause (8) above, Permitted Payments to Parent;

(10) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(11) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds or which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after the date of the indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company could incur an additional $1.00 of Indebtedness pursuant to the Fixed Charge Coverage Ratio, and (B) the aggregate amount of dividends declared and paid pursuant to this clause (11) does not exceed the net cash proceeds actually received by the Company (including any such proceeds contributed to the Company by any direct or indirect parent company of the Company) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

(12) any payments made in connection with the consummation of the Transactions (as defined in the offering circular relating to the outstanding notes);

(13) Investments that are made with Excluded Contributions;

(14) other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the indenture;

(15) the satisfaction of change of control obligations once the Company has fulfilled its obligations under the indenture with respect to a Change of Control;

(16) the repayment of intercompany debt that was permitted to be incurred under the indenture; and

(17) the payment of dividends or distributions on the Company’s common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Company to fund the payment by such parent company of dividends or distributions on its common equity) of up to 5.0% per calendar year of the net proceeds received by the Company from any Public Equity Offering or contributed to the Company by a direct or indirect parent company of the Company from any Public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11) or (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Equity
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred equity, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit and bankers’ acceptances thereunder under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $200.0 million;

(2) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness to the extent outstanding on the date of the indenture;

(3) the incurrence by the Company and the Guarantors (including any future Guarantor) of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds or purchase money obligations, synthetic lease obligations, or the Attributable Debt with respect to sale and leaseback transactions, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $20.0 million and (y) 5% of Total Assets;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12), (15) or (16) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred equity; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Company or a Restricted Subsidiary of the Company, and

(b) any sale or other transfer of any such preferred equity to a Person that is not either the Company or a Restricted Subsidiary of the Company,
will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant (including the first paragraph hereof); provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to coal supply agreements or equipment leases), or other similar obligations in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12) Indebtedness or Disqualified Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that, for any such indebtedness outstanding under this clause (12) in excess of $10.0 million on the date such Person is acquired by the Company or a Restricted Subsidiary, after giving effect to such acquisition and the incurrence of such Indebtedness either:

(a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(b) the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

(13) Indebtedness incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Company or any Restricted Subsidiary of the Company other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(14) the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference at any time outstanding not to exceed $10.0 million (it being understood that any Indebtedness or Disqualified Stock incurred pursuant to this clause (15) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which the Company, or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness or Disqualified Stock under the first paragraph of this covenant without reliance upon this clause (15)); and

(16) Contribution Indebtedness.

      The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
      For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses, although the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

Liens
      The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Sale and Leaseback Transactions
      The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(1) after giving pro forma effect to the application of the proceeds from such transaction, the Company or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens;” and

(2) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

Dividend and Other Payment Restrictions Affecting Subsidiaries
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness outstanding on the issue date, the Credit Agreement and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the notes and the Note Guarantees;

(3) applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(7) any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(10) provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(13) other Indebtedness of Restricted Subsidiaries (i) that are Guarantors that is incurred subsequent to the date of the indenture pursuant to the first paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Equity” or (ii) that is incurred subsequent to the date of the indenture pursuant to clause (15) of the second paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Equity”;

(14) encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary;

(15) Contractual encumbrances or restrictions in effect on the issue date, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture; or

(16) any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (15); provided that such amendments or refinancings are not materially more restrictive, taken as a whole, then such encumbrances and restrictions prior to such amendment or refinancing.

Merger, Consolidation or Sale of Assets
      Neither of the Issuers will, directly or indirectly: (1) consolidate or merge with or into another Person; or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company or Alpha Capital is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company or Alpha Capital) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company or Alpha Capital) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of such Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Issuers or the Person formed by or surviving any such consolidation or merger (if other than the Company or Alpha Capital), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity” or (b) the Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries would not be less than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction.
      In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its
      Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of either the Company or Alpha Capital with an Affiliate solely for the purpose of reincorporating the Company or Alpha Capital in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries; or

(3) a merger so that the Company may become a “C corporation.”

Transactions with Affiliates
      The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuers (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $1.0 million, unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions (including a merger) between or among the Company and/or any of its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or to any director, officer, employee or consultant of the Company or any direct or indirect parent company of the Company, and the granting and performance of registration rights;

(6) Restricted Payments and Investments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments;”

(7) the entering into any agreement to pay, and the payment of, customary annual management, consulting, monitoring and advisory fees and related expenses to the Equity Investors;

(8) loans or advances to employees or consultants in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(9) any transaction effected as part of a Qualified Receivables Financing;

(10) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(11) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders agreement or related documents to which it is a party as of the date of the indenture and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (11) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

(12) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13) (x) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries.

(14) if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary;

(15) transactions effected pursuant to agreements in effect on the issue date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not materially more disadvantageous to the holders of the notes, taken as a whole); and

(16) payments to the Equity Investors made for any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors.

Restrictions on Activities of Alpha Capital
      In addition to the other restrictions set forth in the indenture, the indenture provides that Alpha Capital may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that Alpha Capital may be a co-obligor (or a guarantor) with respect to Indebtedness if the Company is a primary obligor (or a guarantor) of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries other than Alpha Capital, including in any event Indebtedness under the Credit Facilities.

Business Activities
      The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees
      If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 30 days of the date on which it was acquired or created; provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it (i) ceases to be an Immaterial Subsidiary and (ii) guarantees the Credit Facility.

Designation of Restricted and Unrestricted Subsidiaries
      The Board of Directors of the Company may designate any Restricted Subsidiary, other than Alpha Capital, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.
      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Preferred Equity,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent
      The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      So long as any of the notes are outstanding, the Company shall file with the SEC, to the extent such submissions are accepted for filing by the SEC, and shall provide to the Trustee (within 15 days after it files (or would have been required to file) with the SEC), all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q as if the Company were required to file such forms; provided, however, that the first quarterly report to be furnished pursuant to this paragraph shall be furnished as soon as reasonably practicable following the end of such quarterly period, but in no event later than August 15, 2004.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the

Company will file a copy of each of the reports referred to in the immediately preceding paragraph with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing).
      If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company was required to file those reports with the SEC.
      In addition, the Issuers and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation or Sale of Assets;”

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture (but excluding Indebtedness owing to the Company or a Restricted Subsidiary), if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by the Company or any of its Significant Subsidiaries, or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary, to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied discharged or stayed for a period of 60 days;

(7) except as permitted by the indenture, any Note Guarantee of any Significant Subsidiary or group of Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for 10 days; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.
      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
      Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Additional Interest, if any.
      Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.
      The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Additional Interest, if any, on, or the principal of, the notes.
      The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default that has not been cured, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members
      No director, manager, officer, employee, incorporator, stockholder or member of the Issuers or any Subsidiary, as such, will have any liability for any obligations of the Issuers, the Guarantors or the Parent Guarantors under the notes, the indenture, the Note Guarantees, the Parent Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      The Issuers may at any time, at the option of their Boards of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.
      In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers, its obligations under the covenants described in “— Certain Covenants,” and the cross-acceleration provision and judgment default provisions described under “— Events of Default and Remedies”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes.
      In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or extend the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or extend the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or impair the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.
      Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to release Guarantors from the Note Guarantee in accordance with the terms of the indenture.
      The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated and, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, interest, and Additional Interest) on the notes not delivered to the trustee for cancellation;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor are bound;

(3) the Issuers or any Guarantor have paid or caused to be paid all other sums payable by them under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
      In addition, the Issuers must deliver an officers’ certificate to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Concerning the Trustee
      If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or (iii) resign.
      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Additional Interest” means all Additional Interest then owing pursuant to the registration rights agreement.

      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at June 1, 2008, (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”), plus (ii) all required interest payments due on the note through June 1, 2008, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.
      “Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.
      “Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions described above under the caption “— Certain Covenants — Asset Sales”; and

(2) the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries.
      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $5.0 million;

(2) a transfer of assets between or among the Company and any of its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4) the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(5) the sale or discounting of accounts receivable in the ordinary course of business;

(6) any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties (including, without limitation, equipment and property sold in connection with the closure or abandonment of a mine) in the ordinary course of business;

(7) any sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(8) the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9) a sale of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing;

(10) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(11) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(12) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13) the granting of Liens not otherwise prohibited by the indenture;

(14) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims; and

(15) any exchange of assets related to a Permitted Business of comparable market value, as determined in good faith by the Company.
      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors or other governing body of the general partner of the partnership;

(3) with respect to a limited liability company, the Board of Directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moodys.

      “Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than the Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.
      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Code” means the Internal Revenue Code of 1986, as amended.
      “Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income, profits or capital (including without limitation state, franchise and similar taxes) of such Person and its Restricted Subsidiaries or the Tax Amount for such period, to the extent that such provision for taxes or Tax Amount was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion, amortization (including amortization of goodwill and other intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than any items which represent the reversal of any accrual of, or cash reserve for, anticipated charges in any prior period where such accrual or reserve is no longer required, in each case, on a consolidated basis and determined in accordance with GAAP.
      Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived.

      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or any Person that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or members, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

(5) any non-recurring fees, expense or charges related to any Public Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be incurred by the indenture (in each case, whether or not successful), including any such fees, expenses and charges related to the Transactions, will be excluded to the extent that such fees, expenses and charges were deducted in computing Consolidated Net Income.
      “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security thereof,

(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.
      “Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Company or such Guarantor after the date of the indenture, provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Company or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes, and

(2) such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

      “Credit Agreement” means that certain Credit Agreement, dated on or about May 26, 2004, by and among the Company, the Parent and each of the Company’s Subsidiaries, providing for up to $175,000,000 of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.
      “Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) that is issued for cash (other than to the Company, a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of the covenant described under “— Restricted Payments.”
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
      “Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Investors” means First Reserve Corporation, American Metals and Coal International, and their respective Affiliates.

      “Excluded Contributions” means the net cash proceeds received by the Company after the date of the indenture from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,
in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate executed by an Officer of the Company, the net cash proceeds of which are excluded from the calculation set forth in clause (3)(b) of “— Restricted Payments.”
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Company for transactions less than $10.0 million and (ii) the Board of Directors of the Company (unless otherwise provided in the indenture) for transactions valued at, or in excess of, $10.0 million.
      “Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the date of the indenture and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the Company (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.
      For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company as set forth in an Officers’ Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.
      “Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments or other distributions in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local income tax rate that was or would have been utilized to calculate the Tax Amount of such Person), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP, plus

(5) commissions, discounts, yield and other fees and charges incurred in connection with any Receivables Financing which are payable to Persons other than the Company and its Restricted Subsidiaries.
      “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

      “Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantors” means each of:

(1) Alpha Coal Sales Co., LLC, Alpha Energy Global Marketing, LLC, Alpha Land and Reserves, LLC, Alpha Terminal Company, LLC, AMFIRE Holdings, Inc., AMFIRE Mining Company, LLC, AMFIRE, LLC, AMFIRE WV, L.P., Brooks Run Mining Company, LLC, Dickenson-Russell Coal Company, LLC, Enterprise Mining Company, LLC, Esperanza Coal Co., LLC, Gallup Transportation and Transloading Company, LLC, Herndon Processing Company, LLC , Kepler Processing Company, LLC, Kingwood Mining Company, LLC, Litwar Processing Company, LLC, Maxxim Rebuild Co., LLC, Maxxim Shared Services, LLC, Maxxum Carbon Resources, LLC, McDowell-Wyoming Coal Company, LLC, NATIONAL KING COAL LLC, Newhall Mining Company, LLC, Paramont Coal Company Virginia, LLC, Riverside Energy Company, LLC and Solomons Mining Company; and

(2) any other Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
      “Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed;

(6) representing any Hedging Obligations; or

(7) to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing),

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; and (c) obligations in respect of reclamation and workers’ compensation (including black lung, pensions and retiree medical care) that are not overdue by more than 90 days.
      “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s of BBB- (or the equivalent) by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other Rating Agency.
      “Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture, provided, however, that all references to “10 percent” in such definition shall be replaced with “5.0 percent.”
      “Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided, that the excess of (A) the aggregate amount of securities of any one such corporation held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.
      “Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.
      “Net Income” means, with respect to any Person for any period, (i) the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain or loss, together with any related provision for taxes or Tax Distributions on such gain or loss, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and (b) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes or Tax Distributions on such extraordinary or nonrecurring gain or loss, less (ii) in the case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period.
      “Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes or Tax Distributions paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
      “Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries, or (c) constitutes the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice,

lapse of time or both, any holder of any other Indebtedness (other than the notes offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

      “Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Parent” means ANR Holdings, LLC, the parent of the Company, and its successors and assigns.
      “Parent Guarantee” means the Guarantee by each Parent Guarantor of the Company’s obligations under the indenture and the notes, executed pursuant to the provisions of that certain supplemental indenture dated as of March 30, 2005.
      “Parent Guarantors” means ANR Holdings, LLC, Alpha NR Ventures, Inc. and Alpha NR Holding, Inc.
      “Permitted Business” means the businesses of the Company and its Subsidiaries engaged in on the date of the indenture and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.
      “Permitted Holders” means the Equity Investors and Related Parties. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.
      “Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in, cash, Cash Equivalents, Marketable Securities or Investment Grade Securities;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent company of the Company;

(6) any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to officers, directors and employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) Investments in Unrestricted Subsidiaries and/or joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $5.0 million, and (y) 2% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “— Transactions with Affiliates” (except for transactions described in clauses (6), (8), (10) and (12) of such paragraph); and

(13) Guarantees issued in accordance with the covenants described under “— Incurrence of Indebtedness and Issuance of Preferred Equity” and “Additional Note Guarantees”;

(14) Any Investment existing on the date of the indenture and any Investment that replaces, refinances or refunds an existing Investment; provided, that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

(16) Additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding not to exceed the greater of (x) $20.0 million, and (y) 5% of Total Assets at the time of the Investment; provided, however, that if any Investment pursuant to this clause (16) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (16) for so long as such Person continues to be a Restricted Subsidiary;
provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (16) so that the entire Investment would be a Permitted Investment.
      “Permitted Liens” means:

(1) Liens securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clauses (1), (2) to the extent such Indebtedness is secured, and Liens securing Indebtedness permitted to be incurred pursuant to clauses (15) or (16) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2) Liens in favor of the Company or any of its Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Equity” covering only the assets acquired with or financed by such Indebtedness;

(8) Liens existing on the date of the indenture;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(11) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(12) contract mining agreements and leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(13) easements, rights of way, zoning and similar restrictions, reservations (including severances, leases or reservations of oil, gas, coal, minerals or water rights), restrictions or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries;

(14) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(15) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the

Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(17) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(18) Liens securing Indebtedness or other obligations incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed, the greater of (x) $15.0 million and (y) 2.5% of Total Assets at any one time outstanding;

(19) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” incurred in connection with a Qualified Receivables Financing;

(20) licenses of intellectual property in the ordinary course of business;

(21) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(22) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(23) Liens to secure a defeasance trust;

(24) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located.

(25) Liens securing insurance premium financing arrangements, providedthat such Lien is limited to the applicable insurance contracts; and

(26) Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Company’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (4) or (7) above.
      “Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due in an aggregate amount not to exceed $2.0 million per calendar year;

(2) for so long as the Company is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 30 days of the Parent’s receipt of such Tax Payments or refunded to the Company; and

(3) dividends or distributions paid to the Parent, if applicable, in amounts equal to amounts required for the Parent, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Equity”.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinance Indebtedness of an Unrestricted Subsidiary.
      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Public Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or (ii) an offer and sale of Capital Stock (other than Disqualified Stock) of a direct or indirect parent company of the Company (to the extent the net proceeds therefrom are contributed to the equity capital of the Company) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or such direct or indirect parent company), or (y) a private issuance exempt from registration under the Securities Act.
      “Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.
      “Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Company will have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Company), and

(3) the financing terms, covenants, termination events and other provisions thereof will be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

      The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure a Credit Facility will not be deemed a Qualified Receivables Financing. For purposes of the indenture, a receivables facility whether now in existence or arising in the future (and any replacement thereof with substantially similar terms in the aggregate) will be deemed to be a Qualified Receivables Financing that is not recourse to the Company (except for Standard Securitization Undertakings).
      “Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating organization or organizations, within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency or agencies for S&P or Moody’s, or both, as the case may be.
      “Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.
      “Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
      “Receivables Subsidiary” means a Wholly-Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(2) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(3) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.
      “Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1).
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Services and its successors and assigns.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.
      “Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the final payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Tax Amount” means (i) for any period, the aggregate amount of tax distributions required to be made during such period by the Parent to its members in accordance with the tax distribution provisions of the Parent’s limited liability company agreement that is in effect on the issue date of the notes (as such provisions may thereafter be amended or supplemented so long as such amendments or supplements are not materially adverse to the noteholders), assuming the highest marginal federal, state and local tax rate for individuals in effect for the year and assuming residency in New York City, New York, provided that such distributions shall be for the purpose of enabling such members to pay their income tax liability on their respective shares of cumulative taxable income attributable to the Company and its Subsidiaries and (ii) for any period, the amount of tax required to be paid by the Parent directly to taxing authorities in respect of taxable income attributable to the Company and its Subsidiaries and amounts paid in respect of franchise, capital and other non-income taxes required to be paid by the Parent.
      “Tax Distribution” means a distribution in respect of taxes to the members of the Company pursuant to clause (8) of the second paragraph of the covenant described above under the caption “Certain Covenants — Restricted Payments.”
      “Taxable Income” means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided, that (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, (ii) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (iii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.
      “Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.
      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2008; provided, however, that if the period from the redemption date to June 1, 2008, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.
      The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (other than guarantees of performance of the Unrestricted Subsidiary in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money); provided further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled “— Limitation on Restricted Payments.”

      The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “— Incurrence of Indebtedness and Issuance of Preferred Equity,” or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.
      Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM
      Except as set forth below, the exchange notes will initially be issued in the form of one or more fully registered notes in global form without coupons. Each global note shall be deposited with the indenture trustee, as custodian for, and registered in the name of, DTC or a nominee thereof. The outstanding notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.
      Except as set forth below, global notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.
The Global Notes
      We expect that pursuant to procedures established by DTC

(a) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

(b) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC “participants” and

•	the records of participants with respect to interests of persons other than participants.
      So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.
      Payments of the principal of, premium, if any, and interest (including additional interest) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.
      We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
      Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the Global Notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.
      Notes that are issued as described below under “— Certificated Notes” will be issued in registered definitive form without coupons (each, a “certificated note”). Upon the transfer of certificated notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.
      DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.
      DTC has advised the issuers as follows: DTC is

(1) a limited-purpose trust company organized under the laws of the State of New York,

(2) a member of the Federal Reserve System,

(3) a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

(4) a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Certificated Notes
      If:

(1) we deliver to the Trustee a notice from DTC that it (a) is no longer willing or able to act as a depository for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 120 days, or

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of exchange notes in definitive form under the indenture, or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes, then, upon surrender by DTC of its global note, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the exchange notes represented by the global note.
      In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the indenture, unless that legend is not required by applicable law.
      Neither we nor the Trustee shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related exchange notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the exchange notes to be issued).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
General
      The following is a summary of material U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes pursuant to the exchange offer, but does not address any other aspects of U.S. federal income tax consequences to holders of outstanding notes or exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, and published rulings and court decisions, all as in effect and existing on the date of this prospectus and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.
      Except as expressly stated otherwise, this summary applies only to U.S. holders that exchange outstanding notes for exchange notes in the exchange offer and who hold the outstanding notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations and insurance companies). A “U.S. holder” is a beneficial owner of a note who purchased the notes pursuant to the offering and is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if

•	a court within the United States is able to exercise primary supervision over the administration of the trust, and

•	one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.
      We recommend that persons considering the exchange of outstanding notes for exchange notes pursuant to this exchange offer consult with their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.
Exchange of an Outstanding Note for an Exchange Note Pursuant to the Exchange Offer
      The exchange by any holder of an outstanding note for an exchange note will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by holders that exchange outstanding notes for exchange notes pursuant to the exchange offer. For purposes of determining gain or loss upon the subsequent sale or exchange of exchange notes, a holder’s tax basis in an exchange will be the same as such holder’s tax basis in the outstanding note exchanged therefor. Holders will be considered to have held the exchange notes from the time of their acquisition of the outstanding notes.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 9, 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reasonable expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity and enforceability of the exchange notes and the exchange guarantees have been passed upon for us by Bartlit Beck Herman Palenchar & Scott LLP, Denver, Colorado.
EXPERTS — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The combined financial statements of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries (the “Company” or “Successor”) as of December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003 and the period from December 14, 2002 to December 31, 2002 (the “Successor Periods”), and the combined financial statements for the period from January 1, 2002 to December 13, 2002 (the “Predecessor Period”), have been included herein and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the combined financial statements contains an explanatory paragraph that states that effective December 13, 2002, the Company acquired the majority of the Virginia coal operations of Pittston Coal Company, a subsidiary of The Brink’s Company (formerly known as The Pittston Company), in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.
      The consolidated financial statements of Coastal Coal Company, LLC and subsidiary as of December 31, 2002, and for the period from January 1, 2003 to January 31, 2003 and the year ended December 31, 2002, have been included herein and in the registration statement of which this prospectus is a part in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to the adoption by Coastal Coal Company, LLC and subsidiary of the provisions of FASB Statement No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.
      The combined financial statements of the North American Division of American Metals and Coal International, Inc. and Affiliates as of December 31, 2002, and for the period from January 1, 2003 to March 11, 2003 and the year ended December 31, 2002, have been included herein and in the registration statement of which this prospectus is a part in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the combined financial statements refers to the adoption by the North American Division of American Metals and Coal International, Inc. and Affiliates of the provisions of FASB Statement No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.
      The combined financial statements of The Combined Pennsylvania Entities of Mears Enterprises, Inc. as of December 31, 2002 and 2001, and for the period from January 1, 2003 to November 17, 2003 and the years ended December 31, 2002 and 2001, have been included herein and in the registration statement of which this prospectus is a part in reliance on the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the combined financial statements refers to the adoption by The Combined Pennsylvania Entities of Mears Enterprises, Inc. of the provisions of FASB Statement No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      Alpha NR Holding, Inc. and its subsidiaries have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes being offered hereby, reference is made to the registration statement. As a result of the registration statement on Form S-4 being declared effective on May 11, 2005, each of Alpha NR Holding, Inc. and its subsidiaries are currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. As a result of the initial public offering of shares of its common stock, Alpha Natural Resources, Inc. became subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

INDEX TO FINANCIAL STATEMENTS

Alpha NR Holding, Inc. and subsidiaries
Condensed Consolidated Balance Sheets (unaudited), March 31, 2005 and December 31, 2004	F-3
Condensed Consolidated Statements of Operations (unaudited), three months ended March 31, 2005 and 2004	F-4
Condensed Consolidated Statement of Stockholder’s Equity (unaudited), three months ended March 31, 2005	F-5
Condensed Consolidated Statements of Cash Flows (unaudited), three months ended March 31, 2005 and 2004	F-6
Notes to Condensed Consolidated Financial Statements (unaudited)	F-7
ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries
Report of Independent Registered Public Accounting Firm	F-24
Combined Balance Sheets, December 31, 2004 and 2003	F-25

 Combined Statements of Operations, years ended December 31, 2004 and 2003 and period from December 14, 2002 to December 31, 2002 (Successor Periods), and period from January 1, 2002 to December 13, 2002 (Predecessor Period)
F-26

 Combined Statements of Stockholder’s Equity and Partners’ Capital, years ended December 31, 2004 and 2003 and period from December 14, 2002 to December 31, 2002 (Successor Periods), and period from January 1, 2002 to December 13, 2002 (Predecessor Period)
F-27

 Combined Statements of Cash Flows, years ended December 31, 2004 and 2003 and period from December 14, 2002 to December 31, 2002 (Successor Periods), and period from January 1, 2002 to December 13, 2002 (Predecessor Period)
F-28
Notes to Combined Financial Statements	F-30
Coastal Coal Company, LLC and subsidiary
Independent Auditors’ Report	F-73
Consolidated Balance Sheet, December 31, 2002	F-74
Consolidated Statements of Operations, period from January 1, 2003 to January 31, 2003 and year ended December 31, 2002	F-75
Consolidated Statements of Changes in Members’ Equity and Comprehensive Income (Loss), period from January 1, 2003 to January 31, 2003 and year ended December 31, 2002	F-76
Consolidated Statements of Cash Flows, period from January 1, 2003 to January 31, 2003 and year ended December 31, 2002	F-77
Notes to Consolidated Financial Statements	F-78
North American Division of American Metals and Coal International, Inc. and Affiliates
Independent Auditors’ Report	F-89
Combined Balance Sheet, December 31, 2002	F-90
Combined Statements of Operations, period from January 1, 2003 to March 11, 2003 and year ended December 31, 2002	F-91
Combined Statements of Stockholders’ Equity and Partners’ Capital, period from January 1, 2003 to March 11, 2003 and year ended December 31, 2002	F-92
Combined Statements of Cash Flows, period from January 1, 2003 to March 11, 2003 and year ended December 31, 2002	F-93
Notes to Combined Financial Statements	F-94

The Combined Pennsylvania Entities of Mears Enterprises, Inc.
Independent Auditors’ Report	F-109
Combined Balance Sheets, December 31, 2002 and 2001	F-110
Combined Statements of Income, period from January 1, 2003 to November 17, 2003 and years ended December 31, 2002 and 2001	F-111
Combined Statements of Stockholders’ Equity and Partners’ Capital, period from January 1, 2003 to November 17, 2003 and years ended December 31, 2002 and 2001	F-112
Combined Statements of Cash Flows, period from January 1, 2003 to November 17, 2003 and years ended December 31, 2002 and 2001	F-113
Notes to Combined Financial Statements	F-114

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004

	(Unaudited)
	(In thousands,
	except share and
	per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$214	$7,391
Trade accounts receivable, net	111,806	95,828
Notes and other receivables	11,294	10,835
Inventories	90,862	54,569
Due from affiliate	1,323	323
Deferred income taxes	909	4,674
Prepaid expenses and other current assets	22,402	28,915

Total current assets	238,810	202,535
Property, plant, and equipment, net	232,802	217,964
Goodwill	18,641	18,641
Other intangibles, net	862	1,155
Deferred income taxes	21,585	—
Other assets	34,712	36,826

Total assets	$547,412	$477,121

LIABILITIES AND STOCKHOLDER’S EQUITY AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of long-term debt	$1,707	$1,693
Note payable	11,136	15,228
Bank overdraft	20,942	10,024
Trade accounts payable	70,987	51,050
Accrued expenses and other current liabilities	62,541	68,283

Total current liabilities	167,313	146,278
Long-term debt, net of current portion	208,885	184,784
Workers’ compensation benefits	4,751	4,678
Postretirement medical benefits	17,800	15,637
Asset retirement obligation	33,978	32,888
Deferred gains on sale of property interests	5,312	5,516
Deferred income taxes	—	7,718
Other liabilities	5,369	4,911

Total liabilities	443,408	402,410

Minority interest	—	28,778

Stockholder’s equity and partners’ capital:
Alpha NR Holding, Inc.:
Preferred stock — par value $0.01, 1,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	132,133	22,153
Retained earnings (accumulated deficit)	(28,129)	18,828

Total Alpha NR Holding, Inc. stockholder’s equity	104,004	40,981
ANR Fund IX Holdings, L.P.:
Partners’ capital	—	4,952

Total stockholder’s equity and partners’ capital	104,004	45,933

Total liabilities and stockholder’s equity and partners’ capital	$547,412	$477,121

See accompanying notes to condensed consolidated financial statements.

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,

	2005	2004

	(Unaudited)
	(In thousands)
Revenues:
Coal revenues	$275,333	$214,373
Freight and handling revenues	33,165	25,604
Other revenues	7,275	6,761

Total revenues	315,773	246,738

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	228,845	187,593
Freight and handling costs	33,165	25,604
Cost of other revenues	6,138	5,161
Depreciation, depletion and amortization	14,480	11,929
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation of $36,407 in 2005)	47,697	11,805

Total costs and expenses	330,325	242,092

Income (loss) from operations	(14,552)	4,646

Other income (expense):
Interest expense	(5,827)	(2,051)
Interest income	294	21
Miscellaneous income (expense), net	(42)	213

Total other income (expense), net	(5,575)	(1,817)

Income (loss) before income taxes and minority interest	(20,127)	2,829
Income tax expense	2,457	310

Income (loss) before minority interest	(22,584)	2,519
Minority interest	2,846	1,282

Net income (loss)	$(25,430)	$1,237

See accompanying notes to condensed consolidated financial statements.

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholder’s Equity
Three months ended March 31, 2005

				ANR Fund IX
	Alpha NR Holding, Inc.			Holdings, L.P.
						Total
			Retained			Stockholder’s
		Additional	Earnings	Total		Equity and
	Common	Paid-In	(Accumulated	Stockholder’s	Partners’	Partners’
	Stock	Capital	Deficit)	Equity	Capital	Capital

	(Unaudited)
	(In thousands)
Balances, December 31, 2003	$—	$75,710	$1,442	$77,152	$9,215	$86,367
Net income	—	—	17,386	17,386	2,629	20,015
Noncash distribution of Virginia Tax Credit	—	—	—	—	(292)	(292)
Distributions	—	(53,557)	—	(53,557)	(6,600)	(60,157)

Balances, December 31, 2004	—	22,153	18,828	40,981	4,952	45,933
Noncash distribution of Virginia Tax Credit	—	—	—	—	(40)	(40)
Net income prior to Internal Restructuring	—	—	2,320	2,320	379	2,699
Distribution to First Reserve Fund IX, L. P. and ANR Fund IX Holdings, L.P. prior to the Internal Restructuring	—	—	(8,160)	(8,160)	(1,243)	(9,403)
Adjustments to give effect to the Internal Restructuring (note 1)	—	47,928	(12,988)	34,940	(4,048)	30,892
Change in net deferred income taxes recognized upon the completion of the Internal Restructuring	—	25,729	—	25,729	—	25,729
Recognition of stock-based compensation earned	—	36,323	—	36,323	—	36,323
Net loss subsequent to Internal Restructuring	—	—	(28,129)	(28,129)	—	(28,129)

Balances, March 31, 2005	$—	$132,133	$(28,129)	$104,004	$—	$104,004

See accompanying notes to condensed consolidated financial statements.

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,

	2005	2004

	(Unaudited)
	(In thousands)
Operating activities:
Net income (loss)	$(25,430)	$1,237
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	14,480	11,929
Amortization of debt issuance costs	435	384
Minority interest	2,846	1,282
Accretion of asset retirement obligation	808	976
Virginia tax credit	(343)	(637)
Stock-based compensation	36,407	—
Bad debt provision	—	15
Amortization of deferred gains on sales of property interests	(204)	(238)
Gain on sale of fixed assets, net	(363)	(196)
Deferred income taxes	191	160
Changes in operating assets and liabilities:
Trade accounts receivable	(15,903)	(5,724)
Notes and other receivables	(384)	(1,865)
Inventories	(36,293)	(6,221)
Due from affiliate	(1,323)	—
Prepaid expenses and other current assets	6,333	3,384
Other assets	(2,739)	(23)
Trade accounts payable	21,209	2,302
Accrued expenses and other current liabilities	1,268	7,576
Workers’ compensation benefits	(295)	1,608
Postretirement medical benefits	2,163	348
Asset retirement obligation	(874)	(492)
Other liabilities	458	219

Net cash provided by operating activities	2,447	16,024

Investing activities:
Capital expenditures	$(30,268)	$(16,269)
Proceeds from disposition of property, plant, and equipment	501	214
Purchase of net assets of acquired companies	(389)	—
Purchase of equity investment	(500)	—
Collections on note receivable from coal supplier	1,223	—
Payment of additional consideration on prior acquisition	(5,000)	—

Net cash used in investing activities	(34,433)	(16,055)

Financing activities:
Repayments of notes payable	(4,092)	(5,230)
Proceeds from issuance of long-term debt	24,500	—
Repayments on long-term debt	(440)	(3,435)
Increase in bank overdraft	10,918	6,635
Distributions to prior members of ANR Holdings, LLC prior to Internal Restructuring	(7,732)	(24)
Reimbursement of deferred common stock offering costs by parent	1,655	—
Debt issuance costs	—	(647)

Net cash provided by (used in) financing activities	24,809	(2,701)

Net decrease in cash and cash equivalents	(7,177)	(2,732)
Cash and cash equivalents at beginning of period	7,391	11,246

Cash and cash equivalents at end of period	$214	$8,514

See accompanying notes to condensed consolidated financial statements.

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)

(1)	Business and Basis of Presentation

Organization and Business
      Alpha NR Holding, Inc., a Delaware corporation, and its operating subsidiaries are engaged in the business of extracting, processing and marketing coal from deep and surface mines, located in the Central and Northern Appalachian regions of the United States, for sale to utility and steel companies in the United States and in international markets.
      On February 11, 2005, Alpha Natural Resources, Inc., succeeded to the business of ANR Holdings, LLC, a Delaware limited liability company (ANR Holdings) in a series of internal restructuring transactions described below which are referred to collectively as the Internal Restructuring, and on February 18, 2005, Alpha Natural Resources, Inc. completed the initial public offering of its common stock. Subsequent to the Internal Restructuring, Alpha NR Holding, Inc. became a direct wholly-owned subsidiary of Alpha Natural Resources, Inc. Prior to the Internal Restructuring, ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. (the “FR Affiliates”), entities then under the common control of First Reserve GP IX, Inc., were the owners of 54.7% of the membership interests in ANR Holdings, and the remaining membership interests in ANR Holdings were held by affiliates of American Metals & Coal International, Inc. (AMCI), Alpha Coal Management, LLC (ACM) and Madison Capital Funding, LLC. The financial statements for the three months ended March 31, 2005 are presented on a combined basis including the combined financial results for the FR Affiliates and subsidiaries for the period from January 1, 2005 to February 11, 2005, and on a consolidated basis for Alpha NR Holding, Inc. and subsidiaries from February 12, 2005 to March 31, 2005. The financial statements for the three months ended March 31, 2004 are presented for the FR Affiliates and subsidiaries on a combined basis. The entities included in the accompanying financial statements are collectively referred to as “the Company.”
      On February 11, 2005, the Company and Alpha Natural Resources, Inc. completed the Internal Restructuring to transition from a structure in which the Company’s top-tier holding company was a limited liability company, ANR Holdings, to one in which the top-tier holding company is a corporation, Alpha Natural Resources, Inc. The Internal Restructuring included the following transactions:

•	ACM was dissolved and liquidated, after which (1) the interests in ANR Holdings previously held by ACM were distributed to and held directly by the Company’s officers and employees who were owners of ACM prior to its dissolution and (2) outstanding options to purchase units in ACM were automatically converted into options to purchase up to 596,985 shares of Alpha Natural Resources, Inc. common stock at an exercise price of $12.73 per share, and Alpha Natural Resources, Inc. assumed the obligations of ACM under the Alpha Coal Management, LLC 2004 Long-Term Incentive Plan.

•	Alpha Natural Resources, Inc. assumed the obligations of ANR Holdings to make distributions to (1) affiliates of AMCI in an aggregate amount of $6,000, representing the approximate incremental tax resulting from the recognition of additional tax liability resulting from the Internal Restructuring and (2) First Reserve Fund IX, L.P. in an aggregate amount of approximately $4,500, representing the approximate value of tax attributes conveyed as a result of the Internal Restructuring (collectively, the Tax Distributions). The Tax Distributions to affiliates of AMCI are payable in five equal installments on the dates for which estimated income tax payments are due in each of April 2005, June 2005, September 2005, January 2006 and April 2006. The Tax Distributions to First Reserve Fund IX, L.P. are payable in three installments of approximately $2,100, $2,100 and $300 on December 15, 2007, 2008 and 2009, respectively. The Tax Distributions will be payable in

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)

cash or, to the extent Alpha Natural Resources, Inc. is not permitted by the terms of the senior credit facility or the indenture governing the senior notes to pay the Tax Distributions in cash, in shares of Alpha Natural Resources, Inc. common stock.

•	First Reserve Fund IX, L.P., the direct parent of Alpha NR Holding, Inc. prior to the Internal Restructuring, contributed all of the outstanding common stock of Alpha NR Holding, Inc. to Alpha Natural Resources, Inc. in exchange for 12,462,992 shares of Alpha Natural Resources, Inc. common stock and demand promissory notes in an aggregate adjusted principal amount of $206,734.

•	ANR Fund IX Holdings, L.P., Madison Capital Funding, LLC and affiliates of AMCI contributed all of their membership interests in ANR Holdings to Alpha Natural Resources, Inc. in exchange for 13,052,431 shares of Alpha Natural Resources, Inc. common stock and demand promissory notes in an aggregate adjusted principal amount of $310,958.

•	The officers and employees who were the members of ACM contributed all of their interests in ANR Holdings to Alpha Natural Resources, Inc in exchange for 2,772,157 shares of Alpha Natural Resources, Inc. common stock.

•	The Board of Directors of Alpha Natural Resources, Inc. declared a pro rata distribution to the former members of ANR Holdings in an aggregate amount of $78,610 equal to the net proceeds Alpha Natural Resources, Inc. received upon the exercise by the underwriters of their over-allotment option with respect to the public offering described below.

•	Alpha NR Holding, Inc. recorded a change of $25,729 in net deferred income taxes (an estimated increase of $132,637 in gross deferred tax assets, less an estimated increase of $106,908 in the valuation allowance for deferred tax assets) recognized upon the completion of the Internal Restructuring.

•	Alpha Natural Resources, Inc. and certain of its subsidiaries, the FR Affiliates and affiliates of AMCI amended certain of the post-closing arrangements previously entered into as part of the Company’s acquisition of the U.S. coal production and marketing operations of AMCI (U.S. AMCI) that was completed on March 11, 2003.

•	Alpha Natural Resources, Inc. contributed the membership interests in ANR Holdings received in the Internal Restructuring to Alpha NR Holding, Inc. and Alpha NR Ventures, Inc., another indirect wholly-owned subsidiary of Alpha Natural Resources, Inc.

      As part of the Internal Restructuring completed on February 11, 2005, a total of 25,597,720 shares of Alpha Natural Resources, Inc. common stock (excluding 2,689,860 shares issued to officers and employees who were prior members of ACM for their “profits interest”), were exchanged on a proportionate basis for the common membership interests held by the prior members of ANR Holdings, and Alpha Natural Resources, Inc.’s demand promissory notes in the aggregate adjusted principal amount of $517,692 were exchanged on a proportionate basis for the preferred membership interests held by the prior members of ANR Holdings. The relative ownership percentages in ANR Holdings common membership interests held by the prior members of ANR Holdings immediately prior to the Internal Restructuring, excluding the “profits interest,” were the same as the common stock ownership percentages they held in Alpha Natural Resources, Inc. immediately after the Internal Restructuring, and the relative ownership percentages in ANR Holdings preferred membership interests held by the prior members of ANR Holdings immediately prior to the Internal Restructuring were the same as the proportionate value of the Alpha Natural

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
Resources, Inc. demand promissory notes held by them immediately after the Internal Restructuring. Accordingly, since the Internal Restructuring only resulted in a proportionate exchange of existing membership interests in ANR Holdings for a proportionate amount of Alpha Natural Resources, Inc. common stock and demand promissory notes, the exchange of minority interest has been accounted for using a carry over basis at the time of the Internal Restructuring.

Basis of Presentation
      The accompanying interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial reporting. Accounting measurements at interim dates inherently rely on estimates more than year-end; however, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005. These financial statements should be read in conjunction with the audited financial statements and related notes as of and for the year ended December 31, 2004 included in the Registration Statement on Form S-4 of Alpha NR Holding, Inc. filed with the Securities and Exchange Commission.
      The financial statements for the three months ended March 31, 2005 are presented on a combined basis including the combined financial results for the FR Affiliates and subsidiaries for the period from January 1, 2005 to February 11, 2005 and the consolidated results for Alpha NR Holding, Inc. and subsidiaries from February 12, 2005 to March 31, 2005. The financial statements for the three months ended March 31, 2004 are presented for the FR Affiliates and subsidiaries on a combined basis.

(2)	Pro Forma Financial Information
      The following pro forma statement of operations data for three months ended March 31, 2005 and 2004 give effect to the Internal Restructuring described above, the issuance of $175,000 principal amount of 10% senior notes due 2012 by our subsidiaries Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp. and the entry by Alpha Natural Resources, LLC into a $175,000 credit facility in May 2004 (see note 5), which we refer to as the 2004 Financings, as if these transactions had occurred on January 1, 2004. This pro forma data is for informational purposes only, and should not be considered indicative of results that would have been achieved had the transactions described above actually been consummated on January 1, 2004:

	Three Months Ended
	March 31

	2005	2004

Pro forma revenues	$315,773	$246,738
Pro forma net loss	(23,343)	(403)

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
      The following table reconciles reported net income (loss) to pro forma net loss as if the Internal Restructuring and the 2004 Financings had occurred on January 1, 2004:

	2005	2004

Reported net income (loss)	$(25,430)	$1,237
Deduct: Pro forma effects of the 2004 Financings, net of income taxes and minority interest	—	(1,334)
Deduct: Income tax effects of ANR Fund IX Holdings, L.P. income prior to Internal Restructuring	(89)	(65)
Add: Elimination of minority interest, net of income tax effects	2,176	(241)

Pro forma net loss	$(23,343)	$(403)

      The Company’s parent, Alpha Natural Resources, Inc., grants stock-based compensation awards to the Company’s employees. The Company and its parent account for these stock-based compensation awards in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation cost for stock-based awards is recognized by the Company in an amount equal to the difference between the exercise price of the award and the fair value of the parent company’s common stock on the date of grant.
      The Company has implemented the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The following table illustrates the effect on pro forma net loss as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation using the Black-Scholes option-pricing model for the three months ended March 31, 2005:

Three Months
Ended
March 31,
2005

Pro forma net loss	$(23,343)
Add: Stock-based compensation expense included in pro forma net loss, net of income taxes	135
Deduct: Total stock-based compensation expense determined under fair value based method, net of income taxes	(279)

Pro forma net loss, adjusted for effect of fair value of stock options	$(23,487)

      There were no stock-based compensation awards for the three months ended March 31, 2004, therefore no pro forma information for that period is presented.
      The fair value of stock-based awards was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

Expected life (years)	4.0
Expected volatility	38.0%
Risk-free interest rate	3.38%
Expected annual dividend	$0.10
      The effects on pro forma net loss of expensing the estimated fair value of stock-based awards are not necessarily representative of the effects on reported net income or loss for future periods due to such

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
factors as the vesting periods of stock options and the potential issuance of additional awards in future years.

(3)	Inventories
      Inventories consisted of the following:

	March 31,	December 31,
	2005	2004

Raw coal	$2,510	$3,888
Saleable coal	82,156	42,899
Materials and supplies	6,196	7,782

Total inventories	$90,862	$54,569

(4)	Property, Plant, and Equipment
      Property, plant, and equipment consisted of the following:

	March 31,	December 31,
	2005	2004

Land	$5,424	$5,380
Mineral rights	85,245	85,245
Plant and mining equipment	211,821	188,891
Vehicles	2,602	2,058
Mine development	18,827	11,205
Office equipment and software	7,410	7,264
Construction in progress	1,096	1,769

	332,425	301,812
Less accumulated depreciation, depletion, and amortization	99,623	83,848

Property, plant, and equipment, net	$232,802	$217,964

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)

(5)	Long-Term Debt
      Long-term debt consisted of the following:

	March 31,	December 31,
	2005	2004

10% Senior notes due 2012	$175,000	$175,000
Revolving credit facility	32,500	8,000
Variable rate term notes	1,173	1,466
Capital lease obligation	1,875	1,995
Other	44	16

Total long-term debt	210,592	186,477
Less current portion	1,707	1,693

Long-term debt, net of current portion	$208,885	$184,784

      On May 18, 2004, our subsidiary Alpha Natural Resources, LLC and its wholly-owned subsidiary, Alpha Natural Resources Capital Corp., issued $175,000 of 10% senior notes due June 2012 in a private placement offering under Rule 144A of the Securities Act of 1933, as amended, resulting in net proceeds of approximately $171,500 after fees and other offering costs. The senior notes are unsecured but are guaranteed fully and unconditionally on a joint and several basis by the Company and all of its subsidiaries other than the issuers of the notes. Interest is payable semi-annually in June and December. Additional interest on the senior notes is payable in certain circumstances if a registration statement with respect to an offer to exchange the notes for a new issue of equivalent notes registered under the Securities Act has not been declared effective on or prior to February 14, 2005 (270 days after the notes were issued), or if the offer to exchange the notes is not consummated within 30 business days after February 14, 2005. The amount of this additional interest is equal to 0.25% of the principal amount of the notes per annum during the first 90-day period after a failure to have the registration statement declared effective or consummate the exchange offer, and it will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until the registration statement has been declared effective and the exchange offer has been consummated, up to a maximum amount of additional interest of 1.0% per annum. The additional amount of interest accrued for the quarter ended March 31, 2005 was $55. On April 26, 2005, the issuers and guarantors of the senior notes filed a registration statement on Form S-4 with the SEC with respect to an offer to exchange the notes for a new issue of equivalent notes registered under the Securities Act, which was declared effective by the SEC on May 11, 2005. The Company filed a post-effective amendment to the Form S-4 on June 24, 2005.
      On March 30, 2005, Alpha NR Holding, Inc., Alpha NR Ventures, Inc., and ANR Holdings were added as parent guarantors of the 10% senior notes. Alpha NR Holding, Inc., Alpha NR Ventures, Inc., ANR Holdings, Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp. do not have independent operations or assets and thus disclosure of condensed historical financial information for guarantor/non-guarantor parent or subsidiary companies is not meaningful. The parent guarantors and all subsidiaries other than the issuers of the 10% senior notes have fully and unconditionally guaranteed the senior notes on a joint and several basis. The 10% senior notes and our Citicorp Credit Facility described below place restrictions on the ability of Alpha Natural Resources, LLC to make distributions or loans to the parent guarantors. At March 31, 2005, Alpha Natural Resources, LLC had net assets of $77,045 and, except for allowable distributions for the payment of income taxes, administrative expenses and dividends

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
on the common stock of Alpha Natural Resources, Inc., the net assets of Alpha Natural Resources, LLC are restricted.
      Alpha Natural Resources, LLC has a revolving credit facility with a group of lending institutions led by Citicorp North America, Inc., as administrative agent (Citicorp Credit Facility). The Citicorp Credit Facility, as amended, provides for a revolving line of credit of up to $125,000 and a funded letter of credit facility of up to $50,000. As of March 31, 2005, Alpha Natural Resources, LLC had $32,500 principal amount in borrowings outstanding under the revolving line of credit and $3,408 in letters of credit outstanding, leaving $89,092 available for borrowing. As of March 31, 2005, the funded letter of credit facility was fully utilized at $50,000 at an annual fee of 3.1% of the outstanding amount. Amounts drawn under the revolver bear interest at a variable rate based upon either the prime rate or a London Interbank Offered Rate (LIBOR), in each case plus a spread that is dependent on our leverage ratio. The weighted average interest rate applicable to our borrowings under the revolver was 6.9% as of March 31, 2005. The principal balance of the revolving credit note is due in May 2009. Each of our subsidiaries other than Alpha Natural Resources, LLC has guaranteed Alpha Natural Resources, LLC’s obligations under the revolving credit facility. The obligations of Alpha’s subsidiaries under the Citicorp Credit Facility are collateralized by all of their assets. The Citicorp Credit Facility contains various affirmative and negative covenants which, among others, establish net worth, interest coverage and leverage ratio requirements. Alpha Natural Resources, LLC must pay an annual commitment fee up to a maximum of 1/2 of 1% of the unused portion of the commitment. Alpha’s subsidiaries were in compliance with their debt covenants under the Citicorp Credit Facility as of March 31, 2005.
      The Company has term notes payable to The CIT Group Equipment Financing, Inc. in the amount of $1,173 at March 31, 2005 and $1,466 at December 31, 2004. The term notes bear interest at variable rates with a rate of 6.17% at March 31, 2005 and 5.71% at December 31, 2004 are payable in monthly installments ranging from $34 to $64, through April 2, 2006.

(6)	Asset Retirement Obligation
      At March 31, 2005 and December 31, 2004, the Company has recorded asset retirement obligation accruals for mine reclamation and closure costs totaling $40,669 and $39,579, respectively. The portion of the costs expected to be incurred within a year in the amount of $6,691 at March 31, 2005 and December 31, 2004 is included in accrued expenses and other current liabilities. These regulatory obligations are secured by surety bonds in the amount of $93,216 at March 31, 2005 and $91,394 at December 31, 2004 Changes in the reclamation obligation were as follows:

Total asset retirement obligation at December 31, 2004	$39,579
Accretion for the quarter ended March 31, 2005	808
Sites added in first quarter of 2005	1,156
Expenditures for the quarter ended March 31, 2005	(874)

Total asset retirement obligation at March 31, 2005	$40,669

(7)	Stock-Based Compensation Awards
      The Company’s parent, Alpha Natural Resources, Inc., grants stock-based compensation awards to the Company’s employees. The Company and its parent account for these stock-based compensation awards in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
Issued to Employees, and related interpretations. Compensation cost for stock-based awards is recognized in an amount equal to the difference between the exercise price of the award and the fair value of the parent company’s equity on the date of grant. In accordance with APB Opinion No. 25, the Company recognized compensation expense of $36,407 related to the period ended March 31, 2005 for stock-based awards that had an exercise or issuance price less than the fair value of the common shares of the Company’s parent on the grant or issue date. Charges for stock-based compensation, if any, related to the grant of options or restricted stock by Alpha Natural Resources, Inc. after the Internal Restructuring are recorded by Alpha NR Holding, Inc. with a corresponding credit to stockholder’s equity.
      The options granted in November 2004 to purchase units of ACM were automatically converted into options to purchase 596,985 shares of Alpha Natural Resources, Inc. common stock in connection with the Internal Restructuring on February 11, 2005. After the Internal Restructuring, there are outstanding under the plan options to purchase an aggregate of 596,985 shares of Alpha Natural Resources, Inc. common stock at an exercise price of $12.73 per share. No additional options or awards will be granted under this plan.
      On February 14, 2005, Alpha Natural Resources, Inc. granted certain of the Company’s executive officers, directors and key employees options to purchase an aggregate of 692,905 shares of Alpha Natural Resources Inc.’s common stock at the initial public offering price of $19 per share. These options vest over five years and expire ten years after the grant date.
      The total number of options outstanding at March 31, 2005 were 1,289,890 shares at a weighted average price of $16.10. None of these options were exercisable as of March 31, 2005. Transactions for the three months ended March 31, 2005 are summarized as follows:

			Weighted Average
			Remaining Life
	Number of	Exercise	(in Years) at
	Shares	Price	March 31, 2005

Outstanding at January 1, 2005	596,985	$12.73	4.6
Granted at initial public offering	692,905	19.00	4.9
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at March 31, 2005	1,289,890	$16.10	4.7

      As part of the Internal Restructuring, the officers and employees of the Company who were the members of ACM contributed all of their interests in ANR Holdings to Alpha Natural Resources, Inc. in exchange for 2,772,157 shares of Alpha Natural Resources, Inc. common stock. Pursuant to the stockholder agreement, an aggregate of 1,344,930 shares of common stock held by the Company’s executives are unvested and subject to forfeiture. The stockholder agreement provides that an executive holding unvested shares whose employment is terminated by us for cause, as defined in the stockholder agreement, or who voluntarily terminates his employment will forfeit all of the unvested shares if the termination is prior to December 31, 2005 and one half of the unvested shares if the termination is after December 31, 2005 and prior to December 31, 2006. The stockholder agreement also provides that an executive holding unvested shares whose employment is terminated by us without cause, or due to retirement, death or disability, will become vested upon termination in a percentage of the total shares initially subject to vesting equal to the number of full calendar months then elapsed since December 31,

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
2004 divided by 24. The stockholder agreement further provides that vesting of all unvested shares will accelerate upon a change of control of the Company, as defined in the stockholder agreement.
      Subsequent to March 31, 2005, Alpha Natural Resources, Inc. granted options to purchase 10,000 shares to a new member of the board of directors at an exercise price of $24.85 per share. These options vest over five years and expire ten years after the grant date.

(8)	Employee Benefit Plans

Postretirement Benefits Other Than Pensions
      The following table details the components of the net periodic benefit cost for postretirement benefits other than pensions:

	Three Months
	Ended March 31,

	2005	2004

Service cost	$944	$199
Interest cost	538	156
Amortization of net (gain) or loss	(6)	(6)
Amortization of prior service cost	698	—

Net periodic benefit cost	$2,174	$349

      The discount rates used in determining net periodic postretirement benefit cost were 5.75% and 6.25% for the quarters ended March 31, 2005 and 2004, respectively.
      Employer contributions for benefits paid for the quarters ended March 31, 2005 and 2004 were $10. Employee contributions are not expected to be made and the plan is unfunded.
      Two of the Company’s subsidiaries are required to make contributions to the 1993 UMWA Benefit Plan of fifty cents per signatory hour worked. The contributions that the Company made to this plan for the quarters ended March 31, 2005 and 2004 were $7 and $9, respectively.

(9)	Workers’ Compensation Benefits
      The Company’s operations generally are fully insured for workers’ compensation and black lung claims. Insurance premium expense for the quarters ended March 31, 2005 and 2004 was $3,592 and $3,944, respectively. A portion of the West Virginia operations of the Company are self-insured for workers’ compensation and state black lung claims. The liability for these claims is an estimate of the ultimate losses to be incurred on such claims based on the Company’s experience and published industry data. Adjustments to the probable ultimate liability are made annually based on an actuarial valuation and are included in operations as they are determined. The obligations incurred prior to January 31, 2003 are currently secured by surety bonds of El Paso Corporation, an unrelated entity.
      The liability for self-insured workers compensation benefits at March 31, 2005 and December 31, 2004 was $6,474 and $6,290, respectively, including a current portion of $1,724 and $1,612, respectively. Workers’ compensation expense for the quarters ended March 31, 2005 and 2004 was $1,374 and $1,922, respectively, including fees paid to the State of West Virginia to be self-insured. The Company is required to post bonds in the amount of $2,288 with the state of West Virginia to secure estimated self-insured liabilities for the period from February 1, 2003 through June 30, 2004. The state of West Virginia allows

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
the self-insured companies to post these bonds in installments to be fully secured by June 30, 2006. The Company posted a bond of $727 as the first installment for the year ended December 31, 2004, and the second installment of $780 is due by June 6, 2005.

(10)	Related Party Transactions
      In conjunction with the acquisition of U.S. AMCI, ANR Holdings entered into an agreement with entities affiliated with AMCI that requires the AMCI parties to pay reclamation and other obligations of one of the former U.S. AMCI entities acquired by the Company (Solomons Mining Company). In April 2004, the Company entered into an arrangement with the former owners of U.S. AMCI (the “AMCI Parties”) to purchase 350 tons of coal from a third party at a price of $54.50 per ton at various times from April 2004 through November 2005. An amount of $34.50 will be paid to the producer of that coal, $12.00 per ton is payable to the AMCI Parties and $8.00 per ton is retained by the Company to fund the remaining reclamation obligation of Solomons Mining Company. As of March 31, 2005, the Company has retained an aggregate of $2,227 under this arrangement. After the Company has retained $2,300, the $8.00 per ton will thereafter be paid to the U.S. AMCI parties.
      In April 2004, we entered into a coal sales arrangement with AMCI Metall & Kohle AG to sell 750 metric tons through March 2005. Fritz R. Kundrun and Hans J. Mende, two of the Company’s directors, control AMCI Metall & Kohle AG. For the quarter ended March 31, 2005, total sales of $7,545 have been recorded under this contract. The Company is obligated to deliver 300 firm tons and 200 optional tons of coal during April 2005 through March 2006 under an arrangement whereby we sell coal to AMCI Metall & Kohle AG at a price that is $1.00 per metric ton less than the price at which AMCI Metall & Kohle AG resells the coal to an international customer. The Company also had total sales and accounts receivable of $8,216 as of and for the quarter ended March 31, 2005 to AMCI Australia Pty Ltd., an entity that is 51% owned by Messrs. Kundrun and Mende and 49% owned by affiliates of First Reserve Corporation. In addition, the Company recorded commission income of $26 from American Metals and Coal International, Inc., an entity owned by Messrs. Kundrun and Mende, during the quarter ended March 31, 2005.

(11)	Acquisition

Black Dog Coal Corporation
      On February 1, 2005, the Company acquired the common stock of Black Dog Coal Corporation for $389 in net cash. Assets acquired totaled $955 and liabilities assumed were $566.

(12)	Segment Information
      The Company extracts, processes and markets steam and metallurgical coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company operates only in the United States with mines in the Central Appalachian and Northern Appalachian regions. The Company has one reportable segment: Coal Operations, which as of April 15, 2005, consisted of 43 underground mines and 21 surface mines located in Central Appalachia and Northern Appalachia. Coal Operations also includes the Company’s purchased coal sales function, which markets the Company’s Appalachian coal to domestic and international customers. The All Other category includes the Company’s equipment sales and repair operations, as well as other ancillary business activities, including terminal services, trucking services, coal and environmental analysis services, and leasing of mineral rights. The Corporate and Eliminations category includes general corporate overhead and the elimination of

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
intercompany transactions. The revenue elimination amount represents inter-segment revenues. The Company evaluates the performance of its segment based on EBITDA, as adjusted, which the Company defines as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income, and adjusted for minority interest.
      Operating segment results for the three months ended March 31, 2005 and segment assets as of March 31, 2005 were as follows:

			Corporate
	Coal		and
	Operations	All Other	Eliminations	Consolidated

Revenues	$311,066	$9,718	$(5,011)	$315,773
Depreciation, depletion, and amortization	13,452	427	601	14,480
EBITDA, as adjusted	45,545	1,129	(46,788)	(114)
Capital expenditures	29,790	282	196	30,268
Total assets	465,047	70,752	11,613	547,412
      Operating segment results for the three months ended March 31, 2004 and segment assets as of March 31, 2004 were as follows:

			Corporate
	Coal		and
	Operations	All Other	Eliminations	Consolidated

Revenues	$241,981	$7,709	$(2,952)	$246,738
Depreciation, depletion, and amortization	11,160	259	510	11,929
EBITDA, as adjusted	27,977	581	(11,770)	16,788
Capital expenditures	15,863	104	302	16,269
Total assets	356,749	69,604	(36,601)	389,752
      Reconciliation of total segment EBITDA, as adjusted, to net income (loss) follows:

	Three Months Ended
	March 31,

	2005	2004

Total segment EBITDA, as adjusted(1)	$(114)	$16,788
Interest expense	(5,827)	(2,051)
Interest income	294	21
Income tax expense	(2,457)	(310)
Depreciation, depletion and amortization	(14,480)	(11,929)
Minority interest	(2,846)	(1,282)

Net income (loss)	$(25,430)	$1,237

(1)	EBITDA, as adjusted, is defined as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income, and adjusted for minority interest.
      The Company markets produced, processed and purchased coal to customers in the United States and in international markets. Export revenues totaled $141,410 or approximately 45% of total revenues for the

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
quarter ended March 31, 2005. Export revenues were $90,742 or approximately 37% of total revenues, for the quarter ended March 31, 2004.

(13)	Contingencies

(a)	Guarantees and Financial Instruments with Off-balance Sheet Risk
      In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s combined balance sheets. Management does not expect any material losses to result from these guarantees or off-balance sheet financial instruments. The amount of bank letters of credit outstanding as of March 31, 2005 is $53,408. The amount of surety bonds currently outstanding related to the Company’s reclamation obligations is presented in note 6 to the condensed consolidated financial statements. The Company has provided guarantees for equipment financing obtained by certain of its contract mining operators totaling approximately $2,600. The estimated fair value of these guarantees is not significant.

(b)	Litigation
      The Company is involved in various legal proceedings from time to time in the normal course of business. In management’s opinion, the Company is not currently involved in any legal proceeding which individually or in the aggregate could have a material effect on the financial condition, results of operations and/or cash flows of the Company.

(c)	Other Contingencies
      In connection with the Company’s acquisition of Coastal Coal Company, the seller, El Paso CGP Company, has agreed to retain and indemnify the Company for all workers’ compensation and black lung claims incurred prior to the acquisition date of January 31, 2003. The majority of this liability relates to claims in the state of West Virginia. If El Paso CGP Company fails to honor its agreement with the Company, then the Company would be liable for the payment of those claims, which were estimated in April 2004 by the West Virginia Workers’ Compensation Commission to be approximately $5,369 on an undiscounted basis using claims data through June 30, 2003. El Paso has posted a bond with the state of West Virginia for the required discounted amount of $3,722 for claims incurred prior to the acquisition.

(14)	Supplemental Cash Flow Disclosures
      Cash paid for interest for the quarters ended March 31, 2005 and 2004 was $667 and $1,429, respectively. There were no income taxes paid by the Company for the quarters ended March 31, 2005 and 2004.
      Non-cash investing and financing activities are excluded from the condensed consolidated statements of cash flows.
      Significant non-cash activity for the quarter ended March 31, 2005 includes:

•	Increase of $18,011 in deferred tax assets, decrease of $7,718 in deferred tax liabilities, and an increase in stockholder’s equity of $25,729 as a result of the Internal Restructuring.

•	Distribution to FR Affiliates of $2,184 for refundable income taxes and receivables from affiliates.

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)

(15)	Income Taxes
      Since the condensed consolidated statements of operations for the three months ended March 31, 2005 include activity both prior to and after the Internal Restructuring, the total income tax provision is the sum of the provisions for the pre and post restructuring periods.
      Prior to February 12, 2005, the minority interest owners and ANR Fund IX Holdings, L.P. owned interests in ANR Holdings, a limited liability company and pass-through entity for income tax purposes. As a pass-through entity, ANR Holdings provides information returns reflecting the allocated income (loss) to the minority interest owners and ANR Fund IX Holdings, L.P based upon their respective ownership percentage and certain special allocations as provided by the limited liability company agreement and the Internal Revenue Code. The income tax consequences of the income (loss) allocated to these owners for the period from January 1, 2005 to February 11, 2005 and the three months ended March 31, 2004 are not reflected in the financial statements. For these periods, only the income tax expense associated with Alpha NR Holding, Inc., a taxable entity, is included. The primary source of the income tax impact is derived from the allocated income (loss) from ANR Holdings, Alpha Natural Resources, LLC and its operating subsidiaries, all of which are pass-through entities for tax purposes. Subsequent to the Internal Restructuring, all of the income of ANR Holdings is taxed to Alpha NR Holding, Inc.
      A tax provision of $2,457 was recorded for the three months ended March 31, 2005 on a pre-tax loss of $20,127 which equates to an effective tax rate of (12.2%). This rate differs from the federal statutory rate of 35% due primarily to a significant portion of the stock-based compensation charge associated with the issuance of common stock to management in connection with the Internal Restructuring and IPO of Alpha Natural Resources, Inc. not being deductible for tax purposes. The increase in expected income tax expense related to the stock-based compensation charge is offset in part by the tax benefits associated with percentage depletion and taxes not being provided for on the minority interest and pass-through entity owners’ respective shares for the period prior to the Internal Restructuring. As $33,029 of the stock-based compensation charge has been identified as a significant unusual item, the tax effect of the $33,029 expense (no tax benefit) has been accounted for in the current period tax provision and excluded from the estimated annual effective tax rate of approximately 26%. The Company’s estimated annual effective income tax rate is applied to pre-tax income exclusive of the $33,029 stock-based compensation charge.

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
      Significant components of income tax expense were as follows:

	Three Months
	Ended March 31,

	2005	2004

Current tax expense:
Federal	$1,906	$146
State	360	4

	2,266	150

Deferred tax expense:
Federal	180	117
State	11	43

	191	160

Total income tax expense:
Federal	2,086	263
State	371	47

	$2,457	$310

      A reconciliation of the statutory federal income tax expense (benefit) at 35% to income (loss) before income taxes and minority interest, and the actual income tax expense is as follows:

	Three Months
	Ended March 31,

	2005	2004

Federal statutory income tax expense (benefit)	$(7,044)	$990
Increases (reductions) in taxes due to:
Percentage depletion allowance	(1,596)	(197)
Extraterritorial income exclusion	(176)	—
Deduction for domestic production activities	(74)	—
State taxes, net of federal tax impact	287	30
Stock-based compensation not deductible	12,054	—
Change in valuation allowance, excluding allowance recorded in the Internal Restructuring	125	(13)
Taxes not provided for minority interest	(996)	(462)
Taxes not provided for pass-through entity	(132)	(47)
Other, net	9	9

Actual income tax expense	$2,457	$310

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
      Deferred income taxes result from temporary differences between the reporting of amounts for financial statement purposes and income tax purposes. The net deferred tax assets and liabilities included in the condensed consolidated financial statements include the following amounts:

	March 31,	December 31,
	2005	2004

Deferred tax assets:
Investment in limited liability company subsidiary	$126,037	$—
Net operating loss carryforwards	4,557	5,598
Charitable contribution carryforwards	197	207
Alternative minimum tax credit carryforward	2,416	1,249

Gross deferred tax assets	133,207	7,054
Less valuation allowance	(108,524)	(1,374)

Total net deferred tax assets	24,683	5,680

Deferred tax liabilities:
Investment in limited liability company subsidiary	—	(6,869)
Virginia tax credit	(2,189)	(1,855)

Total deferred tax liabilities	(2,189)	(8,724)

Net deferred tax asset (liability)	$22,494	$(3,044)

      Changes in the net deferred tax asset (liability) balance during the three months ended March 31, 2005 were as follows:

ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and Subsidiaries:
Deferred tax liability balance at December 31, 2004	$(3,044)
Deferred tax benefit recorded in period from January 1, 2005 to February 11, 2005	192

Deferred tax liability balance at February 11, 2005	$(2,852)

Alpha NR Holding, Inc.:
Deferred tax liability balance acquired on February 12, 2005	$(2,852)

Estimated deferred tax asset generated from the Internal Restructuring	132,637
Valuation allowance established at the time of the Internal Restructuring	(106,908)

Net deferred taxes recorded as part of Internal Restructuring, with offsetting increase to additional paid-in capital	25,729
Deferred tax expense recorded in February 12, 2005 to March 31, 2005 period	(383)

Net deferred tax asset at March 31, 2005	$22,494

      The Internal Restructuring resulted in an increase in the basis of assets for income tax purposes, currently estimated at $346,000, which resulted in a gross deferred tax asset of $132,637. This amount was offset by an increase to the valuation allowance of $106,908 as of the date of the Internal Restructuring. The resulting net increase to deferred income taxes of $25,729 was recorded as an increase to additional paid-in capital, as the underlying change in the tax basis of assets of the Company was caused by the Internal Restructuring transactions between the Company’s parent and its stockholders.

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
      Since the Company has not been in business long enough to develop a strong earnings history (objective evidence required to recognize a net deferred tax asset), and due to the likelihood that the alternative minimum tax will exceed the regular tax in the future, the Company has recorded a valuation allowance of $108,524 as of March 31, 2005. The Company will monitor the valuation allowance each quarter and will make adjustments to the allowance through the tax provision as appropriate.
      The breakdown of the net deferred tax asset (liability), net of valuation allowance, recorded in the accompanying condensed consolidated balance sheets is as follows:

	March 31,	December 31,
	2005	2004

Current asset	$909	$4,674
Current liability	—	—

Net current asset	909	4,674

Noncurrent asset	23,774	1,006
Noncurrent liability	(2,189)	(8,724)

Net noncurrent asset (liability)	21,585	(7,718)

Total net deferred tax asset (liability)	$22,494	$(3,044)

(16)	New Accounting Pronouncements
      On March 17, 2005, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached consensus on EITF Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, and on March 30, 2005, the FASB Board ratified the consensus. The EITF reached consensus that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of inventory produced during the period that the stripping costs are incurred. ETIF 04-6 is effective for the first reporting period in fiscal years beginning after December 15, 2005 with early adoption permitted. The Company does not expect that the adoption of EITF 04-6 will have any material financial statement impact.
      In March 2005, the Financial Accounting Standards Board (the FASB) issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS No. 143, Accounting for Asset Retirement Obligations. This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The provisions of this pronouncement are effective for fiscal years ending after December 15, 2005. The Company does not expect the adoption of Interpretation No. 47 will have any material financial statement impact.
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which requires companies to expense the fair value of equity awards over the required service period. This Statement is a revision of SFAS No. 123, Accounting for Stock — Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, which uses the intrinsic value method to value stock-based compensation. On April 14, 2005, the SEC adopted a new rule that amends the effective date of SFAS No. 123(R) to allow SEC registrants to implement SFAS No. 123(R) as of the beginning of the first annual reporting period that begins after June 15, 2005. There are various methods

ALPHA NR HOLDING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)
March 31, 2005
(In thousands, except percentages and share data)
of adopting SFAS No. 123(R), and the Company has not determined what method it will use or if it will adopt SFAS No. 123(R) in an earlier period than is required.

(17)	Subsequent Event
      On April 14, 2005, the Company sold the assets of its Colorado mining subsidiary National King Coal LLC and related trucking subsidiary Gallup Transportation and Transloading Company, LLC (collectively, “NKC”) to an unrelated third party for cash in the amount of $4,400, plus an amount in cash equal to the fair market value of NKC’s coal inventory, and the assumption by the buyer of certain liabilities of NKC. For the quarter ended March 31, 2005, NKC contributed revenues of $3,617, and incurred a net operating loss before income taxes and minority interest of $925. The Company estimates the gain on the sale of NKC to approximate $500. In connection with the closing of the transaction, National King Coal LLC was renamed NatCoal LLC, and Gallup Transportation and Transloading Company, LLC was renamed GTTC LLC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Alpha Natural Resources, Inc.:
      We have audited the accompanying combined balance sheets of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries (the Company or Successor) as of December 31, 2004 and 2003, and the related combined statements of operations, stockholder’s equity and partners’ capital, and cash flows for the years ended December 31, 2004 and 2003, and the period from December 14, 2002 to December 31, 2002 (Successor Periods), and the combined statements of operations, shareholder’s equity, and cash flows for the period from January 1, 2002 to December 13, 2002 (Predecessor Period). These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis of our opinion.
      In our opinion, the aforementioned Successor combined financial statements present fairly, in all material respects, the financial position of ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the Successor Periods, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor combined financial statements present fairly, in all material respects, the results of their operations and their cash flows for the Predecessor Period, in conformity with U.S. generally accepted accounting principles.
      As discussed in note 1 to the combined financial statements, effective December 13, 2002, the Company acquired the majority of the Virginia coal operations of Pittston Coal Company, a subsidiary of The Brink’s Company (formerly known as The Pittston Company), in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.
/s/ KPMG LLP
Roanoke, Virginia
March 30, 2005

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
COMBINED BALANCE SHEETS

	Pro Forma	December 31,
	December 31,
	2004	2004	2003

	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$7,391	$7,391	$11,246
Trade accounts receivable, net	95,828	95,828	70,205
Notes and other receivables	10,835	10,835	4,742
Inventories	54,569	54,569	33,113
Due from affiliate	323	323	3,770
Deferred income taxes	—	4,674	489
Prepaid expenses and other current assets	28,915	28,915	19,256

Total current assets	197,861	202,535	142,821
Property, plant, and equipment, net	217,964	217,964	198,147
Goodwill	18,641	18,641	17,121
Other intangibles, net	1,155	1,155	2,896
Deferred income taxes	22,685	—	—
Other assets	36,826	36,826	18,351

Total assets	$495,132	$477,121	$379,336

LIABILITIES AND STOCKHOLDER’S EQUITY AND PARTNERS’ CAPITAL
Current liabilities:
Current portion of long-term debt	$1,693	$1,693	$13,329
Note payable	15,228	15,228	14,425
Bank overdraft	10,024	10,024	5,854
Trade accounts payable	51,050	51,050	41,357
Accrued expenses and other current liabilities	68,283	68,283	35,142

Total current liabilities	146,278	146,278	110,107
Long-term debt, net of current portion	184,784	184,784	57,210
Workers’ compensation benefits	4,678	4,678	1,660
Postretirement medical benefits	15,637	15,637	10,662
Asset retirement obligation	32,888	32,888	32,607
Deferred gains on sale of property interests	5,516	5,516	6,934
Deferred income taxes	—	7,718	823
Other liabilities	4,911	4,911	6,486

Total liabilities	394,692	402,410	226,489

Minority interest	—	28,778	66,480

Stockholder’s equity and partners’ capital:
Alpha NR Holding, Inc.:
Preferred stock — par value $0.01, 1,000 shares authorized, none issued	—	—	—
Common stock — par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding	—	—	—
Additional paid-in capital	100,440	22,153	75,710
Retained earnings	—	18,828	1,442

Total Alpha NR Holding, Inc. stockholder’s equity	100,440	40,981	77,152
Alpha Fund IX Holdings, L.P.:
Partners’ capital	—	4,952	9,215

Total stockholder’s equity and partners’ capital	100,440	45,933	86,367

Total liabilities and stockholder’s equity and partners’ capital	$495,132	$477,121	$379,336

See accompanying notes to combined financial statements.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF OPERATIONS

	Company			Predecessor

			Period from	Period from
			December 14,	January 1,
	Year Ended December 31,		2002 to	2002 to
			December 31,	December 13,
	2004	2003	2002	2002

	(In thousands)
Revenues:
Coal revenues	$1,089,992	$701,262	$6,260	$154,715
Freight and handling revenues	146,166	73,800	1,009	17,001
Other revenues	33,560	17,504	101	6,031

Total revenues	1,269,718	792,566	7,370	177,747

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	931,585	632,979	6,268	158,924
Freight and handling costs	146,166	73,800	1,009	17,001
Cost of other revenues	25,064	16,750	120	7,973
Depreciation, depletion and amortization	56,012	36,054	274	6,814
Asset impairment charge	5,100	—	—	—
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above)	43,881	21,949	471	8,797
Costs to exit business	—	—	—	25,274

Total costs and expenses	1,207,808	781,532	8,142	224,783

Refund of federal black lung excise tax	—	—	—	2,049
Gain on sale of fixed assets, net	671	—	—	—
Other operating income, net	—	—	—	1,430

Income (loss) from operations	62,581	11,034	(772)	(43,557)

Other income (expense):
Interest expense	(20,041)	(7,848)	(203)	(35)
Interest income	531	103	6	2,072
Miscellaneous income	734	575	—	—

Total other income (expense), net	(18,776)	(7,170)	(197)	2,037

Income (loss) before income taxes and minority interest	43,805	3,864	(969)	(41,520)
Income tax expense (benefit)	3,960	668	(334)	(17,198)

Income (loss) before minority interest	39,845	3,196	(635)	(24,322)
Minority interest	19,830	934	—	—

Net income (loss)	$20,015	$2,262	$(635)	$(24,322)

See accompanying notes to combined financial statements.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF STOCKHOLDER’S EQUITY AND PARTNERS’ CAPITAL
Years ended December 31, 2004 and 2003 and period from December 14, 2002 to December 31, 2002 (Successor Periods) and period from January 1, 2002 to December 13, 2002 (Predecessor Period)
(In thousands)

		Retained		Net	Deferred
		Earnings		Receivables	Taxes
	Capital	(Accumulated	Company	from	Receivable
Predecessor	Contributions	Deficit)	Equity	Affiliates	from Parent	Total

Balances, December 31, 2001	$—	$—	$211,313	$(279,374)	$(68,532)	$(136,593)
Net loss	—	—	(24,322)	—	—	(24,322)
Capital contribution	—	—	329,964	(329,964)	—	—
Affiliate transactions, net	—	—	—	35,937	—	35,937
Deferred taxes receivable from parent	—	—	—	—	(8,023)	(8,023)
Other	—	—	—	—	4	4

Balances, December 13, 2002	$—	$—	$516,955	$(573,401)	$(76,551)	$(132,997)

				Total		Total
			Retained	Alpha NR		Stockholder’s
		Additional	Earnings	Holding, Inc.		Equity and
	Common	Paid-In	(Accumulated	Stockholder’s	Partners’	Partners’
Company	Stock	Capital	Deficit)	Equity	Capital	Capital

Balances, December 14, 2002	$—	$—	$—	$—	$—	$—
Net loss	—	—	(529)	(529)	(106)	(635)
Contributed capital	—	—	—	—	2,635	2,635
Issuance of common stock	—	21,384	—	21,384	—	21,384

Balances, December 31, 2002	—	21,384	(529)	20,855	2,529	23,384
Net income	—	—	1,971	1,971	291	2,262
Contributed capital	—	15,153	—	15,153	1,868	17,021
Notes payable to affiliate contributed to capital	—	39,173	—	39,173	4,827	44,000
Noncash distribution of Virginia Tax Credit	—	—	—	—	(300)	(300)

Balances, December 31, 2003	—	75,710	1,442	77,152	9,215	86,367
Net income	—	—	17,386	17,386	2,629	20,015
Noncash distribution of Virginia Tax Credit	—	—	—	—	(292)	(292)
Distributions	—	(53,557)	—	(53,557)	(6,600)	(60,157)

Balances, December 31, 2004	$—	$22,153	$18,828	$40,981	$4,952	$45,933

See accompanying notes to combined financial statements.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
COMBINED STATEMENTS OF CASH FLOWS

	Company			Predecessor

			Period from	Period from
			December 14,	January 1,
	Year Ended December 31,		2002 to	2002 to
			December 31,	December 13,
	2004	2003	2002	2002

	(In thousands)
Operating activities:
Net income (loss)	$20,015	$2,262	$(635)	$(24,322)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	56,012	36,054	274	6,814
Amortization and write-off of debt issuance costs	4,474	1,276	59	—
Minority interest	19,830	934	—	—
Accretion of asset retirement obligation	3,301	2,699	57	—
Virginia tax credit	(4,872)	(4,313)	—	—
Stock-based compensation	91	—	—	—
Bad debt provision	152	68	5	1,296
Net pension credit	—	—	—	(928)
Loss on settlement of asset retirement obligation	762	—	—	—
Asset impairment charge	5,100	—	—	—
Provision for non-recoupable advance mining royalties	758	—	—	—
Amortization of deferred gains on sales
of property interests	(959)	(618)	—	—
Gain on sale of fixed assets, net	(671)	—	—	—
Deferred income taxes	2,711	668	(334)	(8,023)
Other, net	—	—	—	11
Changes in operating assets and liabilities:
Trade accounts receivable	(25,775)	(21,056)	(7,472)	5,244
Notes and other receivables	(1,062)	(2,358)	—	—
Inventories	(21,040)	13,014	549	—
Prepaid expenses and other current assets	5,568	793	(138)	(5,418)
Other assets	805	(3,051)	—	(1,850)
Trade accounts payable	9,742	12,234	4,057	(3,925)
Accrued expenses and other current liabilities	27,243	16,392	4,706	(15,115)
Workers’ compensation benefits	3,018	1,660	—	1,879
Postretirement medical benefits	4,975	1,236	36	6,710
Asset retirement obligation expenditures	(3,306)	(2,252)	—	(1,270)
Other liabilities	(96)	(1,538)	(1,459)	25,081

Net cash provided by (used in) operating activities	$106,776	$54,104	$(295)	$(13,816)

	Company			Predecessor

			Period from	Period from
			December 14,	January 1,
	Year Ended December 31,		2002 to	2002 to
			December 31,	December 13,
	2004	2003	2002	2002

	(In thousands)
Investing activities:
Capital expenditures	$(72,046)	(27,719)	(960)	(21,866)
Proceeds from disposition of property, plant, and equipment	1,096	65,174	—	76
Purchase of net assets of acquired companies	(2,891)	(133,757)	(37,202)	—
Purchase of equity investment	(4,500)	—	—	—
Issuance of note receivable to coal supplier, net of collections of $1,519	(8,481)	—	—	—
Deferred acquisition costs	—	—	(731)	—
Decrease (increase) in due from affiliate	620	(3,770)	—	—
Other, net	—	—	—	(264)

Net cash used in investing activities	(86,202)	(100,072)	(38,893)	(22,054)

Financing activities:
Repayments of notes payable	(14,425)	(15,600)	—	—
Proceeds from issuance of long-term debt	175,000	58,518	—	—
Repayments on long-term debt	(61,422)	(30,054)	—	—
Increase in bank overdraft	4,170	5,854	—	—
Debt issuance costs	(10,525)	(5,181)	(340)	—
Deferred common stock offering costs	(1,655)	—	—	—
Advances from affiliates	—	20,047	23,953	35,783
Capital contributions	—	3,118	2,635	—
Issuance of common stock	—	15,153	21,384	—
Distributions to owners	(60,156)	—	—	—
Distributions to minority interest	(55,416)	(3,085)	—	—

Net cash provided by (used in) financing activities	(24,429)	48,770	47,632	35,783

Net increase (decrease) in cash and cash equivalents	(3,855)	2,802	8,444	(87)
Cash and cash equivalents at beginning of period	11,246	8,444	—	175

Cash and cash equivalents at end of period	$7,391	$11,246	$8,444	$88

See accompanying notes to combined financial statements.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS
(In thousands, except percentages and share data)

(1)	Business and Basis of Presentation

Organization and Business
      ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc., formerly named Alpha Natural Resources, Inc., (together, the FR Affiliates) were entities under the common control of First Reserve GP IX, Inc. and were formed in 2002 to acquire coal mining assets in the Appalachian region of the United States. In December 2002, ANR Fund IX Holdings, L.P. and Alpha NR Holding, Inc. formed ANR Holdings, LLC (ANR Holdings) and acquired membership interests of approximately 11% and 89%, respectively. ANR Holdings is the parent of Alpha Natural Resources, LLC (Alpha) and the latter entity and its subsidiaries acquired our Predecessor, the majority of the Virginia coal operations of Pittston Coal Company, a subsidiary of The Brink’s Company (formerly known as The Pittston Company), on December 13, 2002 (described in note 20).
      The acquisition of Coastal Coal Company (described in note 20) was completed on January 31, 2003 by subsidiaries of ANR Holdings. The acquisition of U.S. AMCI (described in note 20) was completed on March 11, 2003. Concurrent with the acquisition of U.S. AMCI, ANR Holdings issued additional membership interests in the aggregate amount of 45.3% to the former owners of U.S. AMCI, Madison Capital Funding, LLC and members of management in exchange for the net assets of U.S. AMCI and cash. After completion of this transaction, the FR Affiliates owned 54.7% of ANR Holdings.
      The acquisition of Mears Enterprises, Inc. and affiliated entities (described in note 20) was completed on November 17, 2003.
      The financial statements for the period from December 14, 2002 to December 31, 2002, and the years ended December 31, 2003 and 2004 are presented on a combined basis. The entities included in the combined financial statements, except our Predecessor, are collectively referred to as “the Company”.
      The Company and its operating subsidiaries are engaged in the business of extracting, processing and marketing coal from deep and surface mines, principally located in the Eastern and Southeastern regions of the United States, for sale to utility and steel companies in the United States and in international markets.

Operating Subsidiaries of Alpha Natural Resources, LLC:
      Companies with coal reserves and/or production facilities:

•	Paramont Coal Company Virginia, LLC

•	Dickenson-Russell Coal Company, LLC

•	Alpha Terminal Company, LLC

•	Alpha Land and Reserves, LLC

•	AMFIRE, LLC and Subsidiaries

•	McDowell-Wyoming Coal Company, LLC and Subsidiaries
      Companies providing administrative, sales and other services:

•	Alpha Coal Sales Co., LLC

•	Alpha Natural Resources Capital Corp.

•	Alpha Natural Resources Services, LLC

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

•	Maxxim Rebuild Co., LLC

•	Maxxim Shared Services, LLC
      Holding companies:

•	Maxxum Carbon Resources, LLC

•	Esperanza Coal Co., LLC

Principles of Combination
      The accompanying combined financial statements include the accounts of the Company described above. All significant intercompany accounts and transactions have been eliminated.

Predecessor
      Prior to December 13, 2002, the Company had no operations. On December 13, 2002, the Company acquired the majority of the Virginia coal operations of Pittston Coal Company (the Combined Virginia Entity or Predecessor) through a number of asset acquisitions by the Company’s subsidiaries. The Combined Virginia Entity is considered the Predecessor to the Company. As such, the historical financial statements of the Combined Virginia Entity are included in the accompanying combined financial statements, including the combined statements of operations, cash flows, and shareholders’ equity, for the period from January 1, 2002 to December 13, 2002 (the “Predecessor combined financial statements”). The Predecessor combined financial statements are not necessarily indicative of the future financial position or results of operations of the Company.
      The Predecessor’s combined financial statements have not been adjusted to give effect to the acquisition. For this reason, the combined financial statements of the Company after the acquisition are not comparable to the Predecessor’s combined financial statements prior to the acquisition.

The Company
      The accompanying combined balance sheets as of December 31, 2004 and 2003, and the combined statements of operations, cash flows, and stockholder’s equity and partners’ capital for the years ended December 31, 2004 and 2003 and the period from December 14, 2002 to December 31, 2002, reflect the combined financial position, results of operations and cash flows of the Company from the date of acquisition of the Predecessor. See also note 20.

Subsequent Internal Restructuring and Initial Public Offering of Parent Company
      On February 11, 2005, the Company and Alpha Natural Resources, Inc. completed a series of transactions to transition from a structure in which the Company’s top-tier holding company was a limited liability company, ANR Holdings, to one in which the top-tier holding company is a corporation, Alpha Natural Resources, Inc., which was formed on November 29, 2004.
      These transactions are referred to collectively as the Internal Restructuring, and they included the following:

•	Alpha Coal Management, LLC (ACM) was dissolved and liquidated, after which (1) the interests in ANR Holdings previously held by ACM were distributed to and held directly by the Company’s officers and employees who were owners of ACM prior to its dissolution and (2) outstanding options to purchase units in ACM were automatically converted into options to purchase up to 596,985 shares of Alpha Natural Resources, Inc. common stock at an exercise price of $12.73 per

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

share, and Alpha Natural Resources, Inc. assumed the obligations of ACM under the Alpha Coal Management, LLC 2004 Long-Term Incentive Plan.

•	Alpha Natural Resources, Inc. assumed the obligations of ANR Holdings to make distributions to (1) affiliates of AMCI in an aggregate amount of $6,000, representing the approximate incremental tax resulting from the recognition of additional tax liability resulting from the Internal Restructuring and (2) First Reserve Fund IX, L.P. in an aggregate amount of approximately $4,500, representing the approximate value of tax attributes conveyed as a result of the Internal Restructuring (collectively, the Tax Distributions). The Tax Distributions to affiliates of AMCI are payable in five equal installments on the dates for which estimated income tax payments are due in each of April 2005, June 2005, September 2005, January 2006 and April 2006. The Tax Distributions to First Reserve Fund IX, L.P. are payable in three installments of approximately $2,100, $2,100 and $300 on December 15, 2007, 2008 and 2009, respectively. The Tax Distributions will be payable in cash or, to the extent Alpha Natural Resources, Inc. is not permitted by the terms of the senior credit facility or the indenture governing the senior notes to pay the Tax Distributions in cash, in shares of Alpha Natural Resources, Inc. common stock.

•	First Reserve Fund IX, L.P., the direct parent of Alpha NR Holding, Inc., contributed all of the outstanding common stock of Alpha NR Holding, Inc. to Alpha Natural Resources, Inc. in exchange for 12,462,992 shares of Alpha Natural Resources, Inc. common stock and demand promissory notes in an aggregate adjusted principal amount of $206,734.

•	ANR Fund IX Holdings, L.P., Madison Capital Funding, LLC and affiliates of AMCI contributed all of their membership interests in ANR Holdings to Alpha Natural Resources, Inc. in exchange for 13,052,431 shares of Alpha Natural Resources, Inc. common stock and demand promissory notes in an aggregate adjusted principal amount of $310,958.

•	The officers and employees who were the members of ACM contributed all of their interests in ANR Holdings to Alpha Natural Resources, Inc. in exchange for 2,772,157 shares of Alpha Natural Resources, Inc. common stock.

•	The Board of Directors of Alpha Natural Resources, Inc. declared a pro rata distribution to the former members of ANR Holdings in an aggregate amount equal to the net proceeds Alpha Natural Resources, Inc. received upon the exercise by the underwriters of their over-allotment option with respect to the public offering described below.

•	Alpha NR Holding, Inc. recorded a change of $25,729 in net deferred income taxes (an estimated increase of $132,637 in gross deferred tax assets, less an estimated increase of $106,908 in the valuation allowance for deferred tax assets) recognized upon the completion of the Internal Restructuring.

•	The Company, the FR Affiliates and affiliates of AMCI amended certain of the post-closing arrangements previously entered into as part of the Company’s acquisition of U.S. AMCI.

•	Alpha Natural Resources, Inc. contributed the membership interests in ANR Holdings received in the Internal Restructuring to Alpha NR Holding, Inc. and Alpha NR Ventures, Inc., another indirect wholly- owned subsidiary of Alpha Natural Resources, Inc.
      As part of the Internal Restructuring completed on February 11, 2005, a total of 25,597,720 shares of Alpha Natural Resources, Inc. common stock (excluding 2,689,860 shares issued to officers and employees who were prior members of ACM for their “profits interest” as more fully described in note 26), were exchanged on a proportionate basis for the common membership interests held by the prior members of ANR Holdings, and Alpha Natural Resources, Inc.’s demand promissory notes in the aggregate adjusted

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
principal amount of $517,692 were exchanged on a proportionate basis for the preferred membership interests held by the prior members of ANR Holdings. The relative ownership percentages in ANR Holdings common membership interests held by the prior members of ANR Holdings immediately prior to the Internal Restructuring, excluding the “profits interest,” were the same as the common stock ownership percentages they held in Alpha Natural Resources, Inc. immediately after the Internal Restructuring, and the relative ownership percentages in ANR Holdings preferred membership interests held by the prior members of ANR Holdings immediately prior to the Internal Restructuring were the same as the proportionate value of the Alpha Natural Resources, Inc. demand promissory notes held by them immediately after the Internal Restructuring. Accordingly, since the Internal Restructuring only resulted in a proportionate exchange of existing membership interests in ANR Holdings for a proportionate amount of Alpha Natural Resources, Inc. common stock and demand promissory notes, the exchange of minority interest will be accounted for using a carry-over basis at the time of the Internal Restructuring.
      Subsequent to the Internal Restructuring on February 11, 2005, Alpha NR Holding, Inc. became a direct wholly-owned subsidiary of Alpha Natural Resources, Inc. On February 18, 2005, Alpha Natural Resources, Inc. completed the initial public offering of 33,925,000 shares of its common stock, including 4,425,000 shares issued pursuant to the exercise in full of the underwriters’ over-allotment option.
      For the year ended December 31, 2004, the Company incurred $3,665 in common stock offering costs on behalf of Alpha Natural Resources, Inc. related to the initial public offering. As of December 31, 2004, accrued common stock offering costs of $2,010 were included in accrued expenses and other current liabilities and $3,665 was included in other assets.

Unaudited Pro Forma Financial Information
      The accompanying unaudited pro forma balance sheet data as of December 31, 2004 gives effect to the Internal Restructuring described above as if it had occurred on December 31, 2004.
      The following unaudited pro forma statement of operations data for the years ended December 31, 2004 and 2003 give effect to the Internal Restructuring described above, the issuance of $175,000 principal amount of 10% senior notes due 2012 by our subsidiaries Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp. and the entry by Alpha Natural Resources, LLC into a $175,000 credit facility in May 2004 (see note 12), which we refer to as the 2004 Financings, and the 2003 Acquisitions (see note 20), as if the Internal Restructuring, 2004 Financings, and 2003 Acquisitions had occurred on January 1, 2003. This pro forma data is for informational purposes only, and should not be considered indicative of results that would have been achieved had the transactions listed above actually been consummated on January 1, 2003:

	Year Ended December 31,

	2004	2003

Pro forma revenues	$1,269,718	$902,766
Pro forma net income	29,637	536

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The following unaudited table reconciles reported net income to pro forma net income as if the Internal Restructuring, 2004 Financings, and 2003 Acquisitions had occurred on January 1, 2003:

	Year Ended
	December 31,

	2004	2003

Reported net income	$20,015	$2,262
Add: Pro forma results of operations related to the 2003 Acquisitions, net of income taxes	—	3,507
Deduct: Pro forma effects of the 2004 Financings, net of income taxes	(1,672)	(7,728)
Add: Elimination of minority interest, net of income tax effects of Internal Restructuring	11,294	2,495

Pro forma net income	$29,637	$536

(2)	Summary of Significant Accounting Policies and Practices

(a)	Cash and Cash Equivalents
      Cash and cash equivalents consist of cash and highly liquid, short-term investments. Cash and cash equivalents are stated at cost, which approximates fair market value. For purposes of the combined statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(b)	Trade Accounts Receivable and Allowance for Doubtful Accounts
      Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.
      The changes in the allowance for doubtful accounts were as follows:

Bad debt provision	$5

Balance as of December 31, 2002	5
Bad debt provision	68

Balance as of December 31, 2003	73
Bad debt provision	152
Bad debt write-offs	(132)

Balance as of December 31, 2004	$93

(c)	Inventories
      Coal inventories are stated at the lower of cost or market. The cost of coal inventories is determined based on average cost of production, which includes all costs incurred to extract, transport and process the coal. Coal is classified as inventory at the point in time the coal is extracted from the mine and weighed at a loading facility.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      Material and supplies inventories are valued at average cost, less an allowance for obsolete and surplus items.

(d)	Property, Plant, and Equipment
      Costs for mineral properties, mineral rights, and mine development incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units-of-production method over the estimated proven and probable reserve tons. Mine development costs include costs incurred for site preparation and development of the mines during the development stage. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over estimated useful lives ranging from 2 to 20 years. Leasehold improvements are amortized, using the straight-line method, over their estimated useful lives or the term of the lease, whichever is shorter. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred.

(e)	Impairment of Long-Lived Assets
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, long-lived assets, such as property, plant, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(f)	Goodwill and Other Intangible Assets
      Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. The Company performs its impairment test in August of each year. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. The impairment review in August 2004 supported the carrying value of goodwill.

(g)	Health Insurance Programs
      The Company is principally self-insured for costs of health and medical claims. The Company utilizes commercial insurance to cover specific claims in excess of $250.

(h)	Income Taxes
      The Company and the Predecessor account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which those items are expected to reverse.

(i)	Asset Retirement Obligation
      Minimum standards for mine reclamation have been established by various regulatory agencies and dictate the reclamation requirements at the Company’s operations. The Company records these reclamation obligations under the provisions of SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. The Company annually reviews its estimated future cash flows for its asset retirement obligation.
      In connection with the business acquisitions described in note 20, the Company recorded the fair value of the reclamation liabilities assumed as part of the acquisitions in accordance with SFAS No. 143.
      The Predecessor charged expenditures relating to environmental regulatory requirements and reclamation costs undertaken during mine operations against earnings as incurred. Estimated site restoration and post-closure reclamation costs were charged against earnings using the units-of-production method over the expected economic life of each mine. Accrued reclamation costs were subject to review by our Predecessor’s management on a regular basis and were revised when appropriate for changes in future estimated costs and/or regulatory requirements.

(j)	Royalties
      Lease rights to coal lands are often acquired in exchange for royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. These advance payments are deferred and charged to operations as the coal reserves are mined. The Company regularly reviews recoverability of advance mining royalties and establishes or adjusts the allowance for advance mining royalties as necessary using the specific identification method. In instances where advance payments are not expected to be offset against future production royalties, the Company establishes a provision for losses on the advance payments that have been paid and the scheduled future minimum payments are expensed and recognized as liabilities. Advance royalty balances are charged off against the allowance when the lease rights are either terminated or expire.
      The changes in the allowance for advance mining royalties were as follows:

Balance as of December 31, 2003 and 2002	$—
Provision for non-recoupable advance mining royalties	758
Write-offs of advance mining royalties	(11)

Balance as of December 31, 2004	$747

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

(k)	Revenue Recognition
      The Company recognizes revenue on coal sales when title passes to the customer in accordance with the terms of the sales agreement. Revenue from domestic coal sales is recorded at the time of shipment or delivery to the customer, and the customer takes ownership and assumes risk of loss based on shipping terms. Revenue from international coal sales is recorded at the time coal is loaded onto the shipping vessel, when the customer takes ownership and assumes risk of loss. In the event that new contracts are negotiated with a customer and shipments commence before the old contract is complete, the Company recognizes as revenue the lower of the cumulative amount billed or an amount based on the weighted average price of the new and old contracts applied to the tons sold.
      Freight and handling costs paid to third-party carriers and invoiced to coal customers are recorded as freight and handling costs and freight and handling revenues, respectively.
      Other revenues generally consist of equipment and parts sales, equipment rebuild and maintenance services, coal handling and processing, trucking services for unrelated parties, royalties, commissions on coal trades, and rental income. These revenues are recognized in the period earned or when the service is completed.

(l)	Deferred Financing Costs
      In connection with obtaining financing, the Company incurred deferred financing costs totaling $10,525, $5,181, and $340 during the years ended December 31, 2004 and 2003, and the period from December 14, 2002 to December 31, 2002, respectively. These financing costs have been deferred and are included in other assets in the accompanying combined balance sheets. Also see note 12. These deferred financing costs are being amortized to interest expense over the life of the related indebtedness or credit facility. Amortization expense for the years ended December 31, 2004 and 2003, and the period from December 14, 2002 to December 31, 2002 totaled $4,474, $1,276, and $59, respectively. Due to the termination of a prior credit facility, amortization expense for the year ended December 31, 2004 includes a $2,819 write-off of deferred financing costs.

(m)	Virginia Coalfield Employment Enhancement Tax Credit
      For tax years 1996 through 2007, Virginia companies with an economic interest in coal earn tax credits based upon tons sold, seam thickness, and employment levels. The maximum credit earned equals $0.40 per ton for surface mined coal and $1.00 or $2.00 per ton for deep mined coal depending on seam thickness. Credits allowable are reduced from the maximum amounts if employment levels are not maintained from the previous year, and no credit is allowed for coal sold to Virginia utilities. Currently, the cash benefit of the credit is realized three years after being earned and either offsets taxes imposed by Virginia at 100% or is refundable by the state at 85% of the face value to the extent taxes are not owed. The Company records the present value of the portion of the credit that is refundable as a reduction of operating costs as it is earned. The Company records the portion of the credit that is allocated to Alpha NR Holding, Inc. as an other asset. The Company records the portion of the credit that is allocated to ANR Fund IX Holdings, L.P. and minority interest owners as noncash distributions.

(n)	Workers’ Compensation and Pneumoconiosis (Black Lung) Benefits

Workers’ Compensation
      The Company is self-insured for workers’ compensation claims at certain of its operations in West Virginia. Workers’ compensation at all other locations in West Virginia is insured through the West

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
Virginia state insurance program. Workers’ compensation claims at locations in all other states where the Company operates are covered by a third-party insurance provider.
      The liabilities for workers’ compensation claims that are self-insured are estimates of the ultimate losses incurred based on the Company’s experience, and include a provision for incurred but not reported losses. Adjustments to the probable ultimate liabilities are made annually based on an actuarial study and adjustments to the liability are recorded based on the results of this study.

Black Lung Benefits
      The Company is required by federal and state statutes to provide benefits to employees for awards related to black lung. These claims are covered by a third-party insurance provider in all locations where the Company operates with the exception of West Virginia. The Company is self-insured for state black lung related claims at certain locations in West Virginia.
      The liabilities for state black lung related claims in West Virginia that are self-insured are estimates of the ultimate losses incurred based on the Company’s experience, and include a provision for incurred but not reported losses. Estimates of the liabilities are made annually based on an actuarial study and adjustments to the liability are recorded based on the results of this study.
      The Company did not assume any responsibility for workers’ compensation or black lung claims incurred by any of its subsidiaries prior to their acquisition. Also see note 20.

(o)	Postretirement Benefits Other Than Pensions
      The Company accounts for health care and life insurance benefits provided for current and certain retired employees and their dependents by accruing the cost of such benefits over the service lives of employees. Unrecognized actuarial gains and losses are amortized over the estimated average remaining service period for active employees and over the estimated average remaining life for retirees.

(p)	Equity Investments
      The accompanying combined financial statements include the accounts of the Company and its majority owned subsidiaries. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50% are accounted for under the equity method. Under the equity method of accounting, the Company’s proportionate share of the investment company’s income is included in the Company’s net income or loss with a corresponding increase or decrease in the carrying value of the investment.

(q)	Equity-Based Compensation Awards
      The Company accounts for equity-based compensation awards granted to employees in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation cost for equity-based awards is recognized in an amount equal to the difference between the exercise price of the award and the fair value of the Company’s equity on the date of grant. In accordance with APB Opinion No. 25, the Company recognized compensation expense of $91 related to the period from the grant date on November 10, 2004 (see note 16(e)) to December 31, 2004 for equity-based awards that had an exercise price less than the fair value of the Company’s common shares on the grant date.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions of SFAS No. 123 to equity-based employee compensation using the Black-Scholes option-pricing model for 2004:

For the Year Ended
December 31, 2004

Reported net income	$20,015
Add: Equity-based compensation expense included in reported net income, net of income taxes and minority interest	50
Deduct: Total equity-based compensation expense determined under fair-value based method, net of income taxes and minority interest	(72)

Pro forma net income	$19,993

      The Company had not granted equity-based awards prior to November 2004. The fair value of equity-based awards granted in November 2004 was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

Expected life (years)	4.0
Expected volatility	38.0%
Risk-free interest rate	3.38%
Expected annual dividend	$0.10
      As described in note 16(e), the options granted in November 2004 to purchase units of ACM were automatically converted into options to purchase 596,985 shares of Alpha Natural Resources, Inc. common stock in connection with the Internal Restructuring on February 11, 2005. The weighted-average fair value of options granted in 2004 was $9.04 on an as converted basis.
      The effects on pro forma net income of expensing the estimated fair value of equity-based awards are not necessarily representative of the effects on reported net income for future periods due to such factors as the vesting periods of stock options and the potential issuance of additional awards in future years.

(r)	New Accounting Pronouncements
      In November 2004, the Financial Accounting Standards Board (the FASB) issued SFAS No. 151, Inventory Costs, which amends the guidance in Accounting Research Bulletin (ARB) No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges instead of inventory costs. The provisions of this pronouncement will be effective for inventory costs incurred during fiscal years ending after June 15, 2005. The Company is currently evaluating whether the adoption of SFAS No. 151 will have any material financial statement impact.
      In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which requires companies to expense the fair value of equity awards over the required service period. This Statement is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, which uses the intrinsic value method to value stock-based compensation. The SEC has adopted a new rule that amends the effective date of SFAS No. 123(R) to allow SEC registrants to implement SFAS No. 123(R) as of the beginning of the first annual reporting period that begins after June 15, 2005. This ruling by the SEC changes the effective date under SFAS No. 123(R) that would have required SEC registrants to adopt SFAS No. 123(R) at the

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
beginning of their next interim or annual reporting period that begins after June 15, 2005. There are various methods of adopting SFAS No. 123(R), and the Company has not yet determined what method it will use or if the Company will adopt SFAS No. 123(R) in an earlier period than is required.
      In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. This Statement’s amendments are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, SFAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. The provisions of this pronouncement will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS No. 153 will have any material financial statement impact.

(s)	Use of Estimates
      The preparation of the combined financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; inventories; mineral reserves; allowance for non-recoupable advance mining royalties; asset retirement obligations; employee benefit liabilities; future cash flows associated with assets; useful lives for depreciation, depletion, and amortization; workers’ compensation and black lung claims; postretirement benefits other than pensions; income taxes; and fair value of financial instruments. Due to the subjective nature of these estimates, actual results could differ from those estimates.

(t)	Reclassifications
      Certain prior period amounts have been reclassified to conform to the current year presentation.

(3)	Notes and Other Receivables
      Notes and other receivables consisted of the following:

	December 31,

	2004	2003

Notes receivable	$5,986	$577
Other receivables	4,849	4,165

Total notes and other receivables	$10,835	$4,742

      As part of a coal purchase agreement, the Company loaned an unrelated coal supplier $10,000 on June 10, 2004 at a variable interest rate to be repaid in installments over a two-year period beginning in August 2004. The loan is secured by the assets of the company and personally guaranteed by the company’s owner. As of December 31, 2004, $5,398 of the outstanding amount is included in current notes and other receivables and $3,083 is included in other assets.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

(4)	Inventories
      Inventories consisted of the following:

	December 31,

	2004	2003

Raw coal	$3,888	$4,710
Saleable coal	42,899	23,629
Materials and supplies	7,782	4,774

Total inventories	$54,569	$33,113

(5)	Prepaid Expenses and Other Current Assets
      Prepaid expenses and other current assets consisted of the following:

	December 31,

	2004	2003

Prepaid insurance	$16,577	$15,643
Advance mining royalties	4,831	1,928
Refundable income taxes	2,798	—
Other prepaid expenses	4,709	1,685

Total prepaid expenses and other current assets	$28,915	$19,256

(6)	Property, Plant, and Equipment
      Property, plant, and equipment consisted of the following:

	December 31,

	2004	2003

Land	$5,380	$4,514
Mineral rights	85,245	89,652
Plant and mining equipment	188,891	121,442
Vehicles	2,058	1,976
Mine development	11,205	2,333
Office equipment and software	7,264	5,865
Construction in progress	1,769	2,592

	301,812	228,374
Less accumulated depreciation, depletion, and amortization	83,848	30,227

Property, plant, and equipment, net	$217,964	$198,147

      As of December 31, 2004, the Company had commitments to purchase approximately $43,300 of new equipment, expected to be acquired at various dates through 2005.
      Depreciation expense was $50,679, $28,438, and $104 and depletion expense was $3,541, $2,396, and $45 for the years ended December 31, 2004 and 2003, and the period from December 14, 2002 to December 31, 2002, respectively.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

(7)	Goodwill
      The changes in the carrying amount of goodwill were as follows:

Balance as of December 31, 2002	$—
Acquisition of U.S. AMCI	17,121

Balance as of December 31, 2003	17,121
2004 Adjustments	1,520

Balance as of December 31, 2004	$18,641

      The carrying amount of goodwill was increased by $1,520 during the year ended December 31, 2004 due to the final settlement of the amount of working capital acquired in the U.S. AMCI acquisition. See note 20.

(8)	Other Intangibles
      Other intangible assets consisted of the following:

		December 31,
	Estimated
	Remaining Life	2004	2003

Sales contracts	3 years	$3,248	$3,937
Noncompete agreements	2 years	250	200
Other	—	—	13

		3,498	4,150
Less accumulated amortization		2,343	1,254

Total other intangibles, net		$1,155	$2,896

      As of December 31, 2004, aggregate annual future amortization expense associated with other intangible assets was as follows:

Years ending December 31:
2005	$581
2006	436
2007	138

Total	$1,155

      Total amortization expense recognized on intangible assets was $1,792, $5,220, and $125 for the years ended December 31, 2004 and 2003, and the period from December 14, 2002 to December 31, 2002, respectively.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

(9)	Other Assets
      Other assets consisted of the following:

	December 31,

	2004	2003

Advance mining royalties, net	$8,841	$9,638
Deferred loan costs, net	10,237	3,460
Deferred common stock offering costs	3,665	—
Notes receivable	3,451	—
Investment in terminaling facility	1,005	1,005
Investment in Excelven Pty Ltd	4,500	—
Virginia tax credit receivable	4,806	2,434
Other	321	1,814

Total other assets	$36,826	$18,351

(10)	Note Payable
      At December 31, 2004 and 2003, the Company has a note payable that financed certain insurance premiums in the amount of $15,228 and $14,425, respectively. Interest and principal are due in monthly installments, with interest at the rate of 4.39% and 3.55% for 2004 and 2003, respectively, with the final payment due November 13, 2005. The insurance policies financed include workers’ compensation, black lung, and property and liability coverages.

(11)	Accrued Expenses and Other Current Liabilities
      Accrued expenses and other current liabilities consisted of the following:

	December 31,

	2004	2003

Wages and employee benefits	$20,201	$12,770
Current portion of asset retirement obligation	6,691	7,820
Taxes other than income taxes	6,136	6,243
Freight	12,376	1,974
Contractor escrow	1,615	1,499
Deferred gains on sales of property interests	808	355
Deferred revenues	1,086	—
Current portion of self-insured workers’ compensation benefits	1,612	450
Workers’ compensation insurance premium payable	3,567	773
Interest payable	1,632	210
Additional consideration on acquisition	5,000	—
Accrued common stock offering costs	2,010	—
Other	5,549	3,048

Total accrued expenses and other current liabilities	$68,283	$35,142

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

(12)	Long-Term Debt
      Long-term debt consisted of the following:

	December 31,

	2004	2003

10% Senior notes due 2012	$175,000	$—
Revolving credit facility	8,000	10,000
Variable rate term loan	—	45,000
Seller financing (El Paso CGP Company)	—	8,000
8.75% term notes	—	4,664
Variable rate term notes	1,466	2,679
Capital lease obligation	1,995	—
Other	16	196

Total long-term debt	186,477	70,539
Less current portion	1,693	13,329

Long-term debt, net of current portion	$184,784	$57,210

      On May 18, 2004, Alpha and its wholly-owned subsidiary, Alpha Natural Resources Capital Corp., issued $175,000 of 10% senior notes due June 2012 in a private placement offering under Rule 144A of the Securities Act of 1933, as amended, resulting in net proceeds of approximately $171,500 after fees and other offering costs. The senior notes are unsecured but are guaranteed fully and unconditionally on a joint and several basis by all of Alpha’s wholly-owned domestic restricted subsidiaries. Interest is payable semi-annually in June and December. Additional interest on the senior notes is payable in certain circumstances if a registration statement with respect to an offer to exchange the notes for a new issue of equivalent notes registered under the Securities Act has not been declared effective on or prior to February 14, 2005 (270 days after the notes were issued), or if the offer to exchange the notes is not consummated within 30 business days after February 14, 2005. The amount of this additional interest is equal to 0.25% of the principal amount of the notes per annum during the first 90-day period after a failure to have the registration statement declared effective or consummate the exchange offer, and it will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until the registration statement has been declared effective and the exchange offer has been consummated, up to a maximum amount of additional interest of 1.0% per annum.
      On March 30, 2005, Alpha NR Holding, Inc., Alpha NR Ventures, Inc., and ANR Holdings were added as parent guarantors of the 10% senior notes. Alpha NR Holding, Inc., Alpha NR Ventures, Inc., ANR Holdings, Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp. do not have independent operations or assets and thus disclosure of condensed historical financial information for guarantor/non-guarantor parent or subsidiary companies is not meaningful. The parent guarantors and all subsidiaries other than the issuers of the 10% senior notes have fully and unconditionally guaranteed the senior notes on a joint and several basis. The 10% senior notes and our Citicorp Credit Facility described below place restrictions on the ability of Alpha Natural Resources, LLC to make distributions or loans to the parent guarantors. At December 31, 2004, Alpha Natural Resources, LLC had net assets of $63,237 and, except for allowable distributions for the payment of income taxes, administrative expenses and dividends on the common stock of Alpha Natural Resources, Inc. subsequent to the Internal Restructuring, the net assets of Alpha Natural Resources, LLC are restricted.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      On May 28, 2004, Alpha entered into a new revolving credit facility with a group of lending institutions led by Citicorp North America, Inc., as administrative agent (Citicorp Credit Facility). The Citicorp Credit Facility, as amended, provides for a revolving line of credit of up to $125,000 and a funded letter of credit facility of up to $50,000. As of December 31, 2004, the Company had $8,000 principal amount in borrowings outstanding under the revolving line of credit and $2,991 in letters of credit outstanding, leaving $114,009 available for borrowing. As of December 31, 2004, the funded letter of credit facility was fully utilized at $50,000 at an annual fee of 3.1% of the outstanding amount. Amounts drawn under the revolver bear interest at a variable rate based upon either the prime rate or a London Interbank Offered Rate (LIBOR), in each case plus a spread that is dependent on our leverage ratio. The interest rate applicable to our borrowings under the revolver was 7.0% as of December 31, 2004. The principal balance of the revolving credit note is due in May 2009. ANR Holdings and each of the subsidiaries of Alpha have guaranteed Alpha’s obligations under the revolving credit facility. The obligations of Alpha, ANR Holdings and Alpha’s subsidiaries under the Citicorp Credit Facility are collateralized by all of the assets of Alpha, ANR Holdings and Alpha’s subsidiaries. The Citicorp Credit Facility contains various affirmative and negative covenants which, among others, establish net worth, interest coverage and leverage ratio requirements. The Company must pay an annual commitment fee up to a maximum of 1/2 of 1% of the unused portion of the commitment. The Company was in compliance with its debt covenants under the Citicorp Credit Facility as of December 31, 2004.
      Prior to May 28, 2004, the Company had a term loan and revolving credit facility with a group of lending institutions led by PNC Bank (PNC). As of December 31, 2003, $45,000 principal amount was outstanding under the term loan. The term note had a variable interest rate (4.39% at December 31, 2003) and was payable in quarterly principal installments of $2,250 plus interest, with a final balloon payment due March 11, 2006. The PNC credit facility provided for a revolving line of credit of up to $75,000. As of December 31, 2003, $10,000 principal amount and letters of credit totaling $24,014 were outstanding. Amounts drawn under the revolver had a variable interest rate (3.92% at December 31, 2003). The principal balance of the revolving credit note was due March 11, 2006. ANR Holdings and each of the subsidiaries of the Company had guaranteed Alpha’s obligations under the credit facility. The Company paid an annual commitment fee of 1/2 of 1% of the unused portion of the commitment. The PNC term loan and credit facility were paid in full on May 28, 2004.
      In conjunction with the purchase of Coastal Coal Company, LLC, the Company issued a note payable to El Paso CGP on January 31, 2003. The balance of the note at December 31, 2003 was $8,000. The note had a fixed interest rate of 14% and was due on March 11, 2009. This note was paid in full in May 2004.
      In conjunction with the purchase of the U.S. coal production and marketing operations of AMCI (U.S. AMCI) on March 11, 2003, the Company assumed term notes payable to Komatsu Financial LP. The balance of the notes at December 31, 2003, was $3,719. The notes had fixed interest rates with a weighted average of 8.75% at December 31, 2003, and were payable in monthly installments ranging from $4 to $24, through August 1, 2006. These notes were paid in full in May 2004.
      The Company has term notes payable to The CIT Group Equipment Financing, Inc. in the amount of $1,466 at December 31, 2004 and $2,679 at December 31, 2003. The term notes bear interest at variable rates with a rate of 5.71% at December 31, 2004 and a weighted average rate of 4.84% at December 31, 2003 and are payable in monthly installments ranging from $34 to $64, through April 2, 2006.
      In conjunction with the purchase of U.S. AMCI, the Company assumed term notes payable to the Caterpillar Financial Services Corporation. The balance of the notes at December 31, 2003, was $945. The notes had a fixed interest rate of 8.75% and were payable in monthly installments ranging from $9 to $25, through October 5, 2004. These notes were paid in full in May 2004.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The Company issued notes payable to Pittston Coal Company for the purchase of certain assets of that company on December 13, 2002. The balance of the notes at December 31, 2002, was $25,743. In 2003, the notes were paid in full.
      The Company entered into a capital lease for equipment in conjunction with the purchase of substantially all of the assets of Moravian Run Reclamation Co., Inc. on April 1, 2004. The lease has a term of sixty months with monthly payments ranging from $20 to $60 with a final balloon payment of $180 in March 2009. The effective interest rate on the capital lease is approximately 12.15%. The capitalized cost of the leased property was $1,995 at December 31, 2004. Accumulated amortization was $378 at December 31, 2004. Amortization expense on capital leases is included with depreciation expense.
      The Company’s long-term debt is collateralized by substantially all assets of the Company.
      Future maturities of long-term debt, including capital lease obligations, are as follows as of December 31, 2004:

Year ending December 31:
2005	$1,693
2006	736
2007	500
2008	316
2009	8,232
Thereafter	175,000

Total long-term debt	$186,477

      Following is a schedule of future minimum lease payments under capital lease obligations together with the present value of the net minimum lease payments as of December 31, 2004:

Year ending December 31:
2005	$720
2006	600
2007	600
2008	360
2009	240

Total future minimum lease payments	2,520
Less amount representing interest	(525)

Present value of future minimum lease payments	1,995
Less current portion	(505)

Long-term capital lease obligation	$1,490

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

(13)	Asset Retirement Obligation
      At December 31, 2004 and 2003, the Company has recorded asset retirement obligation accruals for mine reclamation and closure costs totaling $39,579 and $40,427, respectively. The portion of the costs expected to be incurred within a year in the amount of $6,691 and $7,820, at December 31, 2004 and 2003, respectively, is included in accrued expenses and other current liabilities. These regulatory obligations are secured by surety bonds in the amount of $91,394 at December 31, 2004 and $84,512 at December 31, 2003. Changes in the reclamation obligation were as follows:

Pittston Coal Company acquisition	$15,050
Accretion for 2002	57

Total asset retirement obligation at December 31, 2002	15,107
Coastal Coal Company, LLC acquisition	12,861
U.S. AMCI acquisition	8,768
Mears Enterprises, Inc. acquisition	2,079
Accretion for 2003	2,699
Sites added in 2003	1,165
Expenditures in 2003	(2,252)

Total asset retirement obligation at December 31, 2003	40,427
Accretion for 2004	3,301
2004 acquisitions	1,189
Sites added in 2004	3,657
Revisions in estimated cash flows	(5,689)
Expenditures in 2004	(3,306)

Total asset retirement obligation at December 31, 2004	$39,579

(14)	Deferred Gains on Sales of Property Interests
      In February 2003, the Company sold an overriding royalty interest in certain mining properties for $11,850. The gain on this transaction in the amount of $850 was deferred and is being amortized over the associated remaining term of the mineral lease. This property interest was acquired from El Paso CGP Company in the acquisition of the Coastal Coal properties.
      In April 2003, the Company sold mineral properties for $53,625 in a sale/leaseback transaction. These properties had originally been acquired from Pittston Coal Company. The estimated gain on this transaction in the amount of $7,057 was deferred and is being amortized over the ten-year term of the lease. Also see note 20.
      The Company recognized $959 and $618 of the above deferred gains for the years ended December 31, 2004 and 2003, respectively. In addition, for the year ended December 31, 2004, the deferred gain was increased by $3,514 for revisions in estimated cash flows underlying the asset retirement obligation relating to the mineral properties which had been sold, increased by $1,480 for revisions in the estimated contract reclamation liability assumed in conjunction with the acquisition of the Virginia coal operations of Pittston Coal Company, and decreased by $5,000 relating to the accrual of additional consideration for the acquisition of the Virginia coal operations of Pittston Coal Company.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

(15)	Fair Value of Financial Instruments
      The estimated fair values of financial instruments under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions are used to estimate the fair value of each class of financial instrument.
      Cash and Cash Equivalents, Trade Accounts Receivables, Note Payable, Bank Overdraft, Trade Accounts Payable, and Other Current Liabilities: The carrying amounts approximate fair value due to the short maturity of these instruments.
      Notes Receivable: The fair value approximates the carrying value as the rates associated with the receivables are comparable to current market rates.
      Long-term Debt: The fair value of the 10% Senior notes is based on the trading price of the notes. The fair value of debt with variable interest rates is equal to the principal amount of the notes since the interest rates are reset periodically. The fair value of other long-term debt is based on the current market rate of interest offered to the Company for debt of similar maturities. The estimated fair values of long-term debt were as follows:

	December 31,

	2004	2003

10% Senior notes	$209,970	$—
Variable rate term loan	—	45,000
Revolving credit facility	8,000	10,000
8.75% term notes	—	4,725
Variable rate term notes	1,466	2,679
Seller financing	—	10,100
Capital lease obligation	2,196	—
Other	16	196

Total long-term debt	$221,648	$72,700

(16)	Employee Benefit Plans

The Company

(a) Postretirement Benefits Other Than Pensions
      Three of the Company’s subsidiaries assumed collective bargaining agreements as part of two acquisitions that require these subsidiaries to provide postretirement medical benefits to certain employees who retire after the acquisition closing dates. In each case, however, The Brink’s Company and AMCI, as sellers, have retained the obligation to provide postretirement medical benefits to employees who retired prior to the acquisition closing dates (December 13, 2002 and March 11, 2003, respectively) and to employees who were not retained by these subsidiaries. In addition, The Brink’s Company retained the obligation to provide postretirement medical benefits to a significant number of the employees who have worked for the Company after the acquisition closing, namely, those employees who met the eligibility criteria by December 31, 2003, even if the employees will not retire until sometime in the future. These plans are unfunded and the measurement date is December 31 of each year.
      Effective July 1, 2004, the Company adopted a plan offering postretirement medical benefits to active union-free employees that will provide a credit of $20 per month per year of service for pre-65 year old

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
and $9 per month per year of service for post-65 year old retirees toward the purchase of medical benefits (as defined) from the Company. The adoption of this new plan resulted in prior service cost of $27,122 which will be amortized over the remaining service of the union-free employees.
      The components of the change in accumulated benefit obligations of the plans for postretirement benefits other than pensions were as follows:

			Period from
			December 14,
	Year Ended December 31,		2002 to
			December 31,
	2004	2003	2002

Change in benefit obligation:
Accumulated benefit obligation-beginning of period:	$11,532	$5,951	$—
Service cost	2,266	656	19
Interest cost	1,375	580	17
Actuarial (gain) or loss	1,526	(15)	—
Benefits paid	(38)	—	—
Prior service cost	27,122	—	—
Postretirement benefits assumed in acquisitions	—	3,475	5,915
Change due to discount rate assumption	—	885	—

Accumulated benefit obligation-end of period	$43,783	$11,532	$5,951

Funded status	$(43,783)	$(11,532)	$(5,951)
Unrecognized prior service cost	25,725	—	—
Unrecognized net actuarial loss	2,421	870	—

Accrued postretirement medical benefits	$(15,637)	$(10,662)	$(5,951)

      The following table details the components of the net periodic benefit cost for postretirement benefits other than pensions:

			Period from
	Year Ended		December 14,
	December 31,		2002 to
			December 31,
	2004	2003	2002

Service cost	$2,266	$656	$19
Interest cost	1,375	580	17
Amortization of net (gain) or loss	(24)	—	—
Amortization of prior service cost	1,396	—	—

Net periodic benefit cost	$5,013	$1,236	$36

      The discount rates used in determining the benefit obligations as of December 31, 2004, 2003 and 2002 were 5.75%, 6.25%, and 6.75%, respectively. The discount rates used in determining net periodic postretirement benefit cost were 6.25%, 6.75% and 6.75% for the years ended December 31, 2004 and 2003, and period from December 14, 2002 to December 31, 2002, respectively.
      The weighted average annual rate of increase in the per capita cost of covered benefits (i.e., health care trend rate) for medical benefits assumed is 12% for 2004, decreasing to 5% in 2010 and thereafter.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care trend rates would have the following effects as of and for the year ended December 31, 2004:

	One	One
	Percentage	Percentage
	Point	Point
	Increase	Decrease

Effect on accumulated postretirement benefit obligation	$2,626	$(1,964)
Effect on total service and interest cost components	301	(235)
      Employer contributions for benefits paid for the year ended December 31, 2004 were $38. Employee contributions are not expected to be made and the plan is unfunded.
      Estimated future benefit payments reflecting expected future service for the fiscal years ending after December 31, 2004 are as follows:

Year ending December 31:
2005	$39
2006	67
2007	126
2008	388
2009	690
2010-2014	9,709

Total	$11,019

      On December 8, 2003, the President of the United States signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”). The Act introduces a prescription drug benefit under Medicare (“Medicare Part D”) as well as a federal subsidy to sponsors of retiree heath care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D.
      At December 31, 2003, in accordance with FASB Staff Position No. FAS 106-1, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“FSP 106-1”), the Company elected to defer recognition of the effects of the Act in any measures of the benefit obligation or cost.
      In May 2004, the FASB issued further guidance with the release of FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“FSP 106-2”). The Company has reflected the estimated impact of the Act as a $629 reduction in the present value of the accumulated postretirement benefit obligation as of January 1, 2004 and a $113 reduction in the net periodic service cost for the year ended December 31, 2004.

(b) Savings Plan
      The Company sponsors a 401(k) Savings-Investment Plan to assist its eligible employees in providing for retirement. The Company contributes 3% of compensation, as defined, for every employee who is eligible to participate in the plan. Participants also receive a 50% matching contribution from the Company of up to 4% of their total compensation, as defined. The effective date of the plan was February 1, 2003. Total Company contributions for the years ended December 31, 2004 and 2003, were $5,086, and $3,505, respectively.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

(c) Self-Insured Medical Plan
      The Company is self-insured for health insurance coverage provided for all of its employees. During the years ended December 31, 2004 and 2003, and the period from December 14, 2002 to December 31, 2002, total claims expense of $18,094, $12,313, and $355, respectively, was incurred, which represents claims processed and an estimate for claims incurred but not reported.

(d) Multi-Employer Pension Plan
      Three of the Company’s subsidiaries assumed collective bargaining agreements as part of two acquisitions that require them to participate in the United Mine Workers of America (UMWA) 1950 and 1974 pension plans. These plans are multi-employer pension plans whereby the expense is based upon defined contribution rates. There was no expense under these plans for the years ended December 31, 2004 and 2003, or for the period from December 14, 2002 to December 31, 2002 as no contributions were required.
      Two of the three subsidiaries referenced above are required to make contributions to the 1993 UMWA Benefit Plan of fifty cents per signatory hour worked. The contributions that the Company made to this plan for the years ended December 31, 2004 and 2003 were $31 and $29, respectively.

(e) Equity-Based Compensation Awards
      In November 2004, ACM adopted the Alpha Coal Management LLC 2004 Long-Term Incentive Plan (the “Alpha Coal Management Long-Term Incentive Plan”) to provide equity-based incentive compensation to those key employees and others who make significant contributions to the strategic and long-term performance objectives and growth of the Company. On November 10, 2004, ACM granted options to purchase 800,000 units of ACM to 22 members of the Company’s management team under the Alpha Coal Management Long-Term Incentive Plan. These options vest over a period of five years (with accelerated vesting upon a change of control) and have a term of ten years. In connection with this grant of options, ACM entered into a letter agreement with ANR Holdings pursuant to which ANR Holdings agreed to issue to ACM additional membership interests representing sharing ratios in the aggregate amount equal to 1% of the outstanding membership interests upon exercise of awards granted by ACM under the Alpha Coal Management Long-Term Incentive Plan. In connection with the Internal Restructuring on February 11, 2005, this plan was amended and restated, the outstanding options to purchase units of ACM were automatically converted into options to purchase shares of Alpha Natural Resources, Inc. common stock and Alpha Natural Resources, Inc. assumed the obligations of ACM pursuant to this plan. After the Internal Restructuring, there are outstanding under the plan options to purchase an aggregate of 596,985 shares of common stock (the maximum number of shares currently available for awards under the plan) at an exercise price of $12.73 per share. No additional options or awards will be granted under the plan.
      In connection with the Internal Restructuring on February 11, 2005, Alpha Natural Resources, Inc. adopted, and its stockholders approved, the Alpha Natural Resources, Inc. Long-Term Incentive Plan (the “Long-Term Incentive Plan”). The principal purpose of the Long-Term Incentive Plan is to attract, motivate, reward and retain selected employees, consultants and directors through the granting of stock-based compensation awards. The Long-Term Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock awards, dividend equivalents, performance-based awards and other stock-based awards.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The total number of shares of Alpha Natural Resources, Inc. common stock initially available for issuance or delivery under the Long-Term Incentive Plan is 3,338,841 shares, and the maximum number of shares that may be subject to awards made to any one plan participant in any fiscal year will be 2,000,000 shares. Subsequent to December 31, 2004, Alpha Natural Resources, Inc. granted certain of its executive officers, directors and key employees options to purchase an aggregate of 692,905 shares of Alpha Natural Resources, Inc. common stock at the initial public offering price at the time of the initial public offering. The number of shares of Alpha Natural Resources, Inc. common stock issued or reserved pursuant to the Long-Term Incentive Plan is subject, at the discretion of the board of directors (or the committee if so empowered), to adjustment as a result of stock splits, stock dividends and similar changes in Alpha Natural Resources, Inc. common stock.
      Charges for the Long-Term Incentive Plan, if any, related to the grant of options by Alpha Natural Resources, Inc. after the Internal Restructuring would be recorded by Alpha NR Holding, Inc. with a corresponding credit to stockholder’s equity.

Predecessor
      The Company did not assume the Predecessor’s obligations under the following employee benefit plans:

(a) Pension Plans
      The Combined Virginia Entity’s union-free employees who met certain eligibility requirements participated in The Brink’s Company’s noncontributory defined benefit pension plans (the Brink’s Plans). Benefits under the Brink’s Plans were based on salary (including commissions, bonuses, overtime, and premium pay) and years of service.
      For the purpose of preparing the Predecessor’s combined financial statements, the Combined Virginia Entity’s projected benefit obligation at December 13, 2002 relating to its participation in the Brink’s Plans was actuarially estimated based on data, such as years of service, salary, and age, for employees of companies included in the Combined Virginia Entity.
      The fair value of plan assets and unrecognized experience loss and prior service cost were allocated to the Combined Virginia Entity as of December 13, 2002 based on the Combined Virginia Entity’s pro rata share of The Brink’s Company’s projected benefit obligation. The Brink’s Company’s policy was to fund at least the minimum actuarially determined amounts necessary in accordance with applicable regulations.
      The net pension credit for the period from January 1, 2002 to December 13, 2002 for all plans was as follows:

Period from
January 1,
2002 to
December 13,
2002

Service cost	$2,504
Interest cost on Projected Benefit Obligation (PBO)	8,547
Return on assets — expected	(12,617)
Other amortization, net	638

Net pension credit	$(928)

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The assumptions used in determining the net pension credit and funded status for the Combined Virginia Entity’s pension plans were as follows:

Period from
January 1,
2002 to
December 13,
2002

Discount rate-expense	7.25%
Discount rate-funded status	6.75%
Expected long-term rate of return on assets (expense)	10.00%
Expected long-term rate of return on assets (funded status)	8.75%
Average rate of increase in salaries (expense and funded status)(1)	4.00%

(1)	Salary scale assumptions varied by age and approximated 4% per annum.
      Reconciliations of the PBO, plan assets, funded status, and prepaid pension asset at December 13, 2002 for the Combined Virginia Entity’s pension plans was as follows:

Period from
January 1,
2002 to
December 13,
2002

PBO at beginning of period	$121,760
Service cost	2,504
Interest cost	8,547
Benefits paid	(7,735)
Actuarial loss	2,679

PBO at end of period	$127,755

Fair value of plan assets at beginning of period	$111,438
Return on assets — actual	(11,780)
Employer contributions	3,294
Benefits paid	(7,735)

Fair value of plan assets at end of period	$95,217

Funded status	$(32,538)
Unrecognized experience loss	59,329

Net prepaid pension assets	26,791
Noncurrent pension liability	1,319

Prepaid pension asset	$28,110

      The Combined Virginia Entity participated in the United Mine Workers of America (UMWA) 1950 and 1974 pension plans at defined contribution rates. There was no expense under these plans in 2002 as no contribution was required. A multi-employer pension plan withdrawal liability related to these plans of $28,424 was accrued as of December 13, 2002 by the Virginia Combined Entity associated with The Brink’s Company’s planned exit from the coal business. The estimate was based on the most recent actuarial estimate of liability for a withdrawal occurring in the plan year ending June 30, 2002. The

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
withdrawal liability and any subsequent changes in the liability are the responsibility of The Brink’s Company.

(b) Savings Plan
      The Brink’s Company sponsored a 401(k) Savings-Investment Plan to assist its eligible U.S. employees in providing for retirement. Employee contributions were matched at rates of between 50% to 100% up to 5% of compensation (subject to certain limitations). Contribution expense for the Combined Virginia Entity under the plan aggregated $493 for the period from January 1, 2002 to December 13, 2002.

(c) Postretirement Benefits Other Than Pensions
      The Brink’s Company provided certain postretirement health care and life insurance benefits for eligible active and retired employees in the U.S., including those employed by the Combined Virginia Entity (The Brink’s Company sponsored plans). The Brink’s Company also provided benefits to certain eligible employees of the Combined Virginia Entity as required by the Health Benefit Act, discussed below.
      The Brink’s Company Sponsored Plans. For the purpose of preparing the combined financial statements of the Combined Virginia Entity, the unrecognized experience loss was allocated to the Combined Virginia Entity based on a pro rata share of The Brink’s Company’s Accumulated Postretirement Benefit Obligation (APBO) as of December 13, 2002. For the period from January 1, 2002 to December 13, 2002, the components of net periodic postretirement expense related to The Brink’s Company sponsored plans for postretirement benefits were as follows:

Period from
January 1,
2002 to
December 13,
2002

Service cost	$540
Interest cost on APBO	14,888
Amortization of loss	4,413

Net periodic postretirement benefit expense	$19,841

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      Reconciliations of the APBO, funded status, and accrued postretirement benefit cost for the Combined Virginia Entity’s share of The Brink’s Company sponsored plans at December 13, 2002 are as follows:

Period from
January 1,
2002 to
December 13,
2002

APBO at beginning of period	$211,974
Service cost	540
Interest cost	14,888
Benefits paid	(13,132)
Actuarial loss	13,103

APBO and funded status at end of period	227,373
Unrecognized experience loss	(95,542)

Accrued postretirement benefit cost at end of period	$131,831

      The APBO was determined using the unit credit method and an assumed discount rate of 6.75% in 2002. For The Brink’s Company sponsored plans, the assumed health care cost trend rate used in 2002 was 10% for 2003, declining 1% per year to 5% in 2008 and thereafter. The assumed Medicare cost trend rate used in 2002 was 5%.
      A one percentage point increase (decrease) each year in the assumed health care cost trend rate used for 2002 would increase (decrease) the aggregate service and interest components of expense for 2002, and increase (decrease) the APBO of Company-sponsored plans at December 13, 2002 as follows:

	Effect of 1% Change in
	Health Care Trend Rates

	Increase	Decrease

Effect on total service and interest cost components	$1,909	$(1,582)
Effect on APBO	27,652	(22,916)
      Health Benefit Act. In October 1992, the Coal Industry Retiree Health Benefit Act (the Health Benefit Act) was enacted as part of the Energy Policy Act of 1992. The Health Benefit Act established rules for the payment of future health care benefits for thousands of retired union mine workers and their dependents. The Health Benefit Act established a trust fund to which “signatory operators” and “related persons”, including The Brink’s Company and certain of its subsidiaries, including some of the subsidiaries included in the Combined Virginia Entity, are jointly and severally liable to pay annual premiums for assigned beneficiaries, together with a pro rata share for certain beneficiaries who never worked for such employers (unassigned beneficiaries) in amounts determined on the basis set forth in the Health Benefit Act. In October 1993 and at various times in subsequent years, The Brink’s Company received notices from the Social Security Administration (the SSA) with regard to the assigned beneficiaries for which The Brink’s Company was responsible under the Health Benefit Act. In addition, the Health Benefit Act requires The Brink’s Company to fund, pro rata according to the total number of assigned beneficiaries, a portion of the health benefits for unassigned beneficiaries. At this time, the funding for such health benefits is being provided from another source; however, the statutory authorization to obtain such funds is currently expected to cease by 2005. In the determination of The Brink’s Company’s ultimate obligation under the Health Benefit Act, such funding has been taken into consideration.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The Combined Virginia Entity accounted for their obligations under the Health Benefit Act as participants in a multi-employer benefit plan, as provided by Emerging Issues Task Force (EITF) No. 92-13, Accounting for Estimated Payments in Connection with the Coal Industry Retiree Health Benefit Act of 1992, and thus, recognized the annual cost of these obligations on a pay-as-you-go basis. For the period from January 1, 2002 to December 13, 2002, the Combined Virginia Entity’s pro rata allocated portion of the annual premiums were $1,302. The Company has no liability under this act.
      Black Lung. The Combined Virginia Entity was self-insured with respect to substantially all black lung (pneumoconiosis) benefits. Provision was made for estimated benefits based on annual reports prepared by independent actuaries. Unamortized losses were amortized over the average remaining life expectancy of participants (approximately 10 years). Assumptions used in the calculation of the actuarial present value of black lung benefits were based on actual retirement experience of the Combined Virginia Entity’s employees, black lung claims incidence, actual dependent information, industry turnover rates, actual medical and legal cost experience, and projected inflation rates. The amount of expense incurred by the Combined Virginia Entity for black lung benefits was $3,428 for the period from January 1, 2002 to December 13, 2002.

(17)	Workers’ Compensation Benefits
      The Company’s operations generally are fully insured for workers’ compensation and black lung claims. Insurance premium expense for the years ended December 31, 2004 and 2003 was $16,192 and $15,984, respectively. A portion of the West Virginia operations of the Company are self-insured for workers’ compensation and state black lung claims. The liability for these claims is an estimate of the ultimate losses to be incurred on such claims based on the Company’s experience and published industry data. Adjustments to the probable ultimate liability are made annually based on an actuarial valuation and are included in operations as they are determined. The obligations incurred prior to January 31, 2003 are currently secured by surety bonds of El Paso Corporation, an unrelated entity. Also see note 23.
      The liability for self-insured workers compensation benefits at December 31, 2004 and 2003 was $6,290 and $2,110, respectively, including a current portion of $1,612 and $450, respectively. Workers’ compensation expense for the years ended December 31, 2004 and 2003 was $7,697 and $4,464, respectively, including fees paid to the State of West Virginia to be self-insured. The Company is required to post bonds in the amount of $2,288 with the state of West Virginia to secure estimated self-insured liabilities for the period from February 1, 2003 through June 30, 2004. The state of West Virginia allows the self-insured companies to post these bonds in installments to be fully secured by June 30, 2006. The Company posted a bond of $727 as the first installment for the year ended December 31, 2004.

(18)	Related Party Transactions

Company
      As of December 31, 2002, the Company had notes payable in the amount of $23,953 payable to a related party. These notes along with other notes in the amount of $20,047 were converted to contributed capital of the Company in 2003. The Company incurred interest expense on the related party notes of $2,625 and $144 during the year ended December 31, 2003 and the period from December 14, 2002 to December 31, 2002, respectively.
      In conjunction with the purchase of U.S. AMCI from the AMCI Parties, the Company paid $35,000 for the working capital of U.S. AMCI, as defined in the contribution agreement, subject to an audit. As of December 31, 2003, the net working capital acquired was estimated to be $31,569 and the difference of $3,431 was recorded as a receivable. In September 2004, ANR Holdings, First Reserve and the AMCI

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
Parties agreed that the net working capital actually acquired was $34,070, and the AMCI Parties paid the difference of $930 to the Company. The parties further agreed that the AMCI Parties would be entitled to any refund of, and obligated to make any payment of, all federal black lung excise taxes of the companies contributed by the AMCI Parties to ANR Holdings, but only insofar as the taxes related to pre-closing or straddle periods ending on or prior to the closing date of the U.S. AMCI acquisition. As a result, $981 of the previously recorded receivable from AMCI was reclassified to offset a federal black lung excise tax accrued liability included in the net working capital acquired. The remaining $1,520 was recorded as an increase to goodwill.
      The Company records rent on its Latrobe, Pennsylvania operating facility from a related party. Total rent expense was $144 and $114 as of and for the years ended December 31, 2004 and 2003, respectively. The amount of accrued rent payable to the related party at December 31, 2004 and 2003 was $258 and $114, respectively.
      In conjunction with the acquisition of U.S. AMCI, ANR Holdings entered into an agreement with entities affiliated with AMCI that requires the AMCI parties to pay reclamation and other obligations of one of the former U.S. AMCI entities acquired by the Company (Solomons Mining Company). In April 2004, the Company entered into an arrangement with the former owners of U.S. AMCI (the “AMCI Parties”) to purchase 350 tons of coal from a third-party at a price of $54.50 per ton at various times from April 2004 through November 2005. An amount of $34.50 will be paid to the producer of that coal, $12.00 per ton is payable to the AMCI Parties and $8.00 per ton is retained by the Company to fund the remaining reclamation obligation of Solomons Mining Company. As of December 31, 2004, the Company has retained an aggregate of $1,778 under this arrangement. After the Company has retained $2,300, the $8.00 per ton will thereafter be paid to the U.S. AMCI parties.
      In connection with our acquisition of Coastal Coal Company, we acquired an overriding royalty interest in certain properties located in Virginia and West Virginia owned by El Paso CPG Company for $11,000 in cash. Effective February 1, 2003, the Company sold the overriding royalty interest to affiliates of Natural Resource Partners, L.P. (NRP) for $11,850 in cash. Effective April 1, 2003, the Company also sold substantially all of its fee-owned Virginia mineral properties to NRP for $53,625 in cash in a sale/leaseback transaction. Based on the aggregate of $20,219 and $16,028 that the Company paid to NRP in lease, royalty and property tax reimbursement payments for the years ended December 31, 2004 and 2003, respectively, NRP is our largest landlord. As of December 31, 2004 and 2003, the Company had $1,430 and $1,290, respectively, in accounts payable to NRP. In an unrelated transaction in December 2003, a member of the ANR Holdings and Alpha Natural Resources, Inc. board of directors was appointed as a member of the board of directors of GP Natural Resource Partners, LLC, the general partner of NRP, and First Reserve became a substantial equity owner of NRP. The Company believes the production and minimum royalty rates contained in leases with NRP are consistent with current market royalty rates.
      One of Alpha Natural Resources, LLC’s Executive Vice Presidents is a 50% owner of Robindale Energy Services, Inc. (and its subsidiary) (“Robindale”). Robindale is engaged in the business of waste coal sales and related businesses in Pennsylvania. From time to time, Robindale has sold and purchased coal and related products to the operations of our AMFIRE regional business unit in Pennsylvania. For the years ended December 31, 2004 and 2003, our subsidiaries Alpha Coal Sales and AMFIRE Mining Company, LLC had purchases of $799 and $172, respectively, from Robindale for trucking services and waste coal. For the year ended December 31, 2004, the Company had sales of $206 to Robindale. The outstanding payable to and receivable from Robindale were $42 and $6, respectively, as of December 31, 2004. The Company has agreed that our Executive Vice President’s continued relationship with Robindale will not cause a breach of his employment agreement with us, and he has agreed that he will not

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
participate in any decisions to enter into any transactions that might be proposed between Robindale and Alpha.
      In April 2004, we entered into a coal sales arrangement with AMCI Metall & Kohle AG to sell 750 metric tons through March 2005. Two of the ANR Holdings and Alpha Natural Resources, Inc. board members hold ownership in AMCI Metall & Kohle AG. For the year ended December 31, 2004, total sales of $46,315 have been recorded under this contract. The receivable balance due from AMCI Metall & Kohle AG was $7,121 at December 31, 2004. The Company also had total sales of $14,872 for the year ended December 31, 2004 to AMCI Australia Pty Ltd., an entity owned by two of the Company’s board members. The Company purchased coal in the amount of $1,658 under various short-term purchase orders and recorded sales of $248 during the year ended December 31, 2004 to XCoal Energy and Resources, an entity in which two members of Alpha’s board of directors each own more than a 10% equity interest. The Company had an outstanding payable amount of $4 as of December 31, 2004 due to XCoal Energy and Resources. In addition, American Metals and Coal International, Inc., an entity owned by two of the Company’s board members, facilitated a $5,202 coal sales transaction with an international buyer for no compensation or commission. For the year ended December 31, 2003 the Company recorded sales in the amount of $5,859 and purchases in the amount of $8,983 with affiliates of the AMCI Parties. The outstanding payable amount due to AMCI affiliates was $998 at December 31, 2003.
      One of the Company’s subsidiaries purchased $4,799 of coal in the ordinary course of our business from subsidiaries of Foundation Coal Holdings, Inc. (“Foundation”). The balance payable as of December 31, 2004 was $822. Three of the Company’s directors also serve as directors of Foundation. First Reserve Fund IX, L.P. and an entity affiliated with AMCI beneficially own an aggregate of approximately 24% of the outstanding shares of Foundation’s common stock.

Predecessor
      The Combined Virginia Entity had receivables and payables and was a party to certain transactions with affiliated companies in the normal course of business.
      Pittston Coal Management Company (PCMC) provided executive, legal, engineering, geological, accounting, and other administrative services to affiliated companies owned directly or indirectly by Pittston Coal Company, including companies included in the Combined Virginia Entity.
      PCMC allocated its costs to the various entities based primarily on production, head count, and asset base. Intercompany balances among companies included in the Combined Virginia Entity have been eliminated, and net amounts due from other affiliated companies are classified in the balance sheet as a component of shareholders’ equity.
      Pittston Coal Sales Corporation (PCSC) provided services to affiliated companies owned by Pittston Coal Company, including companies included in the Combined Virginia Entity. PCSC negotiated and entered into coal sales contracts with customers using its sales staff. A portion of the cost of PCSC’s sales department was allocated to the affiliated companies based on relative coal sales volume. Coal was shipped from affiliated coal production companies, including companies included in the Combined Virginia Entity, to customers and PCSC invoiced the customers and recorded a payable to the affiliated company for the amount of the customer invoice. PCSC collected the cash on behalf of the affiliate. Intercompany balances between PCSC and companies included in the Combined Virginia Entity have been eliminated and receivables and payables to other affiliated companies were classified as a component of shareholders’ equity.
      Cash generated or used by our Predecessor was ultimately received or provided by The Brink’s Company. During the period from January 1, 2002 to December 13, 2002, Pittston Coal Company

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
contributed $329,964, respectively, of intercompany amounts owned by its subsidiaries included in the Combined Virginia Entity to shareholders’ equity.
      Our Predecessor was included in the consolidated U.S. federal income tax return filed by The Brink’s Company. The Brink’s Company’s consolidated provision and actual cash payments for U.S. federal income taxes were allocated between the Predecessor and other affiliates of The Brink’s Company in accordance with The Brink’s Company’s tax allocation policy. In general, the consolidated current tax provision of The Brink’s Company’s was allocated among the affiliates based principally upon the financial income, taxable income, credits, and other amounts directly related to the respective affiliate. The Brink’s Company gave credit to its subsidiaries for the tax effect of U.S. federal income tax losses and other attributes to the extent the attributes were utilized on a consolidated basis. As a result, the allocated affiliate amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the affiliate had filed separate tax returns. Net deferred income tax assets of the Predecessor are reflected as deferred income tax receivable from parent and are classified as a component of shareholders’ equity.

(19)	Commitments

Operating Leases
      The Company leases coal mining and other equipment under long-term operating leases with varying terms. In addition, the Company leases mineral interests and surface rights from land owners under various terms and royalty rates.
      As of December 31, 2004, aggregate future minimum lease payments under operating leases and minimum royalties under coal leases were as follows:

		Equipment	Coal
	Facility	and Other	Royalties	Total

Year ending December 31:
2005	$481	$3,826	$9,212	$13,519
2006	279	3,767	8,616	12,662
2007	211	2,206	8,752	11,169
2008	168	524	7,770	8,462
2009	77	—	7,739	7,816
Thereafter	261	—	30,031	30,292

Total	$1,477	$10,323	$72,120	$83,920

      The above table includes amounts due under noncancelable leases with initial or remaining lease terms in excess of one year.
      Net rent expense amounted to $6,290 for the year ended December 31, 2004, $6,113 for the year ended December 31, 2003, $170 for the period from December 14, 2002 to December 31, 2002, and $8,262 for the period from January 1, 2002 to December 13, 2002. Coal royalties expense amounted to $43,858 for the year ended December 31, 2004, $29,027 for the year ended December 31, 2003, $46 for the period from December 14, 2002 to December 31, 2002, and $981 for the period from January 1, 2002 to December 13, 2002.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

Other Commitments
      As of December 31, 2004, the Company had commitments to purchase 6.2 million, 1.6 million, and 0.8 million tons of coal at a cost of $342,422, $79,143, and $31,320 in 2005, 2006, and 2007, respectively. As part of a coal supply tonnage buyout agreement, at December 31, 2004, the Company had commitments to pay the customer $680 each year from 2005 to 2009, and $567 in 2010.

(20)	Mergers and Acquisitions

2002 Acquisition

Pittston Coal Company
      On December 13, 2002, the Company acquired the majority of the Virginia coal assets of Pittston Coal Company (the Combined Virginia Entity), for a net purchase price of $62,945. The results of the Combined Virginia Entity’s operations have been included in the combined financial statements since that date. The purchase also included Maxxim Rebuild, a mining equipment and repair business.
      The $62,945 purchase price for the Combined Virginia Entity consisted of a $37,202 cash payment at closing, and notes payable of $25,743 issued to the seller, $18,500 of which was in the form of a minimum royalty agreement. Additional payments of up to $5,000 are payable under the royalty agreement if certain levels of coal sales prices are achieved. As of December 31, 2004, $5,000 had been accrued for this additional consideration.
      In conjunction with the acquisition, the Company contracted with the Predecessor to perform reclamation work for sites retained by the Predecessor. As of December 31, 2004, the Company had $1,364 in liabilities related to the remaining contract reclamation work, including a current portion of $711.
      The following table summarizes the estimated fair values, as determined by an independent third-party valuation, of the assets acquired and liabilities assumed at the date of acquisition (December 13, 2002):

Current assets	$17,732
Property, plant, and equipment	69,087
Intangible assets	4,091

Total assets acquired	90,910

Asset retirement obligation	(15,050)
Postretirement medical benefits	(5,915)
Other liabilities	(7,000)

Total liabilities assumed	(27,965)

Net assets acquired	$62,945

2003 Acquisitions

Coastal Coal Company
      On January 31, 2003, the Company acquired 100% of the membership interest of Coastal Coal Company, LLC and certain other assets. The results of Coastal Coal’s operations have been included in the combined financial statements since that date. Coastal Coal Company, LLC is a producer of thermal and industrial coals in the Appalachian region.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The aggregate net purchase price for the Coastal Coal membership interest and related assets was $67,772. Consideration included cash of $44,172 and notes payable issued to the seller of $23,600.
      The following table summarizes the estimated fair values, as determined by an independent third-party valuation, of the assets acquired and liabilities assumed at the date of acquisition (January 31, 2003):

Current assets	$31,614
Property, plant, and equipment	40,342
Intangibles	3,937
Other noncurrent assets	18,269

Total assets acquired	94,162

Current liabilities	(11,700)
Asset retirement obligation	(12,861)
Other noncurrent liabilities	(1,431)
Notes payable	(398)

Total liabilities assumed	(26,390)

Net assets acquired	$67,772

American Metals and Coal International, Inc.
      On March 11, 2003, the Company acquired the majority of the North American operations of American Metals and Coal International, Inc. (U.S. AMCI). The results of U.S. AMCI’s operations have been included in the combined financial statements since that date. U.S. AMCI is a producer of Appalachian coal and a broker of steam and metallurgical coals in the United States and abroad.
      The aggregate purchase price for the U.S. AMCI net assets was $121,299. Consideration included cash of $52,339, and common and preferred membership interests in ANR Holdings issued, valued at $68,960. The value attributed to the membership interest was based on the cash contributions made by the other owners of ANR Holdings.
      The goodwill represents the portion of the purchase price allocated to the U.S. AMCI sales force. The goodwill is not deductible for federal income tax purposes.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The following table summarizes the estimated fair values, as determined by an independent third-party valuation, of the assets acquired and liabilities assumed at the date of acquisition (March 11, 2003):

Current assets	$47,005
Property, plant, and equipment	94,732
Goodwill	17,121
Other noncurrent assets	976

Total assets acquired	159,834

Current liabilities	(17,307)
Asset retirement obligation	(8,768)
Postretirement medical benefits	(3,475)
Other noncurrent liabilities	(1,051)
Notes payable	(7,934)

Total liabilities assumed	(38,535)

Net assets acquired	$121,299

Mears Enterprises, Inc.
      On November 17, 2003, the Company acquired the assets of Mears Enterprises, Inc (Mears Enterprises) and affiliated companies. The results of Mears Enterprises and affiliates operations have been included in the combined financial statements since that date. Mears Enterprises and affiliates operate six mining complexes and a preparation plant, all located in Pennsylvania.
      The aggregate purchase price for the net assets of Mears Enterprises and affiliates was $37,977 in cash.
      The following table summarizes the estimated fair values, as determined by an independent third-party valuation, of the assets acquired and liabilities assumed at the date of acquisition (November 17, 2003):

Current assets	$280
Property, plant, and equipment	39,476
Intangibles	200
Other noncurrent assets	100

Total assets acquired	40,056
Asset retirement obligation	(2,079)

Net assets acquired	$37,977

2004 Acquisitions

Moravian Run Reclamation Co.
      On April 1, 2004, the Company acquired substantially all of the assets of Moravian Run Reclamation Co., Inc. (Moravian Run) for $5 in cash. The Company has agreed to pay Moravian Run monthly overriding royalty payments for the next four years in an aggregate amount of $1,000 and monthly payments for the next five years in respect of leased equipment in an aggregate amount of $3,100 structured as a capital lease with a present value of $2,360. The Company also assumed $1,086 of

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
reclamation obligations. The Moravian Run assets included, as of March 31, 2004, four active surface mines and two additional surface mines under development, operating in close proximity to and serving many of the same customers as our AMFIRE business unit located in Pennsylvania.

Cooney Bros. Coal Company
      On May 10, 2004, the Company acquired a coal preparation plant and railroad loading facility located in Portage, Pennsylvania and related equipment and coal inventory from Cooney Bros. Coal Company for $2,500 in cash and an adjacent coal refuse disposal site from a Cooney family trust for $300 in cash. The Company also assumed approximately $102 of reclamation obligations in connection with this acquisition.
      The Moravian Run Reclamation Co. and Cooney Bros. Coal Company acquisitions are not significant to the Company’s financial position, results of operations, or cash flows and, therefore, are not included in the pro forma information presented below.

Pro Forma Information
      The following unaudited pro forma financial information for the year ended December 31, 2003 reflects the consolidated results of operations of the Company as if the acquisitions of Coastal Coal Company, LLC, U.S. AMCI, and Mears Enterprises and affiliates had taken place on January 1, 2003. The pro forma information includes primarily adjustments for depreciation and depletion on acquired property, plant, and equipment, and interest expense. The pro forma financial information is not necessarily indicative of the results of operations had the transactions been completed on the assumed date.

Revenues	$902,766
Net income	5,769

(21)	Concentrations and Major Customers
      The Company markets its coal principally to electric utilities in the United States and international and domestic steel producers. As of December 31, 2004 and 2003, trade accounts receivable from electric utilities totaled approximately $30,900 and $32,700, respectively. Credit is extended based on an evaluation of the customer’s financial condition and collateral is generally not required. Credit losses are provided for in the combined financial statements and historically have been minimal. The Company is committed under long-term contracts to supply coal that meets certain quality requirements at specified prices. The prices for some multi-year contracts are adjusted based on economic indices or the contract may include year-to-year specified price changes. Quantities sold under some contracts may vary from year to year within certain limits at the option of the customer. Sales to the Company’s largest customer in 2004 and 2003 accounted for less than 10% of total sales for the years ended December 31, 2004 and 2003.

(22)	Segment Information
      The Company extracts, processes and markets steam and metallurgical coal from surface and deep mines for sale to electric utilities, steel and coke producers, and industrial customers. The Company operates only in the United States with mines in the Central Appalachian and Northern Appalachian regions and in Colorado. The Company has one reportable segment: Coal Operations, consisting of 43 underground mines and 21 surface mines located in Central Appalachia and Northern Appalachia, and one underground mine located in Colorado. Coal Operations also includes the Company’s purchased coal sales function, which markets the Company’s Appalachian coal to domestic and international customers. The All Other category includes the Company’s equipment sales and repairs operations, as well as other ancillary business activities, including terminal services, trucking services, coal and environmental analysis

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
services, and leasing of mineral rights. The Corporate and Eliminations category includes general corporate overhead and the elimination of intercompany transactions. The revenue elimination amount represents inter-segment revenues. The Company evaluates the performance of its segment based on EBITDA, as adjusted, which the Company defines as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income, and adjusted for minority interest.
      Operating segment results for the year ended December 31, 2004 and segment assets as of December 31, 2004 were as follows:

			Corporate
	Coal		and
	Operations	All Other	Eliminations	Combined

Revenues	$1,249,965	$30,262	$(10,509)	$1,269,718
Depreciation, depletion, and amortization	52,441	1,477	2,094	56,012
EBITDA, as adjusted	160,788	2,416	(43,877)	119,327
Capital expenditures	70,487	392	1,167	72,046
Total assets	396,935	105,727	(25,541)	477,121
      Operating segment results for the year ended December 31, 2003 and segment assets as of December 31, 2003 were as follows:

			Corporate
	Coal		and
	Operations	All Other	Eliminations	Combined

Revenues	$778,462	$22,323	$(8,219)	$792,566
Depreciation, depletion, and amortization	33,062	1,895	1,097	36,054
EBITDA, as adjusted	69,043	493	(21,873)	47,663
Capital expenditures	21,819	690	5,210	27,719
Total assets	342,019	70,797	(33,480)	379,336
      Operating segment results for the period from December 14, 2002 to December 31, 2002 and segment assets as of December 31, 2002 were as follows:

			Corporate
	Coal		and
	Operations	All Other	Eliminations	Combined

Revenues	$7,269	$101	$—	$7,370
Depreciation, depletion, and amortization	273	1	—	274
EBITDA, as adjusted	(10)	(17)	(471)	(498)
Capital expenditures	564	—	396	960
Total assets	80,706	27,340	396	108,442

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      Reconciliation of total segment EBITDA, as adjusted, to net income (loss) follows:

			Period from
			December 14,
	Year Ended December 31,		2002 to
			December 31,
	2004	2003	2002

Total segment EBITDA, as adjusted(1)	$119,327	$47,663	$(498)
Interest expense	(20,041)	(7,848)	(203)
Interest income	531	103	6
Income tax (expense) benefit	(3,960)	(668)	334
Depreciation, depletion and amortization	(56,012)	(36,054)	(274)
Minority interest	(19,830)	(934)	0

Net income (loss)	$20,015	$2,262	$(635)

(1)	EBITDA, as adjusted, is defined as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization, less interest income, and adjusted for minority interest.
      The Company markets produced, processed and purchased coal to customers in the United States and in international markets. Export revenues totaled $602,629 or approximately 47% of total revenues, including sales to Japan of $138,032 or approximately 11% of total revenues, for the year ended December 31, 2004. Export revenues were $220,818 or approximately 28% of total revenues, including sales to Canada of $88,630 or approximately 11% of total revenues, for the year ended December 31, 2003. Export sales in 2004 primarily were to customers in Japan, Canada, Brazil and various European countries. Export sales in 2003 primarily were to customers in Canada, Brazil, and various European countries.

(23)	Contingencies

(a)	Guarantees and Financial Instruments with Off-balance Sheet Risk
      In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. No liabilities related to these arrangements are reflected in the Company’s combined balance sheets. Management does not expect any material losses to result from these guarantees or off-balance sheet financial instruments. The amount of bank letters of credit outstanding as of December 31, 2004 is $52,991. The amount of surety bonds currently outstanding related to the Company’s reclamation obligations is presented in note 13 to the combined financial statements. The Company has provided guarantees for equipment financing obtained by certain of its contract mining operators totaling approximately $2,700. The estimated fair value of these guarantees is not significant.
      Alpha from time to time guarantees the performance of a subsidiary on short-term sales and purchase contracts. The subsidiaries of the Company also guarantee performance on the Company’s outstanding reclamation bonds, as well as the Company’s obligations under the Citicorp credit facility and 10% senior notes.

(b)	Litigation
      The Company is involved in various legal proceedings from time to time in the normal course of business. In management’s opinion, the Company is not currently involved in any legal proceeding which

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
individually or in the aggregate could have a material effect on the financial condition, results of operations and/or cash flows of the Company.

(c)	Other Contingencies
      In connection with the Company’s acquisition of Coastal Coal Company, the seller, El Paso CGP Company, has agreed to retain and indemnify the Company for all workers’ compensation and black lung claims incurred prior to the acquisition date of January 31, 2003. The majority of this liability relates to claims in the state of West Virginia. If El Paso CGP Company fails to honor its agreement with the Company, then the Company would be liable for the payment of those claims, which were estimated in April 2004 by the West Virginia Workers’ Compensation Commission to be approximately $5,369 on an undiscounted basis using claims data through June 30, 2003. El Paso has posted a bond with the state of West Virginia for the required discounted amount of $3,722 for claims incurred prior to the acquisition.

(24)	Asset Impairment Charge
      One of the Company’s subsidiaries wholly owns National King Coal, LLC (a mining company) and Gallup Transportation (a trucking company) (collectively “NKC”). Since its acquisition by the Company through August 2004, NKC has incurred cumulative losses of $2,800. While NKC has not experienced sales revenue growth comparable to our other operations of the Company, it has been affected by many of the same cost increases. As a result, we were required to assess the recovery of the carrying value of the NKC assets. Based on that analysis, it was determined that the assets of NKC were impaired. An impairment charge of $5,100 was recorded in September 2004 to reduce the carrying value of the assets of NKC to their estimated fair value. A discounted cash flow model was used to determine fair value.

(25)	Supplemental Cash Flow Disclosures

Company
      Cash paid for interest (net of amounts capitalized) for the years ended December 31, 2004 and 2003 was $14,293 and $6,879, respectively. Income taxes paid by the Company for the year ended December 31, 2004 were $4,047.
      Non-cash investing and financing activities are excluded from the combined statements of cash flows.
      Significant non-cash activity for the year ended December 31, 2004 includes:

•	Increase in other assets of $2,372 for the Virginia Coalfield Employment Enhancement Tax Credit receivable. This represents the portion of the tax credit allocated to Alpha NR Holding, Inc.

•	Increase in deferred common stock offering costs and accrued expenses of $2,010 for accrued common stock offering costs.

•	Increase in asset retirement obligation and fixed assets of $3,657 for new sites added in 2004. Net decrease in asset retirement obligation and fixed assets of $2,937, and increase in deferred gains on sales of property interests and decrease in asset retirement obligation of $3,514 as a result of revisions in estimated cash flows underlying the asset retirement obligation.

•	The short-term financing of prepaid insurance premiums in the amount of $15,228.

•	Settlement of the net working capital acquired in conjunction with the acquisition of U.S. AMCI recorded as an increase in goodwill of $1,520, a decrease in due from affiliate of $2,501 and a decrease in accrued expenses of $981.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)

•	Increase in deferred gains on sales of property interests and decrease in other liabilities of $1,480 for revisions in estimated contract reclamation liability assumed in conjunction with the acquisition of the Virginia coal operations of Pittston Coal Company.

•	Decrease in deferred gains on sales of property interests of $5,000 as a result of additional consideration payable for the acquisition of the Virginia coal operations of Pittston Coal Company.

•	Construction in progress and other capital expenditures of $1,597 recorded in accounts payable.
      Significant non-cash activity for the year ended December 31, 2003 includes:

•	Increase in other assets of $2,434 for the Virginia Coalfield Employment Enhancement Tax Credit receivable. This represents the portion of the tax credit allocated to Alpha NR Holding, Inc.

•	Increase in asset retirement obligation and fixed assets of $1,165 for new sites added in 2003.

•	The short-term financing of prepaid insurance premiums in the amount of $14,425.

•	The conversion of $44,000 of related party notes payable to contributed capital.

•	Seller financing of acquired entities of $23,600.

•	Issuance of membership interests in ANR Holdings, LLC of $68,960 for the acquisition of U.S. AMCI.

•	Construction in progress of $1,929 recorded in accounts payable.
      Significant non-cash activity for the period from December 14, 2002 to December 31, 2002 includes:

•	Seller financing of acquired entities of $25,743.

Predecessor
      During the period from January 1, 2002 to December 13, 2002, the Pittston Coal Company contributed $329,964 of intercompany payables from the Combined Virginia Entity to shareholders’ equity.

(26)	Minority Interest
      On March 11, 2003, concurrent with the acquisition of U.S. AMCI, ANR Holdings issued additional membership interests in the aggregate amount of 45.3% to the former owners of U.S. AMCI, Madison Capital Funding, LLC and ACM, which is owned by certain members of management, in exchange for the net assets of U.S. AMCI and cash. All members of ANR Holdings, other than ACM, hold both common and preferred sharing ratios representing membership interests. Pursuant to the provisions of the ANR Holdings limited liability company agreement, the income of ANR Holdings is allocated among its members as follows:

•	First, to the holders of preferred sharing ratios on a pro rata basis to the extent of any losses that had been allocated to them in prior periods,

•	Second, to the holders of preferred sharing ratios on a pro rata basis up to the cumulative unallocated preferred yield (based on an annual preferred yield of 12%), and

•	Third, to the holders of common sharing ratios on a pro rata basis.

      For purposes of allocating income in the year in which a new member is admitted, ANR Holdings applies a proration method, which allocates income based on the weighted-average ownership of its membership interests for the year.

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      Prior to the Internal Restructuring on February 11, 2005, the principal executive officers of Alpha and other key employees held the entire membership interest of ACM, which in turn owned a common membership interest in ANR Holdings. The interest of ACM in ANR Holdings entitled ACM to receive approximately 0.32% of the distributions made to the holders of common membership interests in ANR Holdings (which we refer to as the management members’ “purchased interest”). In addition, ACM was entitled to receive, subject to certain conditions, an additional distribution of up to 5% of any profits (which we refer to as the management members’ “profits interest”) upon the occurrence of a liquidity event, as defined in the governing documents of ANR Holdings. Generally, a liquidity event would occur when ANR Holdings was sold or when it made a public sale of equity. The provisions of ACM’s limited liability company agreement also contained put and call rights for the benefit of the executive and Alpha, respectively, with respect to the purchased interests and profits interests if the employment relationship of the executive was terminated. In general, depending on when the employment relationship was terminated, the put and call prices were equal to (1) the sum of the greater of (a) the member’s original investment minus returns on that investment or (b) the fair market value, as defined, of the member’s purchased interest on the date the put was exercised, plus (2) a percentage of the fair market value, as defined, of the profits interest on the date the put was exercised, with the percentage increasing from 50% to 100% as the length of the employment period increased from two to four years from the date ACM was formed. For purposes of the put and call, the agreement required Alpha to use the same method of valuation that First Reserve Corporation uses for purposes of reporting to its limited partners, reduced by a 25% minority discount.

(27)	Investments

Dominion Terminal Associates
      As part of the Company’s acquisition of the Combined Virginia Entity, the Company acquired a 32.5% interest in Dominion Terminal Associates (DTA). DTA is a partnership with three other companies that operates a leased coal port terminal in Newport News, Virginia (the Terminal). The Company accounts for this investment under the equity method for investments. See note 2(p). The Company did not ascribe any value to this partnership interest when it was acquired.
      The Company has the right to use 32.5% of the throughput and ground storage capacity of the Terminal and pay for this right based upon an allocation of costs as determined by DTA. The Brink’s Company guaranteed bonds of the partnership in the face amount of $43,160 from the financing related to the construction of the Terminal. The Brink’s Company also paid its proportionate share of interest on these bonds. The Company did not assume any obligations associated with these bonds.
      For the years ended December 31, 2004 and 2003, and the period from December 14, 2002 to December 31, 2002, the Company made advances to DTA equal to its share of allocated costs of $3,266, $3,348, and $253, respectively, offset by outside revenues of $1,763, $1,321 and $57, respectively. The Company records its share of losses in DTA equal to the amount of advances. The Company does not guarantee the obligations of DTA and is not otherwise committed to provide further financial support. Accordingly, the Company does not reduce its investment below zero.
      A net loss of $6,082 for the period from January 1, 2002 to December 13, 2002 was recorded by the Predecessor relating to this investment.

Excelven Pty Ltd
      In September 2004, Alpha, together with its affiliate American Metals and Coal International, Inc. (“AMCI”), entered into a subscription deed with Excelven Pty Ltd, pursuant to which each party agreed

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
to acquire a 24.5% interest in Excelven for a purchase price of $6.5 million in cash. Excelven, through its subsidiaries, owns the rights to the Las Carmelitas mining venture in Venezuela and the related Palmarejo export port facility on Lake Maracaibo in Venezuela. Alpha made payments totaling $4,500 for the year ended December 31, 2004. The investment is accounted for under the equity method, and is included in other assets at December 31, 2004.

(28)	Income Taxes

The Company
      As outlined in the organizational structure in note 1, the minority interest owners and ANR Fund IX Holdings, L.P. own interests in ANR Holdings, a limited liability company and pass-through entity for income tax purposes. As a pass-through entity, ANR Holdings provides information returns reflecting the allocated income (loss) to the minority interest owners and ANR Fund IX Holdings, L.P. based upon their respective ownership percentage and certain special allocations as provided by the limited liability company agreement and the Internal Revenue Code. The income tax consequences of the income (loss) allocated to these owners is not reflected in the combined financial statements.
      The combined financial statements include only the current and deferred income tax associated with Alpha NR Holding, Inc., a taxable entity. The primary source of the income tax impact is derived from the allocated income (loss) from ANR Holdings, Alpha Natural Resources, LLC and its operating subsidiaries, all of which are pass-through entities for tax purposes.
      Significant components of income tax expense (benefit) were as follows:

			Period from
	Year Ended		December 14,
	December 31,		2002 to
			December 31,
	2004	2003	2002

Current tax expense:
Federal	$1,249	$—	$—
State	—	—	—

	1,249	—	—

Deferred tax expense (benefit):
Federal	2,244	665	(284)
State	467	3	(50)

	2,711	668	(334)

Total income tax expense (benefit):
Federal	3,493	665	(284)
State	467	3	(50)

	$3,960	$668	$(334)

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      A reconciliation of the statutory federal income tax expense (benefit) at 35% to income (loss) before income taxes and minority interest, and the actual income tax expense (benefit) is as follows:

			Period from
	Year Ended		December 14,
	December 31,		2002 to
			December 31,
	2004	2003	2002

Federal statutory income tax expense (benefit)	$15,332	$1,352	$(339)
Increases (reductions) in taxes due to:
Percentage depletion allowance	(3,376)	(1,087)	(33)
Extraterritorial income exclusion	(1,225)	—	—
State taxes, net of federal tax impact	304	2	—
Change in valuation allowance	559	815	—
Taxes not provided for minority interest	(7,129)	(501)	—
Taxes not provided for pass-through entity	(678)	73	37
Other, net	173	14	1

Actual income tax expense (benefit)	$3,960	$668	$(334)

      Deferred income taxes result from temporary differences between the reporting of amounts for financial statement purposes and income tax purposes. The net deferred tax assets and liabilities included in the combined financial statements include the following amounts:

	December 31,

	2004	2003

Deferred tax assets:
Net operating loss carryforwards	$5,598	$1,956
Charitable contribution carryforwards	207	118
Alternative minimum tax credit carryforward	1,249	—

Gross deferred tax assets	7,054	2,074
Less valuation allowance	(1,374)	(815)

Total net deferred tax assets	5,680	1,259

Deferred tax liabilities:
Investment in limited liability company subsidiary	(6,869)	(653)
Virginia tax credit	(1,855)	(940)

Total deferred tax liabilities	(8,724)	(1,593)

Net deferred tax liability	$(3,044)	$(334)

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The breakdown of the net deferred tax liability is recorded in the accompanying combined balance sheets as follows:

	December 31,

	2004	2003

Current asset	$4,674	$489
Current liability	—	—

Net current asset	4,674	489

Noncurrent asset	1,006	770
Noncurrent liability	(8,724)	(1,593)

Net noncurrent liability	(7,718)	(823)

Total net deferred tax liability	$(3,044)	$(334)

      As of December 31, 2004, the Company has a net operating loss carryforward (NOL) for federal income tax purposes of $14,875, which is available to offset future federal taxable income, if any, through 2024. Also, the Company has a contribution carryforward of $591 which can be carried forward for a maximum of five years from the year generated. In addition, the Company has an alternative minimum tax (AMT) credit carryforward of $1,249 which can be carried forward indefinitely to offset future regular tax in excess of AMT. Due to the likelihood that the AMT will exceed the regular tax in the future, the Company has provided a valuation allowance for the portion of deferred tax assets not expected to be realized. The remaining net deferred tax liability, net of the valuation allowance, reflects the AMT expected to be paid on the net taxable temporary differences.

Predecessor
      The Combined Virginia Entity was subject to U.S. federal and state income taxes. The income tax benefit consisted of the U.S. federal income taxes:

Period from
January 1,
2002 to
December 31,
2002

Current	$9,175
Deferred	8,023

Total	$17,198

ANR FUND IX HOLDINGS, L.P. AND ALPHA NR HOLDING, INC. AND SUBSIDIARIES
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
(In thousands, except percentages and share data)
      The following table accounts for the difference between the actual income tax benefit and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to the loss before income taxes.

December 13,
2002

Tax (benefit) expense computed at statutory rate	$(14,532)
Increase (reductions) in taxes due to:
Percentage depletion	(1,302)
Adjustment resulting from favorable appeal relating to prior years	(1,678)
Miscellaneous	314

Actual income tax benefit	$(17,198)

(29)	Federal Black Lung Excise Tax

Predecessor
      On February 10, 1999, the U.S. District Court of the Eastern District of Virginia entered a final judgment in favor of certain of The Brink’s Company’s subsidiaries, including certain of the companies included in the Combined Virginia Entity, ruling that the Federal Black Lung Excise Tax (FBLET) is unconstitutional as applied to export coal sales. The Brink’s Company sought refunds of the FBLET it paid on export coal sales for all open statutory periods and received refunds of $2,758 (including interest), of which $2,049 related to the Combined Virginia Entity, during the period from January 1, 2002 to December 13, 2002.

(30)	Event (Unaudited) Subsequent to the Date of the Report of Independent Registered Public Accounting Firm
      On April 14, 2005, the Company sold the assets of its Colorado mining subsidiary National King Coal LLC and related trucking subsidiary Gallup Transportation and Transloading Company, LLC (collectively, “NKC”) to an unrelated third party for cash in the amount of $4,400, plus an amount in cash equal to the fair market value of NKC’s coal inventory, and the assumption by the buyer of certain liabilities of NKC.

INDEPENDENT AUDITORS’ REPORT
Alpha Natural Resources, LLC
and Board of Directors of
Coastal Coal Company, LLC:
      We have audited the accompanying consolidated balance sheet of Coastal Coal Company, LLC and subsidiary (the Company) as of December 31, 2002, and the related consolidated statements of operations, changes in members’ equity and comprehensive income (loss), and cash flows for the period from January 1, 2003 to January 31, 2003 and the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coastal Coal Company, LLC and subsidiary as of December 31, 2002 and the results of their operations and their cash flows for the period from January 1, 2003 to January 31, 2003 and the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of FASB Statement No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.
/s/ KPMG LLP
Roanoke, Virginia
April 29, 2004

COASTAL COAL COMPANY, LLC
CONSOLIDATED BALANCE SHEET
December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$22,250
Accounts receivable, net	33,012,961
Inventories	11,904,110
Prepaid expenses and other current assets	2,396,419

Total current assets	47,335,740
Property, plant, and equipment, net	89,988,270
Other noncurrent assets, net	13,892,542

Total assets	$151,216,552

Liabilities and Members’ Equity
Current liabilities:
Bank overdraft	$2,744,855
Accounts payable	9,975,516
Accrued payroll	553,268
Other current liabilities	36,954,376

Total current liabilities	50,228,015
Other noncurrent liabilities	80,074,583

Total liabilities	130,302,598
Minority interest in subsidiary	(703,740)
Members’ equity:
Capital contributions	263,971,698
Advances to related parties, net	(28,763,662)
Accumulated other comprehensive loss	(17,284,264)
Accumulated deficit	(196,306,078)

Total members’ equity	21,617,694
Commitments and contingencies

Total liabilities and members’ equity	$151,216,552

See accompanying notes to consolidated financial statements.

COASTAL COAL COMPANY, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
Period from January 1, 2003 to January 31, 2003 and
year ended December 31, 2002

	Period from
	January 1,
	2003 to	Year Ended
	January 31,	December 31,
	2003	2002

Revenues:
Net sales	$21,501,688	269,242,430
Royalty and other	257,335	14,325,268

	21,759,023	283,567,698

Costs and expenses:
Cost of sales (exclusive of items shown separately below)	18,159,578	270,548,861
Depreciation, depletion and amortization	1,150,516	15,082,381
Administrative and general (exclusive of depreciation and amortization shown separately above)	1,092,602	11,546,250

	20,402,696	297,177,492

Income (loss) from operations	1,356,327	(13,609,794)
Gain (loss) on sale of property, plant, and equipment	(15,459)	3,460,840
Interest income (expense), net	(79,508)	663,507

Income (loss) before cumulative effect of accounting change and minority interest	1,261,360	(9,485,447)
Cumulative effect of accounting change	6,762,081	—

Income (loss) before minority interest	8,023,441	(9,485,447)
Minority interest	(32,358)	3,454

Net income (loss)	$7,991,083	(9,481,993)

See accompanying notes to consolidated financial statements.

COASTAL COAL COMPANY, LLC
CONSOLIDATED STATEMENTS OF CHANGES
IN MEMBERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
Period from January 1, 2003 to January 31, 2003 and
year ended December 31, 2002

			Accumulated
		Advances to	Other
	Capital	(from) Related	Comprehensive	Accumulated
	Contributions	Parties, Net	Loss	Deficit	Total

Balances, December 31, 2001	$263,971,698	39,114,285	—	(186,824,085)	116,261,898
Affiliate transactions, net	—	(67,877,947)	—	—	(67,877,947)
Net loss	—	—	—	(9,481,993)	(9,481,993)
Minimum pension liability adjustment	—	—	(17,284,264)	—	(17,284,264)

Comprehensive loss					(26,766,257)

Balances, December 31, 2002	263,971,698	(28,763,662)	(17,284,264)	(196,306,078)	21,617,694
Affiliate transactions, net	—	16,309,474	—	—	16,309,474
Net income and comprehensive income	—	—	—	7,991,083	7,991,083

Balances, January 31, 2003	$263,971,698	(12,454,188)	(17,284,264)	(188,314,995)	45,918,251

See accompanying notes to consolidated financial statements.

COASTAL COAL COMPANY, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
Period from January 1, 2003 to January 31, 2003 and
year ended December 31, 2002

	Period from
	January 1,
	2003 to	Year Ended
	January 31,	December 31,
	2003	2002

Cash flows from operating activities:
Net income (loss)	$7,991,083	(9,481,993)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Cumulative effect of accounting change	(6,762,081)	—
Depreciation, depletion and amortization	1,150,516	15,082,381
Accretion of asset retirement obligation	85,241	—
(Gain) loss on sale of property, plant, and equipment	15,459	(3,460,840)
Amortization of deferred gain on sale of mineral reserves	(24,686)	(22,336)
Virginia tax credit refundable to parent	(115,801)	(1,275,086)
Minority interest	32,358	(3,454)
Increase (decrease) in cash flows from changes in:
Accounts receivable, net	(2,393,076)	4,603,307
Inventories	(87,800)	(1,602,775)
Prepaid expenses and other current assets	581,143	(2,357,988)
Other noncurrent assets	(1,291,346)	1,319,539
Accounts payable	1,131,362	(11,194,113)
Accrued payroll	390,611	(500,116)
Other current liabilities	(14,015,463)	17,913,630
Other noncurrent liabilities	(1,497,539)	8,654,774

Net cash provided by (used in) operating activities	(14,810,019)	17,674,930

Cash flows from investing activities:
Proceeds from sale of property, plant, and equipment	21,300	57,000,000
Purchases of property, plant, and equipment	(1,982,298)	(5,818,601)

Net cash provided by (used in) investing activities	(1,960,998)	51,181,399

Cash flows from financing activities:
Advances to related parties, net	16,425,275	(66,602,861)
Change in bank overdraft	345,742	(2,253,468)

Net cash provided by (used in) financing activities	16,771,017	(68,856,329)

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	22,250	22,250

Cash and cash equivalents at end of period	$22,250	22,250

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$135,333	64,419
Noncash investing and financing activities:
Deferred gain on sale of mineral reserves	—	7,740,245
Deferred gain on sale of real property	—	776,366
Minimum pension liability adjustment	—	17,284,264
See accompanying notes to consolidated financial statements.

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
January 31, 2003 and December 31, 2002

(1)	Summary of Significant Accounting Policies and Practices

(a)	Description of Business
      Coastal Coal Company, LLC and its majority owned subsidiary, Coastal Coal — West Virginia, LLC, (collectively, the Company) were owned by El Paso CGP Company and American Natural Resources Company, wholly owned subsidiaries of El Paso Corporation (El Paso) through January 31, 2003 (see note 13). The Company is organized as a limited liability company under the laws of the state of Delaware. The Company is engaged in the business of extracting coal from reserves located in Virginia, West Virginia, and Kentucky, and leasing land and associated mineral reserves to coal mining companies. Coal extracted by the Company is primarily sold to utility companies located in the East and Southeast regions of the United States of America.

(b)	Principles of Consolidation
      The consolidated financial statements include the following companies.
      Companies with coal reserves and production facilities:

•	Brooks Run Mining Company

•	Enterprise Mining Company

•	Virginia Iron, Coal and Coke (VICC) Mining Company

•	Kingwood Mining Company

•	Greenbrier Mining Company (Inactive)
      Companies providing administrative services:

•	Coastal Coal Administration

•	Coastal Coal Sales Company
      Holding companies:

•	Coastal Coal Company, LLC

•	Coastal Coal-West Virginia, LLC
      All significant intercompany balances and transactions have been eliminated in consolidation.

(c)	Cash and Cash Equivalents
      Cash and cash equivalents consist of cash on hand, cash in banks, and investments in money market accounts and are stated at cost, which approximates fair market value. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(d)	Accounts Receivable and Allowance for Doubtful Accounts
      Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The allowance for doubtful accounts consists of an amount for specifically identified uncollectable accounts and a general allowance based on historical losses for all accounts. The Company does not have any off-balance-sheet credit exposure related to its customers.

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(e)	Inventories
      Coal inventory is stated at the lower of cost, with cost determined using the average monthly production costs, or net realizable value. Purchased coal is stated at purchase price. Coal inventory at December 31, 2002 was comprised of raw, processed, and purchased coal.
      Supplies inventory is stated at the lower of average cost or net market value.

(f)	Property, Plant, and Equipment
      Property, plant, and equipment are stated at cost. Expenditures for maintenance and repairs, which do not improve or extend the lives of the related assets, are charged to expense as incurred while major renewals and betterments are capitalized. Upon retirement or sale of an asset, its cost and related accumulated depreciation or amortization are removed from the property accounts. Depreciation of plant and equipment for financial reporting purposes is provided using the straight-line method over the assets’ estimated useful lives.
      Costs incurred as part of the acquisition of mineral interests and mine development costs incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units-of-production method. Mine development costs include costs incurred for site preparation and development at the mines during the development stage.

(g)	Impairment of Long-Lived Assets
      Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that quality for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002.
      In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.
      Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.

(h)	Reclamation
      The Company has future obligations to reclaim properties disturbed in conjunction with coal operations under federal and state laws. Reclamation of disturbed acreage is performed as a normal part of the mining process. The Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. The Company’s liability for reclamation at January 31, 2003 represents the fair value of its asset retirement obligation as of this date. The asset retirement obligation will be adjusted in the

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
future to reflect the passage of time and changes, if any, in the estimated future cash flows underlying the initial fair value measurement. Upon adoption, impacted financial statement line items were property, plant, and equipment, net; other current liabilities; other noncurrent liabilities; and the net cumulative effect of the change in accounting principle. Property, plant, and equipment, net increased by $2,125,877; other current liabilities decreased by $2,524,368; other noncurrent liabilities decreased by $2,111,836; and the cumulative effect of the accounting change of $6,762,081 was reflected in the consolidated statement of income for the period from January 1, 2003 to January 31, 2003.
      Prior to the adoption of SFAS No. 143, expenditures relating to environmental regulatory requirements and reclamation costs undertaken during mine operations were charged against earnings as incurred. Estimated site restoration and post closure reclamation costs were charged against earnings using the unit-of-production method over the expected economic life of each mine. Accrued reclamation costs were subject to review by management on a regular basis and were revised when appropriate for changes in future estimated costs and/or regulatory requirements.

(i)	Advance Mining Royalties
      Leases, which require minimum annual or advance payments and are recoverable from future production, are generally deferred and charged to expense as the coal is subsequently produced. At December 31, 2002, advance mining royalties totaled approximately $7.8 million, of which approximately $1.7 million is included in prepaid expenses and other current assets. The Company periodically assesses the recoverability of such prepaid minimum royalties based on current operating plans, expiration dates of such prepaid royalties, and the economic environment in the coal industry, and records a charge to earnings when it is deemed more likely than not that such amounts will not be recovered.

(j)	Postretirement Benefits Other Than Pensions
      Postretirement benefits other than pensions are accounted for in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. SFAS No. 106 requires employers to accrue the cost of postretirement benefits during the employees’ service and over the average remaining life expectancy of inactive participants.

(k)	Black Lung Benefits
      Coal mining companies are obligated to pay coal workers’ pneumoconiosis (black lung) benefits to eligible recipients with respect to claims awarded on or after July 1, 1973. The liability and annual expense for these benefits are based on annual evaluations prepared by the Company’s independent actuaries.

(l)	Pension Plan
      The Company has a noncontributory pension plan covering substantially all employees. Costs of the plan are charged to current operations and are based on various actuarial assumptions.

(m)	Health Insurance Programs
      The Company is self-insured, up to specified limits, for costs of casualty claims and medical claims. The Company utilizes commercial insurance to cover what it considers significant or catastrophic casualty and medical claims. Accrued casualty losses are based on actuarial assumptions, adjusted for Company specific history and expectations.

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(n)	Revenue Recognition
      The Company currently derives the majority of its revenue from the sale of coal and leasing of land and related mineral reserves to coal mining companies. Revenue derived from the sale of coal is recognized at the time of shipment or delivery to the customer, and the customer takes ownership and assumes risk of loss based on shipping terms. Revenue derived from the mineral leases are recognized at the time coal is extracted from the leased premises.

(o)	Freight Costs
      Shipping and handling costs paid to third-party carriers are recorded as freight expense and included in cost of sales.

(p)	Income Taxes
      The Company is a limited liability company organized under the laws of the State of Delaware. Tax attributes of a limited liability company pass through to the individual investors. Accordingly, the accompanying consolidated balance sheet does not include income tax assets or liabilities.

(q)	Fair Value of Financial Instruments
      The carrying amounts reported in the consolidated balance sheet for cash and cash equivalents, bank overdraft, accounts receivable, and accounts payable approximate fair value because of the short maturity of these instruments. See note 10 regarding advances to related parties.

(r)	Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions made by the Company include the allowance for doubtful accounts; recoverable mineral tonnage in the ground; pension and postretirement accruals; reclamation and mine closure obligations; black lung and workers’ compensation liabilities; and inventory obsolescence. Actual results could differ from those estimates.

(2)	Accounts Receivable
      Accounts receivable, net at December 31, 2002 consists of the following:

Trade accounts receivable, net of allowance for doubtful accounts of $7,772	$19,544,968
Land mineral lease royalties	485,457
Black lung excise tax refund receivable	10,017,692
Other	2,964,844

$33,012,961

      Land and mineral lease royalties receivable represent amounts currently due from third parties for coal mined from Company reserves. The black lung excise tax refund receivable represents claims, including interest, due from the Internal Revenue Service for a refund of excise taxes paid on export coal shipments made by the Company for the period 1994 through 2000.

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(3)	Inventories
      Inventories at December 31, 2002 consists of the following:

Coal	$8,284,715
Mining supplies	3,619,395

$11,904,110

(4) Property, Plant, and Equipment
      Property, plant, and equipment at December 31, 2002 consists of the following:

	Estimated
	Lives

Land and mineral rights		$14,463,803
Plant, equipment, and mine development	3-30 years	219,388,767
Construction in progress		7,037,769

		240,890,339
Less accumulated depreciation, depletion, and amortization		150,902,069

		$89,988,270

      In fiscal 2001, as a result of changes occurring in the energy industry, the Company assessed the carrying values of property, plant, and equipment and determined that the carrying amounts of certain of its assets were impaired. As a result, the Company reduced historical carrying values of certain of its property, plant and equipment to their estimated fair market values. The impairment charge recorded totaled approximately $127.6 million.

(5)	Employees’ Termination Benefits
      Between March and June of 2002, the Company approved a plan to terminate approximately 100 coal-mining and administrative employees located in Virginia and Kentucky. As compensation for their termination, the Company offered terminated employees a benefits package based upon the employees’ years of service and levels of income. Approximately $70,000 and $3.3 million of such benefits expense was incurred for the period from January 1, 2003 to January 31, 2003 and the year ended December 31, 2002, respectively. Approximately $528,000 was unpaid at December 31, 2002 and is included in other current liabilities.

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Other Current and Noncurrent Liabilities
      Other current and noncurrent liabilities at December 31, 2002 comprise the following:

	Current	Noncurrent	Total

Black lung and other workers compensation obligations	$3,100,000	31,300,182	34,400,182
Accrued reclamation costs	1,000,000	14,329,905	15,329,905
Pension benefits	2,682,134	5,974,419	8,656,553
Postretirement benefits	826,000	13,495,000	14,321,000
Long-term disability benefits	1,900,000	4,881,000	6,781,000
Deferred gain on sale of coal reserves	324,838	7,393,071	7,717,909
Accrued settlement loss on contract	16,062,717	—	16,062,717
Black lung excise tax refund liabilities	6,017,714	1,744,640	7,762,354
Accrued other taxes	4,114,670	—	4,114,670
Other	926,303	956,366	1,882,669

	$36,954,376	80,074,583	117,028,959

      In connection with services rendered in obtaining the black lung excise tax refund (see note 2), the Company has agreed to pay portions of the refund to certain third parties. This amount is included in current and noncurrent liabilities.
      Under the Federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, mine property is required to be restored in accordance with regulated standards. The establishment of the reclamation liability is based on permit requirements and requires various estimates and assumptions, principally associated with costs and timing of expenditures. The Company periodically reviews its entire environmental liability and makes necessary adjustments, including permit changes, revisions to costs and timing of expenditures to reflect current experience.
      As described in note 1, the Company adopted the provisions of SFAS No. 143 on January 1, 2003. The changes in the asset retirement obligation for the period from January 1, 2003 to January 31, 2003 are as follows:

Reclamation liability at December 31, 2002	$15,329,905
Cumulative effect of accounting change	(6,762,081)

Asset retirement obligation at January 1, 2003	8,567,824
Accretion from January 1, 2003 to January 31, 2003	85,241
Sites added from January 1, 2003 to January 31, 2003	928,861

Asset retirement obligation at January 31, 2003	$9,581,926

      The Company leases coal properties to independent third parties under terms requiring periodic minimum royalty payments. These payments are recorded by the Company as deferred royalty income when received and are recognized into income using the units of production method associated with specific reserves covered under the lease. At December 31, 2002, the Company has approximately $223,000 of deferred royalty income to be recognized in future periods, which is included in other current liabilities.
      On December 4, 2002, the Company sold the majority of the coal properties of three of its subsidiaries, Enterprise, Kingwood and VICC, to CSTL, LLC for $57 million. As part of this sale, the

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company’s then parent company, El Paso, received the right to receive an overriding royalty on the coal produced from the assets sold. The majority of the coal properties were leased back to the Company. The total gain was approximately $11.2 million. The Company has deferred the gain on the sale of the coal properties amounting to approximately $7.7 million as of December 31, 2002, of which approximately $325,000 is included in other current liabilities.
      The Company had a long-term supply contract with American Electric Power (AEP) at a below market price. The terms of the contract were for 1.2 million tons annually until June 30, 2005. On December 9, 2002, the Company entered into a termination and release agreement, whereby AEP agreed to terminate its contract with the Company and release the Company from any further obligations under the supply agreement in exchange for a settlement payment of approximately $16.1 million. This amount was recorded as a loss during 2002 and is included in other current liabilities in the consolidated balance sheet as of December 31, 2002.

(7)	Virginia Coalfield Employment Enhancement Tax Credit
      For tax years 1996 though 2007, Virginia companies with an economic interest in coal, earn tax credits based upon tons sold, seam thickness, and employment levels. The maximum credit earned equals $0.40 per ton for surface mined coal and $1.00 or $2.00 per ton for deep mined coal depending on seam thickness. Credits allowable are deducted from the maximum amounts if employment levels are not maintained from the previous year, and no credit is allowed for coal sold to Virginia utilities. Currently, the cash benefit of the credit is realized between three and four years after being earned and either offsets taxes imposed by Virginia at 100% or is refundable by the state at 85% of the face value to the extent taxes are not owed. The credits are available or refundable to El Paso. The Company records the present value of the credit as a reduction of current year operating costs and as an adjustment to due from related parties as it is earned. The reduction to operating costs for the period from January 1, 2003 to January 31, 2003, and for the year ended December 31, 2002 was approximately $116,000 and $1.3 million, respectively.

(8)	Workers’ Compensation and Pneumoconiosis Benefit Obligations
      Coal mining companies are subject to the Federal Coal Mine Health and Safety Act of 1969 (the Act), as amended, and various states’ statutes for the payment of medical and disability benefits to eligible recipients related to coal worker’s pneumoconiosis (black lung). The Company provides for these claims principally through a self-insurance program. The liability for such claims is determined based upon an annual evaluation prepared by the Company’s independent actuaries.
      On December 20, 2000, the United States Department of Labor published revised administrative rules with respect to the Act. The revised regulations are expected to increase the cost of benefits paid under the Act by generating an increase to the approval rate of claims filed under the Act as well as an increase to the average cost per claim filed under the Act. The Company’s black lung reserves incorporate an estimate of the increase in the frequency and severity of black lung claims due to the Department of Labor’s revised administrative rules. However, due to lack of historical data with regards to the effect of the revised administrative rules, it is possible that actual results may materially differ from the estimate provided above.

(9)	Pension, Postretirement, and Postemployment Benefits
      The Company has a defined benefit pension plan covering substantially all employees which provides for retirement benefits based upon an employee’s credited service at termination and, for salaried employees, compensation history. Funding for the plan is based upon a review of the specific requirements and an evaluation of the assets and liabilities of the plan.

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In addition to the Company’s defined benefit pension plan, the Company also sponsors a defined benefit health care plan. The plan provides certain medical, dental and life insurance benefits to eligible retired employees. Employees of the Company generally become eligible for retiree health care benefits by retiring from the Company after reaching ages 50 or 55, depending upon the nature of their service to the Company, and attaining ten years of service. Generally, the medical and dental plans pay a stated percentage of most medical expenses reduced for any deductibles and payments made by government programs and other group coverage. The postretirement medical, dental and life insurance plans are unfunded. The measurement date used to determine pension and postretirement benefit measures is September 30.
      The net periodic benefit cost for the period from January 1, 2003 to January 31, 2003 is as follows:

	Period from January 1,
	2003 to January 31, 2003

	Pension	Postretirement
	Benefits	Benefits

Net periodic benefit cost	$70,572	175,000

      The components of the change in benefit obligations and net periodic benefit cost for the year ended December 31, 2002 are as follows:

	December 31, 2002

	Pension	Postretirement
	Benefits	Benefits

Change in benefit obligation:
Pension/ Postretirement benefit obligation at beginning of year	$53,555,551	14,534,000
Service cost	3,028,948	—
Interest cost	3,922,028	1,371,000
Benefits paid	(2,682,134)	(1,584,000)
Actuarial loss	10,633,556	—

Benefit obligation — end of year	$68,457,949	14,321,000

Change in plan assets:
Fair value of plan assets at beginning of year	$60,153,390	—
Return on assets — actual	(6,350,688)	—
Benefits paid	(2,682,134)	—

Fair value of plan assets at end of year	$51,120,568	—

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2002

	Pension	Postretirement
	Benefits	Benefits

Actuarial present value of accumulated benefit obligation	$(68,457,949)	(14,321,000)
Plan assets at fair value	51,120,568	—

Unfunded benefit obligation	(17,337,381)	(14,321,000)
Unrecognized net actuarial (gain) loss	25,965,092	—
Unrecognized prior service cost	1,093,252	—
Contributions	—	—

Net amount recognized at year end	$9,720,963	(14,321,000)

Amounts included in balance sheet:
Accrued benefit cost	$(8,656,553)	(14,321,000)
Intangible asset	1,093,252	—
Change in additional minimum liability obligation	17,284,264	—

Net amount recognized at year end	$9,720,963	(14,321,000)

	Year Ended
	December 31, 2002

	Pension	Postretirement
	Benefits	Benefits

Components of net periodic benefit cost:
Service cost	$3,028,948	—
Interest cost on Projected Benefit Obligation (PBO)	3,922,028	1,371,000
Return on assets — expected	(5,956,703)	—
Other amortization, net	75,613	—

Net periodic benefit cost	$1,069,886	1,371,000

Weighted average actuarial assumptions at December 31, 2002:
Discount rate	6.75%	6.75%
Expected long-term rate of return on plan assets	8.80%	—
Rate of compensation increase	4.00%	—
      The weighted average annual rate of increase in the per capita cost of covered benefits (i.e., health care trend rate) for medical benefits is 9.0% in 2002, decreasing to 6.0% in 2008 and thereafter.
      The Company also provides long-term disability benefits for substantially all employees. The Company provides for these claims principally through a self-insurance program. The liability for such claims is determined based upon an annual evaluation by the Company’s independent actuaries. As of December 31, 2002, an accrued benefit liability of $6,781,000 is recorded for these postemployment benefits.

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The measurement date used to determine postemployment benefit measures is January 1. Assumptions used by the Company’s independent actuaries in determining the long-term disability liability for 2002 included the following:

Discount rate	7.25%
Mortality — healthy	1983 Group Annuity Mortality Table
Mortality — disabled	1987 Commissioner’s Group Long-Term Disability Valuation Table
Annual Health Care Cost Trend Rate	9.0% for 2002 declining to 6.0% by 2008
      El Paso has a defined contribution employee benefit plan (the Plan) covering substantially all employees of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. A participant may elect to make basic contributions from 2% to 15% of his or her eligible compensation on a before-tax or after-tax basis. El Paso made matching contributions on behalf of the Company in cash equal to 75% of a participant’s basic contribution up to a maximum level of 6% of eligible compensation. Those contributions were approximately $100,000 for the period from January 1, 2003 to January 31, 2003 and $1.3 million for the year ended December 31, 2002.

(10)	Related Party Transactions
      Affiliates of El Paso perform certain administrative services for the Company and allocate charges based on the services performed. Such administrative services include, but are not limited to, finance, treasury, cash management, payroll processing, employee benefit administration and certain accounting functions. El Paso would also advance cash to the Company, on an as needed basis, to fund the Company’s payroll, accounts payable and other cash needs, and would borrow any excess cash generated by the Company. As of December 31, 2002, El Paso and its affiliates owe the Company approximately $28.8 million related to these matters, the amount being reflected as a component of member’s equity.

(11)	Commitments and Contingencies
      The Company mines coal on properties leased from independent third parties. Under the terms of the leases, the Company pays production royalties based on a percentage of the net sales price of coal produced or based on the actual tonnage mined from the leased premises. The Company’s mineral leases require the Company to pay minimum royalties. Some of such leases have fixed terms and others are effective until exhaustion of the mineral reserves. Future minimum royalty payments under mineral lease agreements at December 31, 2002 were as follows:

Year Ending	Royalty
December 31,	Commitments

2003	$4,373,138
2004	4,170,948
2005	3,661,676
2006	3,488,176
2007	3,488,176
Thereafter	17,064,480

Total	$36,246,594

      The Company is the subject of, or a party to, various suits and pending or threatened litigation involving governmental agencies and private interests. Also, the Company’s operations are affected by federal, state, and local laws and regulations regarding environmental matters and other aspects of its

COASTAL COAL COMPANY, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
business. The outcome or timing of current legal or environmental matters or the impact, if any, of pending legislation or regulatory developments on future operations is not currently estimable.
      In the normal course of operations, the Company enters into long-term supply contracts for the sale of various qualities of coal to customers in the energy industry. Under the terms of these contracts, the Company is obligated to supply coal to customers at prices ranging from approximately $24 to $38 per ton/, with such prices subject to adjustment in future periods based upon factors such as the quality of the coal. All supply contracts entered into as of December 31, 2002 will expire through September 10, 2010.

(12)	Risks and Uncertainties
      The Company is engaged in the production of high-quality low sulfur steam coal for the electric generating industry as well as industrial customers. Coal produced from the Company’s reserves located in Virginia, West Virginia and Kentucky is primarily sold to energy companies in the eastern and southeastern United States under long-term supply agreements. Additional production from Company reserves not covered under supply contracts is sold on the open market. The Company is subject to risks and uncertainties related to the creditworthiness of customers in the energy industry as well as price, supply, demand, and other volatility associated with coal commodity markets. Commodities markets and economic conditions have been volatile in the past and can be expected to be volatile in the future.
      Three of the Company’s largest customers, Mirant Americas Energy Marketing, LP, South Carolina Electric & Gas and American Electric Power, account for approximately 17%, 11% and 11%, respectively, of the Company’s trade accounts receivable at December 31, 2002. The Company has approximately $3.4 million, $2.1 million and $2.1 million due from Mirant Americas Energy Marketing, LP, South Carolina Electric & Gas and American Electric Power, respectively, at December 31, 2002.
      Three of the Company’s largest customers, Mirant Americas Energy Marketing, LP, Georgia Power Company, and Ontario Power Generation account for approximately 20%, 13% and 10%, respectively, which represents approximately $4.4 million, $2.9 million and $2.1 million, respectively, of the Company’s net sales for the period from January 1, 2003 to January 31, 2003.
      Three of the Company’s largest customers, Georgia Power Company, Ontario Power Generation, and American Electric Power, account for approximately 16%, 10% and 10%, respectively, which represents approximately $42.3 million, $27.0 million and $27.2 million, respectively, of the Company’s net sales for the year ended December 31, 2002.

(13)	Subsequent Sale of the Company
      On January 31, 2003, El Paso Corporation sold its membership interest in the Company, subject to certain retained assets and liabilities, to AMFIRE, LLC, a subsidiary of Alpha Natural Resources, LLC. The retained assets and liabilities included cash, black lung excise tax receivables, pension and post-employment obligations, black lung obligations, and workers’ compensation obligations.

INDEPENDENT AUDITORS’ REPORT
Alpha Natural Resources, LLC
and Stockholders and Board of Directors
of North American Division of American Metals
and Coal International, Inc. and Affiliates:
      We have audited the accompanying combined balance sheet of the North American Division of American Metals and Coal International, Inc. and Affiliates as of December 31, 2002 and the related combined statements of operations, stockholders’ equity and partners’ capital, and cash flows for the period from January 1, 2003 to March 11, 2003 and for the year ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the North American Division of American Metals and Coal International, Inc. and Affiliates as of December 31, 2002 and the results of their operations and their cash flows for the period from January 1, 2003 to March 11, 2003 and the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in note 2 to the combined financial statements, the Company adopted the provisions of FASB Statement No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.
/s/ KPMG LLP
Pittsburgh, Pennsylvania
March 17, 2004

AMERICAN METALS AND COAL INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
COMBINED BALANCE SHEET
December 31, 2002

ASSETS
Current assets:
Cash and cash equivalents	$5,410,701
Trade accounts receivable, net	26,137,692
Notes receivable, net	1,482,485
Coal inventory	17,748,779
Materials and supplies inventory	1,636,241
Prepaid expenses	1,210,446
Due from affiliates	9,975,555
Other current assets	1,843,220

Total current assets	65,445,119
Property, plant, and equipment, net	51,234,814
Other assets	2,678,386

Total assets	$119,358,319

LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL
Current liabilities:
Revolving credit line	$13,176,658
Current portion of long-term debt	2,151,923
Trade accounts payable	13,852,853
Accrued expenses and other current liabilities	7,716,479
Demand notes payable to stockholder	3,424,229
Due to affiliates	9,236,701

Total current liabilities	49,558,843
Long-term liabilities:
Long-term debt	5,982,861
Reclamation	5,265,130
Other long-term liabilities	14,368,216

Total long-term liabilities	25,616,207

Total liabilities	75,175,050

Stockholders’ equity and partners’ capital:
Common stock	2,800
Capital in excess of par value	5,250,324
Retained earnings	31,946,314

Total stockholders’ equity	37,199,438
Partners’ capital	6,983,831

Total stockholders’ equity and partners’ capital	44,183,269

Total liabilities and stockholders’ equity and partners’ capital	$119,358,319

See accompanying notes to combined financial statements.

AMERICAN METALS AND COAL INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
COMBINED STATEMENTS OF OPERATIONS
Period from January 1, 2003 to March 11, 2003 and
year ended December 31, 2002

	Period from
	January 1, 2003	Year Ended
	to March 11,	December 31,
	2003	2002

Revenues:
Coal sales	$40,980,996	$319,445,702
Coal sales — affiliates	1,771,972	3,486,830
Other revenues	311,479	2,128,219
Other revenues — affiliates	549,353	2,584,549

Total revenues	43,613,800	327,645,300
Costs and expenses:
Coal purchases and operating costs and expenses (exclusive of items shown separately below)	34,225,178	248,757,082
Coal purchases and operating costs and expenses — affiliates (exclusive of items shown separately below)	6,049,170	47,345,992
Depreciation, depletion, and amortization	1,791,838	8,577,532
Selling and administrative expenses (exclusive of depreciation and amortization shown separately above)	2,406,605	11,471,505
Selling and administrative expenses — affiliates (exclusive of depreciation and amortization shown separately above)	101,290	567,317
Other expenses	6,312	5,615,080

Total expenses	44,580,393	322,334,508

Operating (loss) income	(966,593)	5,310,792
Interest income	36,227	320,049
Interest income — affiliates	87,559	650,646
Interest expense	(294,503)	(2,243,960)
Interest expense — affiliates	(47,470)	(403,342)
Gain on sale of fixed assets	(208,390)	424,113

(Loss) income before income taxes	(1,393,170)	4,058,298
Income tax expense	—	4,877,990

Loss before cumulative effect of accounting change	(1,393,170)	(819,692)
Cumulative effect of accounting change (note 2)	(696,565)	—

Net loss	$(2,089,735)	$(819,692)

See accompanying notes to combined financial statements.

AMERICAN METALS AND COAL INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL
Period from January 1, 2003 to March 11, 2003 and
year ended December 31, 2002

		Stockholders’ equity

				Capital in
	Partners’	Common	Capital	excess of	Retained	Stockholders’
	capital	shares	stock	par value	earnings	equity	Total

Balances, January 1, 2002	$(138,903)	2,800	$2,800	5,250,324	40,553,323	45,806,447	45,667,544
Net income (loss)	(1,633,840)	—	—	—	814,148	814,148	(819,692)
Distributions to partners	(1,560,415)	—	—	—	—	—	(1,560,415)
Dividends to stockholders	—	—	—	—	(9,421,157)	(9,421,157)	(9,421,157)
Partnership contributions	10,316,989	—	—	—	—	—	10,316,989

Balances, December 31, 2002	6,983,831	2,800	2,800	5,250,324	31,946,314	37,199,438	44,183,269
Net income (loss)	195,592	—	—	—	(2,285,327)	(2,285,327)	(2,089,735)
Distributions to partners	(175,000)	—	—	—	—	—	(175,000)
Dividends to stockholders	—	—	—	—	(6,600)	(6,600)	(6,600)

Balances, March 11, 2003	$7,004,423	2,800	$2,800	5,250,324	29,654,387	34,907,511	41,911,934

See accompanying notes to combined financial statements.

AMERICAN METALS AND COAL INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
COMBINED STATEMENTS OF CASH FLOWS
Period from January 1, 2003 to March 11, 2003 and
year ended December 31, 2002

	Period from	Year Ended
	January 1, 2003	December 31,
	to March 11, 2003	2002

Cash flows from operating activities:
Net loss	$(2,089,735)	(819,692)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Cumulative effect of accounting change	696,565	—
Depreciation and amortization	1,791,838	8,577,532
Deferred income taxes	552,048	3,409,223
Accretion of asset retirement obligation	145,427	—
(Gain) loss on sale of fixed assets	208,390	(424,113)
Changes in assets and liabilities:
Notes and accounts receivable	4,747,583	25,803,528
Inventories	(4,654,738)	(41,475)
Prepaid expenses	(93,718)	(505,276)
Decrease in amounts due to affiliates	(3,244,077)	(8,633,419)
Other current and noncurrent assets	196,813	1,164,651
Accounts payable	402,126	(13,738,315)
Accrued expenses and other current liabilities	(1,506,718)	(266,972)
Other noncurrent liabilities	(913,029)	4,796,493

Net cash flows (used in) provided by operating activities	(3,761,225)	19,322,165

Cash flows from investing activities:
Additions to property, plant, and equipment	(1,495,166)	(15,086,987)
Proceeds from sale of property and equipment	20,000	678,741

Net cash flows used in investing activities	(1,475,166)	(14,408,246)

Cash flows from financing activities:
Net borrowings (payments) on lines of credit	2,437,473	(7,788,294)
Principal payments on long-term debt	(325,404)	(1,771,906)
Proceeds from long-term debt	—	6,532,261
Net increase (decrease) in note payable to stockholder	23,270	(437,138)
Dividends and distributions	(181,600)	(10,981,572)
Capital contributions	—	10,316,989

Net cash flows provided by (used in) financing activities	1,953,739	(4,129,660)

Net change in cash and cash equivalents	(3,282,652)	784,259
Cash and cash equivalents — beginning of period	5,410,701	4,626,442

Cash and cash equivalents — end of period	$2,128,049	5,410,701

Supplemental cash flow disclosures:
Cash paid for interest	$343,973	2,647,302
See accompanying notes to combined financial statements.

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS
March 11, 2003 and December 31, 2002

(1)	Basis of Presentation and Organization
      The combined financial statements include the assets and liabilities and operations of the North American Division of American Metals and Coal International, Inc. and certain affiliates (AMCI or the Company).
      AMCI is a broker and producer of Appalachian steam and metallurgical coal. Coal is produced from mines in western Pennsylvania, northern Colorado, and West Virginia with distribution and sales occurring throughout the United States and abroad. Principal customers of the group are domestic and international coke and steel producers, public utilities, and affiliates of American Metals and Coal International, Inc.
      Companies comprising AMCI are the following:

Surface and Underground Mining:

Alpine Development Company
Creekside Energy Development Company
Dayton Resources Company
Dunamis Resources, LLC
Madison Mining Company, LLC
National King Coal, LLC
Newhall Pocahontas Energy, Inc. (subsidiary of Deerfield Resources, Inc.)
Riverside Energy, Inc.
Senate Coal Mines, Inc. and its subsidiary Senate Resources, Inc.

Coal Processing:

Barkers Ridge Development Company and its subsidiary Herndon Processing Company Indian Ridge Development and its subsidiary Virginia Crews Coal Company Kepler Processing Company, Inc.

Coal Sales and Brokering:

American Metallurgical Coal Sales, LLC Metcoal Sales, Inc. Tanoma Energy, Inc.

Coal Transportation and Transloading:

Gallup Transportation and Transloading Company, LLC I-22 Processing, Inc.

Mine Acquisition and Development:

Deerfield Resources, Inc. and its subsidiary Newhall Processing, Inc.
Guyandotte Pocahontas, Inc.
Laurel Energy, L.P.
Laurel Resources, L.P.
Open Fork, Inc.
Redbank, Inc.
Still Run Incorporated
Vollow Resources, LLC

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Administrative Support:

Consulting and Coal Service, Inc. Laurel Mountain Management, Inc.

(2)	Summary of Significant Accounting Policies

(a) Principles of Presentation
      The combined financial statements include all accounts of the Company. All significant intercompany transactions and balances have been eliminated.

(b) Cash and Cash Equivalents
      The Company defines cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less.

(c) Accounts and Notes Receivable
      The Company establishes provisions for losses on accounts and notes receivable when it is determined probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectibility and establishes any allowance necessary using the specific identification method. The allowance for doubtful accounts for trade receivables at December 31, 2002 was approximately $445,000. The allowance for doubtful accounts for notes receivable at December 31, 2002 was approximately $715,000.

(d) Materials and Supplies Inventory
      Supplies inventory is stated at the lower of average cost or market. Upon issuance of a supply inventory item to a project, the item is recorded as a component of property, plant, and equipment, or expensed as appropriate.

(e) Coal Inventory
      Coal inventory at December 31, 2002 was comprised of raw and purchased coal. Coal inventory is stated at the lower of cost, with cost determined using average monthly production costs per ton, or net realizable value. Purchased coal is stated at its purchase price, or net realizable value if lower.

(f) Property, Plant, and Equipment
      Property, plant, and equipment are stated at cost. Major expenditures for property and equipment are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Property, plant, and equipment are depreciated using the straight-line method over their estimated useful lives. For income tax reporting purposes, depreciation is calculated using applicable accelerated methods.
      Costs incurred as part of the acquisition of mineral interests and mine development costs incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units-of-production method. Mine development costs include costs incurred for site preparation and development at the mines during the development stage.

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(g) Impairment of Long-Lived Assets
      In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(h) Asset Retirement Obligations
      In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. In addition, the Company records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company adopted SFAS No. 143 effective January 1, 2003.
      The Company has future obligations to reclaim properties disturbed in conjunction with coal operations under federal and state laws. Reclamation of disturbed acreage is performed as a normal part of the mining process. The asset retirement obligation will be adjusted in the future to reflect the passage of time and changes, if any, in the estimated future cash flows underlying fair value measurement from the period. Upon adoption, property, plant, and equipment were increased by $2,302,689; asset retirement obligations were increased by $2,999,254; and retained earnings was decreased by the cumulative effect of the change in accounting principle of $696,565 as of March 11, 2003.
      Prior to January 1, 2003, the estimated cost for mine reclamation was provided for using the units-of-production method over the economic life of the mine. Estimated reclamation costs were subject to review by management on a regular basis and revised when appropriate for changes in future estimated costs and/or regulatory requirements.

(i) Advance Mining Royalties
      Leases, which require minimum annual or advance payments and are recoverable from future production, are generally deferred and charged to expense as the coal is subsequently produced. At December 31, 2002, advance mining royalties totaling $513,066 are included in prepaid expenses. The Company periodically assesses the recoverability of such advance minimum royalties based on current operating plans, expiration dates of such advance royalties, and the economic environment in the coal industry and records a charge to earnings when it is deemed more likely than not that such amounts will not be recovered.

(j) Revenue Recognition
      The Company recognizes revenue on coal sales when title passes to the customer in accordance with the terms of the sales agreement. Revenue from domestic coal sales is recorded at the time of shipment or

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
delivery to the customer, and the customer takes ownership and assumes risk of loss based on shipping terms. Revenue from international coal sales is recorded at the time coal is loaded onto the shipping vessel, when the customer takes ownership and assumes risk of loss. All intercompany revenue has been eliminated in the preparation of the combined financial statements.

(k) Shipping and Handling Costs
      In West Virginia, freight paid by the Company on behalf of the customer is billed separately. At December 31, 2002, freight included in accounts receivable totaled $650,730. For mines in Pennsylvania and Colorado, shipping and handling costs paid to third-party carriers are recorded as freight expense and included in cost of sales. Freight charges which are invoiced to coal customers are included in coal sales.

(l) Workers’ Compensation and Pneumoconiosis (Black Lung) Benefits
      Coal mining companies are obligated by federal and state laws to pay coal workers’ pneumoconiosis (black lung) benefits to eligible recipients. The Company is partially self-insured for workers’ compensation claims in West Virginia (note 16). The liability for workers’ compensation claims is a management estimate based on the ultimate losses to be incurred on known claims. This probable ultimate liability is re-determined annually, and resultant adjustments are expensed.

(m) Insurance Programs
      The Company is self insured, up to specified limits, for costs of casualty claims and medical claims. The Company utilizes commercial insurance to cover what it considers significant or catastrophic casualty and medical claims. Accrued casualty losses are based on actuarial assumptions, adjusted for Company specific history and expectations.

(n) Benefit Plans
      The Company recognizes the cost of postretirement benefits, which consist principally of medical benefits, during employees’ periods of active service. Costs of the plan are charged to current operations and are based on various actuarial assumptions.

(o) Income Taxes
      The entities included in the combined financial statements have various ownership structures. Companies included in the North American Division of American Metals and Coal International, Inc. and Affiliates are either subchapter S or C corporations, limited liability companies, or limited partnerships. Companies filing under an election other than that of a C corporation have taxable income or losses of the respective company allocated directly to their respective stockholders, members and/or partners and included in their individual tax returns. Therefore, the expense or benefit from income taxes includes only companies electing C corporation status.
      For C corporations included in the combined financial statements, income tax expense has been recognized on an individual company basis for each of the C corporations included in the consolidated tax return of their respective parent company. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rate is recognized in income in the period in which the change is enacted.

(p)	Risks and Uncertainties
      The Company is engaged in the production of all variations of steam and metallurgical coal. Coal produced from mines in Pennsylvania and Colorado is primarily sold through long-term supply agreements. Mines located in West Virginia generally sell coal through one-year contracts. Additional production from Company reserves not covered under supply contracts is sold on the open market. The Company is subject to risks and uncertainties related to the creditworthiness of customers in the energy industry as well as price, supply, demand, and other volatility associated with coal commodity markets. Commodities markets and economic conditions have been volatile in the past and can be expected to be volatile in the future.
      The Company had one customer account for 12% of its sales for the period from January 1, 2003 to March 11, 2003 and 15% of its sales for the year ended December 31, 2002, as well as accounting for 12% of trade accounts receivable at December 31, 2002.

(q)	Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)	Notes Receivable
      At December 31, 2002, notes receivable primarily consist of notes from Company contractors. These notes are payable in semi-monthly installments at varying rates per ton, depending on the type and grade of coal. Notes receivable from Company contractors at December 31, 2002 amounted to $1,471,666. Other notes receivable amounted to $10,819 at December 31, 2002.

(4)	Prepaid Expenses
      Prepaid expenses consisted of the following at December 31, 2002:

Insurance	$573,497
Advance royalties	513,066
Other	123,883

$1,210,446

(5)	Other Current Assets
      Other current assets consisted of the following at December 31, 2002:

Receivables from contract miners for equipment purchased	$1,040,559
Refundable deposits	216,789
Other	585,872

$1,843,220

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(6)	Property, Plant, and Equipment
      Property, plant, and equipment consisted of the following at December 31, 2002:

	Estimated
	lives
	(in years)

Land		$2,239,638
Mineral interests and mine development costs		36,426,042
Construction in progress-mine development		3,653,747
Buildings and leasehold improvements	5-30	4,616,111
Machinery and equipment	3-10	42,533,598

		89,469,136
Less accumulated depreciation, depletion, and amortization		(38,234,322)

		$51,234,814

(7)	Other Assets
      Other noncurrent assets consisted of the following at December 31, 2002:

Refundable deposits	$924,739
Special benefit trust (note 16)	586,203
Deferred tax asset (note 13)	1,167,444

$2,678,386

(8)	Accrued Expenses and Other Current Liabilities
      Accrued expenses and other current liabilities consisted of the following at December 31, 2002:

Black lung liabilities	$1,685,338
Reclamation obligations	113,580
Contractor performance obligations	1,102,314
Accrued payroll and related costs	2,400,427
Accrued taxes other than payroll	717,883
Accrued royalties	822,584
Accrued freight	247,866
Other	626,487

$7,716,479

(9)	Demand Notes Payable to Stockholder
      Demand notes payable to stockholder consist of various advances made to the Company by a stockholder. Interest of 4.24% is added to the outstanding balance and is compounded monthly. Approximately $28,000 of interest was added to the note balance for the period from January 1, 2003 to March 11, 2003. The Company made principal repayments of $5,000 and $588,122 for the period from January 1, 2003 to March 11, 2003 and for the year ended December 31, 2002, respectively. These notes

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
are unsecured and are fully subordinate to all bank claims against the Company. Interest expense for the period from January 1, 2003 to March 11, 2003 and for the year ended December 31, 2002 was $47,470 and $403,342, respectively.

(10)	Revolving Credit Commitments
      The Company maintains lines of credit with PNC Bank, N.A. and National City Bank (the Banks). The line of credit utilized by the Company’s operations with Banks in Western Pennsylvania consist of a revolving credit note, with a base not to exceed $15,000,000, bearing interest at 4.19% to 4.75%, payable monthly, which is secured by all present and future contracts and inventory, and the proceeds of the foregoing. At March 11, 2003 and December 31, 2002, the Company had $11,299,488 and $13,076,658, respectively, drawn on the line, which was due when the line was to expire in August 2003.
      The Company maintains a line of credit with the Banks for their West Virginia operations. The base credit limit was reduced from $15,000,000 to $7,500,000 in 2003. At December 31, 2002, the Company had an outstanding balance drawn on the line of $100,000. Availability under the line is reduced by four letters of credit outstanding in the amount of $3,036,891. As a result, the amount available at December 31, 2002 was $11,963,109. This line is secured by the guarantees of the Company, along with the accounts receivable and coal inventory that totaled $14,744,404 at December 31, 2002. The line provided for an interest rate at prime minus 1/4% (4% at December 31, 2002). In addition, there is a quarterly commitment fee of 1/4% on the undisbursed balance of the line.
      Under loan agreements with PNC Bank, N.A., the Company is required to maintain at all times a minimum net worth of $26 million, a minimum working capital balance of $12.5 million, a maximum total liability to net worth ratio of 2.0 to 1.0, and debt service coverage ratio of 4.0 to 1.0. Other restrictions exist on liens, encumbrances, guarantees, loans, and dividends (note 11). The Company obtained waivers from PNC Bank, N.A. for all events of noncompliance.

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(11)	Long-Term Debt
      Long-term debt consisted of the following at December 31, 2002:

Settlement Agreement, West Virginia Bureau of Employment Programs, Workers’ Compensation Division, original settlement amount of $6,532,261, bearing interest at 11%, secured by substantially all assets of the Company, payable monthly and maturing March 2012	$5,004,819
Note payable to bank, at 6.99%, payable in monthly installments through December 2004, secured by equipment	1,813,276
Note payable at 7.80% payable in monthly installments through June 2004, secured by equipment	444,849
Note payable to bank, at LIBOR (2.90% at December 31, 2002), payable in monthly installments through December 2003, secured by equipment	223,850
Note payable at 8.20%, payable in monthly installments through March 2004, secured by equipment	195,599
Note payable at 6.17%, payable in monthly installments through September 2004, secured by equipment	93,518
Note payable at 5.49%, payable in monthly installments through September 2004, secured by equipment	97,662
Note payable at 8.91% payable in monthly installments through February 2004, secured by vehicles	109,514
Other notes payable, at various interest rates ranging from interest free to 12.0%, due in monthly installments, secured by equipment	151,697

Total long-term debt	8,134,784
Less current maturities	(2,151,923)

Long-term portion	$5,982,861

      Future maturities of long-term debt are as follows:

2003	$2,151,923
2004	1,638,659
2005	447,093
2006	460,580
2007	511,477
2008 and thereafter	2,925,052

$8,134,784

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(12)	Other Long-Term Liabilities
      Other long-term liabilities consisted of the following at December 31, 2002:

Post retirement obligation (note 17)	$10,486,985
Commissions	2,125,000
Land lease rights	1,113,375
Black lung (note 16)	454,999
Reclamation deposits	159,447
Other	28,410

$14,368,216

(13)	Income Taxes
      Income tax expense for the period from January 1, 2003 to March 11, 2003 and the year ended December 31, 2002 consisted of the following components:

	Period from	Year
	January 1, 2003	ended
	to March 11,	December 31,
	2003	2002

Current income tax (benefit) expense	$(552,048)	$1,468,767
Deferred tax expense	552,048	3,409,223

Income tax expense	$—	$4,877,990

      Income tax (benefit) expense before the cumulative effect of accounting change differs from the expected (benefit) expense that would result from the application of the federal tax rate of 34% to pre-tax book (loss) income due to the following at March 11, 2003 and December 31, 2002:

	March 11,	December 31,
	2003	2002

Computed expected (benefit) expense from income tax	$(473,678)	$1,379,821
State tax, net of federal	—	2,627
Percentage depletion	—	(306,000)
Income of nontaxable pass through entities	(273,528)	(1,050,946)
Change in asset valuation allowance	739,726	4,849,812
Other	7,480	2,676

Income tax expense	$—	$4,877,990

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The composition of the net deferred tax asset at December 31, 2002 is as follows:

Deferred tax assets:
Post retirement medical benefit accrual	$4,188,502
Reclamation reserve	1,319,590
Federal and state operating loss carryforwards	1,178,560
State workers compensation accrual	1,865,514
Federal alternative minimum tax carryforwards	1,005,028
Black lung benefit accrual	635,452
Bad debt reserve	302,565
Other	351,726
Less valuation allowance	(5,196,333)

Net deferred tax asset	5,650,604
Deferred tax liabilities:
Difference between book and tax basis of property and equipment	(4,113,820)
Advance minimum royalties	(369,340)

Total deferred tax liability	(4,483,160)

Total net deferred tax asset	$1,167,444

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result of management’s assessment, the Company has provided a valuation allowance related to the deferred tax assets at December 31, 2002 of $5,196,333. The increase in the valuation allowance during the period January 1, 2003 to March 11, 2003 and the year ended December 31, 2002 was $739,726 and $4,849,812, respectively.
      As of December 31, 2002, the Company has net operating loss carryforwards of approximately $2,100,000 that expire through 2023, and approximately $1,005,000 in alternative minimum tax credit carryforwards, which do not expire.
      Income taxes payable to the parent company at December 31, 2002 were approximately $1,319,000 and are included in amounts due to affiliates in the accompanying combined balance sheet.

(14)	Leased Mineral Interests
      In addition to mining coal on Company owned land, the Company also mines coal on properties leased from independent third parties. Under the terms of the leases, the Company pays production royalties based on a percentage of the net sales price of coal produced or actual tonnage mined from the leased properties, whichever is greater.
      The Company also leases coal mining and other equipment under long-term operating leases with varying terms.

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Future minimum operating lease payments for equipment leases and annual production royalties as of December 31, 2002 are as follows:

	Equipment	Royalties

2003	$643,935	2,164,333
2004	415,367	2,159,933
2005	202,468	1,803,233
2006	—	1,704,955
2007	—	1,602,855
2008 and thereafter	—	1,283,200

Total estimated future payments	$1,261,770	10,718,509

      For the period from January 1, 2003 to March 11, 2003, lease expense relating to equipment and royalties totaled $115,291 and $1,543,613, respectively. For the year ended December 31, 2002, lease expense relating to equipment and royalties totaled $445,407 and $8,643,497 respectively.

(15)	Related Party Transactions
      Amounts due from affiliates include trade and notes receivable. The Company regularly reviews collectibility and will establish an allowance necessary based on probable collectibility using the specific identification method (note 1). Amounts due from affiliates totaled $12,365,277 against which the Company provided an allowance in the amount of $2,389,722 at December 31, 2002.

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company has receivables from and payables to certain affiliates arising primarily from coal sales and purchases, coal brokerage sales and commissions, and working capital advances. Related party receivables and payables consisted of the following at December 31, 2002:

Due from affiliates:
Solomons Mining Company	$6,940,668
Solomons Group, Inc.	1,396,748
CME Engineering, Inc.	154,148
Tanoma Gas and Oil, L.P.	894,428
AMCI Konl AG	658,903
Coral Lands Co. Inc.	38,690
K-M Investment Corporation	1,060,608
Anita Mining Company, Inc.	884,631
Other affiliates	336,453

12,365,277
Less allowance	(2,389,722)

$9,975,555

Due to affiliates:
AMCI Export Corporation	$2,175,147
Mercury Trucking, Inc.	679,000
AMCI Energy, LLC	497,637
Unitmix, Inc.	104,716
Anita Mining Company, Inc.	1,224,386
Solomons Mining Company	2,796,091
K-M Investment Corporation	1,319,121
Other affiliates	440,603

$9,236,701

      Coal sales to affiliates are typically based on cost plus a tonnage commission. Coal purchases and services from affiliates are at agreed-upon prices. A summary of transactions with affiliates during the period from January 1, 2003 to March 11, 2003 and year ended December 31, 2002 is as follows:

	March 11,	December 31,
	2003	2002

Sales and other revenues	$2,321,325	6,071,379
Coal purchases	6,049,170	47,345,992
Operating costs and expenses	101,290	567,317
Interest income	87,559	650,646
Interest expense	47,470	403,342

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(16)	Workers’ Compensation and Pneumoconiosis (Black Lung) Benefits
      Workers’ compensation benefits in West Virginia are currently provided to employees through the West Virginia Workers’ Compensation Fund. Total workers’ compensation premiums payable to the fund for the period from January 1, 2002 to March 11, 2003 and the year ended December 31, 2002, were $92,926 and $405,015, respectively.
      Prior to July 1, 1990, the West Virginia portion of the Company was self-insured for all Federal Black Lung benefit claims. A special benefit trust (the Trust) exists for the payment of these benefit claims (note 7). The Trust assets principally include U.S. Treasury Bills and commercial paper stated at cost, which approximates fair value. The balance of the trust at December 31, 2002, was $586,203. In addition, the Company has placed into the Trust a letter of credit in the amount of $260,000. As of December 31, 2002, the Company had an accrued liability of $1,685,338 for such claims (note 8). Total self-insured benefit claims paid for the period from January 1, 2003 to March 11, 2003 and year ended December 31, 2002 was approximately $4,239 and $44,861, respectively.

(17)	Employee Benefit Plans
      AMCI maintains a profit sharing 401(k) Plan covering substantially all full-time employees of the Company. The Company generally contributes 3% to 5% of compensation for each employee who is eligible to participate in the Plan. Company contributions to the Plan for the period from January 1, 2003 to March 11, 2003 and the year ended December 31, 2002 was $113,329 and $339,685 respectively.
      Under the labor contract with the United Mine Workers of America (UMWA), two West Virginia companies in the North American Division of AMCI are required to pay amounts, based on hours worked, into two multi-employer pension plan trusts. For the period from January 1, 2003 to March 11, 2003 and the year ended December 31, 2002, UMWA pension expense was $6,877 and $9,621, respectively.
      The Company provides certain health care benefits for most retired employees subject to varying age and service requirements. These benefits are provided through a contract with an independent insurance company subject to certain cost sharing provisions on the part of the retired employees.
      The Company has historically obtained actuarial valuations for purposes of recording expenses related to the benefits provided to the retired employees. The valuation date has historically been March 31, the Company’s former fiscal year. Set forth below is information obtained from the actuarial valuation as of March 31, 2002 along with the related liability balance recorded at December 31, 2002 and the amount of expense recorded in the accompanying statements of operations for the period from January 1, 2003 to March 11, 2003 and the year ended December 31, 2002.

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Following is a summary of information obtained from the actuarial report for the valuation date of March 31, 2002.

Change in benefit obligation:
Net benefit obligation — beginning of plan year	18,393,531
Service cost	229,000
Interest cost	1,301,000
Actuarial (gain) loss	3,532,300
Benefits paid	(870,215)

Net benefit obligation at March 31, 2002	22,585,616

Benefit obligation	(22,585,616)
Unrecognized net actuarial gain	8,280,688
Unrecognized net transition obligation	5,166,000

Unfunded benefit obligation at March 31, 2002	(9,138,928)

      The discount rate used in determining the postretirement obligations at March 31, 2002 was 7%.
      Amounts recognized by the Company at December 31, 2002 were as follows:

Accrued benefit cost	(9,138,928)
Additional expense accrual offset by payments for the period April 1, 2002 to December 31, 2002	(1,348,057)

Net amount recognized by the Company	(10,486,985)

      The components of the net periodic cost of the plan as set forth in the actuarial valuation for the plan year ended March 31, 2002 are as follows:

Service cost	$229,000
Interest cost	1,301,000
Net loss recognition	286,000
Transition obligation recognition	398,000

Net periodic benefit cost for the plan year ended March 31, 2002	$2,214,000

      The discount rates used to determine net periodic benefit costs for the plan years beginning April 1, 2002 and 2001 were 7.00% and 7.25%, respectively.
      Costs recognized in the accompanying combined financial statements were $686,655 and $2,613,465 for the period from January 1, 2003 to March 11, 2003 and the year ended December 31, 2002, respectively.
      The weighted average annual rate of increase in the per capita cost of covered benefits (i.e., health care trend rate) for medical benefits is 9.00% in 2003, decreasing to 5.50% in 2008 and thereafter.

AMERICAN METALS AND COAL
INTERNATIONAL, INC. AND AFFILIATES
(North American Division)
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Assumed health care trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects as of and for the plan year ended March 31, 2002.

	One	One
	percentage	percentage
	point	point
	increase	decrease

Effect on total service and interest cost components	$313,534	$(251,879)
Effect on postretirement benefit obligation	3,513,788	(2,845,362)

(18)	Commitments and Contingencies

(a)	Minimum royalties
      The Company’s mineral leases require the Company to pay minimum royalties. These leases have fixed terms, and others are effective until exhaustion of the mineral reserves. The aggregate annual minimum royalty payments on mineral leases are approximately $10.3 million, assuming no reduction due to exhaustion of mineral reserves.

(b)	Guarantees
      The Company has guaranteed an $800,000 note, dated October 18, 2001, on behalf of an unrelated contract miner. The loan was secured by equipment and the guarantee of an affiliate. The outstanding balance of the note at December 31, 2002 was $478,109. The Company has not accrued any obligation for this guarantee at December 31, 2002.
      The Company guaranteed a $1,000,000 note, dated December 17, 2001, on behalf of an unrelated contract miner. The loan was secured by the equipment and the guarantee of an affiliate. The outstanding balance of the note at December 31, 2002 was $743,474. The Company has not accrued any obligation for this guarantee at December 31, 2002.

(c)	Litigation
      The Company is involved in various legal proceedings from time to time in the normal course of business. In management’s opinion, the Company is not currently involved in any legal proceeding, which individually or in the aggregate could have a material effect on the combined financial condition, results of operations, or cash flow of the Company.

(d)	Supply contracts
      In the normal course of operations, primarily in Western Pennsylvania and Northern Colorado, the Company enters into long term supply contracts for the sale of various quantities of coal to customers in the energy industry. Under the terms of these contracts, the Company is obligated to supply coal to customers at prices ranging from approximately $23 to $66 per ton, with such prices subject to adjustment in future periods based upon existing market conditions and/or the quality of the coal. All supply contracts at December 31, 2003 expire through September 10, 2010.

(19)	Subsequent Event
      On March 11, 2003, the North American Division of AMCI was sold to subsidiaries of Alpha Natural Resources, LLC, a wholly owned subsidiary of ANR Holdings, LLC, subject to certain retained assets and liabilities.

INDEPENDENT AUDITORS’ REPORT
Alpha Natural Resources, LLC
and Members, Stockholders, and Partners of
Pennsylvania Entities of Mears Enterprises, Inc.:
      We have audited the accompanying combined balance sheets of The Combined Pennsylvania Entities of Mears Enterprises, Inc. (the Company) as of December 31, 2002 and 2001 and the related combined statements of income, stockholders’ equity and partners’ capital, and cash flows for the period January 1, 2003 to November 17, 2003 and years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001 and the results of their operations and cash flows for the period January 1, 2003 to November 17, 2003 and years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.
      As discussed in note 2 to the combined financial statements, the Company adopted the provisions of FASB Statement No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003.
/s/ KPMG LLP
Pittsburgh, Pennsylvania
March 17, 2004

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
COMBINED BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$16,890,439	12,454,191
Trade accounts receivable	5,555,181	5,369,221
Coal inventory	426,323	687,582
Prepaid expenses	39,813	41,248
Licenses	17,577	16,750

Total current assets	22,929,333	18,568,992
Property, plant, and equipment, net	5,543,343	4,875,673

Total assets	$28,472,676	23,444,665

LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL
Current liabilities:
Trade accounts payable	$1,646,494	2,597,430
Accrued expenses	792,908	754,474
Due to related parties	202,049	—
Capital lease obligations — current portion	374,718	234,497
Other current liabilities	180,017	—

Total current liabilities	3,196,186	3,586,401
Long-term liabilities:
Capital lease obligations — long-term	60,712	165,137
Asset retirement obligations	1,018,490	1,068,796
Due to related parties	—	273,735
Other long-term liabilities	—	28,927

Total liabilities	4,275,388	5,122,996

Stockholders’ equity and partners’ capital:
Common stock, no par or stated value; issued and outstanding 870 shares	38,259	38,259
Retained earnings	3,966,562	3,584,170
Partners’ capital	20,192,467	14,699,240

Total stockholders’ equity and partners’ capital	24,197,288	18,321,669

Total liabilities and stockholders’ equity and partners’ capital	$28,472,676	23,444,665

See accompanying notes to combined financial statements.

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
COMBINED STATEMENTS OF INCOME
Period from January 1, 2003 to November 17, 2003 and
years ended December 31, 2002 and 2001

	Period from
	January 1, 2003	Year Ended December 31
	to
	November 17, 2003	2002	2001

Revenues:
Coal sales	$45,829,444	$44,459,196	$42,085,943
Costs and expenses:
Cost of sales and other operating expenses (exclusive of items shown separately below)	25,480,439	22,322,677	23,425,162
Depreciation, depletion, and amortization	872,213	737,778	549,307
Selling and administrative expenses (exclusive of depreciation and amortization shown separately above)	3,831,639	4,175,759	2,753,574

Total expenses	30,184,291	27,236,214	26,728,043

Operating profit	15,645,153	17,222,982	15,357,900

Other income (expense):
Interest income	194,474	214,053	171,817
Interest expense	(21,705)	(36,110)	(27,375)
Rental income	598	—	19,216
Other income	446,050	82,071	1,018,035

Total other income	619,417	260,014	1,181,693

Income before cumulative effect of accounting change	16,264,570	17,482,996	16,539,593
Cumulative effect of accounting change (note 2)	(310,855)	—	—

Net income	$15,953,715	$17,482,996	$16,539,593

See accompanying notes to combined financial statements.

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
COMBINED STATEMENTS OF STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL
Period from January 1, 2003 to November 17, 2003 and
years ended December 31, 2002 and 2001

		Stockholders’ capital accounts
					Total
				Total	stockholders’
	Partners’	Common	Retained	stockholders’	equity and
	capital	stock	earnings	equity	partners’ capital

Balances, January 1, 2001	$8,097,360	38,259	2,225,410	2,263,669	10,361,029
Net income	13,166,130	—	3,373,463	3,373,463	16,539,593
Distributions	(6,564,250)	—	(2,014,703)	(2,014,703)	(8,578,953)

Balances, December 31, 2001	14,699,240	38,259	3,584,170	3,622,429	18,321,669
Net income	16,527,383	—	955,613	955,613	17,482,996
Distributions	(11,034,156)	—	(573,221)	(573,221)	(11,607,377)

Balances, December 31, 2002	20,192,467	38,259	3,966,562	4,004,821	24,197,288
Net income (loss) — January 1, 2003 — November 17, 2003	17,327,699	—	(1,373,984)	(1,373,984)	15,953,715
Distributions	(15,884,156)	—	(979,631)	(979,631)	(16,863,787)

Balances, November 17, 2003	$21,636,010	38,259	1,612,947	1,651,206	23,287,216

See accompanying notes to combined financial statements.

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
COMBINED STATEMENTS OF CASH FLOWS
Period from January 1, 2003 to November 17, 2003 and
years ended December 31, 2002 and 2001

	Period from	Year Ended December 31
	January 1, 2003 to
	November 17, 2003	2002	2001

Cash flows from operating activities:
Net income	$15,953,715	17,482,996	16,539,593
Adjustments to reconcile net income to net cash flows from operating activities:
Cumulative effect of accounting change	310,855	—	—
Depreciation	872,213	737,778	549,307
Accretion of asset retirement obligation	157,089	—	—
Loss on asset disposals	990	40,381	53,968
Changes in certain assets and liabilities:
Trade accounts receivable	(640,329)	(185,960)	(1,665,075)
Inventories	(120,171)	261,259	(687,582)
Prepaid expenses	(63,094)	1,435	(23,012)
Other assets	—	(827)	59,379
Accounts payable	681,244	(950,936)	(616,539)
Accrued expenses	638,396	38,434	(93,095)
Other liabilities	(180,017)	(50,306)	1,068,796

Net cash flows from operating activities	17,610,891	17,374,254	15,185,740
Cash flows from investing activities:
Purchases of property, plant, and equipment	(293,519)	(1,168,455)	(833,595)
Proceeds from sale of property, plant, and equipment	—	25,000	—

Net cash flows used in investing activities	(293,519)	(1,143,455)	(833,595)

Cash flows from financing activities:
Payments on leases	(374,718)	(266,578)	(122,452)
Proceeds from (payments on) due to related parties	(10,000)	79,404	46,160
Distributions to stockholders	(16,863,787)	(11,607,377)	(8,578,953)

Net cash flows used in financing activities	(17,248,505)	(11,794,551)	(8,655,245)

Net change in cash and cash equivalents	68,867	4,436,248	5,696,900
Cash and cash equivalents — beginning of year	16,890,439	12,454,191	6,757,291

Cash and cash equivalents — end of year	$16,959,306	16,890,439	12,454,191

Supplemental cash flow disclosures:
Cash paid for interest	$21,705	36,110	27,375
Noncash investing and financing activities:
Reclamation liability for coal reserves	(2,474,301)	—	—
Acquisition of equipment through capital lease	—	302,374	522,086
See accompanying notes to combined financial statements.

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
November 17, 2003 and December 31, 2002 and 2001

(1)	Basis of Presentation and Organization
      The accompanying combined financial statements include certain subsidiaries of Mears Enterprises, Inc. which operate six mining complexes and a preparation plant all located in Pennsylvania (The Combined Pennsylvania Entities of Mears Enterprises, Inc., or the Company). The Company is a producer and broker of bituminous coal, with distribution and sales occurring primarily in the northeastern part of the United States. Principal customers of the Company are domestic public utilities, industrial companies, and related parties.
      Companies comprising The Combined Pennsylvania Entities of Mears Enterprises, Inc., represented by function, are the following:
           Coal sales and brokering:

Mears, Inc. (S-Corporation) DLR Coal Company (General Partnership) S&M Mining (General Partnership)
           Mine acquisition and development:

Mears, Inc. (S-Corporation) DLR Mining, Inc. (C-Corporation) S&M Mining, Inc. (S-Corporation)
      Functions performed within this group range from the very initial stages of surveying land for mining potential, performing surface mining and deep mining of all grades and qualities of coal, transferring coal from the mine to storage facilities, and the selling and brokering coal to both third and related parties.

(2)	Summary of Significant Accounting Policies and Practices

(a) Basis of Presentation
      The combined financial statements include the accounts of The Combined Pennsylvania Entities of Mears Enterprises, Inc. All significant intercompany transactions and balances have been eliminated.

(b) Cash and Cash Equivalents
      The Company defines cash and cash equivalents as highly liquid, short-term investments with a maturity at the date of acquisition of three months or less.

(c) Trade Accounts Receivable and Allowance for Doubtful Accounts
      Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company establishes provisions for losses on accounts receivable when it is probable that all or part of the outstanding balance will not be collected. The Company regularly reviews collectibility and establishes or adjusts the allowance as necessary using the specific identification method. The allowance for doubtful accounts was $0 and $4,375 at December 31, 2002 and 2001, respectively. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(d) Coal Inventory
      Coal inventory is stated at the lower of cost, with cost determined using average monthly production costs, or market value. Purchased coal is stated at purchase price. Coal inventory at December 31, 2002 and 2001 was comprised of raw and purchased coal.

(e) Shipping and Handling Costs
      Shipping and handling costs charged to customers have been included in coal sales. Shipping and handling costs incurred by the company have been included in cost of sales and other operating expenses.

(f) Property, Plant, and Equipment
      Costs incurred as part of the acquisition of mineral interests and mine development costs incurred to expand capacity of operating mines or to develop new mines are capitalized and charged to operations on the units-of-production method. Mine development costs include costs incurred for site preparation and development at the mines during the development stage. Mobile mining equipment and other fixed assets are stated at cost and depreciated on a straight-line basis over the estimated useful lives ranging from 5 to 30 years or on a units-of-production basis. Leasehold improvements are amortized, using the straight-line method, over their estimated useful lives or the term of the lease, whichever is shorter. Major repairs and betterments that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred.

(g) Asset Retirement Obligations
      Minimum standards for mine reclamation have been established by various regulatory agencies and dictate the reclamation requirements at the Company’s operations.
      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.
      The Company has future obligations to reclaim properties disturbed in conjunction with coal operations under federal and state laws. Some reclamation of disturbed acreage is performed as a normal part of the mining process with the remainder done at the end of the life of the mine. The Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, on January 1, 2003. Upon adoption, property, plant, and equipment (net) were increased by $2,163,446; asset retirement obligations were increased by $2,474,301; and the cumulative effect of the accounting change was $(310,855).
      Prior to January 1, 2003, the estimated cost for mine reclamation was provided for using the units of production method over the economic life of the mine. Estimated reclamation costs were subject to review by management on a regular basis and revised when appropriate for changes in future estimated costs and/or regulatory requirements.

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(h) Advance Mining Royalties
      Rights to leased coal lands are often acquired in exchange for royalty payments. Advance mining royalties are advance payments made to lessors under terms of mineral lease agreements that are recoupable against future production. These advance payments are deferred and charged to operations as the coal reserves are mined. In instances where advance payments are not expected to be offset against future production royalties, no asset is recognized and the scheduled future minimum payments are recognized as liabilities.

(i) Revenue Recognition
      Revenue is recognized on coal sales at the time of shipment or delivery to the customer, and the customer takes ownership and assumes risk of loss based on shipping terms.

(j) Impairment of Long-Lived Assets
      In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, long-lived assets, such as property, plant, equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and would no longer be depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(k) Income Taxes
      All companies included in The Combined Pennsylvania Entities of Mears Enterprises, Inc. are either S corporations or general partnerships except for DLR Mining, Inc. Under each of these structures, for income tax purposes the net income or loss of the S corporation and general partnership is allocated directly to the respective shareholders and or partners and is included in their individual tax returns. Therefore, no provision for income tax has been included in the combined financial statements for these entities. DLR Mining, Inc. has a net deferred tax asset for which a valuation allowance has been provided. The significant components of the net deferred tax asset are net operating loss carryforwards and certain liabilities which have not yet been deducted for tax purposes.

(l) Risks and Uncertainties
      The Company is engaged in the production of steam and metallurgical coal for the electric generating industry as well as industrial customers. Coal produced from the Company’s reserves located in Pennsylvania is sold to energy companies throughout the northeastern part of the United States primarily under long-term supply agreements. Additional production from Company reserves not covered under supply contracts is sold on the open market. The Company is subject to risks and uncertainties related to the creditworthiness of customers in the energy industry as well as price, supply, demand, and other volatility associated with coal commodity markets. Commodities markets and economic conditions have been volatile in the past and can be expected to be volatile in the future.

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company had three customers that accounted for approximately 46%, 18%, and 15% of the Company’s net sales and two customers that accounted for approximately 61% and 17% of the Company’s trade accounts receivable as of and for the year ended December 31, 2002. The Company had one customer that accounted for approximately 35% of the Company’s net sales and 35% of the Company’s trade accounts receivable as of and for the year ended December 31, 2001.
     (m) Workers’ Compensation and Pneumoconiosis (Black Lung) Benefits
      The Company is insured for workers’ compensation claims.
      The Company is required by federal and state statutes to provide benefits to employees for awards related to black lung. The Company is fully insured for this obligation.

(n)	Use of Estimates
      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant items requiring the use of management estimates are allowances for doubtful accounts; mineral reserves; reclamation and mine closure obligations; employee benefit liabilities; future cash flows associated with assets; and useful lives for depreciation, depletion, and amortization. Due to the prospective nature of these estimates, actual results could differ from those estimates.

(3)	Prepaid Expenses
      Prepaid expenses consisted of the following:

	December 31

	2002	2001

Prepaid capital stock tax	$10,955	$5,288
Prepaid royalties	17,863	24,965
Prepaid other	10,995	10,995

Total prepaid expenses	$39,813	$41,248

(4)	Property, Plant, and Equipment
      Property, plant, and equipment consisted of the following:

	December 31

	2002	2001

Land	$655,015	$655,015
Mineral interests and mine development costs	1,723,664	1,723,664
Buildings and improvements	148,011	94,196
Machinery and equipment	5,747,978	4,406,777

	8,274,668	6,879,652
Less accumulated depreciation, depletion, and amortization	(2,731,325)	(2,003,979)

Total property, plant, and equipment	$5,543,343	$4,875,673

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

(5)	Accrued Expenses
      Accrued expenses consisted of the following:

	December 31

	2002	2001

Wages	$492,407	$378,013
Workers compensation	86,803	95,019
Retirement — 401(k) Plan	68,632	128,141
Office of Surface Mining and excise tax	118,395	121,101
Other liabilities	26,671	32,200

	$792,908	$754,474

(6)	Capital Lease Obligations
      The Company leases certain equipment under capital lease agreements. These agreements have varying monthly payment amounts and expire on various dates during 2003. Amortization expense on the capitalized cost of leased property for the period from January 1, 2003 through November 17, 2003 was $21,705.
      The capitalized cost of the leased property and accumulated depreciation at December 31, 2002 was $691,411 and $91,717. Amortization expense on the capitalized cost of leased property for the year ended December 31, 2002 was $19,894.
      The capitalized cost of the leased property and accumulated depreciation at December 31, 2001 was $534,036 and $31,383. Amortization expense on the capitalized cost of leased property for the year ended December 31, 2001 was $10,071.
      The following is a schedule of future minimum lease payments under capital lease together with the present value of the net minimum lease payments as of December 31, 2002 and 2001:

	2002	2001

Future minimum lease payments due in:
2002	$—	253,308
2003	400,946	170,337
2004	63,982	—

Total future minimum lease payments	464,928	423,645
Less amount representing interest	(29,498)	(24,011)

Present value of future minimum lease payments	435,430	399,634
Less current portion	(374,718)	(234,497)

Long-term capital lease obligation	$60,712	165,137

(7)	Reclamation Liabilities
      Under the Federal Surface Mining Control and Reclamation Act of 1977 and similar state statutes, mine property is required to be restored in accordance with regulated standards. The establishment of the asset retirement obligation accrual for mine reclamation and mine closure costs is based on permit requirements and requires various estimates and assumptions, principally associated with costs, productivi-

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
ties, and timing of expenditures. The Company periodically reviews its entire environmental liability and makes necessary adjustments, including permit changes, revisions to costs and productivities to reflect current experience, and accretion related to the liability. At November 17, 2003, the asset retirement obligation was estimated to be $3,649,880. The activity in the asset retirement obligation consisted of the following during the period from January 1, 2003 through November 17, 2003:

Asset retirement obligation — January 1, 2003	$3,492,791
Obligations settled in current period	—
Accretion expense — January 1, 2003 — November 17, 2003	157,089

Asset retirement obligation — November 17, 2003	$3,649,880

(8)	Workers’ Compensation Benefits
      The Company is insured for workers’ compensation claims. The liability for workers’ compensation claims is a management estimate of the ultimate losses to be incurred on such claims based on the Company’s experience and includes a provision for incurred but not reported losses. Adjustments to the probable ultimate liability are made annually based on subsequent developments and experience and are included in operations as they are determined. These obligations are currently insured by Rockwood Casualty Insurance, an unrelated entity.
      The liability for workers’ compensation benefits at December 31, 2002 and 2001 was $86,803 and $95,019, respectively, which is included in accrued expenses. Workers’ compensation expenses for the period from January 1, 2003 to November 17, 2003 and for the years ended December 31, 2002 and 2001 were $1,550,447, $886,326, and $735,513, respectively.

(9)	Retirement Plan
      Mears Enterprises, Inc. & Affiliates maintains a 401(k) for substantially all full-time employees. Company contributions to the 401(k) plan, which are made at the discretion of management, for the period from January 1, 2003 to November 17, 2003 and for the years ended December 31, 2002 and 2001 were $166,253, $235,310, and $368,097, respectively.

(10)	Leased Mineral Interests
      In addition to mining coal on Company owned land, the Company also mines coal on properties leased from independent third parties. Under the terms of the leases, the Company pays minimum royalty payments. The Company also pays production royalties based on a percentage of the net sales price of coal produced or based on the actual tonnage mined from the leased premises. These royalty payments range from $0.07 per ton mined to 10% of sales.

THE COMBINED PENNSYLVANIA ENTITIES OF
MEARS ENTERPRISES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2002, aggregate future minimum royalty payments under these leases were as follows:

Amount

2003	$17,581
2004	68,581
2005	68,581
2006	68,581
2007	68,581
Thereafter	137,162

Total estimated future payments	$429,067

(11)	Other Income
      Other income consisted of the following:

	Period from
	January 1 to	Year Ended	Year Ended
	November 17,	December 31,	December 31,
	2003	2002	2001

Subcontractor income	$447,040	122,452	611,133
Sales commission	—	—	460,870
Loss on disposal of property, plant, and equipment	(990)	(40,381)	(53,968)

	$446,050	82,071	1,018,035

(12)	Sale of the Company
      On November 17, 2003, the assets of The Combined Pennsylvania Entities of Mears Enterprises, Inc. were sold to AMFIRE Mining Company, LLC, a wholly owned subsidiary of Alpha Natural Resources, LLC.

Alpha Natural Resources, LLC
Alpha Natural Resources Capital Corp.
Offer to Exchange
$175,000,000 principal amount of 10% Senior Notes due 2012,
which have been registered under the Securities Act of 1933, for
Any and all outstanding 10% Senior Notes due 2012
        Until August 9, 2005 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.
      Alpha Natural Resources, LLC is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in a limited liability company’s operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Section 18-1101 of the DLLCA further provides that, to the extent that, at law or in equity, a member or manager or other person has duties (including fiduciary duties) and liabilities relating thereto to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability agreement: (i) any such member or manager or other person acting under the limited liability company agreement shall not be liable to the limited liability company or to any such other member or manager or to any such other person for the member’s or manager’s or other person’s good faith reliance on the provisions of the limited liability company agreement; and (ii) the member’s or manager’s or other person’s duties and liabilities may be expanded or restricted by the provisions of the limited liability company agreement.
      The Amended and Restated Limited Liability Company Agreement of Alpha Natural Resources, LLC (the “Alpha Company Agreement”):

•	eliminates the liability of Alpha’s managers and officers for monetary damages or losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such manager’s or officer’s fiduciary duty, except: (i) for a breach of such person’s duty of loyalty to Alpha or its member; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the manager or officer derived an improper personal benefit and except to the extent such manager or officer is otherwise compensated for by insurance carried for the benefit of Alpha; and

•	requires Alpha to indemnify to the fullest extent permitted by the DLLCA each of its managers and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against and from any personal loss, liability or damage incurred as a result of any act or omission that the Board of Managers of Alpha believes in good faith to be within the scope of authority conferred by the Alpha Company Agreement.

•	requires Alpha to advance or reimburse its managers and officers for all legal and other expenses and attorneys’ fees reasonably incurred by him or her in connection with any claim or liability described in the preceding bullet point.
      Alpha Capital and Alpha NR Holding, Inc. are corporations organized under the laws of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal or investigative (other than an action by or in the fight of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the fight of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      In accordance with Section 102(b)(7) of the DGCL, the respective certificates of incorporation of each of Alpha Capital and Alpha NR Holding, Inc. includes a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.
      In accordance with the provisions of the respective Bylaws of each of Alpha Capital and Alpha NR Holding, Inc., Alpha Capital and Alpha NR Holding, Inc., respectively, will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party, or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he is or was a director or officer of Alpha Capital or Alpha NR Holding, Inc., respectively, or is or was serving at the request of Alpha Capital or Alpha NR Holding, Inc., respectively, as a director, officer or trustee of another corporation of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee, or in any other capacity while serving as a director, officer or trustee, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered in connection with any such proceeding; provided, however that except with respect to proceedings to enforce rights to indemnification, Alpha Capital or Alpha NR Holding, Inc., respectively, shall indemnify any such officer or director in connection with a proceeding initiated by such officer or director only if such proceeding was authorized by the board of directors of Alpha Capital or Alpha NR Holding, Inc., respectively. The respective Bylaws of each of Alpha Capital and Alpha NR Holding, Inc. also provide for the advancement of expenses (including attorneys’ fees) incurred by an officer or director in defending any such proceeding.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
      (a) Exhibits

Exhibit
No.	Description of Exhibit

2.1	Asset Purchase Agreement by and between Pittston Coal Company and Dickenson-Russell Coal Company, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.2	Asset Purchase Agreement by and between Pittston Coal Company and Paramont Coal Company Virginia, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)

Exhibit
No.	Description of Exhibit

2.3	Asset Purchase Agreement by and between Pittston Coal Company and Alpha Land and Reserves, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.4	Asset Purchase Agreement by and between Pittston Coal Company and Alpha Coal Sales Co., LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.5	Asset Purchase Agreement by and between Pittston Coal Company and Alpha Terminal Company, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.6	Asset Purchase Agreement by and between Pittston Coal Company and Maxxim Rebuild Co., LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.7	Purchase and Sale Agreement by and among El Paso CGP Company and AMFIRE, LLC dated as of November 14, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.8	Contribution Agreement among the FRC Parties, the AMCI Parties, ANR Holdings, LLC and the Additional Persons listed on the signature pages dated as of March 11, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.9	Purchase and Sale Agreement made and entered into as of January 31, 2003 by and among Alpha Land and Reserves, LLC and CSTL, LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.10	Purchase and Sale Agreement dated as of April 9, 2003 by and between Alpha Land and Reserves, LLC and CSTL LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.11	Purchase and Sale Agreement dated as of April 9, 2003 by and between Dickenson-Russell Coal Company, LLC and WBRD LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.12	Letter agreement dated April 9, 2003 among Alpha Natural Resources, LLC, Dickenson-Russell Company, LLC, Alpha Land and Reserves, LLC, CSTL LLC, WBRD LLC, and Natural Resources Partners L.P. (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.13	Asset Purchase Agreement by and among S&M Mining, S&M Mining, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.14	Asset Purchase Agreement by and among DLR Coal Co., DLR Mining, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.15	Asset Purchase Agreement by and between Mears Enterprises, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)

Exhibit
No.	Description of Exhibit

2.16	Internal Restructuring Agreement dated as of February 11, 2005 by and among Alpha Natural Resources, Inc., Alpha NR Ventures, Inc., ANR Holdings, LLC, the FRC Parties named therein, the AMCI Parties named therein, Madison Capital Funding LLC, Alpha Coal Management, LLC and the Management Members named therein (Incorporated by reference to Exhibit 2.16 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
2.17	Sixth Amendment to Contribution Agreement by and among the FRC Parties, the AMCI Parties, ANR Holdings, LLC and Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 2.17 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
2.18	Asset Purchase Agreement dated April 14, 2005, by and among Gallup Transportation and Transloading Company, LLC, NATIONAL KING COAL LLC and NKC Acquisition, LLC (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on April 15, 2005.)
3.1*	Certificate of Formation of Alpha Natural Resources, LLC
3.2*	Amended and Restated Limited Liability Company Agreement of Alpha Natural Resources, LLC, as amended
3.3*	Certificate of Formation of Alpha Coal Sales Co., LLC
3.4*	Amended and Restated Limited Liability Company Agreement of Alpha Coal Sales Co., LLC
3.5*	Certificate of Formation of Alpha Land and Reserves, LLC
3.6*	Amended and Restated Limited Liability Company Agreement of Alpha Land and Reserves, LLC
3.7*	Certificate of Incorporation of Alpha Natural Resources Capital Corp.
3.8*	Bylaws of Alpha Natural Resources Capital Corp.
3.9*	Certificate of Formation of Alpha Natural Resources Services, LLC
3.10*	Limited Liability Company Agreement of Alpha Natural Resources Services, LLC
3.11*	Restated Certificate of Incorporation of Alpha NR Holding, Inc.
3.12*	Bylaws of Alpha NR Holding, Inc.
3.13*	Certificate of Incorporation of Alpha NR Ventures, Inc.
3.14*	Bylaws of Alpha NR Ventures, Inc.
3.15*	Certificate of Formation of Alpha Terminal Company, LLC
3.16*	Amended and Restated Limited Liability Company Agreement of Alpha Terminal Company, LLC
3.17*	Certificate of Formation of AMFIRE, LLC
3.18*	Amended and Restated Limited Liability Company Agreement of AMFIRE, LLC
3.19*	Certificate of Incorporation of AMFIRE Holdings, Inc.
3.20*	Bylaws of AMFIRE Holdings, Inc.
3.21*	Certificate of Formation of AMFIRE Mining Company, LLC
3.22*	Limited Liability Company Agreement of AMFIRE Mining Company, LLC
3.23*	Certificate of Limited Partnership of AMFIRE WV, L.P.
3.24*	Limited Partnership Agreement of AMFIRE WV, L.P.
3.25*	Certificate of Formation of ANR Holdings, LLC
3.26*	Amended and Restated Limited Liability Company Agreement of ANR Holdings, LLC
3.27*	Certificate of Incorporation of Black Dog Coal Corp., as amended
3.28**	Second Amended and Restated Bylaws of Black Dog Coal Corp.
3.29*	Certificate of Formation of Brooks Run Mining Company, LLC, as amended
3.30*	Amended and Restated Limited Liability Company Agreement of Brooks Run Mining Company, LLC

Exhibit
No.	Description of Exhibit

3.31*	Certificate of Formation of Dickenson-Russell Coal Company, LLC
3.32*	Amended and Restated Limited Liability Company Agreement of Dickenson-Russell Coal Company, LLC
3.33*	Certificate of Formation of Enterprise Mining Company, LLC, as amended
3.34*	Amended and Restated Limited Liability Company Agreement of Enterprise Mining Company, LLC
3.35*	Certificate of Formation of Esperanza Coal Co., LLC
3.36*	Amended and Restated Limited Liability Company Agreement of Esperanza Coal Co., LLC
3.37*	Articles of Organization of GTTC LLC, as amended
3.38*	Amended and Restated Operating Agreement of GTTC LLC
3.39*	Articles of Organization of Herndon Processing Company, LLC, as amended
3.40*	Amended and Restated Limited Liability Company Agreement of Herndon Processing Company, LLC
3.41*	Articles of Organization of Kepler Processing Company, LLC, as amended
3.42*	Amended and Restated Limited Liability Company Agreement of Kepler Processing Company, LLC
3.43*	Certificate of Formation of Kingwood Mining Company, LLC, as amended
3.44*	Amended and Restated Limited Liability Company Agreement of Kingwood Mining Company, LLC
3.45*	Articles of Organization of Litwar Processing Company, LLC, as amended
3.46*	Limited Liability Company Agreement of Litwar Processing Company, LLC
3.47*	Certificate of Formation of Maxxim Rebuild Co., LLC
3.48*	Amended and Restated Limited Liability Company Agreement of Maxxim Rebuild Co., LLC
3.49*	Certificate of Formation of Maxxim Shared Services, LLC
3.50*	Limited Liability Company Agreement of Maxxim Shared Services, LLC
3.51*	Certificate of Formation of Maxxum Carbon Resources, LLC
3.52*	Amended and Restated Limited Liability Company Agreement of Maxxum Carbon Resources, LLC
3.53*	Certificate of Formation of McDowell-Wyoming Coal Company, LLC
3.54*	Amended and Restated Limited Liability Company Agreement of McDowell-Wyoming Coal Company, LLC
3.55*	Articles of Organization of NatCoal LLC, as amended
3.56*	Amended and Restated Limited Liability Company Agreement of NatCoal LLC
3.57*	Certificate of Formation of Paramont Coal Company Virginia, LLC
3.58*	Amended and Restated Limited Liability Company Agreement of Paramont Coal Company Virginia, LLC
3.59*	Articles of Organization of Riverside Energy Company, LLC, as amended
3.60*	Amended and Restated Limited Liability Company Agreement of Riverside Energy Company, LLC
3.61*	Certificate of Incorporation of Solomons Mining Company, as amended
3.62*	Amended and Restated Bylaws of Solomons Mining Company
4.1	Indenture dated as of May 18, 2004 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the Guarantors named therein and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)

Exhibit
No.	Description of Exhibit

4.2*	Registration Rights Agreement dated May 18, 2004 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the Guarantors and the Initial Purchasers
4.3	First Supplemental Indenture dated as of February 1, 2005 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
4.4	Second Supplemental Indenture dated as of March 30, 2005 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., Alpha NR Holding, Inc., Alpha NR Ventures, Inc., ANR Holdings, LLC, the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
5.1*	Opinion of Bartlit Beck Herman Palenchar & Scott LLP
10.1	Credit Agreement dated as of May 28, 2004, among ANR Holdings, LLC, Alpha Natural Resources, LLC, the Lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent and as collateral agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, as syndication agent, UBS Securities LLC, as documentation agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and Credit Suisse First Boston, acting through its Cayman Islands Branch, and UBS Securities LLC, as joint bookrunners (the ‘Credit Agreement”) (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.2	First Amendment, dated as of August 6, 2004, to Credit Agreement (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.3	Second Amendment, dated as of December 28, 2004, to Credit Agreement (Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.4	Third Amendment, dated as of January 25, 2005, to Credit Agreement (Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.5	Fourth Amendment, dated as of March 28, 2005, to Credit Agreement (Incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
10.6	Guarantee and Collateral Agreement, dated as of May 28, 2004, made by Alpha Natural Resources, LLC, ANR Holdings, LLC and each of the other Guarantors named therein, in favor of Citicorp North America, Inc., as administrative agent and as collateral agent (the ‘Guarantee and Collateral Agreement”) (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.7	First Amendment, dated as of August 6, 2004 to Guarantee and Collateral Agreement (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.8	Second Amended and Restated Employment Agreement between Alpha Natural Resources Services, LLC and Michael J. Quillen dated January 28, 2005 (Incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.9	Employment Agreement between Alpha Natural Resources, LLC and D. Scott Kroh dated January 1, 2003, as amended (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)

Exhibit
No.	Description of Exhibit

10.10	Stockholder Agreement dated as of February 11, 2005 by and among Alpha Natural Resources, Inc., the FRC Parties named therein, the AMCI Parties named therein, Madison Capital Funding LLC and the other stockholders named therein (the ‘Stockholder Agreement”) (Incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
10.11	Letter agreement waiving certain provisions of the Stockholder Agreement dated March 28, 2005 by the FRC Parties and the AMCI Parties (Incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
10.12	Alpha Natural Resources Annual Incentive Bonus (AIB) Plan (the “AIB Plan”) (Incorporated by reference to Exhibit 10.9 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.13	Amended and Restated Alpha Coal Management LLC 2004 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.14	Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.11 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.15	Form of Alpha Natural Resources, Inc. Grantee Stock Option Agreement for Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
10.16†	Coal Mining Lease dated April 9, 2003, effective as of April 1, 2003, by and between CSTL LLC (subsequently renamed ACIN LLC) and Alpha Land and Reserves, LLC, as amended (Incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on January 12, 2005.)
10.17†	Coal Mining Lease dated April 9, 2003, effective as of April 1, 2003, by and between WBRD LLC and Dickenson-Russell Coal Company, LLC, as amended (Incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on January 12, 2005.)
10.18†	Coal Mining Lease dated December 4, 2002, effective as of December 1, 2002, by and between CSTL LLC (subsequently renamed ACIN LLC) and Coastal Coal-West Virginia, LLC (subsequently renamed Brooks Run Mining Company), and Lease Assignment and Assumption Agreement made and entered into as of March 6, 2003, by and between Brooks Run Mining Company, LLC (formerly named Coastal Coal-West Virginia, LLC) and Kingwood Mining Company, LLC (Incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on January 12, 2005.)
10.19	Cash bonus awards paid to certain executive officers of Alpha Natural Resources, Inc. who also serve as executive officers of Alpha Natural Resources, LLC with respect to fiscal 2004 as reported on Alpha Natural Resources, Inc.’s current report on Form 8-K filed on March 4, 2005 and incorporated by this reference
10.20	Base salary amounts set for Alpha Natural Resources, Inc.’s named executive officers who also serve as executive officers of Alpha Natural Resources, LLC as reported on Alpha Natural Resources, Inc.’s current report on Form 8-K filed on March 4, 2005 and incorporated by this reference
10.21	Performance goals and target bonuses set for 2005 under the AIB Plan for Alpha Natural Resources, Inc.’s executive officers who also serve as executive officers of Alpha Natural Resources, LLC as reported on Alpha Natural Resources, Inc.’s current report on Form 8-K filed on April 27, 2005 and incorporated by this reference.
10.22**	Amended and Restated Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan

Exhibit
No.	Description of Exhibit

12.1*	Statement re Computation of Ratios
21.1*	List of Subsidiaries
23.1*	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2**	Consent of KPMG LLP
23.3**	Consent of KPMG LLP
23.4**	Consent of KPMG LLP
23.5**	Consent of KPMG LLP
24.1*	Powers of Attorney (included in signature page of this Registration Statement)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as Trustee
99.1**	Form of Letter of Transmittal
99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3**	Form of Letter to Clients
99.4**	Form of Notice of Guaranteed Delivery

†	Confidential treatment has been granted with respect to portions of the exhibit. Confidential portions have been omitted from this public filing and have been filed separately with the Securities and Exchange Commission.

*	Previously filed.

**	Filed herewith.
      (b) Financial Statement Schedules
      All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the consolidated financial statements and therefore has been omitted.

ITEM 22.	UNDERTAKINGS.
      (a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Alpha Natural Resources, LLC

By:	*

Name: David C. Stuebe

Title:	Vice President and Chief Financial Officer
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Michael J. Quillen	President, Chief Executive Officer and Manager (Principal Executive Officer)

* David C. Stuebe	Vice President and Chief Financial Officer (Principal Financial Officer)

* Eddie W. Neely	Vice President, Secretary and Controller (Principal Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Alpha Coal Sales Co., LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* D. Scott Kroh	President and Manager (Principal Executive Officer)

* William A. Bradley	Treasurer (Principal Financial and Accounting Officer)

/s/ Vaughn R. Groves Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Alpha Land and Reserves, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	President and Manager
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

/s/ Vaughn R. Groves Vaughn R. Groves	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Alpha Natural Resources Capital Corp.

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Michael J. Quillen	President and Director (Principal Executive Officer)

* David C. Stuebe	Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Alpha Natural Resources Services, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President, General Counsel and

Assistant Secretary
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Michael J. Quillen	President and Manager (Principal Executive Officer)

* David C. Stuebe	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* Eddie W. Neely	Vice President, Secretary and Controller (Principal Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Alpha NR Holding, Inc.

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President, Secretary and General Counsel
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Michael J. Quillen	President, Chief Executive Officer and Director (Principal Executive Officer)

* David C. Stuebe	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* Eddie W. Neely	Vice President, Assistant Secretary and Controller (Principal Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Alpha NR Ventures, Inc.

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President, Secretary and General Counsel
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Michael J. Quillen	President, Chief Executive Officer and Director (Principal Executive Officer)

* David C. Stuebe	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

* Eddie W. Neely	Vice President, Assistant Secretary and Controller (Principal Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Alpha Terminal Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Kevin S. Crutchfield	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

AMFIRE, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Eddie W. Neely	President and Manager (Principal Executive Officer)

* John W. Pearl	Secretary and Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

AMFIRE Holdings, Inc.

By:	/s/ Vaughn R. Groves

Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Eddie W. Neely	President and Director (Principal Executive Officer)

* John W. Pearl	Secretary and Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

AMFIRE Mining Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Peter V. Merritts	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

AMFIRE WV, L.P.

By:	AMFIRE Holdings, Inc.

General Partner

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Eddie W. Neely	President and Director of the General Partner (Principal Executive Officer)

* John W. Pearl	Secretary and Treasurer of the General Partner (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

ANR Holdings, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President, General Counsel

and Assistant Secretary
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Michael J. Quillen	President, Chief Executive Officer and Director (Principal Executive Officer)

* David C. Stuebe	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Black Dog Coal Corp.

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* David H. Decker	Director

* Robert C. Gordon	President (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Brooks Run Mining Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      We, the undersigned officers and manager of Brooks Run Mining Company, LLC, hereby severally constitute and appoint David C. Stuebe and Vaughn R. Groves, and each of them acting alone, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or case to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

/s/ Randy L. McMillion Randy L. McMillion	President and Manager (Principal Executive Officer)

/s/ John W. Pearl John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Dickenson-Russell Coal Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Jess Justice	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Enterprise Mining Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Stanley E. Bateman, Jr.	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

/s/ Vaughn R. Groves Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Esperanza Coal Co., LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

*	President and Manager (Principal Executive Officer)

*	Secretary and Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

GTTC LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Peter V. Merritts	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Herndon Processing Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Garnie Kennedy	President, Secretary and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves
Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Kepler Processing Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* John R. Harsanyi	President, Secretary and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves
Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Kingwood Mining Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      I, the undersigned treasurer of Kingwood Mining Company, LLC, hereby severally constitute and appoint David C. Stuebe and Vaughn R. Groves, and each of them acting alone, my true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Frank J. Matras	President and Manager (Principal Executive Officer)

/s/ John W. Pearl John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves
Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Litwar Processing Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Guvenc Argon	President, Secretary and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Maxxim Rebuild Co., LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Kevin S. Crutchfield	Manager

* Anthony W. Keaton	President (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Maxxim Shared Services, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Michael D. Brown	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Maxxum Carbon Resources, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Michael D. Brown	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

McDowell-Wyoming Coal Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* John R. Harsanyi	President, Secretary and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

NatCoal LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Peter V. Merritts	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Paramont Coal Company Virginia, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Stanley E. Bateman, Jr.	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves Vaughn R. Groves, Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Riverside Energy Company, LLC

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* Samuel D. Hatcher	President and Manager (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves
Vaughn R. Groves Attorney-in-fact

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Abingdon, State of Virginia, on June 24, 2005.

Solomons Mining Company

By:	/s/ Vaughn R. Groves

Name: Vaughn R. Groves

Title:	Vice President
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 24, 2005.

Signature	Title

* William Branham III	President and Director (Principal Executive Officer)

* John W. Pearl	Treasurer (Principal Financial and Accounting Officer)

* /s/ Vaughn R. Groves
Vaughn R. Groves, Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit

2.1	Asset Purchase Agreement by and between Pittston Coal Company and Dickenson-Russell Coal Company, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.2	Asset Purchase Agreement by and between Pittston Coal Company and Paramont Coal Company Virginia, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.3	Asset Purchase Agreement by and between Pittston Coal Company and Alpha Land and Reserves, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.4	Asset Purchase Agreement by and between Pittston Coal Company and Alpha Coal Sales Co., LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.5	Asset Purchase Agreement by and between Pittston Coal Company and Alpha Terminal Company, LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.6	Asset Purchase Agreement by and between Pittston Coal Company and Maxxim Rebuild Co., LLC, dated as of October 29, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.7	Purchase and Sale Agreement by and among El Paso CGP Company and AMFIRE, LLC dated as of November 14, 2002, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.8	Contribution Agreement among the FRC Parties, the AMCI Parties, ANR Holdings, LLC and the Additional Persons listed on the signature pages dated as of March 11, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.9	Purchase and Sale Agreement made and entered into as of January 31, 2003 by and among Alpha Land and Reserves, LLC and CSTL, LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.10	Purchase and Sale Agreement dated as of April 9, 2003 by and between Alpha Land and Reserves, LLC and CSTL LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.11	Purchase and Sale Agreement dated as of April 9, 2003 by and between Dickenson-Russell Coal Company, LLC and WBRD LLC (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.12	Letter agreement dated April 9, 2003 among Alpha Natural Resources, LLC, Dickenson-Russell Company, LLC, Alpha Land and Reserves, LLC, CSTL LLC, WBRD LLC, and Natural Resources Partners L.P. (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.13	Asset Purchase Agreement by and among S&M Mining, S&M Mining, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)

Exhibit
No.	Description of Exhibit

2.14	Asset Purchase Agreement by and among DLR Coal Co., DLR Mining, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.15	Asset Purchase Agreement by and between Mears Enterprises, Inc. and AMFIRE Mining Company, LLC dated October 29, 2003, as amended (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
2.16	Internal Restructuring Agreement dated as of February 11, 2005 by and among Alpha Natural Resources, Inc., Alpha NR Ventures, Inc., ANR Holdings, LLC, the FRC Parties named therein, the AMCI Parties named therein, Madison Capital Funding LLC, Alpha Coal Management, LLC and the Management Members named therein (Incorporated by reference to Exhibit 2.16 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
2.17	Sixth Amendment to Contribution Agreement by and among the FRC Parties, the AMCI Parties, ANR Holdings, LLC and Alpha Natural Resources, Inc. (Incorporated by reference to Exhibit 2.17 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
2.18	Asset Purchase Agreement dated April 14, 2005, by and among Gallup Transportation and Transloading Company, LLC, NATIONAL KING COAL LLC and NKC Acquisition, LLC (Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on April 15, 2005.)
3.1*	Certificate of Formation of Alpha Natural Resources, LLC
3.2*	Amended and Restated Limited Liability Company Agreement of Alpha Natural Resources, LLC, as amended
3.3*	Certificate of Formation of Alpha Coal Sales Co., LLC
3.4*	Amended and Restated Limited Liability Company Agreement of Alpha Coal Sales Co., LLC
3.5*	Certificate of Formation of Alpha Land and Reserves, LLC
3.6*	Amended and Restated Limited Liability Company Agreement of Alpha Land and Reserves, LLC
3.7*	Certificate of Incorporation of Alpha Natural Resources Capital Corp.
3.8*	Bylaws of Alpha Natural Resources Capital Corp.
3.9*	Certificate of Formation of Alpha Natural Resources Services, LLC
3.10*	Limited Liability Company Agreement of Alpha Natural Resources Services, LLC
3.11*	Restated Certificate of Incorporation of Alpha NR Holding, Inc.
3.12*	Bylaws of Alpha NR Holding, Inc.
3.13*	Certificate of Incorporation of Alpha NR Ventures, Inc.
3.14*	Bylaws of Alpha NR Ventures, Inc.
3.15*	Certificate of Formation of Alpha Terminal Company, LLC
3.16*	Amended and Restated Limited Liability Company Agreement of Alpha Terminal Company, LLC
3.17*	Certificate of Formation of AMFIRE, LLC
3.18*	Amended and Restated Limited Liability Company Agreement of AMFIRE, LLC
3.19*	Certificate of Incorporation of AMFIRE Holdings, Inc.
3.20*	Bylaws of AMFIRE Holdings, Inc.
3.21*	Certificate of Formation of AMFIRE Mining Company, LLC
3.22*	Limited Liability Company Agreement of AMFIRE Mining Company, LLC
3.23*	Certificate of Limited Partnership of AMFIRE WV, L.P.
3.24*	Limited Partnership Agreement of AMFIRE WV, L.P.

Exhibit
No.	Description of Exhibit

3.25*	Certificate of Formation of ANR Holdings, LLC
3.26*	Amended and Restated Limited Liability Company Agreement of ANR Holdings, LLC
3.27*	Certificate of Incorporation of Black Dog Coal Corp., as amended
3.28**	Second Amended and Restated Bylaws of Black Dog Coal Corp.
3.29*	Certificate of Formation of Brooks Run Mining Company, LLC, as amended
3.30*	Amended and Restated Limited Liability Company Agreement of Brooks Run Mining Company, LLC
3.31*	Certificate of Formation of Dickenson-Russell Coal Company, LLC
3.32*	Amended and Restated Limited Liability Company Agreement of Dickenson-Russell Coal Company, LLC
3.33*	Certificate of Formation of Enterprise Mining Company, LLC, as amended
3.34*	Amended and Restated Limited Liability Company Agreement of Enterprise Mining Company, LLC
3.35*	Certificate of Formation of Esperanza Coal Co., LLC
3.36*	Amended and Restated Limited Liability Company Agreement of Esperanza Coal Co., LLC
3.37*	Articles of Organization of GTTC LLC, as amended
3.38*	Amended and Restated Operating Agreement of GTTC LLC
3.39*	Articles of Organization of Herndon Processing Company, LLC, as amended
3.40*	Amended and Restated Limited Liability Company Agreement of Herndon Processing Company, LLC
3.41*	Articles of Organization of Kepler Processing Company, LLC, as amended
3.42*	Amended and Restated Limited Liability Company Agreement of Kepler Processing Company, LLC
3.43*	Certificate of Formation of Kingwood Mining Company, LLC, as amended
3.44*	Amended and Restated Limited Liability Company Agreement of Kingwood Mining Company, LLC
3.45*	Articles of Organization of Litwar Processing Company, LLC, as amended
3.46*	Limited Liability Company Agreement of Litwar Processing Company, LLC
3.47*	Certificate of Formation of Maxxim Rebuild Co., LLC
3.48*	Amended and Restated Limited Liability Company Agreement of Maxxim Rebuild Co., LLC
3.49*	Certificate of Formation of Maxxim Shared Services, LLC
3.50*	Limited Liability Company Agreement of Maxxim Shared Services, LLC
3.51*	Certificate of Formation of Maxxum Carbon Resources, LLC
3.52*	Amended and Restated Limited Liability Company Agreement of Maxxum Carbon Resources, LLC
3.53*	Certificate of Formation of McDowell-Wyoming Coal Company, LLC
3.54*	Amended and Restated Limited Liability Company Agreement of McDowell-Wyoming Coal Company, LLC
3.55*	Articles of Organization of NatCoal LLC, as amended
3.56*	Amended and Restated Limited Liability Company Agreement of NatCoal LLC
3.57*	Certificate of Formation of Paramont Coal Company Virginia, LLC
3.58*	Amended and Restated Limited Liability Company Agreement of Paramont Coal Company Virginia, LLC
3.59*	Articles of Organization of Riverside Energy Company, LLC, as amended
3.60*	Amended and Restated Limited Liability Company Agreement of Riverside Energy Company, LLC

Exhibit
No.	Description of Exhibit

3.61*	Certificate of Incorporation of Solomons Mining Company, as amended
3.62*	Amended and Restated Bylaws of Solomons Mining Company
4.1	Indenture dated as of May 18, 2004 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the Guarantors named therein and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
4.2*	Registration Rights Agreement dated May 18, 2004 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the Guarantors and the Initial Purchasers
4.3	First Supplemental Indenture dated as of February 1, 2005 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
4.4	Second Supplemental Indenture dated as of March 30, 2005 among Alpha Natural Resources, LLC, Alpha Natural Resources Capital Corp., Alpha NR Holding, Inc., Alpha NR Ventures, Inc., ANR Holdings, LLC, the Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (Incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
5.1*	Opinion of Bartlit Beck Herman Palenchar & Scott LLP
10.1	Credit Agreement dated as of May 28, 2004, among ANR Holdings, LLC, Alpha Natural Resources, LLC, the Lenders from time to time party thereto, Citicorp North America, Inc., as administrative agent and as collateral agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, as syndication agent, UBS Securities LLC, as documentation agent, Credit Suisse First Boston, acting through its Cayman Islands Branch, UBS Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and Credit Suisse First Boston, acting through its Cayman Islands Branch, and UBS Securities LLC, as joint bookrunners (the ‘Credit Agreement”) (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.2	First Amendment, dated as of August 6, 2004, to Credit Agreement (Incorporated by reference to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.3	Second Amendment, dated as of December 28, 2004, to Credit Agreement (Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.4	Third Amendment, dated as of January 25, 2005, to Credit Agreement (Incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.5	Fourth Amendment, dated as of March 28, 2005, to Credit Agreement (Incorporated by reference to Exhibit 10.5 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
10.6	Guarantee and Collateral Agreement, dated as of May 28, 2004, made by Alpha Natural Resources, LLC, ANR Holdings, LLC and each of the other Guarantors named therein, in favor of Citicorp North America, Inc., as administrative agent and as collateral agent (the ‘Guarantee and Collateral Agreement”) (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.7	First Amendment, dated as of August 6, 2004 to Guarantee and Collateral Agreement (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.8	Second Amended and Restated Employment Agreement between Alpha Natural Resources Services, LLC and Michael J. Quillen dated January 28, 2005 (Incorporated by reference to Exhibit 10.6 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)

Exhibit
No.	Description of Exhibit

10.9	Employment Agreement between Alpha Natural Resources, LLC and D. Scott Kroh dated January 1, 2003, as amended (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on December 6, 2004.)
10.10	Stockholder Agreement dated as of February 11, 2005 by and among Alpha Natural Resources, Inc., the FRC Parties named therein, the AMCI Parties named therein, Madison Capital Funding LLC and the other stockholders named therein (the ‘Stockholder Agreement”) (Incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
10.11	Letter agreement waiving certain provisions of the Stockholder Agreement dated March 28, 2005 by the FRC Parties and the AMCI Parties (Incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
10.12	Alpha Natural Resources Annual Incentive Bonus (AIB) Plan (the “AIB Plan”) (Incorporated by reference to Exhibit 10.9 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.13	Amended and Restated Alpha Coal Management LLC 2004 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.10 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.14	Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.11 to Amendment No. 2 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on February 2, 2005.)
10.15	Form of Alpha Natural Resources, Inc. Grantee Stock Option Agreement for Alpha Natural Resources, Inc. 2005 Long-Term Incentive Plan (Incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K of Alpha Natural Resources, Inc. (File No. 1-32423) filed on March 30, 2005.)
10.16†	Coal Mining Lease dated April 9, 2003, effective as of April 1, 2003, by and between CSTL LLC (subsequently renamed ACIN LLC) and Alpha Land and Reserves, LLC, as amended (Incorporated by reference to Exhibit 10.12 to Amendment No. 1 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on January 12, 2005.)
10.17†	Coal Mining Lease dated April 9, 2003, effective as of April 1, 2003, by and between WBRD LLC and Dickenson-Russell Coal Company, LLC, as amended (Incorporated by reference to Exhibit 10.13 to Amendment No. 1 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on January 12, 2005.)
10.18†	Coal Mining Lease dated December 4, 2002, effective as of December 1, 2002, by and between CSTL LLC (subsequently renamed ACIN LLC) and Coastal Coal-West Virginia, LLC (subsequently renamed Brooks Run Mining Company), and Lease Assignment and Assumption Agreement made and entered into as of March 6, 2003, by and between Brooks Run Mining Company, LLC (formerly named Coastal Coal-West Virginia, LLC) and Kingwood Mining Company, LLC (Incorporated by reference to Exhibit 10.14 to Amendment No. 1 to the Registration Statement on Form S-1 of Alpha Natural Resources, Inc. (File No. 333-121002) filed on January 12, 2005.)
10.19	Cash bonus awards paid to certain executive officers of Alpha Natural Resources, Inc. who also serve as executive officers of Alpha Natural Resources, LLC with respect to fiscal 2004 as reported on Alpha Natural Resources, Inc.’s current report on Form 8-K filed on March 4, 2005 and incorporated by this reference
10.20	Base salary amounts set for Alpha Natural Resources, Inc.’s named executive officers who also serve as executive officers of Alpha Natural Resources, LLC as reported on Alpha Natural Resources, Inc.’s current report on Form 8-K filed on March 4, 2005 and incorporated by this reference

Exhibit
No.	Description of Exhibit

10.21	Performance goals and target bonuses set for 2005 under the AIB Plan for Alpha Natural Resources, Inc.’s executive officers who also serve as executive officers of Alpha Natural Resources, LLC as reported on Alpha Natural Resources, Inc.’s current report on Form 8-K filed on April 27, 2005 and incorporated by this reference.
10.22**	Amended and Restated Alpha Natural Resources, Inc. and Subsidiaries Deferred Compensation Plan
12.1*	Statement re Computation of Ratios
21.1*	List of Subsidiaries
23.1*	Consent of Bartlit Beck Herman Palenchar & Scott LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
23.2**	Consent of KPMG LLP
23.3**	Consent of KPMG LLP
23.4**	Consent of KPMG LLP
23.5**	Consent of KPMG LLP
24.1*	Powers of Attorney (included in signature page of this Registration Statement)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association, as Trustee
99.1**	Form of Letter of Transmittal
99.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.3**	Form of Letter to Clients
99.4**	Form of Notice of Guaranteed Delivery

†	Confidential treatment has been granted with respect to portions of the exhibit. Confidential portions have been omitted from this public filing and have been filed separately with the Securities and Exchange Commission.

*	Previously filed.

**	Filed herewith.